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As filed with the Securities and Exchange Commission on February 26, 2018

Registration Statement No. 333-[    •    ]

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Heritage Commerce Corp
(Exact Name of Registrant as Specified in its Charter)

California (State or Other Jurisdiction of Incorporation or Organization)	6022 (Primary Standard Industrial Classification Code Number)	77-0469558 (I.R.S. Employer Identification Number)

150 Almaden Boulevard
San Jose, California 95113
(408) 947-6900
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Lawrence D. McGovern
Executive Vice President
Chief Financial Officer
150 Almaden Boulevard
San Jose, California 95113
(408) 947-6900
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:
Mark A. Bonenfant, Esq. Buchalter A Professional Corporation 1000 Wilshire Boulevard, Suite 1500 Los Angeles, CA 90017 (213) 891-0700	David J. Gershon, Esq. Sheppard, Mullin, Richter & Hampton LLP Four Embarcadero Center, 17th Floor San Francisco, CA 94111 (415) 434-3947

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after the effective date of this Registration Statement and the satisfaction or waiver of all other conditions to the merger described herein, and consummation of the merger.

            If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

            If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer", "accelerated filer", "small reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐ Emerging growth Company ☐

            If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act    ☐

            If applicable, place an ☒ in the box to designate the appropriate rule provision relied upon in conducting this transaction:

            Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)    ☐

            Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)    ☐

Calculation of Registration Fee

Title of Each Class of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, no par value	2,826,131 shares	N/A	$44,838,906	$5,582

(1)
Based upon an estimate of the maximum number of the shares of common stock of Heritage Commerce Corp to be issued pursuant to the agreement and plan of merger and reorganization, dated as of January 10, 2018, by and among Heritage Commerce Corp, Heritage Bank of Commerce, ATBancorp and United American Bank based on (a) 950,178 shares of United American Bank common stock outstanding, (b) rights equivalent to 355,556 shares of United American Bank common stock underlying outstanding United American Bank Series D Preferred Stock and Series E Preferred Stock common stock rights to be cancelled and exchanged for shares of Heritage Commerce Corp common stock, and (c) an exchange ratio 2.1644 shares of Heritage Commerce Corp common stock for each share of United American Bank common stock and each common stock equivalent underlying the United American Bank Series D Preferred Stock and Series E Preferred Stock being exchanged for shares of Heritage Commerce Corp common stock. Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also covers additional securities that may be issued as a result of stock splits, stock dividends or similar transactions.

(2)
The proposed maximum aggregate offering price of the registrant's common stock was calculated based upon the market value of the shares of United American Bank common stock, and Series D Preferred Stock and Series E Preferred Stock common stock rights (the securities to be cancelled in the merger) in accordance with Rules 457(c) and 457(f) under the Securities Act of 1933, as follows: the product of (i) $34.34, which is the average high and low prices reported for United American Bank common stock on the OTC Market Group's OTC Pink market on February 20, 2018, which is within five business days prior to the date of filing this Registration Statement multiplied by (ii) 1,305,734 the estimated maximum number of the shares of United American Bank common stock, Series D Preferred Stock common stock rights and Series E Preferred Stock common stock rights that may be exchanged for the merger consideration.

            The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement becomes effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to the shares of Heritage Commerce Corp common stock to be issued in the merger has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY PROXY STATEMENT/PROSPECTUS

SUBJECT TO COMPLETION, DATED FEBRUARY 26, 2018

United American Bank

To:    The Shareholders of United American Bank:

           On January 10, 2018, Heritage Commerce Corp, which we refer to as Heritage and its wholly owned subsidiary, Heritage Bank of Commerce, which we refer to as HBC, entered into an agreement and plan of reorganization and merger, which we refer to as the merger agreement, to acquire United American Bank. If the required shareholder and regulatory approvals are obtained, all closing conditions are satisfied or waived and the merger is subsequently completed, United American Bank will be merged with and into HBC, with HBC as the surviving bank, which we refer to as the merger.

           You are cordially invited to attend a special shareholders' meeting of United American Bank, to be held at [    •    ], Pacific Time, on [    •    ], 2018 at [    •    ] located at [    •    ], San Mateo, California 94401. At the special shareholders' meeting, the United American Bank shareholders will be asked to consider and vote upon a proposal to approve the merger agreement. United American Bank cannot complete the proposed merger unless shareholders holding at least a majority of the United American Bank shares of common stock vote to approve the merger agreement. This letter is accompanied by the attached proxy statement/prospectus, which the United American Bank board of directors is providing to solicit your proxy to vote for the approval of the merger agreement.

           Subject to the terms of the merger agreement, upon completion of the merger, each outstanding share of United American Bank: (i) common stock (other than dissenting shares) will be converted into the right to receive 2.1644 shares of Heritage common stock, which we refer to as the per share exchange ratio; (ii) Series D Non-Cumulative Voting Preferred Stock, no par value ("Series D Preferred Stock") will be converted into the right to receive the per share exchange ratio multiplied by the number of common stock equivalent rights underlying the Series D Preferred Stock; (iii) Series E Non-Cumulative Voting Preferred Stock, no par value ("Series E Preferred Stock") will be converted into the right to receive the per share exchange ratio multiplied by the number of common stock equivalent rights underlying the Series E Preferred Stock; (iv) Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A, no par value ("Series A Preferred Stock") will be converted into the right to receive $1,000 in cash; and (v) Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series B, no par value ("Series B Preferred Stock") will be converted into the right to receive $1,000 in cash. Based on the closing price of $15.65 per share of Heritage common stock on January 9, 2018, the penultimate trading date before the transaction was announced, the total aggregate consideration for the merger (including the payment of cash to the holders of the Series A Preferred Stock and Series B Preferred Stock) is $53.3 million, or an implied value of $33.87 per United American Bank common share and common stock equivalent represented by the Series D Preferred Stock and Series E Preferred Stock. United American Bank shareholders will receive cash in lieu of any fractional shares of Heritage common stock, without interest.

           Based on the closing price per share of Heritage common stock on [    •    ] [    •    ], 2018 (the most recent day for which information was available prior to the printing and mailing of this proxy statement/prospectus) the implied value of the merger consideration payable to holders of United American Bank common stock, Series D Preferred Stock and Series E Preferred Stock was $[    •    ] per share of common stock and common stock equivalent. The value of the merger consideration will fluctuate based on the market price of Heritage common stock prior to the closing of the merger. Consequently, the value of the merger consideration will not be known at the time you vote on the proposal to approve the merger agreement.

           We expect the merger to be generally tax free to United American Bank holders of common stock for U.S. federal income tax purposes, except for cash received by United American Bank shareholders in lieu of fractional Heritage shares, and except for United American Bank shareholders who exercise their dissenters' rights with respect to the merger.

           You should obtain current stock price quotations for Heritage common stock and United American Bank common stock. United American Bank's common stock is traded on the OTC Market Group's OTC Pink market under the symbol "UABK" and Heritage common stock is traded on the NASDAQ Global Select Market under the symbol "HTBK."

           Based on our reasons for the merger described in the accompanying document, our board of directors believes that the merger consideration is fair to the United American Bank shareholders and in your best interests. Accordingly, our board of directors unanimously recommends that you vote "FOR" the approval of the merger agreement. The accompanying proxy statement/prospectus gives you detailed information about the United American Bank special shareholders' meeting, the merger, the merger agreement and related matters. In addition to being a proxy statement of United American Bank, this proxy statement/prospectus is the prospectus of Heritage for the shares of its common stock that will be issued to the United American Bank shareholders in connection with the merger.

           To ensure your representation at the United American Bank special shareholders' meeting, please complete, sign, date and return your proxy card in the enclosed envelope or submit your proxy by telephone or through the Internet pursuant to the instructions provided on the enclosed proxy card. Whether or not you expect to attend the United American Bank special shareholders' meeting, please vote promptly. Submitting a proxy now will not prevent you from being able to vote in person at the United American Bank special shareholders' meeting.

           You are encouraged to read this proxy statement/prospectus carefully. In particular, you should read the "Risk Factors" section beginning on page20for a discussion of the risks you should consider in evaluating the proposed merger and how it will affect you.

Sincerely,
John Schrup President and Chief Executive Officer

           Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, the issuance of the Heritage common stock in connection with the merger or the other transactions described in this proxy statement/prospectus, or passed upon the adequacy or accuracy of the disclosure in this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

           The securities to be issued in connection with the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

           The information contained in this proxy statement/prospectus speaks only as of its date unless the information specifically indicates that another date applies. The information contained in this proxy statement/prospectus regarding United American Bank has been furnished by United American Bank, and the information contained in this proxy statement/prospectus regarding Heritage has been furnished by Heritage.

           This proxy statement/prospectus is dated [    •    ] [    •    ], 2018 and is first being mailed to United American Bank shareholders on or about [    •    ] [    •    ], 2018.

United American Bank
101 South Ellsworth Avenue
San Mateo, California 94401
(650) 579-1500
Notice of Special Shareholders' Meeting
[    •    ],[    •    ] [    •    ], 2018

To: The Shareholders of United American Bank:

        Notice is hereby given that, pursuant to its bylaws and the call of its board of directors, a special shareholders' meeting of United American Bank will be held at [    •    ], located at [    •    ], San Mateo, California 94401 on [    •    ],[    •    ] [    •    ], 2018 at [    •    ] a.m. Pacific Time, for the purpose of considering and voting upon the following matters:

        1.    Approval of the Merger Agreement and Merger.    To approve the Agreement and Plan of Merger and Reorganization, dated January 10, 2018, which is attached as Appendix A to the accompanying proxy statement/prospectus, providing for the merger of United American Bank with and into Heritage Bank of Commerce, a wholly-owned subsidiary of Heritage Commerce Corp, and the transactions contemplated by the merger agreement, which we refer to as the merger proposal.

        2.    Adjournment.    To approve one or more adjournments of the special shareholders' meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the merger proposal, which is referred to as the adjournment proposal.

        The board of directors of United American Bank has fixed the close of business on [    •    ] [    •    ], 2018 as the record date for determining the shareholders entitled to notice of, and the right to vote at, the special shareholders' meeting.

        The merger is more fully described in this proxy statement/prospectus and in the merger agreement. The affirmative vote of shareholders holding at least a majority of the outstanding common stock and the Series D Preferred Stock and Series E Preferred Stock of United American Bank, voting together as a class as of the record date is required to approve the merger and merger agreement. The affirmative vote of shareholders holding common stock and the Series D Preferred Stock and Series E Preferred Stock represented in person or by proxy voting together as a class at the special shareholders' meeting is required to approve the adjournment proposal.

        The directors of United American Bank beneficially owning an aggregate of approximately 82.5% of the common stock as of the record date have agreed to vote their shares in favor of the merger. ATBancorp, which owns an aggregate of 83.3% of the voting power of United American Bank, has also agreed to vote its shares in favor of the merger.

        The United American Bank board of directors has approved the merger agreement and the transactions contemplated therein and determined that the merger is in the best interests of United American Bank and its shareholders, and unanimously recommends that shareholders vote "FOR" approval of the merger agreement and "FOR" approval of the proposal to adjourn the United American Bank special shareholders' meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the United American Bank special shareholders' meeting to approve the merger agreement.

        Holders of United American Bank common stock have the right to dissent from the merger and assert dissenters' rights, provided the requirements of California law governing dissenters' rights are followed. A copy of the provisions of the California General Corporation Law, which govern dissenters' rights, is attached as Appendix C to the accompanying proxy statement/prospectus.

        Whether or not you plan to attend the special shareholders' meeting, please promptly complete, sign, date and return your proxy card in the enclosed envelope or submit your proxy by telephone or through the Internet pursuant to the instructions provided on the enclosed proxy card.

                      By Order of the Board of Directors

                      John Marshall
                       Corporate Secretary

Dated: [    •    ] [    •    ], 2018

REFERENCES TO ADDITIONAL INFORMATION

        This proxy statement/prospectus incorporates important business and financial information about Heritage Commerce Corp documents that is not included in or delivered with this document. United American Bank shareholders can obtain these documents through the website of the Securities and Exchange Commission, which we refer to as the SEC, at http://www.sec.gov, or by requesting them, free of charge, in writing or by telephone from Heritage Commerce Corp as follows:

Heritage Commerce Corp
150 Almaden Boulevard
San Jose, California 95113
Attention: Corporate Secretary
(408) 947-6900

        To obtain timely delivery of these documents, you must request the information no later than [    •    ] [    •    ], 2018 in order to receive them before the United American Bank special shareholders' meeting.

 United American Bank Shareholders

        If you are a United American Bank shareholder and have questions about the issuance of shares of Heritage Commerce Corp common stock in connection with the merger or the United American Bank special shareholders' meeting, need additional copies of this proxy statement/prospectus or need to obtain proxy cards or other information related to the United American Bank proxy solicitation, you may contact John Schrup, United American Bank's president and chief executive officer, at the following address or by telephone:

United American Bank
101 South Ellsworth Avenue
San Mateo, California 94401
(650) 579-1500

i

ii

 List of Appendices

Agreement and Plan of Merger and Reorganization dated January 10, 2018, by and among Heritage Commerce Corp, Heritage Bank of Commerce, ATBancorp and United American Bank	Appendix A
Fairness Opinion of Sandler O'Neill & Partners, L.P.	Appendix B
Excerpt from Chapter 13 of the California Corporations Code	Appendix C

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER

        This question and answer summary highlights selected information contained in other sections of this proxy statement/prospectus. To understand the merger more fully, you should carefully read this entire proxy statement/prospectus, including all appendices. References in this Q&A section to "you" and "your" refer to holders of common stock of United American Bank who are being asked to cast votes on the matters described herein. Additional important information is also contained in documents incorporated by reference into this proxy statement/prospectus. See "Where You Can Find More Information" beginning on page [    •    ].

Q:
What am I being asked to vote on?

A:
Heritage Commerce Corp, which we refer to as Heritage, Heritage Bank of Commerce, which we refer to as HBC, ATBancorp and United American Bank have entered into a merger agreement, pursuant to which United American Bank will merge with and into HBC, a wholly owned subsidiary of Heritage, with HBC continuing as the surviving corporation, in a transaction which we refer to as the merger.

  United American Bank shareholders are being asked to vote on the following proposals:

  •
  to approve the merger and to approve and adopt the merger agreement, a copy of which is attached as Appendix A to this proxy statement/prospectus, which is referred to as the merger proposal; and

  •
  to approve one or more adjournments of the special shareholders' meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the merger proposal, which is referred to as the adjournment proposal.

  Shareholder approval of the merger proposal is required for completion of the merger. United American Bank will transact no other business at the special shareholders' meeting.

Q:
What vote is required to approve each proposal at the special shareholders' meeting?

A:
Merger proposal:    The affirmative vote of a majority of the issued and outstanding shares of United American Bank common stock entitled to vote is required to approve the merger proposal. In addition, United American Bank's Series D Non-Cumulative Voting Preferred Stock, no par value, which we refer to as Series D Preferred Stock, and Series E Non-Cumulative Voting Preferred Stock, no par value, which we refer to as Series E Preferred Stock, are entitled to vote with the holders of a common stock common stock as a single class on all matters to be presented to shareholders at the special shareholders' meeting at the rate of 13.04 votes per preferred share. Therefore, approval of the merger proposal requires (i) the affirmative vote of a majority of the issued and outstanding combined voting power of the common stock, Series D Preferred Stock and Series E Preferred Stock entitled to vote, and (ii) 66 2/3% of the Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A, no par value, which we refer to as Series A Preferred Stock, and 66 2/3% of the Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series B, no par value, which we refer to as Series B Preferred Stock, each voting as a separate class.

  Adjournment proposal:    Assuming a quorum is present, the affirmative vote of a majority of the shares of United American Bank common stock Series D Preferred Stock and Series E Preferred Stock voting power represented (in person or by proxy) at the special shareholders' meeting and entitled to vote on the proposal is required to approve the adjournment proposal.

Q:
What does the United American Bank board of directors recommend?

A:
After careful consideration, the United American Bank board of directors unanimously recommends that shareholders vote "FOR" the merger proposal and "FOR" the adjournment proposal (if necessary or appropriate).

  You are urged to vote in favor of the merger by signing and returning the enclosed proxy as promptly as possible, or voting your proxy by phone or internet as promptly as possible, whether or not you plan to attend the special shareholders' meeting in person. If you submit a proxy and then decide to attend the meeting in person, you need not vote at the meeting unless you wish to change your proxy voting instructions. The proxy may be revoked at any time prior to its exercise.

Q:
Why am I receiving this proxy statement/prospectus?

A.
United American Bank is sending these materials to its shareholders to help them decide how to vote their shares of United American Bank common stock with respect to the merger and other matters to be considered at the special shareholders' meeting.

  The merger cannot be completed unless United American Bank shareholders approve the merger and approve and adopt the merger agreement. At the special shareholders' meeting, United American Bank shareholders will vote on the proposals necessary to complete the merger. Information about the special shareholders' meeting, the merger and the other business to be considered by shareholders at the meeting is contained in this proxy statement/prospectus.

  This proxy statement/prospectus constitutes both a proxy statement of United American Bank and a prospectus of Heritage. It is a proxy statement because the board of directors of United American Bank is soliciting proxies using this proxy statement/prospectus from its shareholders. It is a prospectus because Heritage, in connection with the merger, is offering shares of its common stock in exchange for outstanding shares of United American Bank common stock in the merger.

Q:
Who is eligible to vote?

A:
Holders of United American Bank common stock and preferred stock are eligible to vote their shares at the United American Bank special shareholders' meeting if they were holders of record of those shares at the close of business on [    •    ] [    •    ], 2018 (the "record date").

Q:
What will happen if United American Bank shareholders approve the merger?

A:
If the United American Bank shareholders approve the merger, and other conditions set forth in the merger agreement are fulfilled, United American Bank will merge with and into HBC. United American Bank will cease to exist as a separate entity. Branch offices of United American Bank will become branch offices of HBC.

  The directors of United American Bank beneficially owning an aggregate of approximately 82.5% of the common stock outstanding as of the record date have agreed to vote their shares in favor of the merger. ATBancorp which owns common stock, Series D Preferred Stock and Series E Preferred Stock representing an aggregate of approximately 83.3% of the voting power of United American Bank, has agreed to vote its shares in favor of the merger.

Q:
What will I receive in exchange for my United American Bank common shares in the merger?

A:
In the merger, each share of United American Bank common stock owned by a United American Bank shareholder will be converted into the right to receive 2.1644 shares of Heritage common stock, which we refer to as the per share exchange ratio. A United American Bank shareholder will receive any whole shares of Heritage common stock such holder is entitled to receive and cash in lieu of any fractional shares of Heritage common stock such holder is entitled to receive, without interest.

Q:
What will the holders of United American Bank Preferred Stock Receive in the merger?

A:
ATBancorp owns all of the issued and outstanding shares of United American Bank preferred stock. In the merger: (i) each share of Series D Preferred Stock, will be converted into the right to receive the per share exchange ratio multiplied by the number of common stock equivalent rights underlying the Series D Preferred Stock; (ii) each share of Series E Preferred Stock, will be converted into the right to receive the per share exchange ratio multiplied by the number of common stock equivalent rights underlying the Series E Preferred Stock; (iii) each share of Series A Preferred Stock will be converted into the right to receive $1,000 in cash; and (iv) each share of Series B Preferred Stock will be converted into the right to receive $1,000 in cash. We sometimes refer to the Series A Preferred Stock, Series B Preferred Stock, Series D Preferred Stock and Series E Preferred Stock collectively as preferred stock. We also refer to the equivalent number of shares of common stock participation rights underlying the Series D Preferred stock and Series E Preferred Stock as common stock equivalents.

Q:
Is the exchange ratio subject to adjustment based on changes in the price of Heritage and/or United American Bank common stock?

A:
No. The exchange ratio of 2.1644 shares of Heritage common stock for each share of United American Bank common stock and common stock equivalent is fixed and no adjustments to the exchange ratio will be made based on changes in the price of either Heritage or United American Bank common stock prior to the completion of the merger. As a result of any such changes in stock price, the aggregate market value of the shares of Heritage common stock that a United American Bank shareholder is entitled to receive at the time that the merger is completed could vary significantly from the value of such shares on the date of this proxy statement/prospectus, the date of the United American Bank special shareholders' meeting or the date on which United American Bank shareholders actually receive shares of Heritage common stock in the merger.

Q:
Will United American Bank shareholders be able to trade the Heritage common stock that they receive in the merger?

A:
The Heritage common stock issued in the merger to United American Bank shareholders will be listed on the NASDAQ Capital Global Select Market under the symbol "HTBK." Unless you are deemed an "affiliate" of Heritage, you may sell or transfer the shares of Heritage common stock you receive in the merger without restriction.

Q:
What risks should I consider before I vote on the merger?

A:
Certain risks that you should consider in deciding how to vote on the merger are described in the section of this proxy statement/prospectus entitled "Risk Factors." You are urged to read that section, as well as the rest of this proxy statement/prospectus, before deciding how to vote.

Q:
What do I need to do now?

A:
After you have carefully read this proxy statement/prospectus and have decided how you wish to vote your shares, please vote your shares promptly so that your shares are represented and voted at the special shareholders' meeting. If you hold your shares in your name as a shareholder of record, you must complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible.

Q:
What happens if I do not return my proxy card?

A:
If you fail to execute and return your proxy card, it will have the same effect as voting against the merger, unless you vote in person at the meeting.

Q:
How do I vote?

A:
Holders of a valid proxy card should indicate on their proxy card how they want to vote. Sign and mail your proxy card in the enclosed envelope as soon as possible so that your shares will be represented at the United American Bank special shareholders' meeting or vote by the methods described below. Alternatively, you may attend the meeting and vote in person.

  Giving a proxy means that a United American Bank shareholder authorizes the persons named in the enclosed proxy card to vote its shares at the special shareholders' meeting in the manner it directs.

  •
  If you sign and send in your proxy card and do not indicate how you want to vote, your shares will be voted in favor of the merger and in favor of the adjournment proposal.

  •
  If you do not sign and send in your proxy card or you abstain from voting, it will have the same effect as voting your shares against the merger proposal and the adjournment proposal.

  •
  You may vote by phone using the toll-free number on your proxy card.

  •
  You may vote on the Internet by visiting the website shown on your proxy card.

  •
  You may attend the meeting and vote your shares in person, rather than voting by proxy.

Q:
If my shares are held in "street name" by a broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A:
If your shares are held in "street name" in a stock brokerage account or by a bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to United American Bank or by voting in person at the shareholders' special shareholders' meeting unless you provide a "legal proxy," which you must obtain from your broker, bank or other nominee.

  Under the rules of the stock exchanges and other self-regulatory agencies, brokers who hold shares in street name for a beneficial owner of those shares typically have the authority to vote in their discretion on "routine" proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that the rules of the stock exchanges and other self-regulatory agencies determines to be "non-routine" without specific instructions from the beneficial owner. All proposals to be voted on at the special shareholders' meeting are "non-routine" matters. Broker non-votes occur when a broker or nominee is not instructed by the beneficial owner of shares to vote on a particular proposal for which the broker does not have discretionary voting power.

Q:
What if I abstain from voting or fail to instruct my broker?

A:
If you are a holder of United American Bank common stock and you abstain from voting or fail to instruct your broker to vote your shares and the broker submits an unvoted proxy, referred to as a broker non-vote, then the abstention or broker non-votes will be counted towards a quorum at the special shareholders' meeting, but it will have the same effect as a vote against approval of the merger proposal.

  Abstentions and broker non-votes of shares of United American Bank common stock will not have any effect on the adjournment proposal, if the number of affirmative votes cast for the proposal is a majority of the votes cast and such votes constitute a majority of the quorum required to transact business at the special shareholders' meeting. However, if the number of affirmative votes cast for the adjournment proposal is a majority of the votes cast, but such votes do not constitute a majority of the quorum required to transact business at the special shareholders' meeting, then abstentions and broker non-votes will have the same effect as a vote against the merger proposal.

Q:
What will happen if I return my proxy or voting instruction card without indicating how to vote?

A:
If you sign and return your proxy or voting instruction card without indicating how to vote on any particular proposal, common stock represented by your proxy will be voted as recommended by the United American Bank board of directors with respect to that proposal, including "FOR" the merger proposal, in which case you will be prohibited from asserting dissenters' rights, and "FOR" the adjournment Proposal.

Q:
May I change my vote after I have delivered my proxy or voting instruction card?

A:
You may change your vote at any time before your proxy is voted at the United American Bank special shareholders' meeting. You may do this in one of the following ways:

•
by sending a notice of revocation to the corporate secretary of United American Bank;

•
by logging onto the Internet website specified on your proxy card in the same manner you would to submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case if you are eligible to do so and following the instructions on the proxy card; or

•
by sending a completed proxy card bearing a later date than your original proxy card.

  If you choose any of these methods, you must take the described action such that the notice, Internet vote or proxy card, as applicable, is received no later than the beginning of the special shareholders' meeting.

  You may also change your vote by attending the special shareholders' meeting and voting in person.

  If your shares are held in an account at a broker, bank or other nominee, you should contact your broker, bank or other nominee to change your vote.

Q:
How do United American Bank's directors plan to vote on the merger?

A:
The directors of United American Bank beneficially owning common stock representing an aggregate of approximately 82.5% of the voting power as of the record date have agreed to vote their shares in favor of the merger proposal.

Q:
How does ATBancorp plan to vote on the merger?

A:
ATBancorp owns an aggregate of approximately 83.3% of the voting power voting on the merger and has agreed to vote in favor of the merger.

Q:
What are the material United States federal income tax consequences of the merger to United American Bank common shareholders?

  The merger is intended to qualify, as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Internal Revenue Code.

  Based on the qualification of the merger as a "reorganization," United American Bank common shareholders generally will not recognize any gain or loss in connection with the merger, except with respect to the cash received instead of a fractional share of Heritage common stock. United American Bank common shareholders who exercise their dissenters' rights with respect to the merger generally will recognize taxable gain or loss.

  Tax matters are very complicated, and the tax consequences of the merger to a particular shareholder will depend in part on such shareholder's circumstances. Accordingly, you should consult your tax advisor for a full understanding of the tax consequences of the merger to you, including the applicability and effect of federal, state, local and foreign income and other tax consequences.

Q:
What happens if the merger is not completed?

A:
If the merger is not completed, United American Bank shareholders will not receive any consideration for their shares of United American Bank common stock in connection with the merger. Instead, United American Bank will remain an independent bank and its common stock will continue to be quoted on the OTC Market Group's OTC Pink market. Under specified circumstances United American Bank may be required to pay Heritage a fee with respect to the termination of the merger agreement, as described under the section entitled "The Merger Agreement—Termination; Termination Fee" beginning on page [    •    ].

Q:
What do I do if I do not agree with the merger? Do I have dissenter's rights?

A:
If you do not agree with the merger, and if you do not vote in favor of it, and if you take certain other actions required by California law, you will have dissenter's rights under California law. Exercise of these rights will result in United American Bank purchasing your shares at their "fair market value" as of the date of, and immediately prior to the first public announcement of the merger as determined in accordance with California law. Please read the section entitled "The Merger—Dissenters' Rights of United American Bank's Shareholders" beginning on page [    •    ] and Appendix C for additional information.

Q:
Should I send in my certificates to United American Bank or Heritage now?

A:
Please do not send in your United American Bank stock certificates with your proxy to United American Bank or Heritage. After the merger, an exchange agent designated by Heritage will send you instructions for exchanging your United American Bank stock certificates for the merger consideration.

Q:
Who can help answer my other questions?

A:
If you want to ask any additional questions about the merger, you should contact John Schrup, President and Chief Executive Officer of United American Bank by mail at 101 South Ellsworth Avenue, San Mateo, California 94401, or by telephone at (650) 579-1500.

SUMMARY

        This summary highlights selected information included in this proxy statement/prospectus and does not contain all of the information that may be important to you. You should read this entire document and its appendices and the other documents to which we refer before you decide how to vote with respect to each of the proposals. In addition, we incorporate by reference important business and financial information about Heritage into this proxy statement/prospectus. For a description of this information and where you may obtain the information incorporated by reference into this proxy statement/prospectus without charge see "Where You Can Find More Information" beginning on page [    •    ]. Each item in this summary includes a page reference directing you to a more complete description of that item.

        Unless the context otherwise requires, throughout this proxy statement/prospectus, we refer to the proposed merger of United American Bank with and into HBC as the "merger," and the agreement and plan of merger and reorganization, dated as of January 10, 2018, by and among Heritage, HBC, ATBancorp and United American Bank as the "merger agreement."

General

        This proxy statement/prospectus relates to the proposed merger of United American Bank with and into HBC, a wholly owned subsidiary of Heritage. Unless the context otherwise requires, references to Heritage refer to Heritage and HBC on a consolidated basis.

        After the merger, the combination of United American Bank and HBC would result in a community banking operation that would extend through the south and east of the San Francisco Bay area.

Parties to the Merger (pages [    •    ] (Heritage) and [    •    ] (United American Bank))

  Heritage Commerce Corp
  150 Almaden Boulevard
  San Jose, California 95113
  (408) 947-6900

        Heritage is a bank holding company registered under the Bank Holding Company Act of 1956, as amended, and is subject to the supervision and regulation by the Board of Governors of the Federal Reserve System, which we refer to as the Federal Reserve. Heritage provides a wide range of banking services through HBC, its wholly-owned subsidiary. HBC is a California state-chartered bank headquartered in San Jose, California and has been conducting business since 1994. HBC is a multi-community independent bank that offers a full range of commercial banking services to small and medium-sized businesses and their owners, managers and employees. It operates through 11 full service branch offices located entirely in the southern and eastern regions of the general San Francisco Bay area of California in the counties of Santa Clara, Alameda, Contra Costa and San Benito. Its market includes the headquarters of a number of technology based companies in the region commonly known as "Silicon Valley." HBC is subject to supervision and regulation by the California Department of Business Oversight, the Board of Governance of the Federal Reserve, which we refer to as the Federal Reserve and to a lesser extent by the Federal Deposit Insurance Corporation, which we refer to as the FDIC. HBC's deposit accounts are insured up to applicable limits by the FDIC under its Deposit Insurance Fund. As of December 31, 2017, Heritage had consolidated total assets of approximately $2.84 billion, total loans of approximately $1.58 billion, total deposits of approximately $2.48 billion and shareholders' equity of approximately $271.4 million.

        On December 20, 2017, Heritage announced that it had entered into an agreement and plan of merger and reorganization with Tri-Valley Bank pursuant to which Tri-Valley Bank will merge with HBC. Tri-Valley Bank shareholders will receive in the merger an exchange ratio of 0.0489 of a share of

Heritage common stock for each share of Tri-Valley Bank common stock, or an aggregate of approximately 1.9 million shares. The exchange ratio is fixed and the aggregate and per share values of the merger consideration will fluctuate between the date of the agreement and the date that the merger is completed which is expected in the second quarter of 2018. The transaction is valued at $31.6 million based on the 20-day volume weighted average share price of Heritage common stock of $15.76 on December 19, 2017, the last trading day before the transaction was announced.

        Tri-Valley Bank is a full service commercial bank headquartered in San Ramon, California, and serves businesses, non-profits, entrepreneurs and professionals primarily in California's Tri-Valley Bank area, specifically the cities and communities of Pleasanton, Livermore, Dublin, San Ramon and Danville in the counties of Contra Costa and Alameda. At December 31, 2017, Tri-Valley Bank had approximately $145.5 million in assets, $122.6 million in net loans and $126.6 million in deposits. Tri-Valley Bank currently operates two full service branches located in San Ramon and Livermore, California.

        As of December 31, 2017, on a pro forma basis after the completion of the Tri-Valley Bank merger and the United American Bank merger the combined companies will have total assets of approximately $3.3 billion in total assets, $1.9 billion in total loans and $2.9 billion in total deposits.

        As of December 31, 2017, on a pro forma basis, the holders of United American Bank common shares, the Series D Preferred Stock and the Series E Preferred Stock will own approximately 6.6% of the issued and outstanding Heritage common stock following the Heritage merger with Tri-Valley Bank and United American Bank. On a pro forma basis, ATBancorp will own approximately 5.4% of the issued and outstanding Heritage common stock following the Heritage merger with Tri-Valley Bank and United American Bank.

        Please read the section entitled "Information Regarding Heritage" for additional information about Heritage beginning on page [    •    ].

  United American Bank
  101 South Ellsworth Avenue
  San Mateo, California 94401
  (650) 579-1500

        United American Bank is a full-service commercial bank located in San Mateo County with branches located in San Mateo, Redwood City and Half Moon Bay, California. United American Bank is dedicated to providing quality banking and financial services to businesses, professionals and individuals who prefer a high level of personalized client service and management. At December 31, 2017, United American Bank had approximately $330.3 million in assets, $225.9 million in net loans and $296.1 million in deposits. United American Bank's website, which is not part of this proxy statement/prospectus, is located at www.unitedamericanbank.com.

        Please read the section entitled "Information Regarding United American Bank" for additional information beginning on page [    •    ].

United American Bank Special Shareholders' Meeting (page [    •    ])

        The United American Bank special shareholders' meeting will be held at [    •    ], Pacific Time, on [    •    ],[    •    ] [    •    ], 2018, at [    •    ] located at [    •    ], San Mateo, California 94401. At the special shareholders' meeting, shareholders will be asked to approve the merger proposal and the adjournment proposal.

        The United American Bank board of directors has fixed the close of business on [    •    ] [    •    ], 2018 as the record date for determining the holders of common stock and preferred stock entitled to receive notice of and to vote at the special shareholders' meeting. Only holders of record of common stock and preferred stock at the close of business on the record date will be entitled to notice of and to vote at the special shareholders' meeting and any adjournment or postponement thereof.

        As of the record date, there were 950.178 shares of United American Bank common stock outstanding and entitled to vote at the special shareholders' meeting held by [    •    ] holders of record. Each share of common stock entitles the holder to one vote on each proposal to be considered at the special shareholders' meeting. As of the record date, neither Heritage nor HBC beneficially held any shares of United American Bank's common stock.

        ATBancorp holds all of United American Bank Series D Preferred Stock and Series E Preferred Stock and is entitled to vote with holders of common stock as a single class on all matters to be presented to shareholders at the special shareholders' meeting at the rate of 13.04 votes per share of Series D Preferred Stock and 13.04 votes per share of Series E Preferred Stock. As of the record date, there were 23,000 shares of Series D Preferred Stock outstanding representing 299,920 votes and 9,000 shares of Series E Preferred Stock outstanding representing an additional 177,360 votes.

        A majority of the voting power to vote at the special shareholders' meeting must be present, in person or by proxy, in order to constitute a quorum.

        Approval of the merger proposal requires (i) the affirmative vote of a majority of the issued and outstanding combined voting power of the common stock, Series D Preferred Stock and Series E Preferred Stock entitled to vote, and (ii) 66 2/3% of the Series A Preferred Stock and 66 2/3% of the Series B Preferred Stock, each voting as a separate class. Assuming a quorum is present, approval of the adjournment proposal requires the affirmative vote of a majority of common stock, Series D Preferred Stock and Series E Preferred Stock voting power voting (in person or by proxy) at the special shareholders' meeting and entitled to vote on the proposal.

        The directors of United American Bank owning an aggregate of approximately 82.5% of the common stock outstanding as of the record date have agreed to vote their shares in favor of the merger proposal. ATBancorp, which owns an aggregate of approximately 83.3% of the total voting power of United American Bank, has agreed to vote its shares in favor of the merger.

The Merger (page [    •    ])

        The terms and conditions of the merger are contained in the merger agreement, which is attached to this proxy statement/prospectus as Appendix A, and incorporated by reference into this proxy statement/prospectus. We encourage you to read the entire merger agreement. It is the legal document that governs the merger. Under the terms of the merger agreement, United American Bank will merge with and into HBC, with HBC as the surviving corporation. The parties expect to complete the merger in the second quarter of 2018.

Merger Consideration (page [    •    ])

        In the merger, each share of United American Bank common stock and each common stock equivalent, owned by a United American Bank shareholder will be converted into the right to receive 2.1644 shares of Heritage common stock, no par value per share. A United American Bank shareholder will receive cash in lieu of any fractional shares of Heritage common stock such holder is entitled to receive, without interest. In addition, in the merger each share of Series A Preferred Stock and Series B Preferred Stock owned by a United American Bank shareholder will be converted into the right to receive $1,000 in cash per share.

        Based on the closing share price of Heritage common stock of $15.65 on January 9, 2018, the penultimate trading day before the announcement of the merger, the implied value of the merger consideration for holders of common stock, Series D Preferred Stock and Series E Preferred Stock was $33.87 per common share and common stock equivalent. Based on the closing share price of Heritage

common stock of $[    •    ] on [    •    ] [    •    ], 2018, the most recent day for which information was available prior to the printing and mailing of this proxy statement/prospectus, the implied value of the merger consideration for holders of common stock, Series D Preferred Stock and Series E Preferred Stock was $[    •    ] per common share and common stock equivalent. The share price of Heritage common stock will fluctuate and, accordingly, the value of the merger consideration you receive may be different than either of these amounts.

Reasons for the Merger and Recommendation of the United American Bank Board of Directors (page [    •    ])

        After careful consideration, the United American Bank board of directors unanimously recommends that United American Bank shareholders vote "FOR" the merger proposal and "FOR" the adjournment proposal (if necessary or appropriate).

        For a more complete description of United American Bank's reasons for the merger and the recommendation of the United American Bank board of directors, see "The Merger—Reasons for the Merger and Recommendation of the United American Bank Board of Directors" beginning on page [    •    ].

Opinion of United American Bank Financial Advisor (page [    •    ])

        On January 10, 2018, Sandler O'Neill & Partners, L.P., United American Bank's financial advisor in connection with the merger, which we refer to as Sandler O'Neill, rendered an oral opinion to the United American Bank board of directors, which was subsequently confirmed in a written opinion dated the same date, to the effect that, as of such date and subject to and based on the qualifications, limitations and assumptions set forth in its written opinion, the per share exchange ratio in the proposed merger agreement was fair, from a financial point of view, to the common shareholders of United American Bank.

        The full text of Sandler O'Neill's opinion, dated January 10, 2018, is attached as Appendix B to this proxy statement/prospectus. You should read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Sandler O'Neill in rendering its opinion.

        Sandler O'Neill's opinion is addressed to the United American Bank board of directors and the opinion is not a recommendation as to how any shareholder of United American Bank should vote with respect to the merger or any other matter or as to any action that a shareholder should take with respect to the merger.

        The opinion addresses only the fairness, from a financial point of view, of the per share exchange ratio in the proposed merger agreement to the common shareholders of United American Bank, and does not address the underlying business decision of United American Bank to engage in the merger, or the relative merits of the merger as compared to any strategic alternatives that may be available to United American Bank.

Interests of United American Bank's Executive Officers and Directors in the Merger (page [    •    ])

        Certain of United American Bank's executive officers have financial interests in the merger that are different from, or in addition to, the interests of United American Bank's shareholders. The merger would constitute a "change of control" for purposes of the United American Bank executive change in control severance plan and each of the United American Bank's executive officers will be entitled to severance payments if the executive does not continue with employment with Heritage, or if the executive is terminated (except for cause) by Heritage as a result of the change in control. The members of the United American Bank board of directors were aware of and considered these interests, among other matters, when they approved the merger agreement and unanimously recommended that United American Bank shareholders approve the merger proposal.

Regulatory Approvals Required for the Merger (page [    •    ])

        Completion of the merger is subject to various regulatory approvals, including approvals from the California Department of Business Oversight and the Federal Reserve. Notifications and/or applications requesting approval for the merger or for the merger agreement may also be submitted to other federal and state regulatory authorities and self-regulatory organizations. Heritage and United American Bank have filed, or are in the process of filing all notices and applications to obtain the necessary regulatory approvals. Although Heritage, HBC and United American Bank currently believe they should be able to obtain all required regulatory approvals, they cannot be certain when or if they will obtain them or, if obtained, whether they will contain terms, conditions or restrictions not currently contemplated that will be detrimental to or have a material adverse effect on the combined company after the completion of the merger.

Conditions to the Merger (page [    •    ])

        United American Bank and Heritage must meet a number of conditions (unless waived) to complete the merger. For a discussion of the conditions that must be satisfied (or waived) to complete the merger see "The Merger Agreement—Conditions to the Merger" beginning on page [    •    ].

No Solicitation and Change in Recommendation (page [    •    ])

        Under the terms of the merger agreement, United American Bank and ATBancorp have agreed not to solicit, initiate or encourage, induce, or facilitate any inquiries, offers or proposals with respect to, or engage or participate in any discussions or negotiations concerning, or provide any confidential or nonpublic information or data to, any person relating to, any acquisition proposal. Notwithstanding these restrictions, the merger agreement provides that, under specified circumstances, in response to an unsolicited bona fide written acquisition proposal received prior to the special shareholders' meeting which, in the good faith judgment of the United American Bank board of directors, constitutes a proposal which is superior to the merger with Heritage, and the United American Bank board of directors determines in good faith (and after consultation with its legal counsel) that failure to take such actions would or more likely than not result in a violation of its fiduciary duties under applicable law, United American Bank may furnish information regarding United American Bank and participate in discussions and negotiations with such third party.

Termination; Termination Fee (page [    •    ])

        Heritage and United American Bank may mutually agree at any time to terminate the merger agreement without completing the merger, even if the United American Bank shareholders have approved the merger proposal.

        The merger agreement may also be terminated and the merger abandoned at any time prior to the effective time of the merger as provided in the merger agreement.

        United American Bank may be required to pay Heritage a termination fee of $2.0 million if the merger agreement is terminated by Heritage or United American Bank under the circumstances provided in the merger agreement. See the "Merger Agreement—Termination; Termination Fee" beginning on page [    •    ].

Material United States Federal Income Tax Consequences of the Merger to United American Bank Common Shareholders (page [    •    ])

        The merger is intended to qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code. Based on the qualification of the merger as a "reorganization" under the Internal Revenue Code, a holder of United American Bank common stock generally will not recognize any gain or loss upon the receipt of Heritage common stock in exchange for United American Bank common stock in the merger, except with respect to cash received in lieu of a fractional share of Heritage. United American Bank shareholders who exercise their dissenters' rights with respect to the merger generally will recognize taxable gain or loss.

        Tax matters are very complicated and the tax consequences of the merger to each United American Bank common stock shareholder may depend on such shareholder's particular facts and circumstances. United American Bank shareholders are urged to consult their tax advisors to understand fully the tax consequences to them of the merger. For a more detailed discussion of the material United States federal income tax consequences of the transaction to holders of United American Bank common stock, please see the section entitled "The Merger—Material United States Federal Income Tax Consequences of the Merger to United American Bank Common Shareholders" beginning on page [    •    ].

Comparison of Shareholders' Rights (page [    •    ])

        The rights of United American Bank shareholders who continue as Heritage shareholders after the merger will be governed by the articles of incorporation and bylaws of Heritage rather than by the articles of incorporation and bylaws of United American Bank. For a complete discussion of the comparison of shareholders' rights, see the section entitled, "Comparison of Shareholders' Rights" beginning on page [    •    ].

Risk Factors (page [    •    ])

        Before voting at the United American Bank special shareholders' meeting, you should carefully consider all of the information contained in or incorporated by reference into this proxy statement/prospectus, including the risk factors set forth in the section entitled "Risk Factors" beginning on page [    •    ] or described in Heritage's Annual Report on Form 10-K for the year ended on December 31, 2016 and other reports filed with the SEC, which are incorporated by reference into this proxy statement/prospectus.

Accounting Treatment of the Merger (Page[    •    ])

        Heritage will account for the merger as a purchase under the acquisition method of accounting as required by generally accepted accounting principles in the United States of America. Under this method of accounting, the tangible and identifiable intangible assets and liabilities of the company acquired are recorded at their respective fair value as of completion of the merger, and are added to those of the acquiring company. In addition, any excess or deficiency of the difference between the total acquisition cost as compared to the net sum of these assets and liabilities will result in goodwill or a bargain purchase price being recorded. Financial statements of the acquiring company issued after the merger takes place reflect these values, but are not restated retroactively to reflect the historical financial position or results of operations of the company that was acquired.

Dissenters' Rights of United American Bank Shareholders (Page [    •    ])

        In the event United American Bank's shareholders approve the merger and you have not voted in favor of the merger and you do not wish to accept the merger consideration offered for your shares, you have the right to dissent from the merger and receive the fair market value of your shares determined as of the date of, and immediately prior to, the first public announcement of the merger under the provisions of Chapter 13 of the California Corporations Code, a copy of which is included as Appendix C to this proxy statement/prospectus.

SELECTED CONSOLIDATED FINANCIAL DATA OF HERITAGE

        The following table summarizes consolidated financial results of Heritage for the periods and at the dates indicated and should be read in conjunction with Heritage consolidated financial statements and the notes to the consolidated financial statements contained in reports that Heritage has previously filed with the SEC. Historical financial information for Heritage can be found in its Annual Report on Form 10-K for the year ended December 31, 2016. See "Where You Can Find More Information" beginning on page [    •    ] for instructions on how to obtain the information that has been incorporated by reference. Financial amounts as of and for the year ended December 31, 2017 are unaudited. While management of Heritage believes that such amounts reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of its results of operations and financial position as of the dates and for the period indicated the final audited financial amounts may differ from the amounts set forth below.

SELECTED FINANCIAL DATA

	AT OR FOR YEAR ENDED DECEMBER 31,
	2017	2016	2015	2014	2013	2012
	(unaudited)	(Dollars in thousands, except per share data)
INCOME STATEMENT DATA:
Interest income	$106,911	$94,431	$78,743	$59,256	$52,786	$52,565
Interest expense	5,387	3,211	2,422	2,153	2,600	4,187

Net interest income before provision for loan losses	101,524	91,220	76,321	57,103	50,186	48,378
Provision (credit) for loan losses	(103)	1,237	32	(338)	(816)	2,784

Net interest income after provision for loan losses	101,627	89,983	76,289	57,441	51,002	45,594
Noninterest income	9,612	11,625	8,985	7,746	7,214	8,865
Noninterest expense	60,738	57,639	58,673	44,222	40,470	39,061

Income before income taxes	50,501	43,969	26,601	20,965	17,746	15,398
Income tax expense	26,548	16,588	10,104	7,538	6,206	5,489

Net income	23,953	27,381	16,497	13,427	11,540	9,909
Dividends and discount accretion on preferred stock	—	(1,512)	(1,792)	(1,008)	(336)	(1,206)

Net income available to shareholders	23,953	25,869	14,705	12,419	11,204	8,703
Less: undistributed earnings allocated to Series C Preferred Stock	—	(1,278)	(912)	(1,342)	(1,687)	(1,527)

Distributed and undistributed earnings allocated to common shareholders	$23,943	$24,591	$13,793	$11,077	$9,517	$7,176

PER COMMON SHARE DATA:
Basic net income(1)	$0.63	$0.72	$0.48	$0.42	$0.36	$0.27
Diluted net income(2)	$0.62	$0.72	$0.48	$0.42	$0.36	$0.27
Book value per common share(3)	$7.10	$6.85	$7.03	$6.22	$5.84	$5.71
Tangible book value per common share(4)	$5.76	$5.46	$5.35	$5.60	$5.78	$5.63
Pro forma book value per common share assuming Series C
Preferred Stock was converted into common stock(5)	$—	$—	$6.51	$5.74	$5.43	$5.32
Pro forma tangible book value per share, assuming Series C
Preferred Stock was converted into common stock(6)	$—	$—	$5.07	$5.23	$5.38	$5.25
Dividend payout ratio(7)	63.62%	49.77%	65.09%	42.88%	16.60%	N/A

	AT OR FOR YEAR ENDED DECEMBER 31,
	2017	2016	2015	2014	2013	2012
	(unaudited)	(Dollars in thousands, except per share data)
Weighted average number of shares outstanding—basic	38,095,250	33,933,806	28,567,213	26,390,615	26,338,161	26,303,245
Weighted average number of shares outstanding—diluted	38,610,815	34,219,121	28,786,078	26,526,282	26,386,452	26,329,336
Common shares outstanding at period end	38,200,883	37,941,007	32,113,479	26,503,505	26,350,938	26,322,147
Pro forma common shares outstanding at period end, assuming Series C
Preferred Stock was converted into common stock(8)	—	—	37,714,479	32,104,505	31,951,938	31,923,147
BALANCE SHEET DATA:
Securities (available-for sale and held-to-maturity)	$790,193	$630,599	$494,390	$301,697	$376,021	$419,384
Net loans	$1,563,211	$1,483,518	$1,339,790	$1,070,264	$895,749	$793,286
Allowance for loan losses	$19,456	$19,089	$18,926	$18,379	$19,164	$19,027
Goodwill and other intangible assets	$51,253	$52,614	$54,182	$16,320	$1,527	$2,000
Total assets	$2,843,577	$2,570,880	$2,361,579	$1,617,103	$1,491,632	$1,693,312
Total deposits	$2,482,989	$2,262,140	$2,062,775	$1,388,386	$1,286,221	$1,479,368
Subordinated debt	$39,183	$—	$—	$—	$—	$9,279
Short-term borrowings	$—	$—	$3,000	$—	$—	$—
Total shareholders' equity	$271,364	$259,850	$245,436	$184,358	$173,396	$169,741
SELECTED PERFORMANCE RATIOS:(9)
Return on average assets	0.87%	1.13%	0.86%	0.88%	0.81%	0.73%
Return on average tangible assets	0.89%	1.15%	0.88%	0.88%	0.81%	0.73%
Return on average equity	8.91%	10.71%	8.04%	7.44%	6.77%	5.75%
Return on average tangible equity	11.04%	13.55%	9.41%	7.60%	6.84%	5.83%
Net interest margin (fully tax equivalent)	3.99%	4.12%	4.41%	4.10%	3.84%	3.88%
Efficiency ratio	54.65%	56.04%	68.78%	68.19%	70.51%	68.24%
Average net loans (excludes loans held-for-sale) as a percentage of average deposits	62.66%	66.25%	70.82%	74.54%	67.26%	67.98%
Average total shareholders' equity as a percentage of average total assets	9.76%	10.54%	10.73%	11.85%	11.90%	12.72%
SELECTED ASSET QUALITY DATA:(10)
Net charge-offs (recoveries) to average loans	(0.03)%	0.08%	(0.04)%	0.05%	(0.11)%	0.57%
Allowance for loan losses to total loans	1.23%	1.27%	1.39%	1.69%	2.09%	2.34%
Nonperforming loans to total loans	0.16%	0.20%	0.47%	0.54%	1.29%	2.24%
Nonperforming assets	$2,485	$3,288	$6,742	$6,551	$12,393	$19,464
HERITAGE COMMERCE CORP CAPITAL RATIOS:
Total risk-based	14.3%	12.5%	12.5%	13.9%	15.3%	16.2%
Tier 1 risk-based	11.4%	11.5%	11.4%	12.6%	14.0%	15.0%
Common equity Tier 1 risk-based capital	11.4%	11.5%	10.4%	N/A	N/A	N/A
Leverage	7.9%	8.5%	8.6%	10.6%	11.2%	11.5%

Notes:

(1)
Represents distributed and undistributed earnings allocated to common shareholders, divided by the average number of shares of common stock outstanding for the respective period.

(2)
Represents shareholders' equity minus preferred stock divided by the number of shares of common stock outstanding at December 31, 2015, 2014, 2013, and 2012. The preferred stock is no longer outstanding as of the third quarter of 2016.

(3)
Represents shareholders' equity minus preferred stock, minus goodwill and other intangible assets divided by the number of shares of common stock outstanding at December 31, 2015, 2014, 2013, and 2012. The preferred stock is no longer outstanding as of the third quarter of 2016.

(4)
Represents shareholders' equity minus preferred stock divided by the number of shares of common stock outstanding at December 31, 2015, 2014, 2013, and 2012, assuming 21,004 shares of Series C Preferred Stock were converted into 5,601,000 shares of common stock. The preferred stock is no longer outstanding as of the third quarter of 2016.

(5)
Represents shareholders' equity minus preferred stock, minus goodwill and other intangible assets divided by the number of shares of common stock outstanding at December 31, 2015, 2014, 2013, and 2012, assuming 21,004 shares of Series C Preferred Stock were converted into 5,601,000 shares of common stock. The Series C Preferred Stock is no longer outstanding as of the third quarter of 2016.

(6)
Represents shareholders' equity minus preferred stock, minus goodwill and other intangible assets divided by the number of shares of common stock outstanding at December 31, 2015, 2014, 2013, and 2012, assuming 21,004 shares of Series C Preferred Stock were converted into 5,601,000 shares of common stock. The Series C Preferred Stock is no longer outstanding as of the third quarter of 2016.

(7)
Percentage is calculated based on dividends paid on common stock and Series C Preferred Stock for the year ended December 31, 2015, 2014, 2013, and 2012 (on an as converted basis) divided by net income. The Series C Preferred Stock is no longer outstanding as of the third quarter of 2016.

(8)
Assumes 21,004 shares of Series C Preferred Stock were converted into 5,601,000 shares of common stock at December 31, 2015, 2014, 2013, and 2012. The Series C Preferred Stock is no longer outstanding as of the third quarter of 2016.

(9)
Average balances used in this table are based on daily averages.

(10)
Average loans and total loans exclude loans held-for-sale.

SELECTED FINANCIAL DATA OF UNITED AMERICAN BANK

        The following table presents selected historical financial information, including per share information, for United American Bank. The selected historical financial data is derived from United American Bank's unaudited financial statements as of and for the years ended December 31, 2017, 2016, 2015, 2014 and 2013.

	2017	2016	2015	2014	2013
INCOME STATEMENT DATA:
Interest income	$11,114	$10,266	$9,631	$8,618	$8,493
Interest expense	775	583	643	619	738

Net interest income before provision for loan losses	10,339	9,683	8,988	7,999	7,755
Provision (credit) for loan losses	(2,400)	(1,775)	(1,500)	(2,500)	550

Net interest income after provision for loan losses	12,739	11,458	10,488	10,499	7,205
Noninterest income	999	322	427	419	436
Noninterest expense	8,416	8,535	8,514	8,646	9,382

Income before income taxes	5,322	3,245	2,401	2,272	(1,741)
Income tax expense	615	—	—	—	(501)

Net income	$4,707	$3,245	$2,401	$2,272	$(1,240)

PER COMMON SHARE DATA:(1)
Basic net income(2)	$4.95	$3.42	$2.53	$2.53	$(1.38)
Diluted net income(3)	$4.95	$3.42	$2.53	$2.53	$(1.38)
Book value per common share(4)	$20.83	$15.71	$13.19	$10.69	$7.79
Weighted average number of shares outstanding—basic	950,178	950,178	950,178	900,472	900,198
Weighted average number of shares outstanding—diluted	950,178	950,178	950,178	900,472	900,198
Common shares outstanding at period end	950,178	950,178	950,178	950,198	900,198
BALANCE SHEET DATA:
Securities (available-for sale and held-to-maturity)	$63,513	$71,591	$44,134	$40,781	$37,145
Net loans	$225,888	$211,298	$205,176	$177,175	$154,070
Allowance for loan losses	$2,908	$3,727	$5,177	$6,489	$7,609
Total assets	$330,328	$306,357	$284,473	$265,250	$250,970
Total deposits	$296,067	$277,457	$258,505	$242,368	$231,596
Short-term borrowings	$318	$360	$—	$—	$—
Total shareholders' equity	$32,131	$27,265	$24,872	$21,595	$18,435
SELECTED PERFORMANCE RATIOS:
Return on average assets	1.47%	1.06%	0.82%	0.87%	(0.47)%
Return on average equity	15.93%	12.57%	10.24%	12.01%	(6.64)%
Net interest margin (fully tax equivalent)	3.29%	3.22%	3.09%	3.17%	2.95%
Efficiency ratio	74.23%	85.31%	90.43%	102.71%	114.54%
Average net loans (excludes loans held-for-sale) as a percentage of average deposits	75.64%	73.35%	72.08%	69.31%	62.23%
Average total shareholders' equity as a percentage of average total assets	9.12%	8.42%	7.97%	7.02%	7.14%
SELECTED ASSET QUALITY DATA:
Net charge-offs (recoveries) to average loans	(0.72)%	(0.16)%	(0.09)%	(0.78)%	1.04%
Allowance for loan losses to total loans	1.27%	1.73%	2.46%	3.53%	4.71%
Nonperforming loans to total loans	—%	—%	—%	0.24%	2.18%
Nonperforming assets	$929	$927	$1,002	$1,503	$4,667

	2017	2016	2015	2014	2013
CAPITAL RATIOS:
Total risk-based	14.8%	13.7%	13.0%	13.3%	12.2%
Tier 1 risk-based	13.5%	12.4%	11.8%	12.1%	10.9%
Common equity Tier 1 risk-based capital	8.4%	6.9%	5.9%	N/A	N/A
Leverage	9.4%	8.9%	8.2%	7.9%	6.6%

(1)
The information has been restated for years ended 2016, 2015, 2014 and 2013 to reflect the impact of a 1:50 reverse stock split in 2017.

(2)
Represents net income (loss) divided by the average number of shares of common stock outstanding for the respective period.

(3)
Represents net income (loss) divided by the average number of shares of common stock and common stock-equivalents outstanding for the respective period.

(4)
Represents shareholders' equity minus preferred stock divided by the number of shares of common stock outstanding at the end of the period indicated.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This proxy statement/prospectus contains various statements that may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, Rule 3b-6 promulgated thereunder and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements about Heritage's expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These forward-looking statements often can be, but are not always, identified by the use of words such as "assume," "expect," "intend," "plan," "project," "believe," "estimate," "predict," "anticipate," "may," "might," "should," "could," "goal," "potential" and similar expressions. Heritage bases these forward-looking statements on its current expectations and projections about future events, our assumptions regarding these events and our knowledge of facts at the time the statements are made. These statements include statements relating to its projected growth, anticipated future financial performance, and management's long-term performance goals, as well as statements relating to the anticipated effects on results of operations and financial condition.

        These forward looking statements are subject to various risks and uncertainties that may be outside the control of Heritage and actual results could differ materially from its projected results. Risks and uncertainties that could cause Heritage's financial performance to differ materially from its goals, plans, expectations and projections expressed in forward-looking statements including those set forth in Heritage's filings with the SEC, and the following listed below:

  •
  current and future economic and market conditions in the United States generally or in the communities we serve, including the effects of declines in property values, high unemployment rates and overall slowdowns in economic growth should these events occur;

  •
  effects of and changes in trade, monetary and fiscal policies and laws, including the interest rate policies of the Federal Open Market Committee of the Federal Reserve;

  •
  changes in inflation, interest rates, and market liquidity which may impact interest margins and impact funding sources or the valuation of certain assets and liabilities;

  •
  volatility in credit and equity markets and its effect on the global economy;

  •
  changes in the competitive environment among financial or bank holding companies and other financial service providers;

  •
  changes in consumer and business spending and saving habits and the related effect on our ability to increase assets and to attract deposits;

  •
  the ability to develop and promote customer acceptance of new products and services in a timely manner;

  •
  risks associated with concentrations in real estate related loans;

  •
  an oversupply of inventory and deterioration in values of California commercial real estate;

  •
  a prolonged slowdown in construction activity;

  •
  other than temporary impairment charges to our securities portfolio;

  •
  changes in the level of nonperforming assets and charge offs and other credit quality measures, and their impact on the adequacy of the Heritage's allowance for loan losses and the Heritage's provision for loan losses;

  •
  the ability to raise capital or incur debt on reasonable terms;

  •
  statutory limits on HBC's ability to pay dividends to the Heritage or the ability of Heritage to pay dividends to its shareholders;

  •
  changes in capital management policies, including those regarding business combinations, dividends, and share repurchases, among others;

  •
  operational issues stemming from, and/or capital spending necessitated by, the potential need to adapt to industry changes in information technology systems, on which we are highly dependent;

  •
  the ability to keep pace with technological changes, including our ability to identify and address cyber-security risks such as data security breaches, "denial of service" attacks, "hacking" and identity theft;

  •
  inability of Heritage's framework to manage risks associated with its business, including operational risk and credit risk;

  •
  risks of loss of funding of Small Business Administration or SBA loan programs, or changes in those programs;

  •
  effect and uncertain impact on the Heritage of the enactment of the Dodd Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated by supervisory and oversight agencies implementing the new legislation;

  •
  significant changes in applicable laws and regulations, including those concerning taxes, banking and securities;

  •
  effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters;

  •
  costs and effects of legal and regulatory developments, including resolution of legal proceedings or regulatory or other governmental inquiries, and the results of regulatory examinations or reviews;

  •
  availability of and competition for acquisition opportunities;

  •
  risks resulting from domestic terrorism;

  •
  risks of natural disasters and other events beyond our control;

  •
  the ability to complete the Tri-Valley Bank merger and the United American Bank merger including by obtaining regulatory approvals; and

  •
  the successful integration of Tri-Valley Bank and United American Bank by HBC and achievement of expected beneficial synergies and operating efficiencies within expected time frames.

        Forward-looking statements speak only as of the date they are made. Heritage does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events. You should consider any forward looking statements in light of this explanation, and we caution you about relying on forward-looking statements.

RISK FACTORS

        In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the caption entitled "Cautionary Note Regarding Forward-Looking Statements," United American Bank shareholders should carefully consider the following risk factors in deciding whether to vote for approval of the merger and approval and adoption of the merger agreement. See "Where You Can Find More Information" beginning on page [    •    ].

Because the exchange ratio of 2.1644 is fixed and will not adjust in the event of changes in the price of either Heritage's or United American Bank's common stock, the value of the merger consideration is subject to change.

        The merger agreement provides that each share of United American Bank common stock and common stock equivalent will be converted into the right to receive 2.1644 shares of Heritage common stock upon completion of the merger. The exchange ratio is fixed. No adjustments to this exchange ratio will be made based on changes in the price of either United American Bank common stock or Heritage common stock prior to the completion of the merger. Changes in stock prices may result from a variety of factors, including, among others, general market and economic conditions, changes in Heritage and/or United American Bank's respective businesses, operations and prospects, market assessment of the likelihood that the merger will be completed as anticipated or at all, and regulatory considerations. Many of these factors are uncertain and beyond Heritage's or United American Bank's control.

        As a result of any such change in stock prices, the market value of the shares of Heritage common stock that a United American Bank shareholder will receive at the time that the merger is completed could vary significantly from the value of such shares on the date of this proxy statement/prospectus, the date of the United American Bank special shareholders' meeting, or the date on which such United American Bank shareholders actually receive their shares of Heritage common stock. For example, based on the range of closing prices of Heritage common stock during the period from January 9, 2018 the penultimate trading day before Heritage and United American Bank announced that they had entered into the merger agreement, through [    •    ] [    •    ], 2018, the latest practicable date before the printing of this proxy statement/prospectus, the exchange ratio represented a market value ranging from a low of $[    •    ] to a high of $[    •    ] for each share of United American Bank common stock. Accordingly, at the time of the United American Bank special shareholders' meeting, the United American Bank shareholders, will not know or be able to calculate the exact market value of the consideration the United American Bank shareholders will receive upon completion of the merger. United American Bank shareholders should obtain current market quotations for shares of Heritage common stock before voting their shares at the United American Bank special shareholders' meeting.

United American Bank shareholders will experience dilution as a result of the merger; United American Bank shareholders will exercise less influence over the management of Heritage.

        In connection with the merger, United American Bank shareholders will receive 2.1644 shares of Heritage common stock in exchange for each share of United American Bank common stock (except with respect to fractional shares) pursuant to the terms of the merger agreement. As a consequence, following the merger, the shareholders of United American Bank will experience dilution in their ownership percentage and voting power in Heritage, compared with their ownership percentage and voting power in United American Bank prior to the merger. If the merger is consummated and based upon the exchange ratio of 2.1644, current United American Bank shareholders will own approximately 6.6% of Heritage's common stock upon completion of the United American Bank merger and Tri-Valley Bank merger.

        United American Bank shareholders currently have the right to vote in the election of directors of United American Bank and other matters affecting United American Bank. Because each United American Bank shareholder who receives shares of Heritage common stock will become a shareholder of Heritage with a percentage ownership of Heritage that is smaller than such shareholder's percentage ownership of United American Bank, United American Bank shareholders will have less influence on the management and policies of Heritage than they now have on the management and polices of United American Bank.

The market price for Heritage common stock may be affected by factors different from those that historically have affected United American Bank.

        Upon completion of the merger, holders of United American Bank common stock will become holders of Heritage common stock. Heritage's business differs from that of United American Bank, and accordingly the results of operations of Heritage will be affected by some factors that are different from those currently affecting the results of operations of United American Bank. For a discussion of the business of Heritage and some important factors to consider in connection with its business, see the section entitled "Information Regarding Heritage" beginning on page [    •    ] and the documents incorporated by reference in this proxy statement/prospectus and referred to under the section entitled "Where You Can Find More Information" beginning on page [    •    ].

Heritage may fail to realize the anticipated benefits of the merger of Tri-Valley Bank and United American Bank.

        The success of the merger will depend on, among other things, Heritage's ability to combine the businesses of Heritage, Tri-Valley Bank and United American Bank. If Heritage is not able to successfully achieve this objective, the anticipated benefits of the merger may not be realized fully, or at all, or may take longer to realize than expected.

        Heritage, Tri-Valley and United American Bank have operated and, until the consummation of the mergers, will continue to operate independently. It is possible that the integration process or other factors could result in the loss or departure of key employees, the disruption of the ongoing business of Heritage, Tri-Valley Bank and United American Bank or inconsistencies in standards, controls, procedures and policies. It is also possible that clients, customers, depositors and counterparties of Tri-Valley Bank and United American Bank could choose to discontinue their relationships with the combined company post-merger, which would adversely affect the future performance of the combined company. These transition matters could have an adverse effect on each of Heritage, Tri-Valley Bank and United American Bank during the pre-merger period and for an undetermined time after the consummation of the merger.

Heritage, HBC, Tri-Valley Bank and United American Bank will be subject to business uncertainties and contractual restrictions while the merger is pending that could adversely affect their respective businesses.

        The parties' efforts to complete the merger could cause substantial disruptions in Heritage's, HBC's, Tri-Valley Bank's and/or United American Bank's respective businesses, which could have an adverse effect on their respective financial results. Among other things, uncertainty as to whether the mergers will be completed may affect the ability of each of the parties to recruit prospective employees or to retain and motivate existing employees. Employee retention may be particularly challenging while the merger is pending because employees may experience uncertainty about their future roles with the combined company.

        Uncertainty as to the future could adversely affect Heritage's, Tri-Valley Bank's and/or United American Bank's respective businesses, reputation and relationships with potential depositors, borrowers and vendors. For example, vendors, customers and others who deal with Heritage, HBC,

Tri-Valley Bank or United American Bank could defer decisions concerning working with such company, or seek to change existing business relationships with such company. Further, a substantial amount of the attention of management and employees of each company is being directed toward the completion of the mergers and thus is being diverted from such company's day-to-day operations because matters related to the merger (including integration planning) require substantial commitments of time and resources.

        In addition, the merger agreement restricts Tri-Valley Bank and United American Bank from taking certain actions without Heritage's consent while the merger is pending. These restrictions may, among other matters, prevent Tri-Valley Bank or United American Bank from pursuing otherwise attractive business opportunities, selling assets, changing the capital structure, entering into other transactions or making other changes to its business prior to consummation of the merger or termination of the merger agreement. These restrictions could have a material adverse effect on Tri-Valley Bank's and United American Bank's business, financial condition and results of operations.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or cannot be met.

        Before the transactions contemplated in the merger agreement may be completed, various approvals must be obtained from the bank regulatory and other governmental authorities. These governmental entities may impose conditions on the granting of such approvals. Such conditions or changes and the process of obtaining regulatory approvals could have the effect of delaying completion of the merger or of imposing additional costs or limitations on Heritage following the merger. The regulatory approvals may not be received at any time, may not be received in a timely fashion, and may contain conditions on the completion of the merger that are not anticipated or cannot be met. It is a condition to closing the merger that no regulatory approval shall contain or shall have resulted in, or reasonably be expected to result in the imposition of, any burdensome condition on the combined company following the merger.

The merger agreement may be terminated in accordance with its terms and the merger may not be completed.

        The merger agreement is subject to a number of conditions which must be fulfilled in order to complete the merger. Those conditions include: approval of the merger agreement by United American Bank shareholders, receipt of requisite regulatory approvals subject to certain limitations set forth in the merger agreement, absence of orders prohibiting completion of the merger, effectiveness of the registration statement of which this proxy statement/prospectus is a part, approval of the shares of Heritage common stock to be issued to United American Bank shareholders for listing on the NASDAQ Global Select Market, the continued accuracy of the representations and warranties by both parties, the absence of a material adverse effect on either Heritage or United American Bank, the satisfaction of certain financial tests by United American Bank and the performance by both parties of their covenants and agreements. These conditions to the closing of the merger may not be fulfilled and, accordingly, the merger may not be completed. In addition, if the merger is not completed by October 1, 2018, either Heritage or United American Bank may choose not to proceed with the merger, and the parties can mutually decide to terminate the merger agreement at any time, before or after shareholder approval. In addition, Heritage and United American Bank may elect to terminate the merger agreement in certain other circumstances. If the merger agreement is terminated under certain circumstances, United American Bank may be required to pay a termination fee of $2.0 million to Heritage. See "The Merger Agreement—Termination; Termination Fee" beginning on page [    •    ] for a fuller description of these circumstances.

Failure to complete the merger could negatively impact Heritage's, HBC's and/or United American Bank's respective businesses, financial condition, results of operations and/or stock prices.

        If the merger agreement is terminated and the merger is not completed, the ongoing businesses of Heritage, HBC and United American Bank may be adversely affected. The market price of Heritage's and United American Bank's common stock may decline to the extent that the current market price reflects a market assumption that the merger will be completed. In addition, Heritage and United American Bank may experience negative reactions to the termination of the merger from customers, depositors, investors, vendors and others with whom they deal, and neither Heritage nor United American Bank would realize any of the anticipated benefits of having completed the merger. The expenses of each of Heritage and United American Bank incurred in connection with the merger, such as legal and accounting fees, must be paid even if the merger is not completed and may not be recovered from the other party.

        Further, if the merger agreement is terminated and United American Bank's board of directors seeks another merger or business combination, United American Bank shareholders cannot be certain that United American Bank will be able to find a party willing to pay the equivalent or greater consideration than that which Heritage has agreed to pay in the merger.

United American Bank's executive officers may have interests in the merger different from the interests of other United American Bank shareholders.

        Certain of United American Bank's executive officers have financial interests in the merger that are different from, or in addition to, the interests of United American Bank's shareholders. The merger would constitute a "change of control" for purposes of the United American Bank executive change in control severance plan and each of the United American Bank's executive officers will be entitled to severance payments if the executive does not continue with employment with Heritage, or if the executive is terminated (except for cause) by Heritage as a result of the change in control. The members of the United American Bank board of directors were aware of and considered these interests, among other matters, when they approved the merger agreement and unanimously recommended that United American Bank shareholders approve the merger proposal. These interests are described in more detail under the section entitled "The Merger—Interests of United American Bank Directors and Executive Officers in the Merger" beginning on page [    •    ].

Shares of Heritage common stock to be received by United American Bank shareholders as a result of the merger will have rights different from the shares of United American Bank common stock.

        Upon completion of the merger, the rights of former United American Bank shareholders will be governed by the articles of incorporation and bylaws of Heritage. The rights associated with United American Bank common stock are different from the rights associated with Heritage common stock, although both companies are organized under California law. Please see the section entitled "Comparison of Shareholders' Rights" beginning on page [    •    ] for a discussion of the different rights associated with Heritage common stock.

The merger agreement contains provisions that may discourage other companies from trying to acquire United American Bank for greater merger consideration.

        The merger agreement contains provisions that may discourage a third party from submitting a business combination proposal to United American Bank that might result in greater value to United American Bank's shareholders than the merger with Heritage. These provisions include a general prohibition on United American Bank and ATBancorp from soliciting, or, subject to certain exceptions, entering into discussions with any third party regarding any acquisition proposal or offers for competing transactions. The members of the board of directors of United American Bank have entered into shareholder agreements to vote their shares of United American Bank common stock in favor of the merger proposal and against any alternative transaction. United American Bank also has an unqualified obligation to submit the merger proposal to a vote by its shareholders, even if United American Bank receives a proposal that its board of directors believes is superior to the merger unless the merger agreement is validly terminated. The directors that are party to the shareholder agreements described in this paragraph beneficially own and are entitled to vote in the aggregate approximately 82.5% of the outstanding shares of United American Bank common stock as of the record date. ATBancorp has entered into a shareholder agreement and has agreed to vote its voting power of 83.3% in favor of the merger. In addition, United American Bank may be required to pay Heritage a termination fee of $2.0 million in certain circumstances involving acquisition proposals for competing transactions. For further information, see the sections entitled "The Merger—United American Bank Director Shareholder Agreements and—ATBancorp Agreements" beginning on page [    •    ] and "The Merger—Termination; Termination Fee" beginning on page [    •    ].

The combined company expects to incur substantial expenses related to the merger.

        The combined company expects to incur substantial expenses in connection with consummation of the merger and combining the business, operations, networks, systems, technologies, policies and procedures of Heritage, Tri-Valley Bank and United American Bank. Although Heritage, Tri-Valley Bank and United American Bank have assumed that a certain level of transaction and combination expenses would be incurred, there are a number of factors beyond their control that could affect the total amount or the timing of the combination expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. Due to these factors, the transaction and combination expenses associated with the mergers could, particularly in the near term, exceed the savings that the combined company expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the combination of the businesses following the consummation of the mergers. As a result of these expenses, Heritage, Tri-Valley Bank and United American Bank expect to take charges against their earnings before and after the completion of the mergers. The charges taken in connection with the mergers are expected to be significant, although the aggregate amount and timing of such charges are uncertain at present.

The opinion of United American Bank's financial advisor provided to United American Bank's Board of Directors prior to the signing of the merger agreement will not reflect changes in circumstances since such opinion was rendered.

        United American Bank received a written opinion from its financial advisor, Sandler O'Neill, on January 10, 2018, to the effect that, as of such date and subject to the qualifications, limitations and assumptions set forth in its written opinion, the exchange ratio in the proposed merger agreement was fair, from a financial point of view, to the common shareholders of United American Bank. Subsequent changes in the operations and prospects of United American Bank or Heritage, general market and economic conditions and other factors that may be beyond the control of United American Bank or Heritage may significantly alter the value of United American Bank or the price of the shares of Heritage common stock or United American Bank common stock by the time the merger is completed. The opinion does not speak as of the date of this proxy statement/prospectus, as of the time the merger will be completed or as of any date other than the date of such opinion. The merger agreement does not require that the opinion be updated as a condition to the merger, and United American Bank does not intend to request that the opinion be updated. For a description of the opinion that United American Bank received from its financial advisor, please refer to the sections entitled "The Merger—Opinion of United American Bank's Financial Advisor" beginning on page [    •    ].

COMPARATIVE MARKET PRICES AND DIVIDENDS

Heritage

        Heritage common stock is listed for trading on the NASDAQ Global Select Market under the symbol "HTBK." As of [    •    ] [    •    ], 2018, there were [    •    ] shares of Heritage common stock outstanding, which were held by approximately [    •    ] holders of record.

        The following table shows the high and low sales prices for the common stock and payment of dividends for each quarter during calendar 2018, 2017 and 2016 as reported by NASDAQ.

Heritage Common Stock Prices

	Stock Price
					Dividend Per Share
Quarter	High		Low
Year ended December 31, 2018:
First quarter (through February [•], 2018)	$		$		$0.11
Year ended December 31, 2017:
Fourth quarter		$16.35		$14.28	$0.10
Third quarter		$14.23		$12.92	$0.10
Second quarter		$14.78		$13.02	$0.10
First quarter		$14.48		$13.20	$0.10
Year ended December 31, 2016:
Fourth quarter		$14.46		$10.71	$0.09
Third quarter		$11.90		$10.20	$0.09
Second quarter		$10.97		$9.80	$0.09
First quarter		$11.55		$9.04	$0.09

  Dividend Policy

        The decision whether to pay dividends and the amount, if any, to be paid is made on a quarterly basis by the Heritage board of directors in light of conditions then existing, including factors such as its results of operations, financial condition, business conditions, and regulatory capital requirements.

        It is Federal Reserve policy that bank holding companies generally pay dividends on common stock only out of income available over the past year, and only if prospective earnings retention is consistent with the organization's expected future needs and financial condition. It is also Federal Reserve policy that bank holding companies not maintain dividend levels that undermine the holding company's ability to be a source of strength to its banking subsidiaries. Additionally, in consideration of the current financial and economic environment, the Federal Reserve has indicated that bank holding companies should carefully review their dividend policy and has discouraged payment ratios that are at maximum allowable levels unless both asset quality and capital are very strong. Under the federal Prompt Corrective Action regulations, the Federal Reserve or the FDIC may prohibit a bank holding company from paying any dividends if the holding company's bank subsidiary is classified as undercapitalized.

        As a holding company, Heritage's ability to pay cash dividends is affected by the ability of HBC to pay cash dividends. The ability of HBC to pay cash dividends in the future and the amount of any such cash dividends is and could be in the future further influenced by bank regulatory requirements and approvals and capital guidelines.

        Heritage has outstanding subordinated debt that is senior to Heritage shares of common stock. As a result, Heritage must make payments on the subordinated debt before any dividends can be paid on its common stock.

        On [    •    ] [    •    ], 2018, the closing price of a Heritage common share reported on NASDAQ was $[    •    ].

United American Bank

        United American Bank common stock is listed for trading on the OTC Market Group's OTC Pink market under the symbol "UABK." Trading in shares of the common stock of United American Bank has not been extensive and such trades cannot be characterized as constituting an active trading market.

        As of [    •    ] [    •    ], 2018, there were [    •    ] shares of United American Bank common stock outstanding, which were held by approximately [    •    ] holders of record. ATBancorp held all of the shares of preferred stock.

        The following table shows the high and low sales prices for the common stock for each quarter during calendar 2018, 2017 and 2016 as reported by the OTC Market Group.

	Stock Price
Quarter	High		Low
Year ended December 31, 2018:
First quarter (through February [•], 2018)	$		$
Year ended December 31, 2017:
Fourth quarter		$29.98		$17.65
Third quarter		$17.65		$15.00
Second quarter		$18.00		$15.88
First quarter		$18.00		$12.50
Year ended December 31, 2016:
Fourth quarter		$17.00		$12.00
Third quarter		$19.00		$15.50
Second quarter		$20.00		$17.00
First quarter		$20.00		$16.00

        United American Bank has not paid dividends on its common stock during the past two years.

        On [    •    ] [    •    ], 2018, the closing price of a United American Bank share of common stock reported on the OTC Market Group's OTC Pink market was $[    •    ].

        As a California state-chartered bank, the ability of United American Bank to pay dividends is subject to restrictions set forth in the California Financial Code. Subject to compliance with such restrictions, shareholders are entitled to receive dividends when and if declared by the board of directors of United American Bank. United American Bank has not declared or issued any cash dividends on its common stock since its organization in 2005. The board of directors' policy is to retain capital to support future growth, and, therefore, United American Bank does not anticipate paying dividends in the foreseeable future.

        Pursuant to the terms of the merger agreement, United American Bank has agreed, that prior to the effective time of the merger, without the prior written consent of Heritage, that it will not make, declare, pay or set aside for payment any dividend or make any other distribution in respect of any shares of its capital stock.

 UNITED AMERICAN BANK SPECIAL SHAREHOLDERS' MEETING

Date, Time and Place

        The special shareholders' meeting of United American Bank shareholders will be held at [    •    ] located at [    •    ], San Mateo, California, 94401 at [    •    ], Pacific Time, on [    •    ] [    •    ], 2018. On or about [    •    ] [    •    ], 2018, United American Bank commenced mailing this proxy statement/prospectus and the enclosed form of proxy to its shareholders entitled to vote at the United American Bank special shareholders' meeting.

Purpose of Special Shareholders' Meeting

        At the United American Bank special shareholders' meeting, United American Bank shareholders will be asked to:

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  approve the merger and approve and adopt the merger agreement, a copy of which is attached as Appendix A to this proxy statement/prospectus, which is referred to as the merger proposal; and

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  approve one or more adjournments of the United American Bank special shareholders' meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the merger proposal, which is referred to as the adjournment proposal.

Recommendation of the United American Bank Board of Directors

        The United American Bank board of directors unanimously recommends that you vote "FOR" the merger proposal and "FOR" the adjournment proposal (if necessary or appropriate). See "The Merger—Reasons For the Merger and Recommendation of the United American Bank Board of Directors" beginning on page [    •    ].

        As of the record date, directors of United American Bank beneficially owned and were entitled to vote 784,319 shares of United American Bank common stock, representing approximately 82.5% of the shares of United American Bank common stock outstanding on that date. The members of the board of directors of United American Bank have each entered into a shareholder agreement with respect to the merger and have agreed to vote their shares of United American Bank common stock in favor of the merger proposal. For further information, see "The Merger—United American Bank Director Shareholder Agreements and—ATBancorp Agreements" beginning on page [    •    ]. ATBancorp has also agreed to vote all of its voting power in favor of the merger. As of the record date, Heritage beneficially held no shares of United American Bank common stock.

Record Date and Quorum

        The United American Bank board of directors has fixed the close of business on [    •    ] [    •    ], 2018 as the record date for determining the holders of United American Bank common stock entitled to receive notice of and to vote at the special shareholders' meeting.

        As of the record date, there were 1,367,458 shares of United American Bank common stock and common stock equivalent voting rights underlying the preferred stock outstanding and entitled to vote at the United American Bank special shareholders' meeting held by [    •    ] holders of record. On the record date there were 950,178 share of common stock outstanding. Each share of United American Bank common stock entitles the holder to one vote at the United American Bank special shareholders' meeting on each proposal to be considered at the United American Bank special shareholders' meeting. ATBancorp holds all of the United American Bank Series D Preferred Stock and Series E Preferred Stock and is entitled to vote with holders of common stock as a single class on all matters to be presented to shareholders as the special shareholders' meeting at the rate of 13.04 votes per shares of Series D Preferred Stock and 13.04 votes of Series E Preferred Stock. As of the record date, there were 23,000 shares of Series D Preferred Stock outstanding representing 299,920 votes and 9,000 shares of Series E Preferred Stock outstanding representing an additional 117,360 votes.

        A majority of the voting power entitled to vote, represented either in person or by a properly executed proxy, will constitute a quorum at the special shareholders' meeting. Votes cast will be counted by the inspectors of election at the special shareholders' meeting. The inspectors will treat abstentions and "broker non-votes" as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but they are not treated as shares voted on any proposal. Broker non-votes are shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary voting power under applicable rules of the stock exchange or other self-regulatory organization of which the broker or nominee is a member.

Required Vote

  Required Vote to Approve the Merger Proposal

        The affirmative vote of a majority of the issued and outstanding shares of United American Bank common stock and Series D Preferred Stock and Series E Preferred Stock voting as a single class and each as a separate class is required to approve the merger proposal.

        In addition, 66 2/3% of the Series A Preferred Stock and Series B Preferred Stock, each voting as a separate class must approve the merger proposal.

  Required Vote to approve the Adjournment Proposal

        Assuming a quorum is present, the affirmative vote of a majority of the voting power of the common stock and Series D Preferred Stock and Series E Preferred Stock represented (in person or by proxy) at the United American Bank special shareholders' meeting and entitled to vote on the proposal is required to approve the adjournment proposal.

Treatment of Abstentions; Failure to Vote

        For purposes of the United American Bank special shareholders' meeting, an abstention occurs when a United American Bank shareholder attends the United American Bank special shareholders' meeting, either in person or by proxy, but abstains from voting.

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  For the merger proposal, an abstention or a failure to vote will have the same effect as a vote cast "AGAINST" this proposal.

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  For the adjournment proposal, abstentions will have no effect on such proposals, unless there are insufficient votes in favor of these proposals, such that the affirmative votes constitute less than a majority of the required quorum. In such cases, abstentions will have the same effect as a vote "AGAINST" this proposal.

Voting on Proxies; Incomplete Proxies

        Giving a proxy means that a United American Bank shareholder authorizes the persons named in the enclosed proxy card to vote its shares at the special shareholders' meeting in the manner it directs. A United American Bank shareholder may vote by proxy or in person at the special shareholders' meeting. If you hold your shares of common stock in your name as a shareholder of record, to submit a proxy, you, as a shareholder, may use one of the following methods:

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  By telephone: Use any touch-tone telephone to vote your proxy 24 hours a day, seven days a week. Follow the instructions on your proxy card in order to vote by telephone.

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  Through the Internet: Use the Internet to vote your proxy 24 hours a day, seven days a week. Follow the instructions on your proxy card in order to vote through the internet.

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  By mail: Complete and return the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States.

        United American Bank requests that United American Bank shareholders vote by telephone, over the Internet or by completing, signing and dating the accompanying proxy and returning it to United American Bank as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy is returned properly executed, the shares of United American Bank common stock represented by it will be voted at the United American Bank special shareholders' meeting in accordance with the instructions contained on the proxy card.

        If any proxy is returned without indication as to how to vote, the shares of United American Bank common stock represented by the proxy will be voted as recommended by the United American Bank board of directors, including "FOR" the merger proposal and "FOR" the adjournment proposal, in which case you will be prohibited from asserting dissenters' rights. Unless a United American Bank shareholder checks the box on its proxy card to withhold discretionary authority, the proxy holders may use their discretion to vote on any other matters voted upon at the special shareholders' meeting.

        If a United American Bank shareholder's shares are held in "street name" by a broker, bank or other nominee, the shareholder should check the voting form used by that firm to determine whether it may vote by telephone or the Internet.

        Each United American Bank shareholder is urged complete, sign, date and return the enclosed proxy card, or vote via the Internet or by telephone, whether or not the United American Bank shareholder plans to attend the special shareholders' meeting in person.

Shares Held in Street Name

        If you are a United American Bank shareholder and your shares are held in "street name" through a bank, broker or other holder of record, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by the bank or broker. You may not vote shares held in street name by returning a proxy card directly to United American Bank or by voting in person at the special shareholders' meeting unless you provide a "legal proxy," which you must obtain from your broker, bank or other nominee. Further, brokers, banks or other nominees who hold shares of United American Bank common stock on behalf of their customers may not give a proxy to United American Bank to vote those shares with respect to any of the proposals without specific instructions from their customers, as brokers, banks and other nominees do not have discretionary voting power on these matters. Therefore, if you are a United American Bank shareholder and you do not instruct your broker, bank or other nominee on how to vote your shares:

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  your broker, bank or other nominee may not vote your shares on the merger proposal, which broker non-votes will have the same effect as a vote "AGAINST" this proposal; and

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  your broker, bank or other nominee may not vote your shares on the adjournment proposal, which broker non-votes will have no effect on the vote count for such proposal, unless there are insufficient votes in favor of this proposal, such that the affirmative votes constitute less than a majority of the required quorum. In such cases, abstentions will have the same effect as a vote "AGAINST" this proposal.

Revocability of Proxies and Changes to a United American Bank Shareholder's Vote

        A United American Bank shareholder has the power to change its vote at any time before its shares of United American Bank common stock are voted at the special shareholders' meeting by:

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  sending a notice of revocation to United American Bank, Attention: Corporate Secretary, 101 South Ellsworth Avenue, San Mateo, California 94401, stating that you would like to revoke your proxy;

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  logging onto the Internet website specified on your proxy card in the same manner you would to submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case if you are eligible to do so and following the instructions on the proxy card;

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  sending a completed proxy card bearing a later date than your original proxy card; or

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  attending the United American Bank special shareholders' meeting and voting in person.

        If you choose any of the first three methods, you must take the described action no later than the beginning of the United American Bank special shareholders' meeting. If you choose to send a completed proxy card bearing a later date than your original proxy card or a notice of revocation, the new proxy card or notice of revocation must be received before the beginning of the United American Bank special shareholders' meeting. If you have instructed a bank, broker or other nominee to vote your shares of United American Bank common stock, you must follow the directions you receive from your bank, broker or other nominee in order to change or revoke your vote.

Solicitation of Proxies

        The cost of solicitation of proxies from United American Bank shareholders will be borne by United American Bank. United American Bank will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of common stock. In addition to solicitations by mail, United American Bank's directors, officers and regular employees may solicit proxies personally or by telephone without additional compensation.

Attending the United American Bank Special Shareholders' Meeting

        All United American Bank shareholders as of the record date, or their duly appointed proxies, may attend the special shareholders' meeting.

        If you hold your shares of United American Bank common stock in your name as a shareholder of record and you wish to attend the United American Bank special shareholders' meeting, please bring your proxy and evidence of your stock ownership, such as your most recent account statement, to the United American Bank special shareholders' meeting. You must also bring valid photo identification.

        If your shares of United American Bank common stock are held in "street name" in a stock brokerage account or by a bank or nominee and you wish to attend the United American Bank special shareholders' meeting, you need to bring a copy of a bank or brokerage statement to the United American Bank special shareholders' meeting reflecting your stock ownership as of the record date. You must also bring valid photo identification.

Merger Proposal

        As discussed throughout this proxy statement/prospectus, United American Bank is asking its shareholders to approve the merger proposal. You should carefully read this proxy statement/prospectus in its entirety, including the appendices, for more detailed information concerning the merger agreement and the merger. In particular, you are directed to the merger agreement, a copy of which is attached as Appendix A to this proxy statement/prospectus.

        The United American Bank board of directors recommends a vote "FOR" the merger proposal.

        ATBancorp and each of the directors of United American Bank have entered into a shareholder agreement with Heritage and HBC, pursuant to which they have agreed to vote "FOR" the merger proposal. For more information regarding the shareholder agreements, please see the section entitled "The Merger—United American Bank Director Shareholder Agreements and—ATBancorp Agreements—Shareholder Agreements" beginning on page [    •    ].

Adjournment Proposal

        The special shareholders' meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special shareholders' meeting to approve the merger proposal.

        If the number of shares of United American Bank common stock and Series D Preferred Stock and Series E Preferred Stock present or represented and voting in favor of the merger proposal is insufficient to approve the merger proposal, United American Bank intends to move to adjourn the special shareholders' meeting in order to enable the United American Bank board of directors to solicit additional proxies for approval of the proposal. In that event United American Bank will ask its shareholders to vote only upon the adjournment proposal, and not the merger proposal.

        In the adjournment proposal, United American Bank is asking its shareholders to authorize the holder of any proxy solicited by the United American Bank board of directors to vote in favor of granting discretionary authority to the proxy holders, to adjourn the special shareholders' meeting to another time and place for the purpose of soliciting additional proxies. If the United American Bank shareholders approve the adjournment proposal, United American Bank could adjourn the special shareholders' meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from United American Bank shareholders who have previously voted.

        The United American Bank board of directors recommends a vote "FOR" the adjournment proposal.

United American Bank 2018 Annual Meeting

        As a result of the pending merger with Heritage, the United American Bank board of directors has postponed the 2018 annual meeting of United American Bank shareholders, including the election of directors. United American Bank annual meetings are normally held in the month of May each year and the 2017 annual meeting was held on May 11, 2017. If the Heritage merger is consummated during 2018, as anticipated, United American Bank shareholders will become Heritage shareholders and United American Bank will cease to exist as a corporation, so no annual meeting of United American Bank shareholders would be necessary. If, for any reason, completion of the merger is delayed, or the merger agreement is terminated, the United American Bank board of directors would then determine whether to call for an annual meeting of United American Bank shareholders for 2018, in order to remain in compliance with the bylaws of United American Bank and applicable law.

THE MERGER

        The following is a discussion of the merger and the material terms of the merger agreement between Heritage, HBC, and United American Bank. You are urged to read carefully the merger agreement in its entirety, a copy of which is attached as Appendix A to this proxy statement/prospectus and incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. This section is not intended to provide you with any factual information about Heritage or United American Bank. Such information can be found elsewhere in this proxy statement/prospectus and in the public filings of Heritage with the SEC, as described in the section entitled "Where You Can Find More Information" beginning on page [    •    ].

Terms of the Merger

        The merger agreement provides for the acquisition of United American Bank by Heritage through the merger of United American Bank with and into HBC, a bank chartered under the laws of California and the wholly-owned bank subsidiary of Heritage, with HBC continuing as the surviving corporation.

        Heritage's and United American Bank's boards of directors have approved the merger agreement. In addition, United American Bank's board of directors has unanimously recommend that the United American Bank shareholders approve the merger proposal. Approval of Heritage's shareholders is not required to complete the merger.

  Merger Consideration

        In the merger each share of United American Bank common stock, no par value per share, owned by a United American Bank shareholder will be converted into the right to receive 2.1644 shares of Heritage common stock, no par value per share. ATBancorp owns all of the issued and outstanding United American preferred stock. In the merger: (i) each share of Series D Preferred Stock, will be converted into the right to receive the per share exchange ratio multiplied by the number of common stock equivalent rights underlying the Series D Preferred Stock; (ii) each share of Series E Preferred Stock, will be converted into the right to receive the per share exchange ratio multiplied by the number of common stock equivalent rights underlying the Series E Preferred Stock; (iii) each share of Series A Preferred Stock will be converted into the right to receive $1,000 in cash, and (iv) each share of Series B Preferred Stock will be converted into the right to receive $1,000 in cash.

        A United American Bank shareholder will receive cash in lieu of any fractional shares of Heritage common stock such holder is entitled to receive, without interest.

        Based on the closing share price of Heritage common stock of $15.65 on January 9, 2018, the penultimate trading day before the announcement of the merger, the value of the merger consideration was $33.87 per common share and common stock equivalent. Based on the closing share price of Heritage common stock of $[    •    ] on [    •    ] [    •    ], 2018, the most recent day for which information was available prior to the printing and mailing of this proxy statement/prospectus, the value of the merger consideration was per common share and common stock equivalent $[    •    ] per share. The share price of Heritage common stock will fluctuate and accordingly, the value of the merger consideration you receive may be different than either of these amounts.

Background of the Merger

        As part of their ongoing consideration and evaluation of their respective long-term prospects and strategies, each of Heritage's and United American Bank's board of directors and senior management have regularly reviewed and assessed their respective business strategies and objectives, including potential strategic opportunities, all with the goal of enhancing value for their respective shareholders.

These potential strategic opportunities, from time to time, have included, among other things, the consideration of potential business combination transactions. The strategic considerations have focused on, among other things, the business and regulatory environment facing financial institutions generally and Heritage and United American Bank, respectively, in particular, as well as conditions and ongoing consolidation in the financial services industry.

        In connection with the foregoing, the United American Bank board of directors formed an independent merger and acquisitions committee of the board of directors the ("M&A Committee") to evaluate potential merger opportunities consisting of directors Guy Rounseville, Jay Leupp and Howard Weiland. The members of the M&A Committee were selected based on their experience with prior merger and acquisition transactions and their status as independent directors who were neither employees of United American Bank nor affiliates or representatives of ATBancorp.

        United American Bank's board of directors met with representatives of Sandler O'Neill to discuss the bank's strategic alternatives, including representatives of Sandler O'Neill at a board meeting held in June of 2017.

        The M&A Committee met on June 29, 2017. John Schrup, United American Bank's president and chief executive officer, attended the meeting along with representatives of Sandler O'Neill and United American Bank's outside legal counsel. At the meeting, Sandler O'Neill reviewed a list of potential parties that might be interested in a strategic transaction with United American Bank and the bank's outside legal counsel reviewed the board's and the M&A Committee's fiduciary duties with respect to its consideration of a strategic transaction.

        In considering its strategic alternatives, the United American Bank board of directors was aware that because ATBancorp owned shares representing approximately 83.3% of the voting power of all voting shares, it was unlikely any significant strategic transaction could proceed without ATBancorp's approval. Accordingly, in July 2017, members of the M&A Committee and representatives of Sandler O'Neill met with ATBancorp's board of directors and proposed that United American Bank engage Sandler O'Neill as its financial advisor and direct Sandler O'Neill to contact parties who might be interested in pursuing a strategic transaction with United American Bank. Without deciding whether it would support any particular strategic transaction involving United American Bank, ATBancorp advised the M&A Committee that it would not object to United American Bank's engagement of Sandler O'Neill or Sandler O'Neill contacting parties that might be interested in pursuing a strategic transaction.

        On July 12, 2017, without deciding whether to pursue a strategic transaction or remain independent, the United American Bank board of directors formally retained Sandler O'Neill to act as an independent financial advisor to United American Bank and the United American Bank board of directors, to assist the board and M&A Committee in their consideration of alternative strategies to enhance long-term shareholder value, including a potential merger or sale of the bank. The board of directors selected Sandler O'Neill based on the firm's experience in advising community banks in merger transactions.

        During the months of July and August, 2017, United American Bank worked to establish an online data room that would allow interested parties to conduct due diligence.

        The members of the M&A committee met on July 31, 2017 to monitor the status of due diligence preparations. The committee met again on August 8, 2017. Attending that meeting, in addition to the members of the M&A committee, were John Schrup, representatives of Sandler O'Neill, and the bank's outside legal counsel. Also attending the meeting were Nicholas Schrup, who is United American Bank's chairman and the president and chief executive officer of ATBancorp and John Marshall, ATBancorp's chief financial officer. Representatives of Sandler O'Neill reviewed a list of potential parties who might be interested in pursuing a strategic transaction with United American Bank.

Nicholas Schrup indicated that if United American Bank pursued a strategic transaction, ATBancorp's preference would be a buyer offering cash or publicly traded shares with a measure of liquidity, but otherwise expressed no preferences.

        Beginning on August 9, 2017, at the direction of the M&A Committee, Sandler O'Neill contacted 16 parties to gauge market interest in a potential transaction involving United American Bank. In addition, one party that was not contacted, which we refer to as Company A, approached Sandler O'Neill and indicated that it might be interested in pursuing a transaction with United American Bank. After conferring with the M&A Committee, Sandler O'Neill provided a nondisclosure agreement to Company A, allowing Company A the opportunity to conduct limited due diligence.

        Of the entities contacted, a total of six parties executed nondisclosure agreements and conducted limited due diligence on United American Bank. Of these parties, two potential acquirers, including Heritage and a company that we refer to as Company B, submitted nonbinding indications of interest in September 2017. Company A did not submit a proposal.

        On September 14, 2017, the M&A Committee met to review the two proposals with Sandler O'Neill and its legal counsel from Sheppard, Mullin, Richter and Hampton LLP, which we refer to as Sheppard Mullin. Heritage proposed an all-stock transaction with an exchange ratio of 2.1644 shares of Heritage common stock per share of United American Bank common stock, an implied value of approximately $29.96 per share of United American Bank common stock, as of September 13, 2017, and an implied aggregate value of $39 million to holders of United American Bank's shares of common stock, Series D Preferred and Series E Preferred. Heritage's proposal was subject to the completion of Heritage's due diligence and required that United American Bank agree to an exclusivity period expiring on December 1, 2017 in order to allow Heritage the opportunity to negotiate a definitive merger agreement with United American Bank and to complete its due diligence. Company B proposed a stock and cash transaction with a lower implied valuation than Heritage's proposal. After considering the advice of representatives from Sandler O'Neill and Sheppard Mullin, the M&A committee unanimously voted to recommend that the full board of directors approve Heritage's nonbinding indication of interest and continue discussions with Heritage exclusively.

        On September 19, 2017, the United American Bank board of directors considered the two proposals at a regular meeting. At the meeting, the M&A Committee reported its activities to the board of directors and recommended that the board approve the United American Bank's entry into the nonbinding indication of interest with Heritage. Representatives of Sandler O'Neill advised the board regarding the financial aspects of the two proposals. Sandler O'Neill also reviewed financial aspects regarding the bank remaining independent and continuing to grow its business in accordance with United American Bank's business plan. A representative of Sheppard Mullin advised United American Bank's board of directors concerning its fiduciary duties and legal aspects of Heritage's proposed nonbinding indication of interest. After discussion, the United American Bank's board of directors unanimously approved Heritage's indication of interest, subject to the negotiation of several nonfinancial terms. On September 27, 2017, United American Bank executed Heritage's revised nonbinding indication of interest and entered into an exclusivity agreement with Heritage in which United American Bank agreed not to discuss an alternative strategic transaction with any other party until after December 1, 2017.

        During October 2017, Heritage continued its due diligence of United American Bank both on-site at United American Bank's headquarters and through the online data room, as well as through conversations with United American Bank's management and advisors.

        On October 27, 2017, Heritage's legal counsel, Buchalter, A Professional Corporation, which we refer to as Buchalter, delivered an initial draft of the definitive merger agreement. On November 3, 2017, the M&A Committee reviewed the draft with representatives of Sandler O'Neill and Sheppard Mullin. The draft merger agreement included a fixed exchange ratio of 2.1644 shares of Heritage common stock as contemplated by the nonbinding indication of interest. The draft also included several financial tests among the conditions to Heritage's obligations to complete the transaction, including a requirement that United American Bank maintain a minimum level of shareholders equity. The draft also contemplated that ATBancorp would be a party to the merger agreement and would make representations and warranties about ATBancorp, United American Bank and the transaction and further that ATBancorp would make other agreements with HBC supporting HBC's transition and integration of United American Bank's business following the merger, so the draft was shared with ATBancorp as well. Sheppard Mullin revised the draft of the merger agreement based on the M&A Committee's directions. On November 6, 2017, representatives of Sandler O'Neill and Sheppard Mullin attended a regular meeting of United American Bank's board of directors. At the meeting, the M&A Committee and representatives of Sandler O'Neill and Sheppard Mullin reviewed that status of the transaction and merger agreement. On November 7, 2017, the M&A Committee reviewed the revised draft of the merger agreement prepared by Sheppard Mullin. At the direction of the M&A Committee, Sheppard Mullin provided the revised draft reflecting the M&A Committee's comments to ATBancorp's counsel for review on November 7, 2017. Heritage continued its due diligence of United American Bank through the month of November.

        On November 16, 2017, ATBancorp's legal counsel provided a revised draft of the merger agreement to Sheppard Mullin. A representative of Sheppard Mullin reviewed ATBancorp's proposed additional changes with the M&A Committee. On November 16, Sheppard Mullin sent a revised draft of the merger agreement reflecting United American Bank's and ATBancorp's collective comments to Heritage's legal counsel at Buchalter.

        On November 27, 2017, Heritage's legal counsel, Buchalter, provided a revised draft of the merger agreement to Sheppard Mullin, who forwarded the draft to the M&A Committee and ATBancorp's legal counsel. The M&A Committee reviewed the revised draft with representatives of Sandler O'Neill and Sheppard Mullin on December 1, 2017. In addition, at the request of Heritage, the M&A Committee agreed to extend the exclusivity period to December 31, 2017. On December 3, 2017, Sheppard Mullin sent a revised draft reflecting the M&A Committee's comments to ATBancorp's counsel and over the following week, Sheppard Mullin and ATBancorp's counsel exchanged additional comments. On December 12, 2017, at a regular meeting of the board of directors of United American Bank, the M&A Committee and representatives of Sandler O'Neill and Sheppard Mullin apprised the board of directors of the status of the negotiations. Later that day, Sheppard Mullin provided United American Bank's and ATBancorp's collective comments on the draft to Buchalter, Heritage's legal counsel. Meanwhile, Heritage continued its due diligence review of United American Bank through the month of December.

        On December 27, 2017, Buchalter provided a further revised draft of the merger agreement to United American Bank's and ATBancorp's respective legal counsel. In addition, Buchalter and ATBancorp's counsel negotiated and exchanged drafts of post-merger transition agreements to be entered into between HBC and ATBancorp.

        On January 4, 2018, Heritage's legal counsel provided a further revised draft of the merger agreement to United American Bank's and ATBancorp's legal counsel. Later that day, representatives of Sheppard Mullin reviewed the revised draft with the M&A Committee and representatives of Sandler O'Neill.

        A special meeting of United American Bank board of directors was held on January 9, 2018. At the meeting, the M&A Committee reported on its activities and recommended that the board of directors approve the merger agreement. United American Bank's legal counsel, reviewed the terms of the merger agreement and the related agreements in detail and advised the board regarding its fiduciary duties with respect to the proposed transaction. Representatives of Sandler O'Neill reviewed the financial aspects of the proposed merger. The board of directors considered and discussed the transaction but no action was taken.

        The United American Bank board of directors met again on January 10, 2018. At the meeting, Sheppard Mullin reviewed proposed resolutions adopting and approving the merger agreement and reviewed several immaterial changes to the draft of the merger agreement made since the previous day's board meeting. Representatives of Sandler O'Neill reviewed the material financial aspects of the proposed transaction and rendered an opinion to the effect that, as of that date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Sandler O'Neill as set forth in such opinion, the exchange ratio in the proposed merger agreement was fair to holders of United American Bank common stock in from a financial point of view. The United American Bank board of directors then unanimously approved the merger agreement and other related documents.

        On January 10, 2018, the Heritage board of directors met with its management, financial advisors and legal counsel, who reviewed with the board the terms of the merger agreement, the strategic rationale for the transaction, financial considerations that were material to the transaction, and the board's fiduciary duties. The board of directors then unanimously adopted a joint resolution of the boards of directors of Heritage and HBC approving the merger and directing Mr. Kaczmarek to execute the merger agreement.

        At the conclusion of the respective board meetings on January 10, 2018, and pursuant to the resolutions adopted by each of Heritage's, HBC's and United American Bank's board of directors, Heritage, HBC and ATBancorp and United American Bank executed the merger agreement and all related documents, dated as of January 10, 2018. Each of United American Banks directors and executive officers and ATBancorp entered into a shareholder agreement in which they agreed to vote their shares of United American Bank stock in favor of the merger.

        On January 11, 2018, before the NASDAQ stock market opened Heritage and United American Bank issued a joint press release announcing the execution of the merger agreement and the terms of the proposed merger. At the time of announcement, the transaction had a value of approximately $53.3 million (including the cash payable to the holders of Series A Preferred Stock and Series B Preferred Stock) or $33.87 per common share and common share equivalent of United American Bank based on the closing price of Heritage shares on January 9, 2018, the penultimate trading day before the transaction was announced.

Reasons for the Merger and Recommendation of the United American Bank Board of Directors

        In unanimously approving the merger agreement, the merger and other transactions contemplated in the merger agreement as being in the best interests of United American Bank and its shareholders and recommending that United American Bank shareholders vote "FOR" the merger agreement, the United American Bank board of directors consulted with United American Bank management, as well as Sandler O'Neill, its independent financial advisor, and Sheppard Mullin, its legal advisor, and considered a number of factors, including the following material factors:

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  Its knowledge of United American Bank's business, operations, financial condition, asset quality, earnings, capital and prospects both as an independent organization, as a possible acquirer executing its strategic plan and as a part of a combined company with Heritage, as well as under various other alternative scenarios;

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  Its understanding of Heritage's business, operations, regulatory and financial condition, asset quality, earnings, capital and prospects taking into account presentations by senior management of the results of due diligence review and information from Sandler O'Neill and Sheppard Mullin;

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  Its belief that the merger will provide United American Bank's shareholders with an investment in a commercial banking franchise with a sufficiently diversified revenue stream, strong capital ratios, a strong funding base and good future prospects that has the potential to deliver a higher value to United American Bank's shareholders than alternatives to the merger;

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  the belief that the terms of the merger and the merger agreement are fair to and in the best interests of all United American Bank shareholders;

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  the need for greater liquidity for United American Bank shareholders, and the fact that Heritage's common stock is registered under the Exchange Act, and publicly traded on the NASDAQ Global Select Market;

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  the ability of a larger financial institution, such as Heritage, to compete in the banking environment and to leverage overhead costs;

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  The fact that the value of the merger consideration for holders of United American Bank common stock as of the day immediately preceding the date of the execution of the merger agreement at $33.87 per share, represents a premium of approximately 19% over the $28.53 weighted average closing price of United American Bank common stock on the OTC Market Group's OTC Pink market during the preceding 20 trading days and the board's review of similar transactions and its belief that the transaction is likely to provide greater future value to United American Bank's shareholders that United American Bank on a stand-alone basis;

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  The financial analyses of Sandler O'Neill and the written opinion of Sandler O'Neill, United American Bank's financial advisor, dated as of January 10, 2018, delivered to the United American Bank board of directors to the effect that, as of that date, and subject to and based on the various assumptions, considerations, qualifications and limitations set forth in the opinion, the exchange ratio was fair, from a financial point of view, to the holders of United American Bank common stock;

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  The effects of the merger on other United American Bank employees which would increase the retention of United American Bank customers and the likelihood of success of the combined companies;

  •
  The board's understanding of the current and prospective environment in which United American Bank and Heritage operate, including national and local economic conditions, the interest rate environment, increasing operating costs resulting from regulatory initiatives and compliance mandates, the competitive environment for financial institutions generally, and the likely effect of these factors on United American Bank both with and without the proposed transaction;

  •
  The payment by Heritage of a quarterly dividend of $0.10 per share in 2017 on its common stock, and the expectation such dividend will be continued and possibly increased in the future;

  •
  The merger is consistent with United American Bank's strategic plan, including improving customer attraction, retention and service;

  •
  The board's belief that the merger agreement does not include any unrealistic closing conditions based on the financial performance of United American Bank between signing and closing of the transaction;

  •
  The ability of Heritage and HBC to complete the merger from a financial and regulatory perspective;

  •
  The equity interest in the combined company that United American Bank's existing shareholders will receive in the merger, which allows such shareholders to continue to participate in the future success of the combined company;

  •
  The board's understanding that the merger is intended to qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, and, as such, the merger generally is intended to result in favorable U.S. federal income tax consequences to all of the parties, including United American Bank's shareholders; and

  •
  The board's review with its independent legal advisor, Sheppard Mullin, of the material terms of the merger agreement, including the board's ability, under certain circumstances, to withdraw its recommendation to United American Bank's shareholders, to accept a superior acquisition proposal and terminate the merger agreement in certain circumstances, subject to the potential payment by United American Bank of a termination fee of $2.0 million to Heritage, which the board of directors concluded was reasonable in the context of termination fees in comparable transactions and in light of the overall terms of the merger agreement.

        The United American Bank board of directors also considered a number of potential risks and uncertainties associated with the merger in connection with its deliberation of the proposed transaction, including, without limitation, the following:

  •
  The potential risk of diverting management attention and resources from the operation of United American Bank's business and towards the completion of the merger;

  •
  The restrictions on the conduct of United American Bank's business prior to the completion of the merger, which are customary for public company merger agreements involving financial institutions, but which, subject to specific exceptions, could delay or prevent United American Bank from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of United American Bank absent the pending merger;

  •
  The merger-related costs;

  •
  The fact that the interests of certain of United American Bank's directors and executive officers may be different from, or in addition to, the interests of United American Bank's other shareholders as described under the heading "—Interests of United American Bank's Directors and Executive Officers in the Merger" beginning on page [    •    ];

  •
  The fact that, because 100% of the merger consideration consists of a fixed exchange ratio of 2.1644 shares of Heritage common stock, the market value of the shares of Heritage common stock that United American Bank shareholders will receive in the merger is unknown and United American Bank shareholders could be adversely affected by a decrease in the trading price of Heritage common stock during the pendency of the merger;

  •
  The fact that, while United American Bank expects that the merger will be consummated, there can be no assurance that all conditions to the parties' obligations to complete the merger agreement will be satisfied, including the risk that necessary regulatory or United American Bank shareholder approval might not be obtained and, as a result, the merger may not be consummated;

  •
  The risk of potential employee attrition and/or adverse effects on business and customer relationships as a result of the pending merger; and

  •
  The fact that United American Bank would be obligated to pay to Heritage a termination fee of $2.0 million if the merger agreement is terminated under certain circumstances, which may discourage other parties potentially interested in a strategic transaction with United American Bank from pursuing such a transaction.

        The foregoing discussion of the information and factors considered by the United American Bank board of directors is not intended to be exhaustive, but includes the material factors considered by the United American Bank board of directors. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the United American Bank board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The United American Bank board of directors considered all these factors as a whole, including discussions with, and questioning of United American Bank's management and United American Bank's independent financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

        United American Bank's board of directors unanimously approved the merger agreement and unanimously recommends that United American Bank's shareholders vote "FOR" the approval of the United American Bank merger proposal.

        This summary of the reasoning of United American Bank's board of directors and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading "Cautionary Note Regarding Forward-Looking Statements" beginning on page [    •    ].

        Each of the directors of United American Bank has entered into a shareholder agreement with Heritage, pursuant to which they have agreed to vote "FOR" the merger proposal. ATBancorp has also entered into a shareholder agreement with Heritage to vote its 83.3% of voting power in favor of the merger. For more information regarding the shareholder agreements, see the section entitled "The Merger—United American Director Shareholder Agreements" beginning on page [    •    ].

Opinion of United American Bank's Financial Advisor

        United American Bank, which for the purposes of this section we refer to as United American Bank, retained Sandler O'Neill, L.P., which we refer to as Sandler O'Neill, to act as an independent financial advisor to the United American Bank board of directors in connection with United American Bank's consideration of a possible business combination. Sandler O'Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O'Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

        Sandler O'Neill acted as an independent financial advisor in connection with the proposed transaction and participated in certain of the negotiations leading to the execution of the merger agreement. At the January 10, 2018 meeting at which the United American Bank board of directors considered and discussed the terms of the merger agreement and the merger, Sandler O'Neill delivered to the United American Bank board of directors its oral opinion, which was subsequently confirmed in writing, to the effect that, as of January 10, 2018, the exchange ratio provided for in the merger agreement was fair to the holders of United American Bank common stock from a financial point of view. The full text of Sandler O'Neill's opinion is attached as Appendix B to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O'Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of United American Bank common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

        Sandler O'Neill's opinion speaks only as of the date of the opinion. The opinion was directed to the United American Bank board of directors in connection with its consideration of the merger agreement and the merger and does not constitute a recommendation to any shareholder of United American Bank as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the merger agreement and the merger. Sandler O'Neill's opinion was directed only to the fairness, from a financial point of view, of the exchange ratio to the holders of United American Bank common stock and does not address the underlying business decision of United American Bank to engage in the merger, the form or structure of the merger or any other transactions contemplated in the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for United American Bank or the effect of any other transaction in which United American Bank might engage. Sandler O'Neill did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any officer, director or employee of United American Bank or Heritage Commerce Corp, which for the purposes of this section we refer to as Heritage, or any class of such persons, if any, relative to the compensation to be received in the merger by any other shareholder, including the merger consideration to be received by the holders of United American Bank common stock. Sandler O'Neill's opinion was approved by Sandler O'Neill's fairness opinion committee.

        In connection with its opinion, Sandler O'Neill reviewed and considered, among other things:

  •
  A draft of the merger agreement, dated January 10, 2018;

  •
  Certain publicly available financial statements and other historical financial information of United American Bank that Sandler O'Neill deemed relevant;

  •
  Certain publicly available financial statements and other historical financial information of Heritage that Sandler O'Neill deemed relevant;

  •
  Certain internal financial projections for United American Bank for the years ending December 31, 2017 through December 31, 2021, as provided by the senior management of United American Bank;

  •
  Publicly available consensus mean analyst earnings per share estimates for Heritage for the years ending December 31, 2018 and December 31, 2019, as adjusted by the senior management of Heritage for certain tax rate changes, as well as a long-term earnings per share growth rate for the years thereafter and dividend payout ratio, as provided by the senior management of Heritage;

  •
  The pro forma financial impact of the merger on Heritage based on certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as well as certain assumptions relating to the retirement of the preferred stock issued by United American Bank pursuant to the Troubled Asset Relief Program Capital Purchase Program and Heritage's currently pending acquisition of Tri-Valley Bank, as provided by the senior management of Heritage, as well as internal financial projections for United American Bank for the years ending December 31, 2018 through December 31, 2021, as provided by the senior management of United American Bank and adjusted by the senior management of Heritage;

  •
  The publicly reported historical price and trading activity for Heritage common stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded;

  •
  A comparison of certain financial information for United American Bank and Heritage with similar institutions for which information is publicly available;

  •
  The financial terms of certain recent business combinations in the banking industry (on a nationwide and regional basis), to the extent publicly available;

  •
  The current market environment generally and the banking environment in particular; and

  •
  Such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O'Neill considered relevant.

        Sandler O'Neill also discussed with certain members of senior management of United American Bank and its representatives the business, financial condition, results of operations and prospects of United American Bank and held similar discussions with certain members of the management of Heritage and its representatives regarding the business, financial condition, results of operations and prospects of Heritage.

        In performing its review, Sandler O'Neill relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by Sandler O'Neill from public sources, that was provided to Sandler O'Neill by United American Bank or Heritage or their respective representatives or that was otherwise reviewed by Sandler O'Neill and Sandler O'Neill assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Sandler O'Neill relied on the assurances of the respective managements of United American Bank and Heritage that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Sandler O'Neill was not asked to and did not undertake an independent verification of any of such information and Sandler O'Neill did not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O'Neill did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of United American Bank or Heritage, or any of their respective subsidiaries, nor was Sandler O'Neill furnished with any such evaluations or appraisals. Sandler O'Neill rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of United American Bank or Heritage. Sandler O'Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of United American Bank or Heritage, or the combined entity after the merger and Sandler O'Neill did not review any individual credit files relating to United American Bank or Heritage. Sandler O'Neill assumed, with United American Bank's consent, that the respective allowances for loan losses for both United American Bank and Heritage were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.

        In preparing its analyses, Sandler O'Neill used certain internal financial projections for United American Bank for the years ending December 31, 2017 through December 31, 2021, as provided by the senior management of United American Bank. In addition, Sandler O'Neill used publicly available consensus mean analyst earnings per share estimates for Heritage for the years ending December 31, 2018 and December 31, 2019, as adjusted by the senior management of Heritage for certain tax rate changes, as well as a long-term earnings per share growth rate for the years thereafter and dividend payout ratio, as provided by the senior management of Heritage. Sandler O'Neill also received and used in its pro forma analyses certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as well as certain assumptions relating to the retirement of the preferred stock issued by United American Bank pursuant to the Troubled Asset Relief Program Capital Purchase Program and Heritage's currently pending acquisition of Tri-Valley Bank, as provided by the senior management of Heritage, as well as internal financial projections for United American Bank for the years ending December 31, 2018 through December 31, 2021, as provided by the senior management of United American Bank and adjusted by the senior management of Heritage. With respect to the foregoing information, the respective senior managements of United American Bank and Heritage confirmed to Sandler O'Neill that such information reflected the best currently available projections, estimates and judgments of those respective senior managements of the future financial performance of United American Bank and Heritage, respectively, and Sandler O'Neill assumed that the future financial performance reflected in such information would be achieved. Sandler O'Neill expressed no opinion as to such information, or the assumptions on which they were based. Sandler O'Neill also assumed that there had been no material change in the respective assets, financial condition, results of operations, business or prospects of United American Bank or Heritage since the date of the most recent financial statements made available to Sandler O'Neill. Sandler O'Neill assumed in all respects material to its analysis that United American Bank and Heritage will remain as going concerns for all periods relevant to its analyses.

        Sandler O'Neill also assumed, with United American Bank's consent, that: (i) each of the parties to the merger agreement will comply in all material respects with all material terms and conditions of the merger agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived; (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on United American Bank, Heritage or the merger or any related transaction; and (iii) the merger and any related transactions will be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with United American Bank's consent, Sandler O'Neill relied upon the advice that United American Bank received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement. Sandler O'Neill expressed no opinion as to any such matters.

        Sandler O'Neill's opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Sandler O'Neill as of, the date thereof. Events occurring after the date thereof could materially affect Sandler O'Neill's opinion. Sandler O'Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. Sandler O'Neill expressed no opinion as to the trading values of United American Bank common stock or Heritage common stock at any time or what the value of Heritage common stock will be once it is actually received by the holders of United American Bank common stock.

        In rendering its opinion, Sandler O'Neill performed a variety of financial analyses. The summary below is not a complete description of the analyses underlying Sandler O'Neill's opinion or the presentation made by Sandler O'Neill to United American Bank's board of directors, but is a summary of all material analyses performed and presented by Sandler O'Neill. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O'Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O'Neill's comparative analyses described below is identical to United American Bank or Heritage and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of United American Bank and Heritage and the companies to which they are being compared. In arriving at its opinion, Sandler O'Neill did not attribute any particular weight to any analysis or factor that it considered. Rather, Sandler O'Neill made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler O'Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Sandler O'Neill made its determination as to the fairness of the exchange ratio on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

        In performing its analyses, Sandler O'Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which are beyond the control of United American Bank, Heritage and Sandler O'Neill. The analyses performed by Sandler O'Neill are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O'Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to United American Bank's board of directors at its January 10, 2018 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O'Neill's analyses do not necessarily reflect the value of United American Bank common stock or the prices at which United American Bank common stock or Heritage common stock may be sold at any time. The analyses of Sandler O'Neill and its opinion were among a number of factors taken into consideration by United American Bank's board of directors in making its determination to approve the merger agreement and should not be viewed as determinative of the merger consideration or the decision of United American Bank's board of directors or management with respect to the fairness of the merger. The type and amount of consideration payable in the merger were determined through negotiation between United American Bank and Heritage.

        Summary of Implied Exchange Ratio and Implied Transaction Metrics.    Sandler O'Neill reviewed the financial terms of the proposed merger. As set forth in the merger agreement, at closing, each share of United American Bank common stock issued and outstanding immediately prior to the effective time, except for certain shares of United American Bank common stock as specified in the merger agreement, will be converted into the right to receive 2.1644 shares of the common stock of Heritage. Based on the closing price of Heritage common stock on January 9, 2018 of $15.65, Sandler O'Neill calculated an implied transaction price per share of United American Bank common stock of $33.87 and an aggregate implied transaction value of approximately $44.2 million in exchange for all United American Bank common stock and preferred shares issued and outstanding. Based upon historical financial information for United American Bank as of or for the last twelve months ("LTM") ended September 30, 2017, as provided by United American Bank's senior management, Sandler O'Neill calculated the following implied transaction metrics.(1)

Transaction Price / Last Twelve Months Earnings Per Share of United American Bank (As Reported):	5.5x
Transaction Price / Last Twelve Months Earnings Per Share of United American Bank (Excluding Non-Recurring)(2):	32.2x
Transaction Price / Tangible Book Value Per Share of United American Bank (As Reported):	206%
Transaction Price / Tangible Book Value Per Share of United American Bank (Adjusted for Tax Reform Impact on DTA)(3):	217%
Tangible Book Premium / Core Deposits(4):	8.5%
One Day Market Premium to United American Bank Closing Stock Price:	30.3%

Note:

(1)
Per share metrics calculated on an as-converted basis for Series D and E Preferred Stock ($3.2mm in additional tangible common equity, $21.5mm total)

(2)
Pretax income of $7.2mm, less negative provision of $4.1mm, less $0.8mm gain on sale of OREO, and fully taxed at 41%

(3)
$1.2mm estimated change as provided by United American Bank management

(4)
Core deposits calculated as total deposits less CD's greater than $100,000

        United American Bank Comparable Company Analyses.    Sandler O'Neill used publicly available information to compare selected financial information for United American Bank with a group of financial institutions selected by Sandler O'Neill (the "United American Bank Peer Group"). The United American Bank Peer Group consisted of publicly-traded banks headquartered in California with total assets between $250 million and $350 million, excluding announced merger targets. The United American Bank Peer Group consisted of the following companies:

Pinnacle Bank	River Valley Community Bancorp
Mission Valley Bancorp	Uniti Financial Corporation(1)
Bank of Santa Clarita	Community Bank of the Bay
MNB Holdings Corporation(1)	US Metro Bank
Liberty Bancorp(1)	Community Bancorp of Santa Maria
Pacific Alliance Bank	Summit Bancshares, Inc.
Lighthouse Bank	Pacific Valley Bank

        The analysis compared publicly available financial information for United American Bank as of or for the LTM period ended September 30, 2017 with the corresponding publicly available data for the United American Bank Peer Group as of or for the LTM period ended September 30, 2017 (unless otherwise noted), with pricing data as of January 9, 2018. The table below sets forth the data for United American Bank and the high, low, median and mean data for the United American Bank Peer Group.

		United American Bank Peer Group(1)
	United American Bank
		High	Low	Mean	Median
Total Assets (in millions)	$336	$345	$256	$290	$281
Market Value (in millions)	$22	$71	$17	$42	$43
Price/Tangible Book Value	128%	188%	90%	133%	139%
Price/LTM Earnings Per Share	3.9x/24.7x(2)(3)	25.4x	7.2x	15.8x	15.5x
Current Dividend Yield	0.0%	1.4%	0.0%	0.2%	0.0%
1 Year Price Change	92.0%	95.6%	(3.5)%	38.4%	40.3%
LTM Efficiency Ratio	72%	82%	52%	65%	64%
LTM Net Interest Margin	3.34%	5.00%	2.86%	3.84%	3.86%
LTM Return on Average Assets	1.77%/0.44%(3)	3.01%	0.54%	1.10%	0.91%
LTM Return on Average Tangible Common Equity	34.7%/8.6%(3)	20.7%	5.1%	10.3%	9.1%
Tangible Common Equity/Tangible Assets	5.4%	17.2%	7.0%	10.8%	10.2%
CRE Concentration Ratio	260%	407%	135%	286%	273%
Loans/Deposits	75%	107%	59%	84%	87%
Non-performing Assets/Total Assets	0.30%	0.74%	0.00%	0.28%	0.18%

Note:

(1)
Bank-level data used where consolidated data was unavailable; June 30, 2017 data used for Uniti Financial Corporation, MNB Holdings Corporation and Liberty Bancorp

(2)
Calculated assuming 1,305,734 shares outstanding

(3)
Pretax income of $7.2mm, less negative provision of $4.1mm, less $0.8mm gain on sale of OREO, and fully taxed at 41%

        United American Bank Net Present Value Analyses.    Sandler O'Neill performed an analysis that estimated the net present value per share of United American Bank common stock assuming United American Bank performed in accordance with internal forecasts for United American Bank for the years ending December 31, 2017 through December 31, 2021, as provided by the senior management of United American Bank. To approximate the terminal value of a share of United American Bank common stock at December 31, 2021, Sandler O'Neill applied price to 2021 earnings per share multiples ranging from 10.0x to 18.0x and price to December 31, 2021 tangible book value per share multiples ranging from 100% to 150%. The terminal values were then discounted to present values using different discount rates ranging from 10.0% to 15.0% which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of United American Bank common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of United American Bank common stock of $11.48 to $24.69 when applying multiples of earnings per share and $13.72 to $24.59 when applying multiples of tangible book value per share.

	Earnings Per Share Multiples
Discount Rate	10.0x	11.6x	13.2x	14.8x	16.4x	18.0x
10.0%	$13.72	$15.91	$18.10	$20.30	$22.49	$24.69
11.0%	$13.23	$15.34	$17.46	$19.58	$21.69	$23.81
12.0%	$12.76	$14.80	$16.85	$18.89	$20.93	$22.97
13.0%	$12.32	$14.29	$16.26	$18.23	$20.20	$22.17
14.0%	$11.89	$13.79	$15.69	$17.60	$19.50	$21.40
15.0%	$11.48	$13.32	$15.16	$16.99	$18.83	$20.67

	Tangible Book Value Per Share Multiples
Discount Rate	100%	110%	120%	130%	140%	150%
10.0%	$16.39	$18.03	$19.67	$21.31	$22.95	$24.59
11.0%	$15.81	$17.39	$18.97	$20.55	$22.14	$23.72
12.0%	$15.25	$16.78	$18.31	$19.83	$21.36	$22.88
13.0%	$14.72	$16.19	$17.67	$19.14	$20.61	$22.08
14.0%	$14.21	$15.63	$17.05	$18.48	$19.90	$21.32
15.0%	$13.72	$15.10	$16.47	$17.84	$19.21	$20.59

        Sandler O'Neill also considered and discussed with the United American Bank board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O'Neill performed a similar analysis assuming United American Bank's net income varied from 15% above projections to 15% below projections. This analysis resulted in the following range of per share values for United American Bank common stock, applying the price to 2021 earnings per share multiples range of 10.0x to 18.0x referred to above and a discount rate of 13.17%.

	Earnings Per Share Multiples
Variance to Net Income Forecast	10.0x	11.6x	13.2x	14.8x	16.4x	18.0x
(15.0)%	$10.41	$12.07	$13.74	$15.40	$17.07	$18.73
(10.0)%	$11.02	$12.78	$14.54	$16.31	$18.07	$19.83
(5.0)%	$11.63	$13.49	$15.35	$17.21	$19.07	$20.93
0.0%	$12.24	$14.20	$16.16	$18.12	$20.08	$22.04
5.0%	$12.85	$14.91	$16.97	$19.02	$21.08	$23.14
10.0%	$13.47	$15.62	$17.78	$19.93	$22.09	$24.24
15.0%	$14.08	$16.33	$18.58	$20.84	$23.09	$25.34

        Sandler O'Neill noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

        Analysis of Selected Merger Transactions.    Sandler O'Neill reviewed a group of selected merger and acquisition transactions involving U.S. banks (the "Nationwide Precedent Transactions"). The Nationwide Precedent Transactions group consisted of bank transactions announced between January 1, 2017 and January 9, 2018 with disclosed deal values, target assets between $250 million and $350 million, and target NPAs/Assets less than 2.5%.

        The Nationwide Precedent Transactions group was composed of the following transactions:

Acquiror	Target
LCNB Corp. (OH)	Columbus First Bancorp, Inc. (OH)
Equity Bancshares, Inc. (KS)	Kansas Bank Corporation (KS)
Independent Bank Corporation (MI)	TCSB Bancorp, Inc. (MI)
CB Financial Services, Inc. (PA)	First West Virginia Bancorp, Inc. (WV)
Suncrest Bank (CA)	CBBC Bancorp (CA)
Bangor Bancorp, MHC (ME)	First Colebrook Bancorp, Inc. (NH)
Business First Bancshares, Inc. (LA)	Minden Bancorp, Inc. (LA)
Brookline Bancorp, Inc. (MA)	First Commons Bank, National Association (MA)
First American Bank Corporation (IL)	Southport Financial Corporation (WI)
Triumph Bancorp, Inc. (TX)	Valley Bancorp, Inc. (CO)
Select Bancorp, Inc. (NC)	Premara Financial, Inc. (NC)
Equity Bancshares, Inc. (KS)	Eastman National Bancshares, Inc. (OK)
Equity Bancshares, Inc. (KS)	Cache Holdings, Inc. (OK)
QCR Holdings, Inc. (IL)	Guaranty Bank and Trust Co. and other assets
Seacoast Banking Corporation of Florida (FL)	Palm Beach Community Bank (FL)
Seacoast Commerce Banc Holdings (CA)	Capital Bank (CA)
Sierra Bancorp (CA)	OCB Bancorp (CA)
Mid Penn Bancorp, Inc. (PA)	Scottdale Bank & Trust Company (PA)
Citizens Community Bancorp, Inc. (WI)	Wells Financial Corp. (MN)
Progress Financial Corporation (AL)	First Partners Financial, Inc. (AL)
Old Line Bancshares, Inc. (MD)	DCB Bancshares, Inc. (MD)
HCBF Holding Company, Inc. (FL)	Jefferson Bankshares, Inc. (FL)

        Using the latest publicly available information prior to the announcement of the relevant transaction, Sandler O'Neill reviewed the following transaction metrics: transaction price to LTM earnings per share, transaction price to tangible book value per share, tangible book value premium to core deposits and one-day market premium. Sandler O'Neill compared the indicated transaction multiples for the merger to the high, low, mean and median multiples of the Nationwide Precedent Transactions group.

		Nationwide Precedent Transactions
	United American Bank / Heritage
		High	Low	Mean	Median
Transaction Price / LTM Earnings Per Share:	5.5x/32.2x(2)	30.0x	10.7x	19.6x	19.4x
Transaction Price/ Tangible Book Value Per Share:	206%	207%	116%	162%	159%
Tangible Book Value Premium to Core Deposits(1):	8.5%	38.0%	3.7%	11.7%	9.9%
1-Day Market Premium	30.3%	153.5%	(10.9)%	57.1%	37.8%

Note:

(1)
Core Deposits calculated as total deposits less CDs greater than $100,000

(2)
Pretax income of $7.2mm, less negative provision of $4.1mm, less $0.8mm gain on sale of OREO, and fully taxed at 41%

        Sandler O'Neill also reviewed an additional group of selected merger and acquisition transactions involving U.S. banks (the "Western Region Precedent Transactions"). The Western Region Precedent Transactions group consisted of bank transactions with targets headquartered in the western region, announced between January 1, 2017 and January 9, 2018 with disclosed deal values and target assets between $200 million and $400 million.

        The Western Region Precedent Transactions group was composed of the following transactions:

Acquiror	Target
Amalgamated Bank (NY)	New Resource Bancorp (CA)
Suncrest Bank (CA)	CBBC Bancorp (CA)
Bank of Marin Bancorp (CA)	Bank of Napa, N.A. (CA)
First Foundation Inc. (CA)	Community 1st Bancorp (CA)
Seacoast Commerce Banc Holdings (CA)	Capital Bank (CA)
Central Valley Community Bancorp (CA)	Folsom Lake Bank (CA)
Sierra Bancorp (CA)	OCB Bancorp (CA)
Glacier Bancorp, Inc. (MT)	TFB Bancorp, Inc. (AZ)
State Bank Corp. (AZ)	Country Bank (AZ)

        Using the latest publicly available information prior to the announcement of the relevant transaction, Sandler O'Neill reviewed the following transaction metrics: transaction price to LTM earnings per share, transaction price to tangible book value per share, tangible book value premium to core deposits and one-day market premium. Sandler O'Neill compared the indicated transaction multiples for the merger to the high, low, mean and median multiples of the Western Region Precedent Transactions group.

		Western Region Precedent Transactions
	United American Bank / Heritage
		High	Low	Mean	Median
Transaction Price / LTM Earnings Per Share:	5.5x/32.2x(2)	35.9x	17.5x	24.0x	23.0x
Transaction Price/ Tangible Book Value Per Share:	206%	202%	135%	175%	176%
Tangible Book Value Premium to Core Deposits(1):	8.5%	16.5%	4.6%	10.1%	8.8%
1-Day Market Premium	30.3%	68.7%	24.9%	44.9%	43.7%

Note:

(1)
Core Deposits calculated as total deposits less CDs greater than $100,000

(2)
Pretax income of $7.2mm, less negative provision of $4.1mm, less $0.8mm gain on sale of OREO, and fully taxed at 41%

        Heritage Comparable Company Analyses.    Sandler O'Neill used publicly available information to compare selected financial information for Heritage with a group of financial institutions selected by Sandler O'Neill, which we refer to as the "Heritage Peer Group"). The Heritage Peer Group consisted of NYSE, NYSE American and NASDAQ exchange-traded banks headquartered in the western region with assets between $1 billion and $5 billion, excluding announced merger targets. The Heritage Peer Group consisted of the following companies:

TriCo Bancshares	First Foundation Inc.
Heritage Financial Corporation	Preferred Bank
Bank of Marin Bancorp	Sierra Bancorp
RBB Bancorp	Northrim BanCorp, Inc.
Central Valley Community Bancorp	Bank of Commerce Holdings
Pacific Mercantile Bancorp	First Financial Northwest, Inc.

        The analysis compared publicly available financial information for Heritage as of or for the LTM period ended September 30, 2017 with the corresponding publicly available data for the Heritage Peer Group as of or for the LTM period ended September 30, 2017, with pricing data as of January 9, 2018. The table below sets forth the data for Heritage and the high, low, median and mean data for the Heritage Peer Group.

		Heritage Peer Group
	Heritage	High	Low	Mean	Median
Total Assets (in millions)	$2,844	$4,656	$1,164	$2,404	$1,860
Market Value (in millions)	$594	$923	$170	$481	$415
Price/Tangible Book Value	268%	282%	119%	185%	182%
Price/LTM Earnings Per Share	20.4x	24.3x	14.4x	18.5x	18.0x
Price/Estimated 2017 Earnings Per Share	19.4x	21.7x	14.7x	18.0x	18.2x
Price/Estimated 2018 Earnings Per Share	15.4x	18.4x	11.7x	15.2x	14.5x
Current Dividend Yield	2.6%	2.6%	0.0%	1.4%	1.6%
1 Year Price Change	14.1%	31.4%	(18.4)%	11.3%	15.9%
LTM Efficiency Ratio	53%	82%	37%	61%	64%
LTM Net Interest Margin	4.00%	4.37%	2.96%	3.85%	3.85%
LTM Return on Average Assets	1.12%	1.75%	0.72%	1.07%	1.06%
LTM Return on Average Tangible Common Equity	14.4%	15.9%	6.4%	10.9%	10.6%
Tangible Common Equity/Tangible Assets	8.0%	14.2%	8.4%	10.4%	10.1%
CRE Concentration Ratio	199%	653%	171%	295%	247%
Loans/Deposits	63%	116%	64%	87%	84%
Non-performing Assets/Total Assets	0.10%	2.21%	0.20%	0.88%	0.81%

        Heritage Stock Trading History.    Sandler O'Neill reviewed the historical stock price performance of Heritage common stock for the one and three-year periods ended January 9, 2018. Sandler O'Neill then compared the relationship between the stock price performance of Heritage's common stock to movements in the Heritage Peer Group as well as certain stock indices.

Heritage One-Year Stock Price Performance

	Beginning January 9, 2017	Ending January 9, 2018
Heritage	100.0%	114.1%
Heritage Peer Group(1)	100.0%	115.9%
NASDAQ Bank Index	100.0%	107.4%
S&P 500 Index	100.0%	121.3%

Note:

(1)
RBB Bancorp was excluded from the Heritage Peer Group due to lack of trading history

 Heritage One-Year Stock Price Performance

	Beginning January 9, 2015	Ending January 9, 2018
Heritage	100.0%	177.8%
Heritage Peer Group(1)	100.0%	165.7%
NASDAQ Bank Index	100.0%	160.8%
S&P 500 Index	100.0%	134.5%

Note:

(1)
RBB Bancorp were excluded from the Heritage Peer Group due to lack of trading history

        Heritage Net Present Value Analyses.    Sandler O'Neill performed an analysis that estimated the net present value per share of Heritage common stock assuming that Heritage performed in accordance with publicly available consensus mean analyst earnings per share estimates for Heritage for the years ending December 31, 2018 and December 31, 2019, as adjusted by the senior management of Heritage for certain tax rate changes, as well as an estimated long-term annual earnings per share growth rate for the years thereafter and dividend payout ratio, as provided by the senior management of Heritage. To approximate the terminal value of Heritage common stock at December 31, 2021, Sandler O'Neill applied price to 2021 earnings per share multiples ranging from 14.0x to 18.0x and price to December 31, 2021 tangible book value per share multiples ranging from 160% to 260%. The terminal values were then discounted to present values using different discount rates ranging from 9.0% to 15.0% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Heritage common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Heritage common stock of $13.38 to $20.44 when applying multiples of earnings per share and $9.78 to $18.01 when applying multiples of tangible book value per share.

	Earnings Per Share Multiples
Discount Rate	14.0x	14.8x	15.6x	16.4x	17.2x	18.0x
9.0%	$16.36	$17.18	$17.99	$18.81	$19.63	$20.44
10.0%	$15.81	$16.59	$17.38	$18.17	$18.96	$19.74
11.0%	$15.28	$16.04	$16.80	$17.55	$18.31	$19.07
12.0%	$14.77	$15.50	$16.24	$16.97	$17.70	$18.43
13.0%	$14.29	$14.99	$15.70	$16.41	$17.11	$17.82
14.0%	$13.82	$14.50	$15.19	$15.87	$16.55	$17.23
15.0%	$13.38	$14.04	$14.70	$15.35	$16.01	$16.67

	Tangible Book Value Per Share Multiples
Discount Rate	160%	180%	200%	220%	240%	260%
9.0%	$11.89	$13.12	$14.34	$15.57	$16.79	$18.01
10.0%	$11.50	$12.68	$13.86	$15.04	$16.22	$17.40
11.0%	$11.13	$12.26	$13.40	$14.54	$15.68	$16.81
12.0%	$10.77	$11.86	$12.96	$14.06	$15.16	$16.25
13.0%	$10.42	$11.48	$12.54	$13.60	$14.66	$15.72
14.0%	$10.09	$11.11	$12.14	$13.16	$14.18	$15.20
15.0%	$9.78	$10.76	$11.75	$12.74	$13.73	$14.71

        Sandler O'Neill also considered and discussed with the United American Bank board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O'Neill performed a similar analysis assuming

Heritage's net income varied from 15% above estimates to 15% below estimates. This analysis resulted in the following range of per share values for Heritage common stock, applying the price to 2021 earnings per share multiples range of 14.0x to 18.0x referred to above and a discount rate of 11.14%.

	Earnings Per Share Multiples
Variance to Net Income Forecast	14.0x	14.8x	15.6x	16.4x	17.2x	18.0x
(15.0)%	$13.22	$13.86	$14.51	$15.15	$15.79	$16.43
(10.0)%	$13.88	$14.56	$15.24	$15.92	$16.60	$17.28
(5.0)%	$14.54	$15.26	$15.98	$16.70	$17.41	$18.13
0.0%	$15.21	$15.96	$16.72	$17.47	$18.23	$18.98
5.0%	$15.87	$16.66	$17.45	$18.24	$19.04	$19.83
10.0%	$16.53	$17.36	$18.19	$19.02	$19.85	$20.68
15.0%	$17.19	$18.06	$18.92	$19.79	$20.66	$21.53

        Sandler O'Neill noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

        Pro Forma Merger Analysis.    Sandler O'Neill analyzed certain potential pro forma effects of the merger. In performing this analysis, Sandler O'Neill utilized the following information and assumptions: (i) the merger closes on June 30, 2018; (ii) internal financial projections for United American Bank for the years ending December 31, 2018 through December 31, 2021, as provided by the senior management of United American Bank and adjusted by the senior management of Heritage; (iii) publicly available consensus mean analyst earnings per share estimates for Heritage for the years ending December 31, 2018 and December 31, 2019, as adjusted by the senior management of Heritage for certain tax rate changes, as well as a long-term annual earnings per share growth rate for the years thereafter and dividend payout ratio, as provided by the senior management of Heritage; and (iv) certain assumptions relating purchase accounting adjustments, cost savings and transaction expenses, as well as certain assumptions relating to the retirement of the preferred stock issued by United American Bank pursuant to the Troubled Asset Relief Program Capital Purchase Program and Heritage's currently pending acquisition of Tri-Valley Bank, as provided by the senior management of Heritage. The analysis indicated that the merger could be accretive to Heritage's earnings per share (excluding one-time transaction costs and expenses) and dilutive to Heritage's estimated tangible book value at closing.

        In connection with this analysis, Sandler O'Neill considered and discussed with United American Bank's board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

        Sandler O'Neill's Relationship.    Sandler O'Neill has acted as United American Bank's financial advisor in connection with the merger and will receive a fee for its services in an amount equal to 1.50% of the aggregate purchase price, which fee at the time of announcement of the merger would be approximately $800 thousand. Sandler O'Neill's transaction fee is contingent upon consummation of the merger. Sandler O'Neill also received a fee for rendering its opinion equal to $200 thousand, which opinion fee will be credited in full towards the transaction fee which will become payable to Sandler O'Neill on the day of closing of the merger. United American Bank has also agreed to indemnify Sandler O'Neill against certain claims and liabilities arising out of Sandler O'Neill's engagement and to reimburse Sandler O'Neill for certain of its out-of-pocket expenses incurred in connection with Sandler O'Neill's engagement. In the two years preceding the date of Sandler O'Neill's opinion, Sandler O'Neill did not provide any other investment banking services to United American Bank. In the two years preceding the date of Sandler O'Neill's opinion, Sandler O'Neill provided certain investment banking services to, and received fees from, Heritage. Most recently, Sandler O'Neill acted as the lead book-running manager in connection with Heritage's offer and sale of subordinated debt, which transaction occurred in May 2017. In addition, in the ordinary course of Sandler O'Neill's business as a broker-dealer, Sandler O'Neill may purchase securities from and sell securities to Heritage and its affiliates. Sandler O'Neill may also actively trade the equity and debt securities of Heritage and its affiliates for Sandler O'Neill's own account and for the accounts of Sandler O'Neill's customers.

Material United States Federal Income Tax Consequences to United American Bank Common Shareholders

        The following is a general description of the anticipated material U.S. federal income tax consequences of the merger to holders of United American Bank common stock. This discussion is based upon the Internal Revenue Code, the United States federal income tax regulations promulgated or proposed thereunder (the "Treasury Regulations"), judicial authorities and published positions of the Internal Revenue Service, all as currently in effect and all of which are subject to change. Accordingly, the U.S. federal income tax consequences of the merger to the holders of United American Bank common stock and preferred stock could differ from those described below.

        Except as specifically stated herein, this discussion is limited to U.S. holders (as defined below) that hold shares of United American Bank common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code for U.S. federal income tax purposes. This discussion does not address the tax consequences applicable to holders of preferred stock or to United American Bank shareholders that are not U.S. holders, nor does it address all of the tax consequences that may be relevant to particular U.S. holders that are subject to special treatment under U.S. federal income tax laws, including, without limitation, financial institutions, insurance companies, partnerships and other pass-through entities, tax-exempt organizations, regulated investment companies, real estate investment trusts, dealers in securities or currencies, U.S. persons whose functional currency is not the U.S. dollar, traders in securities that elect to use a mark-to-market method of accounting, persons that hold United American Bank common stock as part of a straddle, hedge, constructive sale or conversion transaction, certain former citizens and long-term residents of the United States, U.S. persons owning 5% or more of United American Bank stock or who are affiliates of United American Bank and U.S. holders that acquired their shares of United American Bank common stock and preferred stock through the exercise of an employee stock option or otherwise as compensation.

        If a partnership or other entity taxed as a partnership holds United American Bank common stock, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partnerships holding United American Bank common stock and partners in such partnerships should consult with their tax advisors about the tax consequences of the merger to them.

        This discussion neither addresses the tax consequences of the merger under state, local or foreign tax laws nor any U.S. federal tax consequences other than income tax, including, but not limited to, U.S. federal gift tax and estate tax consequences. This discussion also does not address the tax consequences of any transaction other than the merger.

        For purposes of this section, the term "U.S. holder" means a beneficial owner of United American Bank common stock that is for U.S. federal income tax purposes (i) an individual who is a citizen or resident of the United States, (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state or a political subdivision thereof, (iii) an estate that is subject to U.S. federal income tax on its income regardless of its source, or (iv) a trust, the substantial decisions of which are controlled by one or more U.S. persons and which is subject to the primary supervision of a U.S. court, or that has validly elected under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

  Tax Consequences of the Merger

        The merger has been structured to qualify as a "reorganization" under Section 368(a) of the Internal Revenue Code for U.S. federal income tax purposes. Buchalter, A Professional Corporation, counsel to Heritage, and Sheppard Mullin Richter & Hampton LLP, counsel to United American Bank, have each agreed to deliver an opinion, dated the closing date of the merger, to the effect that the merger will be treated as a "reorganization" for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code. The opinions will assume that the merger will be completed according to the terms of the merger agreement without waiver or modification of any provision thereof. The opinions will rely on the facts as stated in the merger agreement, the Registration Statement on Form S-4 filed by Heritage in connection with the merger (of which this proxy statement/prospectus is a part) and certain other documents. In rendering the opinions, counsel will rely on the representations of United American Bank, ATBancorp, Heritage, and HBC, to be delivered at the time of closing (and counsel will assume that any representation that is qualified by belief, knowledge or materiality is true, correct and complete without such qualification). If any assumption or representation is or becomes inaccurate, the U.S. federal income tax consequences of the merger could be adversely affected. The opinions will be based on statutory, regulatory and judicial authority existing as of the date of the opinion.

        An opinion of counsel represents such counsel's best legal judgment, but is not binding on the Internal Revenue Service or on any court. Neither United American Bank, ATBancorp, Heritage nor HBC intends to request any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger. Consequently, no assurance can be given that the Internal Revenue Service will not assert, or that a court will not sustain, a position contrary to any of the tax consequences set forth below or any of the tax consequences described in the opinions.

        Based on representations to be contained in representation letters of officers of United American Bank, ATBancorp, Heritage, and HBC all of which must continue to be true and accurate in all material respects as of the effective time of the merger, and subject to the other matters set forth above, it is the respective opinions of Buchalter and Sheppard Mullin that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Based upon the foregoing, the material U.S. federal income tax consequences of the merger to U.S. holders will be as described below.

  Tax Consequences of the Merger for holders of United American Bank Common Stock

        Except as described below under "—Cash in Lieu of Fractional Shares of Heritage," a U.S. holder that exchanges all of its shares of United American Bank common stock for shares of Heritage common stock pursuant to the merger will not recognize gain or loss in connection with such exchange.

        A U.S. holder's aggregate tax basis in the Heritage common stock received in the merger, including any fractional shares deemed received by the U.S. holder under the treatment discussed below under "—Cash in Lieu of Fractional Shares of Heritage," will equal such U.S. holder's aggregate tax basis in the United American Bank common stock surrendered by such U.S. holder in the merger. The holding period for the shares of Heritage common stock received by such U.S. holder in the merger, including any fractional shares deemed received by the U.S. holder under the treatment discussed below under "—Cash in Lieu of Fractional Shares of Heritage," will include the holding period for the shares of United American Bank common stock exchanged therefor. If a U.S. holder acquired different blocks of United American Bank common stock at different times or different prices, such holder's tax basis and holding periods may be determined with reference to each block of United American Bank common stock.

  Cash in Lieu of Fractional Shares of Heritage Common Stock

        A U.S. holder that receives cash instead of a fractional share of Heritage common stock will be treated as having received the fractional share of Heritage common stock pursuant to the merger and then having exchanged the fractional share of Heritage common stock for cash in a redemption by Heritage. This deemed redemption will be treated as a sale or exchange and a U.S. holder will recognize gain or loss equal to the difference between (i) the amount of cash received by such U.S. holder and (ii) the portion of the basis of the shares of United American Bank common stock allocable to such fractional interest. Such gain or loss will constitute capital gain or loss and will be long-term capital gain or loss if the U.S. holder's holding period for the United American Bank common stock exchanged by such U.S. holder is greater than one year as of the effective time of the merger. Long-term capital gains of non-corporate U.S. holders are generally subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations. Capital gains recognized by individuals, trusts and estates also may be subject to a 3.8% federal Medicare contribution tax on "net investment income" as provided in Section 1411 of the Internal Revenue Code.

        Notwithstanding the previous paragraph, if the receipt of the cash is deemed to be essentially equivalent to the distribution of a dividend to the U.S. holder, the gain would be treated as dividend income. A dividend from Heritage would generally be treated as a "qualified dividend" and, as such, taxed at the same rates applicable to long-term capital gains so long as the requisite holding period is met.

  Dissenting Shareholders

        A dissenting U.S. holder who exchanges all of the holder's shares of United American Bank common stock for cash generally will recognize capital gain or loss equal to the difference between (i) the amount of cash received by the holder and (ii) the holder's adjusted tax basis in the United American Bank common stock exchanged therefor. Such gain or loss generally will constitute capital gain or loss and, if the holder held the shares for more than one year at the effective time of the exchange, will be long-term capital gain or loss. Long-term capital gains of non-corporate U.S. holders are generally subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations. Capital gains recognized by individuals, trusts and estates also may be subject to a 3.8% federal Medicare contribution tax on "net investment income" as provided in Section 1411 of the Internal Revenue Code.

  Information Reporting and Backup Withholding

        Cash payments received in the merger by a U.S. holder may, under certain circumstances, be subject to information reporting and backup withholding of the cash payable to the U.S. holder, unless the U.S. holder provides proof of an applicable exemption, furnishes its taxpayer identification number (in the case of individuals, their social security number) and otherwise complies with all applicable requirements of the backup withholding rules. Certain holders (such as corporations) are exempt from backup withholding. Holders exempt from backup withholding may be required to comply with certification requirements and identification procedures in order to establish an exemption from information reporting and backup withholding or otherwise avoid possible erroneous backup withholding. Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the U.S. holder's U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

        THE FOREGOING IS NOT A SUBSTITUTE FOR AN INDIVIDUAL ANALYSIS OF THE TAX CONSEQUENCES OF THE MERGER TO UNITED AMERICAN BANK SHAREHOLDERS. UNITED AMERICAN BANK SHAREHOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES OF THE MERGER TO THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL (INCLUDING THE ALTERNATIVE MINIMUM TAX), STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND OF CHANGES IN THOSE LAWS.

Accounting Treatment of the Merger

        The merger will be accounted for under the acquisition method of accounting under generally accepted accounting principals in the United States. Under this method, United American Bank's assets and liabilities as of the date of the merger will be recorded at their respective fair values and added to those of Heritage. Any excess between the purchase price for United American Bank and the fair value of the identifiable net assets acquired (including core deposit intangibles) will be recorded as goodwill. In accordance with FASB Accounting Standards Codification (ASC) Topic 350, "Intangibles—Goodwill and Other," the goodwill resulting from the merger will not be amortized to expense, but instead will be reviewed for impairment at least annually and to the extent goodwill is impaired, its carrying value will be written down to its implied fair value and a charge will be made to earnings. Core deposit and other intangibles with definite useful lives recorded by Heritage in connection with the merger will be amortized to expense. The financial statements of Heritage after the merger will reflect the results attributable to the acquired operations of United American Bank beginning on the date of completion of the merger.

Sale or Transfer of Heritage Common Stock

        The shares of Heritage common stock that United American Bank common shareholders receive as a result of the merger will be registered under the Securities Act of 1933 as amended, or the Securities Act. You may freely sell or transfer these shares of Heritage common stock if you are not considered an "affiliate" of Heritage, as that term is defined in the federal securities laws. Generally, an "affiliate" of Heritage is any person or entity directly or indirectly controlling or who is controlled by Heritage. Heritage's affiliates generally include directors, certain executive officers and holders of 10% or more of Heritage's common stock.

Regulatory Approvals Required for the Merger

        Completion of the merger is subject to the receipt of all approvals required to complete the transactions contemplated by the merger agreement from the Federal Reserve, and the California Department of Business Oversight and the expiration of any applicable statutory waiting periods in each case subject to the condition that none of the approvals shall contain any "burdensome condition". The merger agreement defines a "burdensome condition" to mean any condition that would, or would be reasonably likely to, individually or in the aggregate, materially reduce the benefits of the merger to such a degree that a party would not have entered into the merger agreement had such conditions, restrictions or requirements been known at the date of execution of the merger agreement. Each of Heritage and United American Bank have agreed to take all actions that are necessary, proper and advisable in connection with obtaining all regulatory approvals, and have agreed to fully cooperate with the other in the preparation and filing of the applications and other documents necessary to complete the transactions contemplated by the merger. Heritage, HBC and United American Bank have filed, or are in the process of filing, applications and notifications to obtain these regulatory approvals.

        Although the parties currently believe they should be able to obtain all required regulatory approvals in a timely manner, they cannot be certain when or if they will obtain them or, if obtained, whether they will contain terms, conditions or restrictions not currently contemplated that will be detrimental to the combined company after the completion of the merger or will contain a burdensome condition.

  Federal Reserve Application Under the Bank Merger Act

        Because HBC is a state member bank regulated by the Federal Reserve, prior approval of the merger of United American Bank with and into HBC is required from the Federal Reserve, pursuant to Section 18(c) of the Federal Deposit Insurance Act, which we refer to as the Bank Merger Act (12 U.S.C. Section 1828(c)). In evaluating an application filed under the Bank Merger Act, the Federal Reserve is required to take into consideration: (i) the competitive impact of the proposed transactions; (ii) financial and managerial resources and future prospects of the banks party to the merger; (iii) the convenience and needs of the communities served by the banks and their compliance with the Community Reinvestment Act; (iv) the banks' effectiveness in combating money-laundering activities; and (v) the extent to which the proposed transactions would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. In connection with its review under the Bank Merger Act, the Federal Reserve provides an opportunity for public comment on the application for the merger and is authorized to hold a public meeting or other proceeding if it determines that would be appropriate.

        Transactions approved by the Federal Reserve under the Bank Merger Act generally may not be completed until thirty days after the approval of the Federal Reserve is received, during which time the Department of Justice may challenge the transaction on antitrust grounds. With the approval of the Federal Reserve and the concurrence of the Department of Justice, the waiting period may be reduced to no less than fifteen days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise. In reviewing the merger, the Department of Justice could analyze the merger's effect on competition differently than the Federal Reserve, and thus it is possible that the Department of Justice could reach a different conclusion than the Federal Reserve does regarding the merger's effects on competition. A determination by the Department of Justice not to object to the merger may not prevent the filing of antitrust actions by private persons or the state attorney general.

  California Department of Business Oversight Applications

        The prior approval of the California Department of Business Oversight will be required under Section 4880 et seq. of the California Financial Code to merge United American Bank with and into HBC. In reviewing the merger of United American Bank with and into HBC, the Department of Business Oversight will consider: (i) the competitive impact of the merger; (ii) the adequacy of the surviving depository corporation's shareholders' equity and financial condition; (iii) whether the directors and executive officers of the surviving depository institution will be satisfactory; (iv) whether the surviving depository corporation will afford reasonable promise of successful operation and whether it is reasonable to believe that the surviving depository corporation will be operated in a safe and sound manner and in compliance with all applicable laws; and (v) whether the merger is fair, just and equitable to the disappearing depository corporations and the surviving depository corporations.

  Additional Regulatory Approvals, Notices and Filings

        Additional notifications, filings and/or applications will be submitted to various other federal and state regulatory authorities and self-regulatory organizations in connection with the merger.

        Although Heritage and United American Bank expect to obtain the required regulatory approvals, there can be no assurances as to if, or when, these regulatory approvals will be obtained, the terms and conditions on which the approvals may be granted, or whether there will be litigation challenging such approvals. There can likewise be no assurances that U.S. or state regulatory authorities will not attempt to challenge the merger on antitrust grounds or for other reasons, or, if such a challenge is made, as to the result of any such challenge.

Management and Board of Directors of Heritage After the Merger

        Upon completion of the merger, the composition of the board of directors of the combined company will be the same as the current board of Heritage. The Heritage board of directors currently consists of nine directors and, upon the completion of the merger, they will continue as the members of the board of directors.

        The current executives and senior officers of Heritage and HBC will continue in their current positions. Information about the current Heritage directors and executive officers can be found in the documents listed under the section entitled "Where You Can Find More Information" beginning on page [    •    ].

Interests of United American Bank Directors' and Executive Officers' in the Merger

        In considering the recommendation of the United American Bank board of directors with respect to the merger, United American Bank shareholders should be aware that the directors and executive officers of United American Bank have certain interests in the merger that may be different from, or in addition to, the interests of United American Bank shareholders generally. The United American Bank board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated thereby and making its recommendation that United American Bank shareholders vote to approve the merger proposal. These interests are described in further detail below.

  Stock Ownership

        The directors and executive officers of United American Bank beneficially owned as of the record date, a total of 797,634 shares of United American Bank common stock, representing approximately 83.9% of the total outstanding shares of United American Bank common stock. Each of the directors of United American Bank has entered into a shareholder agreement with Heritage pursuant to which, among other things, the directors have agreed to vote any shares they beneficially own in favor of the merger proposal. The directors and executive officers of United American Bank will receive the same per share exchange ratio as the other shareholders of United American Bank.

  Change in Control Payments

        United American Bank has adopted an executive change in control plan that provides severance benefits for its executive officers in the event of a change in control. The merger will constitute a change of control as defined in the plan. Under the plan if an executive is terminated by an employer (including a successor employer) or the executive terminates his or her employment for a "good reason" within two years after a change of control the executive will be entitle to severance benefits of varying amounts depending on the executive's position at United American Bank. As a result of the merger, if their employment is terminated or the officer terminates his or her employment for "good reason", the chief executive officer would be entitled to two times his base salary and target plus prorata bonus (paid over twenty-four months), and the four other executive vice-presidents would be entitled to one time their respective base salary and target bonus plus prorata bonus (paid over twelve months). The chief executive officer will also be entitled to eighteen months of payments towards health benefits under the Consolidate Omnibus Budget Reconciliation Act of 1986 ("COBRA"), and the other executive officers will be entitled to twelve months of payments towards health benefits under COBRA.

        In the event any payments made to the executive would be nondeductible by reason of Section 280G of the Code, the amounts payable to the executive will be reduced to the largest amount that could be paid without any portion being nondeductible by reason of Section 280G. The merger will constitute a change of control for purposes of the executive change in control plan. The forgoing severance payments are conditioned upon the executive executing and delivering to United American Bank (or its successor) a release of claims agreement.

  Summary of Payments to Executive Officers

        The following table summarizes payments to be received by the executive officers of United American Bank under the executive change of control plan as a result of the consummation of the transactions under the merger agreement.

Name	Cash(1)	Other Benefits(2)	Total
John C. Schrup, President and CEO	$625,000	$13,806	$638,806
Frank M. Bartaldo, Senior Executive Vice President and Chief Banking Officer	$242,220	$12,468	$254,688
Glen A. Nissen, Executive Vice President and Chief Lending Officer	$207,360	$804	$208,164
Patricia A. Torres, Executive Vice President and Chief Information Officer	$203,001	$12,468	$215,469
Jack Nguyen, Executive Vice President	$232,329	—	$232,329

(1)
Represents estimated amount payable under the executive change in control severance plan with respect to termination of executive following a change in control. It is not anticipated that any of these amounts will be reduced, as required by Section 280G of the Internal Revenue Code as excess parachute payments.

(2)
Represents amount payable to executive with respect to COBRA benefits.

  Insurance

        Pursuant to the merger agreement, United American is required to obtain tail director and officer liability coverage comparable to the current policies of directors' and officers' liability insurance for a period of six years from the effective date of the merger with respect to possible claims against directors and/or executive officers of United American Bank arising from facts or events which occurred prior the effective time of the merger.

  Indemnification

        Heritage agreed to indemnify the directors and officers of United American Bank, against all losses, claims, damages, costs, expenses (including attorneys' fees), liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding, investigation or other legal proceeding, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or before the effective time of the merger, whether asserted or claimed before, at or after the effective time of the merger, arising in whole or in part out of or pertaining to the fact that he or she was acting in his or her capacity as a director or officer of United American Bank or a subsidiary thereof to the fullest extent that the indemnified party would be entitled under the articles of incorporation and bylaws of United American Bank as in effect on the date of the merger agreement and to the extent permitted by applicable law.

United American Bank Director Shareholder Agreements

        In connection with entering into the merger agreement and as an inducement to the willingness of Heritage and HBC to enter into the merger agreement, each of the United American Bank directors executed and delivered to Heritage a shareholder agreement, which we refer to collectively as the shareholder agreements. Each director entered into the shareholder agreement in his or her capacity as the record or beneficial owner of shares of United American Bank and not in his or her capacity as a director of United American Bank or as a trustee of any benefit plan. The following summary of the shareholder agreements is subject to, and qualified in its entirety by reference to, the full text of the shareholder agreements attached as Annex A to the merger agreement included this proxy statement/prospectus as Appendix A.

        Pursuant to the shareholder agreements, each director agreed to vote his or her shares of United American Bank common stock:

  •
  in favor of the merger, the merger agreement and the transactions contemplated by the merger agreement;

  •
  against any action or agreement that could be expected to result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement under the merger agreement; and

  •
  except with the prior written consent of Heritage, vote against the following actions (other than the merger and the transactions contemplated by the merger agreement): (i) any extraordinary corporate transactions, such as a merger, consolidation or other business combination; (ii) any sale, lease or transfer of a material amount of the assets; (iii) any change in the majority of the United American Bank board of directors; (iv) any material change in the present capitalization; (v) any amendment of the articles of incorporation or bylaws; (vi) any other material change in the corporate structure or business; or (vii) any other action which is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or materially adversely affect the merger.

        Each director, in his or her capacity as a shareholder, also agreed not to enter into any agreement or understanding with any person or entity to vote or give instructions in any manner inconsistent with the above clauses.

        Until the earlier of the termination of the merger agreement or the effective time of the merger, each director agreed not to, directly or indirectly:

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  sell, transfer, exchange, pledge, assign, hypothecate, encumber, tender or otherwise dispose of, or enforce or permit execution of the provisions of any redemption, share purchase or sale, recapitalization or other agreement with United American Bank or any other person;

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  enter into any contract, option or other agreement, arrangement or understanding with respect to the transfer of, directly or indirectly, any of the shares or any securities convertible into or exercisable for shares, any other capital stock of United American Bank or any interest in any of the foregoing with any person;

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  enter into swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the shares;

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  take any action that would make any of the shareholder's representations or warranties contained in the shareholder agreement untrue or incorrect in any material respect or have the effect of preventing or disabling the shareholder from performing the shareholder's obligations under the shareholder agreement; or

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  deposit any United American Bank shares in a voting trust or grant any proxy (other than to the proxy holders identified by the United American Bank board for the special shareholders' meeting to approve the merger) or enter into any voting agreement with respect to the shares.

        Each director, in his or her capacity as a shareholder, has further agreed to not directly or indirectly initiate, solicit, induce or knowingly encourage, or knowingly take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or reasonably would be expected to lead to an acquisition proposal, or participate in any discussion or negotiations regarding any acquisition proposal, or furnish, or otherwise afford access, to any person (other than Heritage) to any information or data with respect to United American Bank or otherwise relating to an acquisition proposal.

        The obligations of the directors will terminate upon the earlier of the consummation of the merger, or if the merger is not consummated, upon the termination of the merger agreement.

United American Bank Director and Executive Officer Non-Solicitation and Confidentiality Agreements

        In order for Heritage and HBC to have the full benefit of ownership of United American Bank and the business it conducts, including its goodwill, following the effective time of the merger each United American Bank director and executive officer has entered into a non-solicitation and confidentiality agreement with Heritage. The following summary is subject to, and qualified in its entirety in reference to, the full text of the agreements attached as Annex B and Annex C to the merger agreement included in this proxy statement/prospectus as Appendix A. The agreements provide that, each director and executing officer will not:

  •
  take any affirmative action, directly or indirectly, to hire, contact or solicit with respect to hiring, any person who was an employee of United American Bank at the effective time of the merger and who becomes an employee of Heritage, HBC or any of their respective subsidiaries in connection with the merger, or induce or otherwise counsel, advise or knowingly encourage any such person to leave the employ of Heritage, HBC or any of their respective subsidiaries, and

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  not directly or indirectly (i) induce, persuade, encourage or influence or attempt to induce, persuade, encourage or influence any person having a business relationship with United American Bank at the effective time at the merger and who continues to have a business relationship with HBC or Heritage on or after the effective time, to discontinue, reduce or restrict such relationship, or (ii) solicit or target the deposits, loans or other products and services from or to persons who were depositors, borrowers or customers of United American Bank at the effective of the merger, except for general solicitations that are directed to the general public and not directed specifically to persons who were depositors, borrowers or customers of United American Bank.

        General advertising or general solicitation through newspapers or other media of general circulation that is not specifically directed at employees of United American Bank, Heritage, HBC or their respective affiliates or subsidiaries is not prohibited by the agreement.

        The non-solicitation and confidentiality agreements also provide that, other than for the benefit of United American Bank, Heritage, HBC or their respective affiliates or subsidiaries, the United American Bank directors and executives shall (i) not use confidential information, (ii) not disclose trade secrets, or any part of any confidential information, to any other person, and (iii) upon the request of Heritage or HBC, deliver all documents, reports, drawings, designs, plans, proposals and other tangible evidence of confidential information possessed at the effective time of the merger or thereafter acquired by the director, to Heritage and HBC.

        The United American Bank directors and executive officers also agreed to hold any and all information regarding the merger and the merger agreement in strict confidence, and not to divulge any information to any third person, until such time as the merger had been publicly announced by United American Bank, Heritage and HBC, at which time he or she could divulge only such information as has been publicly disclosed.

        Each director agreed for a two year period from the effective time of the merger to support and refrain from (i) disparaging the goodwill and reputation of Heritage, HBC and United American Bank, and (ii) harming the customer and client relationships of United American Bank as of the effective time of the merger. Each director owning United American Bank common stock also agreed for a two year period from the effective time of the merger without the prior written consent of Heritage (which may be withheld in Heritage's sole and absolute discretion), with a few specific exceptions, he or she would not, directly or indirectly, own, manage, operate, control, engage in or have any interest in any person, firm, corporation or business (whether as an employee, officer, director, agent, security holder, or consultant), provided that the director is not prohibited from holding or making a passive investment not to exceed 10% of the outstanding shares in any class of security or the total outstanding equity of any such company that engages, in any manner, in the provision of commercial banking services (as defined in the agreement).

        The term of the non-solicitation and confidentiality agreements ends on the second anniversary of the effective time of the merger.

ATBancorp Agreements

        ATBancorp entered into a shareholder agreement with Heritage substantially similar to the agreements entered into by the directors of United American Bank to vote all of its voting power with regard to the United American Bank common stock and preferred stock in favor of the merger. See Annex D attached to the merger agreement included in the proxy statement/prospectus as Appendix A.

        ATBancorp entered into a non-solicitation and confidentiality agreement with Heritage substantially similar to the non-solicitation and confidentiality agreement entered into by each of the directors. ATBancorp further agreed in its agreement to release Heritage, HBC and United American Bank and their related parties and successors and assigns from any and all known and unknown claims or causes of action of any kind which ATBancorp or any of its related parties or successors and assigns or any of them, has now existing or that may hereafter arise in respect of any and all agreements and obligations incurred on or prior to the date of the merger agreement, except any such claims they may have arising out of the merger agreement.

        In the merger agreement, ATBancorp also agreed to enter into various transition agreements with Heritage and HBC at the time of the merger to: (i) facilitate the transition of the United American Bank's business and operations to HBC; (ii) maintain certain contractual arrangements that United American Bank maintains with ATBancorp; and (iii) transfer certain non-material assets held by United American Bank and ATBancorp.

Dissenters' Rights of United American Bank's Shareholders

        Dissenters' rights will be available to the United American Bank shareholders in accordance with Chapter 13 of the California Corporations Code. The required procedure set forth in Chapter 13 of the California Corporations Code must be followed exactly or any dissenters' rights may be lost.

        The information set forth below is a general summary of dissenters' rights as they apply to United American Bank shareholders and is qualified in its entirety by reference to Chapter 13 of the California Corporations Code which is attached to this proxy statement/prospectus as Appendix C.

  Fair Market Value of Shares

        If the merger is approved, United American Bank shareholders who dissent from the merger by complying with the procedures set forth in Chapter 13 of the California Corporations Code will be entitled to receive an amount equal to the fair market value of their shares as of January 10, 2018, the day immediately prior to, the first public announcement of the merger, excluding any change in such value as a consequence of the proposed merger.

  Voting Procedure

        In order to be entitled to exercise dissenters' rights, the shares of United American Bank capital stock which are outstanding on the record date and entitled to vote at the special shareholders' meeting must not have been voted "FOR" the merger by the holder of such shares. Thus, any United American Bank shareholder who wishes to dissent and executes and returns a proxy in the accompanying form or votes at the special shareholders' meeting must not vote "FOR" the merger. If the shareholder returns a proxy without voting instructions or with instructions to vote "FOR" the merger, or votes in person at the special shareholders' meeting "FOR" the merger, his or her shares will be counted as votes in favor of the merger and the shareholder will lose any dissenters' rights.

  Written Demand

        Furthermore, in order to preserve his or her dissenters' rights, a United American Bank shareholder must make a written demand upon United American Bank for the purchase of dissenting shares and payment to the shareholder of their fair market value, specifying the number of shares held of record by the shareholder and a statement of what the shareholder claims to be the fair market value of those shares as of January 10, 2018. The demand must be addressed to United American Bank, 101 South Ellsworth Avenue, San Mateo, California 94401, Attention: Corporate Secretary, and the demand must be received by United American Bank not later than thirty days after the date on which the written notice of approval, described below, is sent to shareholders who have not voted "FOR" approval of the merger. A vote "AGAINST" the merger does not constitute the written demand.

  Notice of Approval

        If the merger is approved by the United American Bank shareholders, United American Bank will have ten days after the approval to send to those shareholders who have not voted "FOR" approval of the merger a written notice of the approval accompanied by a copy of sections 1300 through 1304 of the California Corporations Code, a statement of the price determined by United American Bank to represent the fair market value of the dissenting shares as of January 10, 2018, and a brief description of the procedure to be followed if a shareholder desires to exercise dissenters' rights. The statement of price determined by United American Bank to represent the fair market value of dissenting shares, as set forth in the notice of approval, will constitute an offer by United American Bank to purchase the dissenting shares at the stated price if the merger becomes effective and the dissenting shares do not otherwise lose their status as such.

  Surrender of Certificates

        Within thirty days after the date on which the notice of the approval of the merger is mailed, the dissenting shareholder must surrender to United American Bank, at the office designated in the notice of approval, both the written demand and the certificates representing the dissenting shares to be stamped or endorsed with a statement that they are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed. Any shares of United American Bank capital stock that are transferred prior to their submission for endorsement lose their status as dissenting shares.

  Agreement on Price and Payment

        If United American Bank and the dissenting shareholder agree that the surrendered shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder will be entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement between United American Bank and the dissenting shareholder. Payment of the fair market value of the dissenting shares will be made within thirty days after the amount thereof has been agreed upon or thirty days after any statutory or contractual conditions to the merger have been satisfied, whichever is later, subject to the surrender of the certificates therefor, unless provided otherwise by agreement.

  Disagreement on Price and Court Determination

        If United American Bank denies that the shares surrendered are dissenting shares, or United American Bank and the dissenting shareholder fail to agree upon a fair market value of the shares of United American Bank capital stock, then the dissenting shareholder of United American Bank must, within six months after the notice of approval is mailed, file a complaint at the Superior Court of the proper county requesting the court to make the determination or intervene in any pending action brought by any other dissenting shareholder. If the complaint is not filed or intervention in a pending action is not made within the specified six-month period, the dissenters' rights are lost. If the fair market value of the dissenting shares is at issue, the court will determine, or will appoint one or more impartial appraisers to determine, the fair market value.

  Withdrawal of Demand

        A dissenting shareholder may not withdraw his or her dissent or demand for payment unless United American Bank consents to the withdrawal.

THE MERGER AGREEMENT

        The following is a summary of the material terms and conditions of the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. This summary is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Appendix A to, and incorporated by reference into, this proxy statement/prospectus. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this proxy statement/prospectus. You are urged to read the merger agreement carefully and in its entirety before making any decisions regarding the merger.

Effects of the Merger

        The merger agreement provides for the merger of United American Bank with and into HBC, a wholly-owned subsidiary of Heritage, with HBC surviving the merger. The merger agreement provides that the articles of incorporation and the bylaws of HBC as in effect immediately prior to the merger will be the articles of incorporation and bylaws of the surviving corporation. Each share of United American Bank common stock issued and outstanding (other than shares with respect to which dissenters' rights have been perfected) will be converted into the right to receive 2.1644 shares of Heritage common stock. Each share of Heritage common stock outstanding immediately before the merger closes will remain outstanding after the effectiveness of the merger.

        As a result of the merger, there will no longer be any outstanding shares of United American Bank common stock. United American Bank shareholders will only participate in the surviving corporation's future earnings and potential growth through their ownership of Heritage common stock. All of the other incidents of direct ownership of United American Bank common stock, such as the right to vote on certain corporate decisions, to elect directors and to receive dividends and distributions from United American Bank, will be extinguished upon completion of the merger. All of the property, rights, privileges and powers of HBC and United American Bank will vest in the surviving corporation, and all claims, obligations, liabilities, debts and duties of HBC and United American Bank will become the claims, obligations, liabilities, debts and duties of the surviving corporation.

Effective Time of the Merger

        The merger agreement provides that the merger will be consummated no later than five business days after the satisfaction or waiver of all the closing conditions, including the receipt of all regulatory and shareholder approvals and after the expiration of all regulatory waiting periods. The merger will be consummated legally at the time the agreement of merger has been duly filed with Department of Business Oversight and the Secretary of State of the State of California. As of the date of this proxy statement/prospectus, the parties expect that the merger will be effective in the second or early third quarter of 2018. However, there can be no assurance as to when or if the merger will occur.

        If the merger is not completed by 11:59 p.m. on October 1, 2018, the merger agreement may be terminated by either United American Bank or Heritage, unless the party who's failure to perform any obligation required to be performed by such party was the primary cause of, or resulted in the failure of the merger to be consummated by such time.

Letter of Transmittal; Exchange Agent; and Exchange Procedure

        Following the effectiveness of the merger, a letter of transmittal form will be sent by an exchange agent containing instructions for endorsing and surrendering the United American Bank stock certificates or book entry shares. Heritage has appointed EQ Shareowner Services as exchange agent for the purpose of exchanging the merger consideration for United American Bank stock certificates or book-entry shares. United American Bank shareholders must follow the instructions on the letter of transmittal to send in their United American Bank stock certificates in exchange for new Heritage stock certificates or book-entry shares.

        United American Bank shareholders will not receive any dividends or other distributions of any kind which are declared payable to shareholders of record of Heritage common stock after the effective time of the merger until such shareholder properly surrenders his, her or its United American Bank stock certificates. Upon proper surrender, such shareholder will be paid, without interest, any dividends or other distributions with respect to the shares of Heritage common stock as to which the record date and payment date occurred on or after the effective time of the merger and on or before the date on which the shareholder surrendered his, her or its United American Bank stock certificates.

        Neither United American Bank nor Heritage will be liable to United American Bank shareholders for such shares (or dividends or distributions thereon) or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

        In order for United American Bank shareholder stock certificate surrender or book-entry shares to be accepted by the exchange agent, the letter of transmittal must be properly completed and signed and accompanied by the applicable United American Bank stock certificates or instruments of transfer as described in the letter of transmittal. If a shareholder is unable to locate his, her or its stock certificate, the shareholder must follow instructions in the letter of transmittal regarding lost stock certificates.

        Following the completion of the merger and upon surrender of all of the certificates or book-entry shares representing former shares of United American Bank common stock registered in the shareholder's name, or a satisfactory indemnity, if any, of certificates that are lost, stolen or destroyed, together with a properly completed letter of transmittal form, the exchange agent will mail to the shareholder the Heritage shares of common stock and any cash in lieu of fractional shares to which such shareholder is entitled, less the amount of any required withholding taxes. United American Bank shareholders will not receive interest on any cash.

Representations and Warranties

        The merger agreement contains representations and warranties made by United American Bank to Heritage relating to a number of matters, including the following:

  •
  corporate organization, qualification to do business, corporate power, and subsidiaries;

  •
  capitalization;

  •
  requisite corporate authority to enter into the merger agreement and to complete the contemplated transactions;

  •
  absence of conflicts with governing documents, applicable laws or certain agreements as a result of entering into the merger agreement or completing the merger;

  •
  required regulatory consents necessary in connection with the merger;

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  conformity with generally accepted accounting principles of United American Bank's financial statements;

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  the timely filing with governmental entities and accuracy of required Reports of Conditions and Income;

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  internal controls;

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  allowance for loan losses;

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  off-balance sheet arrangements;

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  absence of undisclosed liabilities;

  •
  absence of certain changes or events since December 31, 2013;

  •
  government authorizations;

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  compliance with applicable law;

  •
  regulatory matters;

  •
  existing or contemplated cease-and-desist order or other orders, written agreements, memoranda of understanding or similar communications, commitment letters, directives, extraordinary supervisory letters, or board resolutions with or required by regulators or other government entities;

  •
  legal proceedings;

  •
  trust administration;

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  employee compensation and benefits matters;

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  labor and employment matters;

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  environmental matters;

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  loan portfolio;

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  risk management instruments;

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  title to securities held by United American Bank;

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  properties and assets;

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  intellectual property;

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  information technology, security and privacy matters;

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  material contracts;

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  insurance;

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  governmental approvals and other conditions;

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  fairness opinion from financial advisor;

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  broker's fees payable in connection with the merger;

  •
  operating losses;

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  accuracy of United American Bank information provided in this proxy statement/prospectus;

  •
  regulatory reports and filings;

  •
  affiliate transactions;

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  inapplicability of takeover laws; and

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  transaction expenses.

        The merger agreement contains representations and warranties made by ATBancorp to Heritage relating to a number of matters, including the following:

  •
  corporate organization, qualification to do business, corporate power;

  •
  requisite corporate authority to enter into the merger agreement and to complete the contemplated transactions;

  •
  absence of conflicts with governing documents, applicable laws or certain agreements as a result of entering into the merger agreement or completing the merger;

  •
  requisite regulatory consents necessary in connection with the merger;

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  conformity with generally accepted accounting principles of the United American Bank's financial statements;

  •
  taxes and tax returns;

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  legal proceedings;

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  governmental approvals and other conditions;

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  regulatory matters; and,

  •
  ownership of United American Bank securities.

        The merger agreement also contains representations and warranties made by Heritage to United American Bank relating to a number of matters, including the following:

  •
  corporate organization, qualification to do business, corporate power, and subsidiaries;

  •
  capitalization;

  •
  requisite corporate authority to enter into the merger agreement and to complete the contemplated transactions;

  •
  absence of conflicts with governing documents, applicable laws or certain agreements as a result of entering into the merger agreement or completing the merger;

  •
  required regulatory consents necessary in connection with the merger;

  •
  proper filing of documents with regulatory agencies and the SEC and the accuracy of information contained in the documents filed with the SEC, and Sarbanes-Oxley certifications;

  •
  conformity with generally accepted accounting principles and SEC requirements of Heritage's financial statements filed with the SEC;

  •
  taxes and tax returns;

  •
  the absence of certain material chances since the date of the last audited financial statements included with SEC reports;

  •
  regulatory matters;

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  community reinvestment act;

  •
  legal proceedings;

  •
  labor matters;

  •
  broker's fees payable in connection with the merger;

  •
  accuracy of Heritage information provided in this proxy statement/prospectus;

  •
  regulatory reports and filings;

  •
  governmental approvals and other conditions; and

  •
  labor issues.

        Certain of the representations and warranties by United American Bank, ATBancorp and Heritage are qualified as to "materiality" or "material adverse effect."

        "Material Adverse Effect" means for United American Bank, ATBancorp and Heritage (and its subsidiaries), any effect, event fact, development, condition, change, occurrence or circumstance that, individually or in the aggregate, (a) is, or is reasonably expected to be, materially adverse to the business, condition, capitalization, assets, liabilities, operations, or financial performance, of such party taken as a whole, or (b) prevents or materially delays, or is reasonably likely to prevent or materially delay, the ability of such party to perform its obligations under the merger agreement or to consummate the merger or the other transactions contemplated by the merger agreement on a timely basis; provided, however, that such a material adverse effect shall not be deemed to include an effect on such a party arising out of relating to or resulting from: (i) changes generally affecting the economy, financial or securities markets; (ii) the announcement of the merger and the other transactions contemplated by the merger agreement; (iii) any outbreak or escalation of war or hostilities or any act of terrorism; (iv) changes in the trading price or trading volume of the such party's common stock in and of itself, but not including the underlying changes thereof; (v) general conditions in the financial industry, including changes in laws, regulations rules, GAAP or regulatory accounting requirements or (vi) any changes made or actions taken or not taken by a party at the request or with the consent of the other; provided further, however, that any effect referred to in clauses (i), (iii) or (v) immediately above shall be taken into account in determining whether a material adverse effect has occurred or is reasonably expected to occur to the extent that such effect has a disproportionate effect on the referenced party, taken as a whole, compared to other participants in the financial industry in which such party conducts its business.

        Certain of the representations and warranties are made to the "knowledge" of a party. The term "knowledge" means facts and other information which as of the date of the merger, the president, chief executive officer, the chief financial officer, the chief operating officer or the chief credit officer of a party knows as a result of the performance of his or her duties, or that any such officer of a bank or bank holding company reasonably should know in the normal course of his or her duties, and includes such diligent inquiry as is reasonable under the circumstances.

Covenants and Agreements

  Conduct of Businesses Prior to the Completion of the Merger

        United American Bank has agreed that, prior to the effective time of the merger, it will generally conduct its business in the ordinary and usual course consistent with past practices. In addition, United American Bank has agreed to, perform its material obligations under all of its material contracts, use reasonable best efforts to preserve it business organization intact, keep available the services of its current officers and employees, and maintain its relations and goodwill with all suppliers, customers, depositors, borrowers, landlords, creditors, licensors, licensees, employees and other persons having business relationships with United American Bank, maintain and keep its properties in as good repair and condition as presently maintained (except due to ordinary wear and tear), maintain in full force and effect insurance comparable in amount and scope of coverage to that now maintained by it, maintain its allowance for loan loss in accordance with past practices and methodologies and generally accepted accounting principles, charge off all loans and other assets, or portions thereof, deemed uncollectible or classified as "loss" in accordance with generally accepted accounting principles and applicable law or as directed by a governmental entity, and maintain loan classification policies and procedures in accordance with industry best practices consistent with past practice. Further, United American Bank agreed it will take no action that would adversely affect or delay the ability of Heritage or United American Bank to obtain any approvals from any regulatory agencies or other approvals required for consummation of the transactions contemplated by the merger agreement or to perform its obligations and agreements under the merger agreement.

        In addition to the general covenants above, United American Bank has agreed that prior to the effective time of the merger, subject to specified exceptions, it will not without the written consent of Heritage (at its sole and absolute discretion):

  •
  declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock, or property) in respect of any capital stock or other equity or voting interests;

  •
  split, combine, or reclassify any of its capital stock or other equity or voting interests, or issue or authorize the issuance of any other securities in respect of or in substitution for shares of its capital stock or other equity or voting interests;

  •
  purchase, redeem, or otherwise acquire any shares of capital stock or any other securities of United American Bank or any of its subsidiaries or any options, warrants, calls, or rights to acquire any such shares or other securities;

  •
  take any action that would result in any change of any term of any debt security of United American Bank or any of its subsidiaries;

  •
  issue, deliver, sell, pledge, or otherwise encumber any shares of its capital stock, any other equity or voting interests or any securities convertible into or exchangeable for or any options, warrants, calls, or rights to acquire or receive, any such shares, interests, or securities or any stock appreciation rights, phantom stock awards, or other rights that are linked in any way to the price of the United American Bank common stock or the value of United American Bank or any part thereof other than the issuance of shares of United American Bank common stock upon the exercise of an outstanding United American Bank stock option or warrants that are outstanding as of the date of the merger agreement;

  •
  enter into any contract with respect to the voting of its capital stock;

  •
  amend or propose to amend its articles of incorporation or bylaws;

  •
  permit the commencement of any construction of new structures or facilities upon, or purchase or lease or sublease any real property in respect of any branch or other facility, or file any application, or otherwise take any action, to establish, relocate or terminate the operation of any banking office of United American Bank or any of its subsidiaries;

  •
  terminate any lease or sublease of real property or fail to exercise any right to renew any lease or sublease of real property;

  •
  acquire direct or indirect control over any other business entity or make any other investment either by purchase of securities, contributions to capital, property transfers or purchase of any property or assets, except in connection with a foreclosure of collateral or conveyance of such collateral in lieu of foreclosure taken in connection with collection of a loan in the ordinary course of business and with respect to loans made to third parties who are not affiliates of United American Bank;

  •
  make or commit to make any capital expenditures, or incur any obligations or liabilities in connection therewith, not in excess of $50,000 individually or $100,000 in the aggregate;

  •
  sell, lease, sublease, transfer, mortgage, encumber or otherwise dispose of any of its properties, leasehold interests or other assets, except the disposition of assets which are inoperable or that are replaced in the ordinary course of business, or sales of other real estate owned at a price that is not less than its carrying value;

  •
  introduce any marketing campaigns or any new sales compensation or incentive programs other than in the ordinary course of business;

  •
  create or incur any indebtedness for borrowed money other than acceptance of deposits, Federal Home Loan Bank advances for a term less than 90 days, purchase of Federal funds, sales of certificates of deposit, issuance of commercial paper and entering into repurchase agreements each in the ordinary course of business;

  •
  assume, guarantee, or endorse the obligations of any other individual or business entity, except in connection with presentation of items for collection in the ordinary course of business;

  •
  enter into any derivatives contract or any structured finance transaction;

  •
  enter into any settlement with respect to any legal action to which United American Bank is or becomes a party after the date of the merger agreement of any amount exceeding $50,000 in excess amounts contributed by insurance or that would impose any material restriction on the business of United American Bank;

  •
  waive, release, transfer any material right;

  •
  commence any legal action except in the ordinary course of business;

  •
  enter into a new material line of business;

  •
  introduce any new material products or services;

  •
  implement or adopt any change in its interest rate and other risk management policies, procedures or practices, fail to comply in any material respect with its existing policies or practices with respect to managing its exposure to interest rate and other risks, or fail to use reasonable efforts to avoid any material increase in its aggregate exposure to interest rate risk;

  •
  change its investment, underwriting, or asset liability management, hedging or other banking or operating policies or practices, except in each case as required by any applicable law or a governmental entity;

  •
  materially change its investment securities portfolio other than in the ordinary course of business;

  •
  acquire, invest or dispose of any debt security, mortgage-backed or mortgage-related security or equity investment other than Federal funds or other United States Government Securities, except in the ordinary course of business;

  •
  increase the rate of interest paid on interest-bearing deposits except in a manner consistent with past practices and otherwise consistent with economic and competitive conditions in United American Bank's market area;

  •
  make, renew or otherwise modify any loan, in a manner that is inconsistent with the ordinary course of business or inconsistent with lending policies and procedures in effect as of the date of the merger agreement, or take any action that would result in any discretionary release of collateral or guarantees, or otherwise restructure such loans, make or commit to make any loan to, or enter into any loan transaction with, any director, officer, employee or any affiliate of United American Bank, or enter into any loan securitization or create any special purpose funding entity, except for any new credit originated or to be originated in an amount in excess of $1,000,000 and for any renewal, modification, extension or amendment of any classified loan in excess of $500,000, provided, however, that prior to committing to transaction, United American Bank must provide HBC with a copy of the loan underwriting analysis and credit memo and shall consult with HBC respecting such credit and the basis of United American Bank's credit decision, and must consider any comments provided within two business days by HBC;

  •
  make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business);

  •
  enter into any transaction with or modify or amend any contract, with ATBancorp or with a director, officer, or employee of United American Bank or ATBancorp other than financial banking transactions in the ordinary course of business provided, however that no loans may be made to employees, no loan to a director may exceed $2 million, and no services contract may be entered into with any director;

  •
  enter into, modify, amend, sell or acquire any contract for participation with any person in any loan or purchase or sell any loan;

  •
  reduce any material accrual or reserve (including the allowance for loan loss), other than as required by general accepted accounting principles or change the methodology by which such accounts generally have been maintained in accordance with past practices;

  •
  enter into, cancel, fail to renew, terminate, amend or modify in any material respect any material contract, or waive, release, or assign any rights or claims thereunder other than as permitted under the merger agreement or to replace any existing contractual arrangement on substantially the same terms;

  •
  adopt or enter into any collective bargaining agreement or other labor union contract applicable to the employees of United American Bank;

  •
  hire any new employee at the level of having title of senior vice president or more senior, hire any new employee at an annual rate of compensation in excess of $100,000, promote any employee except in order to fill a position vacated after the date of the merger agreement, or engage any independent contractor whose engagement may not be terminated by United American Bank without penalty on thirty days' notice or less, except that United American Bank may hire at-will employees to fill vacancies that may from time to time arise in the ordinary course of business;

  •
  except as disclosed to Heritage at the time of the merger agreement or as required under applicable law or any contract or United American Bank employee plan, (i) enter into or amend or renew (other than an automatic renewal provisions) any employment, consulting, severance, change of control, bonus, salary continuation or similar agreements with any current or former director, officer or employee, (ii) pay to any employee, officer, director, or independent contractor of United American Bank any compensation bonus or benefit not provided for under any outstanding contract or United American Bank employee plan, (iii) grant any awards under any United American Bank employee plan (iv) take any action to fund any future payment of or in any other way secure the payment of compensation or benefits under any contract or United American Bank employee plan, or (v) take any action to accelerate the vesting or payment of any compensation or benefit under any contract, stock option, share of restricted stock, or United American Bank employee plan (except as permitted under the terms of the merger agreement);

  •
  enter into, establish, adopt, amend or terminate (except as required by applicable law or to satisfy disclosure contractual obligations), any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of United American Bank;

  •
  fail to accrue a reserve in its books and records and financial statements in accordance with past practice for taxes, settle or compromise any legal action relating to any tax, make, change, or revoke any tax election, file or amend any material tax return, or prepare any tax return in a manner materially inconsistent with the past practices;

  •
  change its fiscal year, revalue any of its assets, or make or adopt any changes in financial or tax accounting methods, principles, or practices or systems of internal controls, except as required by generally accepted accounting principles or the merger agreement;

  •
  take any action that would cause the merger agreement or any transaction contemplated by the merger agreement to be subject to any state takeover laws;

  •
  take or fail to take any action that is intended or may reasonably be expected to result in any of the representations and warranties in the merger agreement being or becoming untrue in any material respect, any of the conditions to the merger not being satisfied, that would reasonably be expected to materially and adversely impair or delay the transaction contemplated by the merger agreement, or that would or is reasonably likely to prevent or impede the merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code; or

  •
  enter any contract with respect to, or otherwise agree, authorize or commit to take, or publicly recommend, propose or announce an intention to take, any of the foregoing actions.

        Heritage and HBC have agreed that prior to the effective time of the merger, subject to specified exceptions or as required by applicable law, it will not:

  •
  take any action or fail to take any action which would reasonably be expected to materially and adversely impair or delay consummation of the transactions contemplated by the merger agreement;

  •
  take or fail to take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time at or prior to the effective time of the merger;

  •
  take any action that would prevent or impede or could reasonably be expected to prevent or impede the merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code;

  •
  take any action that is intended to, would or would be reasonably likely to result in any of the conditions set forth in the merger agreement not being satisfied or unduly delayed, except as may be required by applicable law;

  •
  conduct its business other than in the ordinary and usual course consistent with past practice;

  •
  fail to use commercially reasonable efforts to preserve its business organization and preserve for itself and United American Bank the goodwill of the customers of Heritage and HBC and others with whom business relations exist; or

  •
  authorize, commit, resolve, or agree to take any of the foregoing actions.

  Regulatory Matters

        Heritage and United American Bank have agreed to promptly prepare this proxy statement/prospectus and Heritage agreed to promptly file with the SEC a registration statement on Form S-4, of which this proxy statement/prospectus is a part. Heritage and United American Bank have each agreed to use their commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Heritage and United American Bank have each agreed to furnish all information concerning themselves, their affiliates and the holders of their capital stock to the other and provide such other assistance and cooperation as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and this proxy statement/prospectus.

        Heritage and United American Bank have each agreed to cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, waivers, approvals and authorizations of all third parties and any governmental entity that are necessary or advisable to consummate the transactions contemplated by the merger agreement.

  Shareholder Approval

        The United American Bank board of directors has unanimously resolved to recommend to the United American Bank shareholders that they adopt and approve the merger agreement (subject to certain exceptions if, following the receipt of a superior proposal (as defined below), unless such recommendation would result in a violation of the board's fiduciary duties under applicable law), and to submit to the United American Bank shareholders the merger agreement, to include the recommendation that United American Bank shareholders adopt and approve the merger agreement attached to this proxy statement/prospectus, and use reasonable best efforts to obtain from its shareholders a vote adopting the merger agreement. United American Bank has an unqualified obligation to submit the merger agreement to its shareholders at its shareholder meeting unless the merger agreement is validly terminated.

  NASDAQ Listing

        Heritage has agreed to use its reasonable commercial efforts to cause the shares of Heritage common stock to be issued in the merger to be approved for listing on the NASDAQ Global Select Market, subject to official notice of issuance, prior to or at the effective time of the merger.

  Access to Information; Confidentiality

        Prior to the effectiveness of the merger United American Bank has agreed to:

  •
  make its books and records available to Heritage for ongoing review;

  •
  allow Heritage and its representatives to discuss United American Bank's business affairs with its chief credit officer and controller; and

  •
  cooperate, and cause its independent auditor to cooperate, with Heritage regarding the inclusion of financial information and other correspondence that may be required in connection with applicable regulatory filings.

        Each party agreed to give prompt notice to the other parties of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any material adverse effect with respect to United American Bank or Heritage, (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained in the merger agreement, or (iii) could reasonably be expected to lead to litigation or regulatory action that would delay or prevent the consummation of the transactions contemplated by the merger agreement.

        Each party agreed to use all reasonable efforts to take all actions proper or advisable under applicable law to consummate the merger and use its reasonable efforts to consummate the merger and the transactions contemplated by the merger agreement.

  Employee Matters

        Employees of United American Bank who become employees of Heritage or HBC, referred to as continuing employees, will be offered salary or wage levels at least equal to the salary or wage levels to which such employees were entitled to immediately prior to the merger closing date. As soon as administratively practicable after the effective time of the merger, Heritage will take all reasonable action so that continuing employees will be entitled to participate in each employee benefit plan, program or arrangement of Heritage and HBC of general applicability, referred to as the Heritage benefit plans, to the same extent as similarly-situated employees of Heritage and HBC, except that coverage will be continued under corresponding benefit plans of United American Bank (to the extent such United American Bank plans have not been terminated) until such employees are permitted to participate in the Heritage benefit plans. Continuing employees will not have the opportunity to participate in the HBC 2005 amended and restated supplemental executive retirement plan, referred to as the SERP. Heritage and HBC will use reasonable efforts to ensure that from the merger closing date through the next open enrollment date for a Heritage or HBC group health, dental, and vision, continuing employees will continue to be covered by United American Bank's group health, dental, and vision plans. The prior service of a continuing employee with United American Bank will be recognized for purposes of eligibility, participation, vesting and benefit accrual under Heritage employee benefit plans to the same extent that such service was recognized immediately prior to the effective time of the merger under a corresponding United American Bank benefit plan in which such continuing employee was eligible to participate, except that that such recognition of service shall not (i) operate to duplicate any benefits of a continuing employee with respect to the same period of service, (ii) apply for purposes of any retiree medical plans, (iii) apply for purposes of the Heritage employee stock ownership plan, (iv) apply for any benefit accrual under the SERP, or (vi) apply for purposes of any plan, program or arrangement under which similarly situated employees of Heritage and HBC do not receive credit for prior service or that is grandfathered or frozen, either with respect to the level of benefits or participation.

        If any continuing employee becomes eligible to participate in any health or dental benefit plan, Heritage or HBC, as applicable, will request from the appropriate sponsor or provider that (i) any pre-existing condition limitations or eligibility waiting periods under such plan be waived with respect to such continuing employee and his or her covered dependents to the extent such limitation would have been waived or satisfied under a United American Bank employee benefit plan in which such continuing employee participated immediately prior to the effective time of the merger, and (ii) recognize any health expenses incurred by such continuing employee and his or her covered dependents in the year that includes the merger closing date (or, if later, the year in which such continuing employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such plan.

        Heritage and HBC have agreed to assume the United American Bank Change in Control Severance Plan, which generally provides that employees who are terminated, are deemed to be terminated or who terminate their employment for just reason (each as described in the plan) are entitled to four weeks of salary and reimbursement of COBRA insurance coverage expenses for each year of service with United American Bank, with a minimum of eight weeks up to a maximum of 36 weeks (48 weeks if the employee is employed through the conversion period). Heritage and HBC have also agreed to assume the United American Bank Executive Change in Control Severance Plan, which generally provides designated officers who are terminated, are deemed to be terminated or who terminate their employment for just reason (each as described in the plan) during the term of the plan (within 24 months of a change of control of United American Bank) to specified severance and reimbursements of health insurance expenses. See "Interests of United American Bank's Directors and Executive Officers in the Merger—Change in Control Payments" and "—Summary of Payments to Executive Officers" beginning on page [    •    ].

        On or after the effective time of the merger, Heritage, in its sole discretion, may elect to terminate the United American Bank 401(k) Plan or to discontinue contributions to the United American Bank 401(k), to cause United American Bank to terminate the 401(k) Plan, or to merge the United American Bank 401(k) Plan with and into the Heritage Bank of Commerce 401(k) Plan.

        The merger agreement specifies that none of its provisions should be interpreted or construed to confer upon any employee of United American Bank who continues to be employed by the surviving corporation after the effective time with any right with respect to continuance of employment by or other service with the surviving corporation or any of its subsidiaries. Nor does the merger agreement interfere in any way with the right of the surviving corporation and its subsidiaries to terminate the employment or other association of any person at any time. The terms of the merger agreement do not constitute an amendment of, or interfere in any way with the right of the surviving corporation and its subsidiaries to amend, terminate or otherwise discontinue, any or all Heritage employee plans and any other plans, practices or policies of the surviving corporation or any of its subsidiaries in effect from time to time.

        No provision in the merger agreement creates any right to employment or continued employment or to a particular term or condition of employment with the surviving corporation or any of its subsidiaries nor does the merger agreement create any third party beneficiary right in any person.

  No Solicitation and Change in Recommendation

        United American Bank and ATBancorp have agreed to (and agreed to cause its representatives to), cease and terminate any existing activities, discussions or negotiations with any person (other than

Heritage) with respect to an Acquisition Proposal (as defined below). United American Bank and ATBancorp have also agreed not, and to cause each of its representatives not to, directly or indirectly:

  •
  solicit, initiate, encourage, induce, or facilitate any inquiries, offers or the making or announcement of any proposal or other action designed to facilitate any inquires or proposals that constitutes or may reasonably be expected to lead to an Acquisition Proposal;

  •
  furnish any information regarding United American Bank or provide any access to the properties, books and records of United American Bank to any person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that may reasonably be expected to lead to an Acquisition Proposal;

  •
  initiate, engage or participate in discussions or negotiations with any person with respect to any Acquisition Proposal or that may reasonably be expected to lead to an Acquisition Proposal; or

  •
  approve, endorse, or recommend, or enter into any agreement, arrangement or understanding with respect to any Acquisition Proposal constituting or related to or intended to, or that may reasonably be expected to lead to, an Acquisition Proposal, or that is intended or that may reasonably be expected to result in the abandonment, termination or failure to consummate the merger (except a confidentiality agreement).

        However, if at any time prior to obtaining the approval of the shareholders of United American Bank to adopt the merger agreement, United American Bank receives a bona fide, unsolicited written Acquisition Proposal, United American Bank may furnish nonpublic information regarding United American Bank or enter into negotiations or discussions if:

  •
  the United American Bank board of directors concludes in good faith (after consultation with its financial advisor and its outside legal counsel) that the Acquisition Proposal constitutes or is more likely than not to result in a Superior Proposal (as defined below);

  •
  neither United American Bank nor any of its representatives has violated the non-solicitation provisions under the merger agreement; and

  •
  the United American Bank board of directors concludes in good faith (after consultation with its outside legal counsel) that such action is required or is reasonably likely required in order for the United American Bank board of directors to comply with its fiduciary obligations under applicable law.

        Prior to furnishing any material nonpublic information to a person who has made an Acquisition Proposal, United American Bank must receive from such person an executed confidentiality agreement with terms at least as restrictive in all material respects on such person as the confidentiality agreement between Heritage and United American Bank is on Heritage. United American Bank has agreed to notify Heritage within 24 hours after receipt of: (i) any inquiry or indication of interest that may lead to an Acquisition Proposal; (ii) an Acquisition Proposal (including any modification of or any amendment to an Acquisition Proposal); or (iii) any request for nonpublic information relating to United American Bank by any person that has made, or to the knowledge of United American Bank, may be considering making, an Acquisition Proposal, and provide details about the person submitting any of the foregoing, and the terms of any such Acquisition Proposal, inquiry, indication or request. United American Bank also agreed to keep Heritage fully informed on a current basis of any additional information requested or provided by United American Bank and any changes in the status and any changes or modifications in the terms of any such Acquisition Proposal, inquiry, indication or request.

        Under the merger agreement the United American Bank board of directors may not take any of the following actions, each of which we refer to as a "change in recommendation":

  •
  withdraw, modify, amend or qualify in a manner adverse to Heritage the recommendation that the United American Bank shareholders approve and adopt the merger agreement;

  •
  adopt a resolution to withdraw, amend or qualify its recommendation in a manner adverse to Heritage;

  •
  take any other action that is or becomes disclosed publicly and which can reasonably be interpreted to indicate that the United American Bank board of directors (or any committee thereof) does not support the merger and the merger agreement or does not believe that the merger and the merger agreement are in the best interests of the United American Bank shareholders;

  •
  publicly announce its intention to withdraw, modify, amend or qualify its recommendation in a manner adverse to Heritage;

  •
  fail to reaffirm without qualification its recommendation, or fail to state publicly without qualification that the merger and the merger agreement are in the best interests of the United American Bank shareholders, within five business days after Heritage requests in writing that such action be taken;

  •
  fail to announce publicly, within ten business days after a tender offer or exchange offer relating to securities of United American Bank shall have been commenced, that the United American Bank board of directors recommends rejection of such tender offer or exchange offer;

  •
  fail to issue, within ten business days after an Acquisition Proposal is publicly announced, a press release announcing its opposition to such Acquisition Proposal;

  •
  approve, endorse or recommend any Acquisition Proposal; or

  •
  resolve or propose to take any of the foregoing actions.

        Prior to its shareholders adopting the merger agreement, United American Bank may effect a change its recommendation that its shareholders vote in favor of adopting the merger agreement if (i) United American Bank has complied with the obligations with respect to the United American Bank shareholders' meeting and the non-solicitation of competing Acquisition Proposals described in the merger agreement, (ii) the United American Bank board of directors receives an unsolicited bona fide, written Acquisition Proposal from any person that is not withdrawn, and (iii) a majority of the entire United American Bank board of directors determine in good faith (after consultation with its independent financial advisors and legal counsel), that such Acquisition Proposal constitutes a Superior Proposal.

        However, United American Bank may only change its recommendation to shareholders if:

  •
  the United American Bank board of directors determines in good faith (after consultation with its outside legal counsel) that the failure of the United American Bank board of directors to take such action would be or would more likely than not result in a violation of its fiduciary duties to the shareholders of United American Bank under applicable law;

  •
  United American Bank provides Heritage prior written notice at least three business days prior to taking such action, which notice states that the United American Bank board of directors has received a Superior Proposal and, absent any revision to the terms and conditions of the merger agreement, the United American Bank board of directors has resolved to change its recommendation to shareholders to vote to adopt the merger agreement, which notice must specify the basis for the change of recommendation, including the material terms of the Superior Proposal (including the proposed documents and agreements);

  •
  during such three business day period, United American Bank negotiates in good faith with Heritage (if it desires to negotiate) to enable Heritage to make an offer that is at least as favorable to the shareholders of United American Bank so that such Acquisition Proposal would cease to constitute a Superior Proposal; and

  •
  at the end of such three business day period, a majority of the entire United American Bank board of directors, after taking into account any modifications to the terms of the merger agreement and the merger agreed to by Heritage, continues to believe (after consultation with its financial and legal advisors) that such Acquisition Proposal constitutes a Superior Proposal and the failure to accept the Acquisition Proposal would or would more likely than not result in a violation of its fiduciary duties to the shareholders of United American Bank under applicable law.

        The merger agreement provides that any amendment or modification to the financial or other material terms of such Acquisition Proposal will constitute a new Acquisition Proposal giving rise to a new three business day response period for Heritage, consequently extending the periods referenced above.

        "Acquisition Proposal" means any proposal, offer, indication of interest or inquiry from any person or group for, whether in one transaction or a series of related transactions, or relating to any: (i) merger, consolidation, share exchange or business combination involving more than 10% of the total voting power of any class of the capital stock of United American Bank; (ii) sale, lease, exchange, mortgage, transfer or other disposition, directly or indirectly, by merger, consolidation, combination, reorganization, share exchange or any similar transaction, of any assets of United American Bank and its subsidiaries representing 10% or more of the consolidated assets of United American Bank and its subsidiaries (including equity securities of the subsidiaries), measured either by book value or fair market value; (iii) issuance, sale or other disposition by United American Bank of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 10% or more of the votes associated with the outstanding voting of any class of equity securities of United American Bank; (iv) tender offer or exchange offer in which any person or "group" (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 10% or more of the outstanding United American Bank common stock or any class of equity securities of United American Bank; (v) recapitalization, liquidation, dissolution or other similar type of transaction with respect to United American Bank which would result in any person or group acquiring 10% or more of the fair market value of the assets (including capital stock of its subsidiaries) of United American Bank and its subsidiaries taken as a whole; or (vi) transaction which is similar in form, substance or purpose to any of the foregoing transactions. An ATBancorp change in control transaction is not an Acquisition Proposal.

        "Superior Proposal" means bona fide, unsolicited written Acquisition Proposal that: (i) is obtained not in breach of the merger agreement, on terms that the United American Bank board of directors determines in its good faith judgment (after consultation with outside legal counsel and a financial advisor of nationally recognized reputation and after taking into account all the terms and conditions of the Acquisition Proposal and the merger agreement (including any proposal by Heritage to adjust the terms and conditions of the merger agreement)), including any break-up fees, expense reimbursement provisions, conditions to and expected timing and risks of consummation, the form of consideration offered and the ability of the person making such proposal to obtain financing for such Acquisition Proposal, and after taking into account all other legal, financial, strategic, regulatory and other aspects of such proposal, including the identity of the person making such proposal, and the merger agreement are more favorable from a financial point of view to its shareholders than the merger; (ii) is reasonably likely to receive all necessary regulatory approvals and be consummated; and (iii) does not contain any condition to closing or similar contingency related to the ability of the person making such proposal to obtain financing unless financing required to consummate the transaction contemplated by such offer is committed or is reasonably capable of being obtained by such person. For purposes of this definition, the term "Acquisition Proposal" shall have the meaning set forth above, except that all references to 10% shall be deemed references to 100%.

Conditions to the Merger

  Conditions to Each Party's Obligations

        The obligations of Heritage, HBC, ATBancorp and United American Bank to complete the merger are subject to certain mutual conditions, including, but not limited to the following:

  •
  approval of the merger agreement and the merger by the requisite vote of holders of United American Bank stock entitled to vote;

  •
  receipt of the regulatory approvals (without the imposition of burdensome conditions), required in connection with the merger;

  •
  absence of any statute, rule, regulation or order, being in effect and prohibiting completion of the merger;

  •
  the registration statement having become effective regarding the shares of Heritage common stock to be issued upon completion of the merger; and

  •
  approval for listing the shares of Heritage on the NASDAQ Global Select Market.

  Conditions to Obligations of Heritage

        The obligations of Heritage and HBC to complete the merger are also subject to the fulfillment by United American Bank and ATBancorp or waiver by Heritage and HBC of certain conditions, including but not limited to the following:

  •
  The representations and warranties of United American Bank and ATBancorp being and remaining true and correct, other than, in most cases, those failing to be true and correct in all material respects;

  •
  United American Bank and ATBancorp performing, in all material respects, all of its required obligations contained in the merger agreement which are required to be performed before the closing;

  •
  delivery of all required third party estoppel letters and consents (except where the failure to deliver such estoppel letters would not have a material adverse effect on Heritage);

  •
  delivery of shareholder agreements, non-solicitation agreements and releases from certain key employees of United American Bank;

  •
  delivery of specified ancillary agreements among Heritage, United American Bank and ATBancorp to facilitate transitional issues after the closing date;

  •
  delivery of an executed statement that United American Bank meets the requirements of Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h)(1), relating to the Foreign Investment in Real Property Tax Act of 1980;

  •
  confirmation of certain information in connection with non-disturbance agreements for all properties leased by United American Bank, except where failure to deliver such agreement would not have a material adverse effect on Heritage;

  •
  receipt of director resignations from all of the directors of United American Bank;

  •
  the absence of any regulatory order or action affecting United American Bank to which Heritage or HBC would be subject as a result of the merger;

  •
  non-occurrence of an event or circumstance that would have a material adverse effect on United American Bank;

  •
  delivery of closing financial statements by United American Bank;

  •
  United American Bank's closing shareholders' equity (as defined and adjusted) shall be not less than $30,641,000;

  •
  United American Bank's non-performing assets shall not be more than $2.5 million;

  •
  holders of not in excess of ten percent of the outstanding shares of United American Bank common stock exercise their dissenters' rights; and

  •
  receipt by Heritage of an opinion by Buchalter as to certain tax matters.

  Conditions to Obligations of United American Bank

        In addition, United American Bank's obligation to complete the merger is also subject to the fulfillment by Heritage or waiver by United American Bank of certain conditions, including but not limited to the following:

  •
  Heritage and HBC's representations and warranties being and remaining true and correct, other than in most cases, those failing to be true and correct that would not reasonably be expected to result in a material adverse effect on Heritage;

  •
  Heritage performing, in all material respects, all of their respective required obligations contained in the merger agreement which are required to be performed before the closing;

  •
  non-occurrence of an event or circumstance that would have a material adverse effect on Heritage; and

  •
  receipt by United American Bank of an opinion by Sheppard Mullin as to certain tax matters.

  Termination; Termination Fee

        Heritage and United American Bank may mutually agree at any time to terminate the merger agreement without completing the merger, even if the United American Bank shareholders have approved the merger and approved and adopted the merger agreement.

        The merger agreement may also be terminated and the merger abandoned at any time prior to the effective time of the merger, as follows:

  •
  by either Heritage or United American Bank, if the merger has not closed on or before October 1, 2018, except that if a party that has failed to perform any obligation required to be performed by such party was the primary cause of, or resulted in the failure of the merger to be consummated the party is not entitled to terminate the merger agreement for this reason;

  •
  by either Heritage or United American Bank, if a required governmental approval is denied by final, non-appealable action, or if a governmental entity has issued a final, non-appealable order enjoining or otherwise prohibiting the closing of the merger, unless such denial or order is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of such party;

  •
  by Heritage, if any requisite regulatory approval includes, or will not be issued without, the imposition of a burdensome condition;

  •
  by either Heritage or United American Bank, if there is a breach by the other party that would, individually or in the aggregate with other breaches by such party, result in the failure of a closing condition, unless the breach is cured within thirty days following written notice of the breach, and the terminating party is not otherwise in material breach of the merger agreement;

  •
  by either Heritage or United American Bank, if the United American Bank shareholders have not approved the merger at the United American Bank special shareholders' meeting (or any adjournment or postponement thereof), except that in the case of United American Bank it fails to comply with its obligation to call a shareholders' meeting, to prepare and mail to its shareholders this proxy statement/prospectus, to include in this proxy statement/prospectus its recommendation that its shareholders vote in favor of the approval of the merger or one or more United American Bank directors breach their shareholder agreement it will not be entitled to terminate the merger agreement for this reason;

  •
  by Heritage, if: (i) the United American Bank board of directors effects a change in recommendation (see page [    •    ]); (ii) fails to comply with its obligations and covenants relating to the non-solicitation of competing Acquisition Proposals and in responding to unsolicited Acquisition Proposals; or (iii) fails to comply with its obligation to call a shareholders' meeting, to prepare and mail to its shareholders this proxy statement/prospectus, to include in this proxy statement/prospectus its recommendation that its shareholders vote in favor of the approval of the merger, or to refrain from soliciting alternative Acquisition Proposals;

  •
  by United American Bank, if prior to the receipt of the vote of the United American Bank shareholders approving the merger and the merger agreement, United American Bank (i) receives an unsolicited bona fide written competing Acquisition Proposal from any person that is not withdrawn, and a majority of the entire United American Bank board of directors determines in good faith (after consultation with its independent financial advisors and a legal counsel) that such competing Acquisition Proposal constitutes a Superior Proposal and after consultation with its legal counsel that failure to take action on the competing Acquisition Proposal would or would more likely than not result in a violation of its fiduciary duties, (ii) has complied with its obligations and covenants relating to the non-solicitation of competing Acquisition Proposals and in responding to unsolicited Acquisition Proposals, (iii) has complied with its obligation to call a shareholders' meeting, to prepare and mail to its shareholders this proxy statement/prospectus, to include in this proxy statement/prospectus its recommendation that its shareholders vote in favor of the approval of the merger, or to refrain from soliciting alternative Acquisition Proposals, (iv) pays Heritage a termination fee, and (v) simultaneously or substantially simultaneously with such termination United American Bank enters into an agreement to effect the Superior Proposal; except that before United American Bank can terminate the merger agreement under these circumstances it must:

  •
  give Heritage at least three business days prior notice providing a copy of the proposed agreement to effect the Superior Proposal and the person who has submitted the Superior Proposal;

  •
  during such three business day period negotiate in good faith with Heritage (if Heritage desires to negotiate) to enable Heritage to make an offer that is at least as favorable to the shareholders of United American Bank so that such competing Acquisition Proposal would cease to constitute a Superior Proposal; and

    •
    at the end of such three business day period, a majority of the entire United American Bank board of directors, after taking into account any modifications to the terms of the merger agreement and the merger, continues to believe (after consultation with its financial advisors and legal counsel) that such competing Acquisition Proposal constitutes a Superior Proposal and, that failure to accept the competing Acquisition Proposal would or would more likely than not result in a violation of its fiduciary duties under applicable law.

        United American Bank must pay Heritage $2.0 million, which we refer to as the termination fee, if:

  •
  Heritage terminates the merger agreement because the United American Bank board of directors: (i) has or adopts a resolution to withdraw, modify, amend or qualified its recommendation to approve the merger; (ii) taken a publicly disclosed action reasonably indicating that the United American Bank board of directors does not support the merger; (iii) within five days request by Heritage failed to publicly reaffirm its support for the merger; (iv) failed to recommend that United American Bank shareholders reject a tender offer or exchange offer or any other Acquisition Proposal within ten business days after it has been publicly disclosed or otherwise commenced; (v) approved, endorsed, or recommended any Acquisition Proposal; (vi) failed to comply with its obligations and covenants relating to the call and holding of a shareholders' meeting, to prepare and mail its shareholders this proxy statement/prospectus, to include in this proxy statement/prospectus its recommendation that its shareholders vote in favor of the adoption of the merger agreement; or (vii) failed to comply with its obligations and covenants relating to the non-solicitation of competing Acquisition Proposals and in responding to unsolicited Acquisition Proposals;

  •
  United American Bank terminates the merger agreement to enter into a Superior Proposal under the circumstances discussed above; or

  •
  United American Bank or Heritage terminates the merger agreement because the merger was not consummated by October 1, 2018, or the United American Bank shareholders do not approve the merger agreement or Heritage terminates the merger agreement because United American Bank has breached the merger agreement in such a way as would prevent certain closing conditions from being obtained and would give Heritage the right to terminate the merger agreement; if (i) prior to termination any person has announced, disclosed or otherwise made known an Acquisition Proposal to the United American Bank shareholders, senior management or board of directors and not withdrawn, and (ii) within twelve months of such termination United American Bank consummates or enters into a definitive agreement, letter of intent, agreement in principle or similar contract with respect to an Acquisition Proposal.

        The termination fee is to compensate Heritage for entering into the merger agreement, taking actions to consummate the transactions contemplated by the merger agreement and incurring the costs and expenses related to the merger and other losses and expenses, including foregoing the pursuit of other opportunities by Heritage. The payment of the termination fee is Heritage's sole and exclusive remedy with respect to termination of the merger agreement, absent a willful material breach by United American Bank or an action for fraud.

  Effect of Termination

        If the merger agreement is validly terminated, the agreement will become void and have no effect without any liability on the part of Heritage or United American Bank unless there is a willful material breach of the merger agreement by a party or a party commits fraud. However, the provisions of the merger agreement relating to confidentiality obligations of the parties, the termination fee and certain other technical provisions will continue in effect notwithstanding termination of the merger agreement.

  Amendments, Extensions and Waivers

        The merger agreement may be amended by the parties, by action taken or authorized by their respective boards of directors, at any time before or after approval of matters presented in connection with the merger by the shareholders of United American Bank, except that after any approval of the transactions contemplated by the merger agreement by United American Bank's shareholders, there may not be any amendment of the merger agreement without further approval of such shareholders if required by applicable law.

        At any time prior to the effective time of the merger, the parties, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties contained in the merger agreement, or (iii) waive compliance with any of the agreements or conditions contained in the merger agreement. Any agreement on the part of a party to any extension or waiver must be in writing.

  Fees and Expenses

        The termination fee, as described elsewhere in this proxy statement/prospectus, all fees and expenses incurred in connection with the merger, the merger agreement, and the transactions contemplated by the merger agreement will be paid by the party incurring such fees or expenses, whether or not the merger is consummated.

        Explanatory Note Regarding the Merger Agreement and the Summary of the Merger Agreement: REPRESENTATIONS, WARRANTIES AND COVENANTS IN THE MERGER AGREEMENT ARE NOT INTENDED TO FUNCTION AS PUBLIC DISCLOSURES

        The merger agreement and the summary of its terms in this proxy statement/prospectus have been included only to provide you with information about the terms and conditions of the merger agreement. The terms and information in the merger agreement are not intended to provide any other public disclosure of factual information about Heritage, United American Bank or any of their respective subsidiaries, affiliates or businesses. The representations, warranties and covenants contained in the merger agreement are made by Heritage, ATBancorp and United American Bank only for purposes of the merger agreement and as of specific dates and were qualified and subject to certain limitations and exceptions agreed to by Heritage, ATBancorp and United American Bank in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the merger agreement and were negotiated for the purpose of allocating contractual risk among the parties to the merger agreement rather than to establish matters as facts. Shareholders of United American Bank and Heritage are not third-party beneficiaries under the merger agreement. The representations and warranties may also be subject to a contractual standard of materiality or material adverse effect different from those generally applicable to shareholders and reports and documents filed with the SEC, and, in some cases, they may be qualified by disclosures made by one party to the other, which are not necessarily reflected in the merger agreement or other public disclosures made by Heritage, ATBancorp or United American Bank. The representations and warranties contained in the merger agreement do not survive the effective time. Moreover, information concerning the subject matter of the representations, warranties and covenants, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the merger agreement, and subsequent developments or new information may not be fully reflected in public disclosures of Heritage or United American Bank.

        For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone or relied upon as characterizations of the actual state of facts or condition of Heritage, ATBancorp or United American Bank or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus. Please see the section entitled "Where You Can Find More Information" beginning on page [    •    ].

 INFORMATION REGARDING HERITAGE

        Heritage is a bank holding company registered under the Bank Holding Company Act of 1956, as amended, and is subject to the supervision and regulation by the Federal Reserve. As of December 31, 2017, Heritage had consolidated total assets of approximately $2.84 billion, total loans of approximately $1.58 billion, total deposits of approximately $2.48 billion and shareholders' equity of approximately $271.4 million. Heritage had 278 full-time equivalent employees as of December 31, 2017.

        Heritage provides a wide range of banking services through HBC, its wholly-owned subsidiary. HBC is a California state-chartered bank headquartered in San Jose, California and has been conducting business since 1994. HBC is a multi-community independent bank that offers a full range of commercial banking services to small and medium-sized businesses and their owners, managers and employees. It operates through 11 full service branch offices located entirely in the southern and eastern regions of the general San Francisco Bay area of California in the counties of Santa Clara, Alameda, Contra Costa and San Benito. Its market includes the headquarters of a number of technology based companies in the region commonly known as "Silicon Valley."

        HBC lending activities are diversified and include commercial, real estate, construction and land development, consumer, and Small Business Administration loans. HBC generally lends in markets where it has a physical presence through its branch offices. HBC attracts deposits throughout its market area with a customer-oriented product mix, competitive pricing and convenient locations. HBC offers a wide range of deposit products for business banking and retail markets, and a multitude of other products and services to complement our lending and deposit services. Through HBC's corporate finance division and Bay View Funding, Heritage offers asset-based loans and business-essential working capital factor financing, respectively, to various industries throughout the United States.

        HBC is subject to supervision and regulation by the California Department of Business Oversight, the Federal Reserve and to a lesser extent by the FDIC, as its deposit insurer. HBC's deposit accounts are insured up to applicable limits by the FDIC under its Deposit Insurance Fund.

        On December 20, 2017, Heritage announced that it had entered into an agreement and plan of merger and reorganization with Tri-Valley Bank pursuant to which Tri-Valley Bank will merge with and into HBC. Tri-Valley Bank shareholders will receive in the merger an exchange ratio of 0.0489 of a share of Heritage common stock for each share of Tri-Valley common stock, or an aggregate of approximately 1.9 million shares. The exchange ratio is fixed and the aggregate and per share values of the merger consideration will fluctuate between the date of the agreement and the date that the merger is completed which is expected in the second quarter of 2018. The transaction is valued at $31.6 million based on the 20-day volume weighted average share price of Heritage common stock of $15.76 on December 19, 2017, the last trading day before the transaction was announced.

        Tri-Valley Bank is a full service commercial bank headquartered in San Ramon, California, and serves businesses, non-profits, entrepreneurs and professionals primarily in California's Tri-Valley Bank area, specifically the cities and communities of Pleasanton, Livermore, Dublin, San Ramon and Danville in the counties of Contra Costa and Alameda. As of December 31, 2017, Tri-Valley Bank had approximately $145.5 million in assets, $122.6 million in net loans and $126.6 million in deposits. Tri-Valley Bank currently operates two full service branches located in San Ramon and Livermore, California.

        As of December 31, 2017, on a pro forma consolidated basis following the mergers with Tri-Valley Bank and United American Bank with Heritage the combined company, will have approximately $3.3 billion in total assets, $1.9 billion in total loans, and $2.9 billion in total deposits.

        As of December 31, 2017, on a pro forma basis, the holders of United American Bank common shares, the Series D Preferred Stock and the Series E Preferred Stock will own approximately 6.6% of the issued and outstanding Heritage common stock following the Heritage merger with Tri-Valley Bank and United American Bank. On a pro forma basis, ATBancorp will own approximately 5.4% of the issued and outstanding Heritage common stock following the Heritage merger with Tri-Valley Bank and United American Bank.

        Heritage's s principal executive office is located at 150 Almaden Boulevard, San Jose, California, 95113, and the telephone number is (408) 947-6900. Its website can be found at www.heritagecommercecorp.com. The contents of its website are not incorporated into this proxy statement/prospectus. Additional information about the Company is included in documents incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information".

INFORMATION REGARDING UNITED AMERICAN BANK

        United American Bank is a full-service commercial bank located in San Mateo County with branches located in San Mateo, Redwood City and Half Moon Bay, California. United American Bank is dedicated to providing quality banking and financial services to businesses, professionals and individuals who prefer a high level of personalized client service and management. As of December 31, 2017, United American Bank had approximately $330.3 million in assets, $225.9 million in net loans and $296.1 million in deposits. United American Bank's website, which is not part of this proxy statement/prospectus, is located at www.unitedamericanbank.com.

        United American Bank commenced operations on September 25, 2005. United American Bank is a California state-chartered commercial bank and its deposits are insured to the fullest extent allowable by the FDIC.

        United American Bank offers a full complement of lending products, including commercial lines of credit and term loans, project finance loans, equipment loans, real estate term and construction loans. It also provides home equity financing and other consumer lines-of-credit.

        United American Bank offers a full complement of deposit products, including demand deposit accounts, interest-bearing checking accounts, regular savings accounts, money market accounts and certificates of deposit, as well as treasury management services including on-line banking, electronic bill payment, wire transfers, direct deposits, and automatic transfers.

        The banking environment in California generally, and in its business area in particular, is highly competitive and is dominated by a relatively small number of major banks. Major statewide and regional financial institutions with offices in United American Bank's service area include Bank of America, Wells Fargo Bank, JP Morgan Chase Bank, Citibank and Bank of the West. United American Bank primarily competes with other regional or smaller banks, including HBC, First Republic Bank and First National Bank of Northern California.

        Existing and future state and federal legislation significantly affects and will affect United American Bank's cost of doing business, its range of permissible activities, and the competitive balance among major, regional and independent banks, and other financial institutions. United American Bank cannot predict the impact these matters may have on commercial banking in general or on its business in particular.

        United American Bank employs John C. Schrup as its President and Chief Executive Officer, Patricia A. Torres as its Executive Vice President and Chief Information Officer, Glen A. Nissen as its Executive Vice President and Chief Lending Officer, Frank M. Bartaldo, Sr. as its Senior Executive Vice President and Chief Banking Officer and Jake Nguyen as an Executive Vice President. As of December 31, 2017, United American Bank had 44 employees.

BENEFICIAL OWNERSHIP OF UNITED AMERICAN BANK MANAGEMENT

        The following table sets forth information as of the record date, pertaining to beneficial ownership of United American Bank's common stock by members of the board of directors, executive officers, and all directors and executive officers of United American Bank as a group. This information has been obtained from United American Bank, or from information furnished directly by the individual or entity to United American Bank. Other than as set forth in the table below, management of United American Bank knows of no person who beneficially owned more than 5% of its issued and outstanding common stock.

        For purposes of the following table, shares issuable pursuant to stock options which may be exercised within 60 days of the record date are deemed to be issued and outstanding and have been treated as outstanding in determining the amount and nature of beneficial ownership and in calculating the percentage of ownership of those individuals possessing such interest, but not for any other individuals.

	Voting Shares Beneficially Owned
			Series D Preferred Stock		Series E Preferred Stock
	Common Stock
							Percent of Voting Power(1)
Beneficial Owner	Shares	Percent	Shares	Percent	Shares	Percent
ATBancorp	721,276	75.9	23,000	100.0	9,000	100.0	83.3%

(1)
Percentage total voting power represents voting power with respect to all shares of United American Bank common stock, Series D Preferred Stock and Series E Preferred Stock, voting together as a single class. Each holder of Series D Preferred Stock is entitled to 13.04 votes per share of Series D Preferred Stock and each holder of Series E Preferred Stock is entitled to 13.04 votes of Series E Preferred Stock on all matters submitted to holders of United American Bank common stock. The Series D Preferred Stock and Series E Preferred Stock vote together as a single class on all matters submitted to a vote of United American Bank shareholders, except as may otherwise be required by law.

        The following table sets forth information as of the record date pertaining to beneficial ownership of United American Bank's common stock by members of the board of directors, executive officers, and all directors and executive officers of United American Bank as a group. This information has been obtained from United American Bank, or from information furnished directly by the individual or entity to United American Bank.

		Voting Shares Beneficially Owned
				Series D Preferred Stock		Series E Preferred Stock
		Common Stock
	Relationship with United American Bank							Percent of Voting Power(1)
Beneficial Owner		Shares	Percent	Shares	Percent	Shares	Percent
Ronald L. Bland	Director	—	—	—	—	—	—	—
Norman I. Book, Jr.	Director	6,717	*	—	—	—	—	*
Dennis C. DiSalvo	Director	7,113	*	—	—	—	—	*
Rosanne S. Foust	Director	—	—	—	—	—	—	—
William W. Hill	Director	10,000	1.1	—	—	—	—	*
Jay P. Leupp	Director	10,749	1.1	—	—	—	—	*
Guy Rounsaville, Sr.	Director	1,326	*	—	—	—	—	*
John C. Schrup	Director, President and Chief Executive Officer	357	*	—	—	—	—	*
Nicholas J. Schrup III(2)	Chairman	729,872	76.8	23,000	100.0	9,000	100.0	83.9
Margaret A. Taylor	Director	4,503	*	—	—	—	—	*
Stephen A. Way	Director	7,016	*	—	—	—	—	*
Howard J. Weiland	Director	6,666	*	—	—	—	—	*
Other Executive Officers:
Frank M. Bartaldo	Senior Executive Vice President Chief Banking Officer	9,315	1.0	—	—	—	—	*
Glen A. Nissen	Executive Vice President and Chief Lending Officer	2,440	*	—	—	—	—	*
Patricia A. Torres	Executive Vice President and Chief Information Officer	1,560	*	—	—	—	—	*
Total for all Directors and Executive Officers (15 in number)		797,634	83.9	23,000	100.0	9,000	100.0	88.8

*
Indicates less than one percent.

(1)
Percentage total voting power represents voting power with respect to all shares of United American Bank common stock, Series D Preferred Stock and Series E Preferred Stock, voting together as a single class. Each holder of Series D Preferred Stock is entitled to 13.04 votes per share of Series D Preferred Stock and each holder of Series E Preferred Stock is entitled to 13.04 votes of Series E Preferred Stock on all matters submitted to holders of United American Bank common stock. The Series D Preferred Stock and Series E Preferred Stock vote together as a single class on all matters submitted to a vote of United American Bank shareholders, except as may otherwise be required by law.

(2)
Includes 8,596 shares of common stock held by Nicholas J. Schrup III personally and 721,276 shares of common stock, 23,000 shares of Series D Preferred Stock and 9,000 shares of Series E Preferred Stock held by ATBancorp, of which he is the Chairman and Chief Executive Officer. Nicholas J. Schrup III disclaims beneficial ownership of shares held by ATBancorp.

COMPARISON OF SHAREHOLDERS' RIGHTS

General

        United American Bank is incorporated under the laws of the State of California and the rights of United American Bank shareholders are governed by the laws of the State of California, United American Bank's articles of incorporation, and United American Bank's bylaws. As a result of the merger, United American Bank shareholders will receive shares of Heritage common stock and will become Heritage shareholders. Heritage is incorporated under the laws of the State of California and the rights of Heritage shareholders are governed by the laws of the State of California, Heritage's articles of incorporation, and Heritage's bylaws. Thus, following the merger, the rights of United American Bank shareholders who become Heritage shareholders in the merger will continue to be governed by the laws of the State of California, but will no longer be governed by United American Bank's articles of incorporation and bylaws and instead will be governed by the Heritage articles of incorporation and bylaws.

        Further, as a California state banking corporation, in addition to being subject to the General Corporation Law of the State of California, United American Bank is also subject to the California Financial Code.

Comparison of Shareholders' Rights

        Set forth below is a summary comparison of material differences between the rights of Heritage shareholders under the Heritage articles of incorporation and the Heritage bylaws (right column), and the rights of United American Bank shareholders under the United American Bank articles of incorporation and United American Bank bylaws (left column). The summary set forth below is not intended to provide a comprehensive discussion of each company's governing documents. This summary is qualified in its entirety by reference to the full text of the Heritage articles of incorporation and Heritage bylaws currently in effect, and the United American Bank articles of incorporation and United American Bank bylaws currently in effect, copies of which are available, without charge, by following the instructions in the section entitled "References to Additional Information" on page [    •    ].

United American Bank	Heritage
Authorized Capital Stock

The authorized shares of stock of United American Bank consist of 1,500,000 shares of common stock, no par value and 10,000,000 shares of preferred stock, of which 741,136 preferred shares have been designated as follows: (i) 8,700 shares of Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A, no par value, (ii) 436 shares of Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series B, no par value, (iii) 700,000 shares of Series C Non-Cumulative Perpetual Preferred Stock, no par value, (iv) 23,000 shares of Series D Non-Cumulative Perpetual Voting Preferred Stock, no par value, and (v) 9,000 shares of Series E Non-Cumulative Perpetual Voting Preferred Stock, no par value.

Shares of United American Bank preferred stock may be divided into series from time to time by the board of directors of United American Bank, and the board of directors may determine or alter the number, rights, preferences, privileges and restrictions granted to and imposed upon any unissued shares of preferred stock.
The authorized capital stock of Heritage consists of 60,000,000 shares of common stock, no par value, and 10,000,000 shares of preferred stock. Shares of Heritage preferred stock may be divided into series from time to time by the board of directors of Heritage, and the board of directors may determine or alter the number, rights, preferences, privileges and restrictions granted to and imposed upon any unissued shares of preferred stock.

Shares of Heritage preferred stock may be divided into series from time to time by the board of directors of Heritage, and the board of directors may determine or alter the number, rights, preferences, privileges and restrictions granted to and imposed upon any unissued shares of preferred stock.
Number of Directors

United American Bank's bylaws state that number of directors comprising the board of directors will be from eight to fifteen, with the exact number to be determined from time to time by resolution of the board of directors. There are currently eleven members of the United American Bank board of directors.
Heritage's bylaws state that the number of directors comprising the board of directors will be from nine to fifteen, with the exact number to be determined from time to time by resolution of the board of directors. There are currently nine members of the Heritage board of directors.
Election of Directors

United American Bank's bylaws provide that directors shall be elected annually by the shareholders at the annual meeting of the shareholders. If, for any reason, the annual meeting or an adjournment thereof is not held or the directors are not elected thereat, then the directors may be elected at any special meeting of the shareholders called and held for that purpose. The term of office of the directors shall begin immediately after their election and continue until their respective successors are elected and qualified.
Heritage's bylaws provide that directors shall be elected annually by the shareholders at the annual meeting of the shareholders. If, for any reason, the annual meeting or an adjournment thereof is not held or the directors are not elected thereat, then the directors may be elected at any special meeting of the shareholders called and held for that purpose. The term of office of the directors shall begin immediately after their election and continue until their respective successors are elected and qualified.

United American Bank	Heritage
Nomination of Director Candidates by Shareholders

United American Bank's bylaws permit the board of directors or any shareholders who are entitled to vote for the election of directors to nominate a director for election if written notice is delivered to the president of the corporation not less than 21 or more than 60 days prior to any meeting of shareholders called for election of directors. If less than 21 days' notice of the meeting is given to shareholders, such notice of intention to nominate must be mailed or delivered to the president of the corporation not later than the close of business on the 10th day following the day on which the notice of meeting was mailed.
Heritage's bylaws permit shareholders of record who are entitled to vote in the meeting of shareholders to nominate a director for election if written notice is delivered to the corporate secretary not later than 90 nor earlier than 120 days prior to the first anniversary of the preceding year's annual meeting (provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 after such anniversary date of the annual meeting, notice by the shareholder must be delivered not earlier than the close of business 120 days prior to such annual meeting and not later than the close of business on the later of 90 days prior to such annual meeting or 10 days following the day on which public announcement of the date of such meeting).
Removal of Directors

Under United American Bank's bylaws, any director may be removed if the director is declared of unsound mind by order of court or convicted of a felony, otherwise with or without cause, by a vote of the holders of a majority of shares entitled to vote for the election of directors. However, if less than the entire board of directors is to be removed, no director may be removed without cause if the votes cast against his or her removal would be sufficient to elect him or her if then cumulatively voted at an election of the entire board of directors.
Under Heritage's bylaws, any director may be removed, with or without cause, at any meeting of shareholders called expressly for such purpose by a vote of the holders of a majority of shares entitled to vote for the election of directors. However, if less than the entire board of directors is to be removed, no director may be removed without cause if the votes cast against his or her removal would be sufficient to elect him or her if then voted at an election of the entire board of directors.
Shareholder Action Without a Meeting

United American Bank's articles of incorporation require that any action that requires shareholder approval must be taken at an annual or special meeting of shareholders and may not be taken by written consent.
Heritage's amended articles of incorporation require that any action that requires shareholder approval must be taken at an annual or special meeting of shareholders and may not be taken by written consent.

United American Bank	Heritage
Special Shareholders' Meetings

A special shareholders' meeting of United American Bank shareholders may be called by the board of directors, the chairman of the board of directors, the president, or United American Bank shareholders who together hold not less than ten percent of the outstanding shares of United American Bank stock that would be entitled to vote at such a meeting.
A special shareholders' meeting of Heritage may be called by the board of directors, the chairman of the board of directors, the president, or of the Heritage shareholders who together hold not less than ten percent of the outstanding shares of Heritage stock that would be entitled to vote at such a meeting.
Advance Notice of Shareholder Proposals
United American Bank does not have an advance notice provision for the submission of shareholder proposals at its annual meeting of shareholders.
Heritage's bylaws permit shareholders who are entitled to vote in the annual meeting of shareholders to submit a proposal for consideration at the meeting if written notice is delivered to the corporate secretary not later than 90 nor earlier than 120 days prior to the first anniversary of the preceding year's annual meeting (provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 after such anniversary date of the annual meeting, notice by the shareholder must be delivered not earlier than the close of business 120 days prior to such annual meeting and not later than the close of business on the later of 90 days prior to such annual meeting or 10 days following the day on which public announcement of the date of such meeting).
Limitation or Liability and Indemnification of Directors and Officers

United American Bank's articles of incorporation authorizes United American Bank to indemnify its directors, officers, and agents (as defined in Section 317 of the California Corporations Code), through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code to the fullest extent permitted by applicable law.

United American Bank's bylaws provide that United American Bank will indemnify any person who was or is made a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director or officer of United American Bank or is or was serving at the request of United American Bank as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, to the fullest extent permitted by law.
Heritage's amended articles of incorporation authorizes Heritage to indemnify its agents, as defined in Section 317, through bylaw provisions, agreements with such agents, vote of shareholders or disinterested directors or otherwise, or any combination of the foregoing, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the limits set forth in Section 204 with respect to actions for breach of duty to the corporation and its shareholders.

Heritage's bylaws provide that Heritage will indemnify its directors, officers and employees, and of its subsidiaries, who was or is made a party or is threatened to be made a party to or is otherwise involved in a proceeding against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any such proceeding arising by reason of the fact that any such person is or was an agent of the corporation. Heritage has entered into separate indemnification agreements with its directors and executive officers for such purpose.

United American Bank	Heritage
Vacancies

United American Bank's bylaws provide that a vacancy on the board of directors, not including a vacancy created by the removal of a director, may be filled by a majority of the remaining directors, even though less than a quorum, or by a sole remaining director. Any director so elected may hold office for the remainder of the full term of the director in which the vacancy occurred until such director's successor is elected at an annual or special shareholders' meeting. The shareholders may elect a director at any time to fill any vacancy not filled by the board of directors.
Heritage's bylaws provide that a vacancy on the board of directors may be filled by a majority of the remaining directors, even though less than a quorum, or by a sole remaining director. Any director so elected may hold office for the remainder of the full term of the director in which the vacancy occurred until such director's successor is elected at an annual or special shareholders' meeting. The shareholders may elect a director at any time at meeting of shareholders to fill any vacancy not filled by the board of directors. Any such election requires the consent of a majority of the outstanding shares entitled to vote.
Voting Rights

Each United American Bank common shareholder entitled to vote is entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. In the election of directors, each shareholder may cumulate votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder's shares are normally entitled, or distribute the shareholder's votes on the same principle among as many candidates as the shareholder thinks fit. No shareholder is entitled to cumulate votes in favor of any candidate or candidates unless such candidate's or candidates' names have been placed in nomination prior to the voting and the shareholder has given notice at the meeting prior to the voting of the shareholder's intention to cumulate the shareholder's votes. If any one shareholder has given such notice, this fact shall be announced to all shareholders and proxies present, who may then cumulate their votes for candidates in nomination. In any election of directors, the candidates receiving the highest number of votes of the shares entitled to be voted for them, up to the number of directors to be elected by such shares, are elected. Holders of the Series D Preferred Stock and Series E Preferred Stock are entitled to vote with holders of common stock as a single class at the rate of 13.04 votes per share.
Each Heritage shareholder entitled to vote is entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. In the election of directors, each shareholder may cumulate votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder's shares are normally entitled, or distribute the shareholder's votes on the same principle among as many candidates as the shareholder thinks fit. No shareholder is entitled to cumulate votes in favor of any candidate or candidates unless such candidate's or candidates' names have been placed in nomination prior to the voting and the shareholder has given notice at the meeting prior to the voting of the shareholder's intention to cumulate the shareholder's votes. If any one shareholder has given such notice, this fact shall be announced to all shareholders and proxies present, who may then cumulate their votes for candidates in nomination. In any election of directors, the candidates receiving the highest number of votes of the shares entitled to be voted for them, up to the number of directors to be elected by such shares, are elected.
Amendments to Articles of Incorporation and Bylaws

United American Bank's articles of incorporation may be amended in any manner allowed under California law. United American Bank's bylaws may be amended by the board of directors or by the shareholders, except that only shareholders may amend or repeal any bylaw that specifies or changes the number of directors.
Heritage's amended articles of incorporation may be amended in any manner allowed under California law. Heritage's bylaws may be amended by the board of directors or by the shareholders, except that only shareholders may amend or repeal any bylaw that specifies or changes the number of directors.

United American Bank	Heritage
Dividends

United American Bank's articles of incorporation and applicable certificates of determination do not provide for any cumulative or other dividend on shares of common stock, but do not restrict the right of the board of directors, in establishing the rights, preferences and privileges of a series of preferred shares, to establish a divided rate and whether dividends on such shares will be cumulative. United American Bank's issued and outstanding shares of preferred stock are entitled to dividends if and when dividends are declared by the board of directors. The amount of dividends payable to holders of preferred stock if and when declared by the board of directors is determined by the initial purchase price for such preferred.

 Under the California Financial Code, United American Bank is permitted to pay a dividend in the following circumstances: (i) without the consent of either the Department of Business Oversight or United American Bank shareholders, in an amount not exceeding the lesser of (a) the retained earnings of United American Bank or (b) the net income of United American Bank for its last three fiscal years; (ii) with the prior approval of the Department of Business Oversight, in an amount not exceeding the greatest of (a) the retained earnings of United American Bank, (b) the net income of United American Bank for its last fiscal year or (c) the net income for United American Bank for its current fiscal year; and (iii) with the prior approval of the Department of Business Oversight and United American Bank shareholders in connection with a reduction of its contributed capital.

Under federal law, United American Bank is prohibited from paying any dividends if after making such payment it would fail to meet any of its minimum regulatory capital requirements. Furthermore, federal and state bank regulators also have the authority to prohibit the payment of dividends by a bank when it determines such payments to be an unsafe or unsound banking practice.
Heritage's amended articles of incorporation do not provide for any cumulative or other dividend on shares of common stock, but do state that the board of directors may, in regards to undesignated preferred shares, determine the divided rate and whether dividends on the shares will be cumulative.

 The California General Corporation Law prohibits Heritage from making distributions, including dividends, to holders of its common stock or preferred stock unless either of the following tests are satisfied: (i) the amount of retained earnings immediately prior to the distribution equals or exceeds the sum of (A) the amount of the proposed distribution plus (B) any cumulative dividends in arrears on all shares having a preference with respect to the payment of dividends over the class or series to which the applicable distribution is being made; or (ii) immediately after the distribution, the value of Heritage's consolidated assets would equal or exceed the sum of its total liabilities, plus the amounts that would be payable to satisfy the preferential rights of other shareholders upon a dissolution that are superior to the rights of the shareholders receiving the distribution.

It is the Federal Reserve's policy that bank holding companies should generally pay dividends on common stock only out of income available over the past year, and only if prospective earnings retention is consistent with the organization's expected future needs and financial condition. It is also the Federal Reserve's policy that bank holding companies should not maintain dividend levels that undermine their ability to be a source of strength to its banking subsidiaries. Additionally, in consideration of the current financial and economic environment, the Federal Reserve has indicated that bank holding companies should carefully review their dividend policy and has discouraged payment ratios that are at maximum allowable levels unless both asset quality and capital are very strong.

United American Bank	Heritage
Liquidation Preferences

United American Bank's articles of incorporation and applicable certificates of determination do not provide for any liquidation preferences on shares of common stock, but do provide priority over holders of common stock to the holders of preferred stock generally in amount equal to the issue price of the preferred stock (plus declared acquired dividends).
Heritage's amended articles of incorporation do not provide for any liquidation preferences on shares of common stock, but do provide that the board of directors may, in regards to undesignated preferred shares, determine preferences and privileges, including liquidation preferences, for such preferred shares.
Redemption

United American Bank's articles of incorporation and applicable certificates of determination for common stock, Series D Preferred Stock and Series E Preferred Stock do not provide for any redemption of such shares. The certificate of determinations for the Series A Preferred Stock and Series B Preferred Stock provide United American Bank with the option to redeem the Series A Preferred Stock or Series B Preferred Stock under certain circumstances.
Heritage's amended articles of incorporation do not provide for any redemption on shares of common stock, but do provide that the board of directors may, in regards to undesignated preferred shares, determine preferences and privileges, including redemption preferences, for such preferred shares.

LEGAL MATTERS

        The validity of the shares of Heritage common stock to be issued in the merger has been reviewed by the firm of Buchalter, A Professional Corporation, Los Angeles, California. Such review should not be construed as constituting an opinion as to the merits of the offering made hereby, the accuracy or adequacy of the disclosures contained herein, or the suitability of Heritage common stock for any of United American Bank's shareholders.

EXPERTS

        The consolidated financial statements of Heritage as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016, have been incorporated by reference in this proxy statement/prospectus from Heritage's Annual Report on Form 10-K for the year ended December 31, 2016, in reliance on the report from Crowe Horwath LLP, independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        Heritage is subject to the informational requirements of the Securities Exchange Act of 1934, as amended which we refer to as the Exchange Act. In accordance with the Exchange Act, Heritage files reports, proxy statements and other information with the Securities and Exchange Commission which we refer to as the SEC. You may read and copy these documents and other information at the SEC's Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. You may also retrieve these materials at the SEC's Internet website at http://www.sec.gov. In addition, Heritage has a website containing additional information about Heritage at http://www.heritagecommercecorp.com. The information on Heritage's website is not a part of this proxy statement/prospectus.

        Heritage has filed a registration statement on Form S-4, including exhibits, with the SEC pursuant to the Securities Act covering the shares of Heritage common stock issuable in the merger. This proxy statement/prospectus does not contain all the information contained in the registration statement. Any additional information may be obtained from the SEC's principal office in Washington, D.C. or through the SEC's Internet website. Statements contained in this proxy statement/prospectus as to the contents of any contract or other document referred to herein are not necessarily complete, and in each instance reference is made to the copy of that contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

        The SEC allows us to "incorporate by reference" the information we file with the SEC. This permits us to disclose important information to you by referring to these filed documents. Any information referred to in this way is considered part of this proxy statement/prospectus and any information filed with the SEC by us after the date of this prospectus supplement until the date of the United American Bank special shareholders' meeting which will automatically be deemed to update and supersede this information. We incorporate by reference the following documents that have been filed with the SEC (other than information in such documents that is not deemed to be filed) of Heritage:

  •
  Annual Report on Form 10-K for the year ended December 31, 2016, filed March 3, 2017;

  •
  Portions of the Definitive Proxy Statement on Schedule 14A for the 2017 annual meeting of shareholders incorporated by reference in the Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed April 19, 2017;

  •
  Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, filed on May 5, 2017;

  •
  Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, filed on August 4, 2017;

  •
  Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, filed November 3, 2017;

  •
  Current Reports on Form 8-K filed February 15, 2017, March 28, 2017, May 9, 2017, May 26, 2017, May 30, 2017, June 19, 2017, June 27, 2017, October 27, 2017, December 21, 2017, January 11, 2018 and January 29, 2018;

  •
  The description of Heritage common stock contained in the Registration Statement on Form 8-A, dated March 5, 1998, which registers its common stock under Section 12 of the Securities Exchange Act of 1934, together with any amendments or report filed with the SEC for the purpose of updating the description.

        We also incorporate by reference any future filings (other than any information contained in such filings that is deemed "furnished" in accordance with SEC rules) with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the date of the United American Bank special shareholders' meeting.

        You may request a copy of documents incorporated by reference in this document but not otherwise accompanying this document, at no cost, by writing or telephoning Heritage at the following address and telephone number:

Heritage Commerce Corp
150 Almaden Boulevard
San Jose, California 95113
(408) 947-6900
Attention: Corporate Secretary

        You should rely only on the information contained or incorporated by reference in this document. Heritage has not authorized anyone else to provide you with information that is different from that which is contained in this document. Moreover, Heritage is not making an offer to sell or soliciting an offer to buy any securities other than the Heritage common stock to be issued by Heritage in the merger, and neither Heritage nor United American Bank is making an offer of such securities in any state where the offer is not permitted. Information contained herein regarding United American Bank was provided by United American Bank for inclusion in this document. The information contained in this document speaks only as of its date unless the information specifically indicates that another date applies.

Appendix A

        AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

BY AND AMONG

HERITAGE COMMERCE CORP

HERITAGE BANK OF COMMERCE

and

ATBANCORP

UNITED AMERICAN BANK

dated as of

January 10, 2018

A-i

A-ii

A-iii

Index of Defined Terms

Defined Term	Section
"Acceptable Confidentiality Agreement"	9.14
"Acquisition Proposal"	9.14
"Advisors"	6.16
"Affiliate"	9.14
"Affiliated Group"	9.14
"Agreement of Merger"	1.01
"Agreement"	Preamble
"ALLL"	3.04(d)
"ATB"	Preamble
"ATB Disclosure Schedule"	9.14
"ATB Material Adverse Effect"	9.14
"ATB Non-Solicitation and Confidentiality Agreement"	Recital
"ATB Shareholder Agreement"	Recital
"Book-Entry Shares"	2.01(f)
"Burdensome Condition"	6.07(c)
"business day"	9.14
"Certificate"	2.01(f)
"CFC"	1.01
"CGCL"	1.01
"Change In Control Payments"	9.14
"Change in Recommendation"	6.06(d)
"Charter Documents"	9.14
"Claim"	6.12(a)
"Closing Balance Sheet Date"	6.17
"Closing Date"	1.02
"Closing Financial Statements"	6.17
"Closing"	1.02
"COBRA"	9.14
"Code"	2.05
"Confidentiality Agreement"	9.14
"Contemplated Transactions"	3.03(a)
"Continuing Employees"	6.11(a)
"Contract"	9.14
"CRA"	3.07(b)
"DBO"	1.01
"Derivatives Contract"	3.17
"DIF"	3.01(a)
"Director Non-Solicitation and Confidentiality Agreement(s)	Recitals
"Dissenting Shareholder"	2.04
"Dissenting Shares"	2.04
"DOL"	3.12(b)
"DTA Shortfall"	9.14
"EDGAR"	5.04(a)
"Effect"	9.14
"Effective Time"	1.02
"End Date"	8.01(b)
"Environmental Laws"	9.14
"ERISA Affiliate"	3.12

A-iv

Defined Term	Section
"ERISA"	9.14
"Exchange Act"	3.04(e)
"Exchange Agent"	2.02
"Exchange Fund"	2.02
"Executive Non-Solicitation and Confidentiality Agreement(s)	Recitals
"FDIC"	3.01(a)
"FRB"	3.03(c)
"GAAP"	9.14
"Governmental Authorization"	9.14
"Governmental Entity"	9.14
"Hazardous Substance"	9.14
"HBC"	Preamble
"HCC Average Closing Price"	9.14
"HCC Benefit Plans"	6.11(a)
"HCC Board"	5.03(a)
"HCC Common Stock"	5.02
"HCC Disclosure Schedule"	9.14
"HCC Equity Plans"	9.14
"HCC Material Adverse Effect"	9.14
"HCC Preferred Stock"	5.02
"HCC Reports"	5.05(b)
"HCC SEC Reports"	5.04(a)
"HCC Stock Options"	5.02
"HCC"	Preamble
"Intellectual Property"	9.14
"IRS"	9.14
"IT Systems"	9.14
"Key Employee"	9.14
"knowledge"	9.14
"Law" or "Laws"	9.14
"Leased Real Estate"	9.14
"Legal Action"	9.14
"Letter of Transmittal"	2.03(a)
"liability" (or "liabilities")	9.14
"License Agreement"	9.14
"Lien"	9.14
"Loan Data"	3.14(n)
"Loan Documentation"	3.14(b)
"Loan Property"	9.14
"Loan"	9.14
"Material Contract"	3.21(a)
"Merger Consideration"	2.01(d)
"Merger"	1.01
"NASDAQ"	3.03(c)
"Notice of Superior Proposal"	6.06(e)
"Obligor"	3.15(b)
"Operating Loss"	3.29
"Order"	9.14
"ordinary course of business"	9.14
"OREO"	3.18(a)

A-v

Defined Term	Section
"party" ("parties")	Preamble
"Permitted Liens"	9.14
"Per Share Exchange Ratio"	2.01(d)(i)
"person"	9.14
"Pre-Closing Period"	6.01(a)
"Professional Expenses"	9.14
"Proxy Statement/Prospectus"	3.03(c)
"Real Property Lease"	9.14
"Registration Statement"	3.03(c)
"Regulatory Actions"	7.02(o)
"Related Agreement"	9.14
"Reorganization"	2.05
"Representatives"	9.14
"Requisite Regulatory Approvals"	7.01(b)
"Requisite UAB Vote"	3.03(a)
"Retiree Welfare Benefits"	3.12(e)
"SEC"	3.03(c)
"Securities Act"	3.03(c)
"Series A Preferred"	3.02
"Series B Preferred"	3.02
"Series C Preferred"	3.02
"Series D Common Equivalent Share"	9.14
"Series D Preferred"	3.02
"Series E Common Equivalent Share"	9.14
"Series E Preferred"	3.02
"SERP"	7.11(a)
"Shareholder Agreement"	Recitals
"Shareholders Equity Measuring Date"	7.02(g)
"Subsidiary" (or "Subsidiaries")	9.14
"Superior Proposal"	9.14
"Surviving Corporation"	1.01
"Tail Insurance Policy"	6.12(c)
"Takeover Provisions"	3.30
"Target Equity"	9.14
"Tax Returns"	9.14
"Tax Sharing Agreement"	9.14
"Taxes"	9.14
"Termination Fee"	8.03(b)
"Trade Secrets"	9.14
"Transaction Expenses"	9.14
"Treasury Department"	9.14
"Treasury Regulations"	9.14
"UAB Affiliated Group"	9.14
"UAB Balance Sheet"	3.04(a)
"UAB Board Recommendation"	6.06(b)
"UAB Board"	3.03(a)
"UAB Collective Bargaining Agreement"	3.13(b)
"UAB Common Stock"	3.02(a)
"UAB Disclosure Schedule"	9.14
"UAB Employee Plan(s)"	3.12(a)

A-vi

Defined Term	Section
"UAB Employee"	3.12(a)
"UAB Equity Plans"	9.14
"UAB ERISA Affiliate"	9.14
"UAB Financial Statements"	3.04(a)
"UAB Indemnified Party" and "UAB Indemnified Parties"	6.12(a)
"UAB Insurance Policies"	3.22
"UAB IP"	9.14
"UAB Licensed IP"	9.14
"UAB Material Adverse Effect"	9.14
"UAB Meeting"	3.03(c)
"UAB Owned IP"	9.14
"UAB Preferred Stock"	9.14
"UAB Securities"	4.10
"UAB Reports"	3.04(b)
"UAB"	Preamble
"WARN Act"	9.14

A-vii

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

        This Agreement and Plan of Merger and Reorganization (this "Agreement"), is entered into as of January 10, 2018, by and among ATBANCORP, an Iowa corporation ("ATB"), UNITED AMERICAN BANK, a California banking corporation ("UAB"), HERITAGE COMMERCE CORP, a California corporation ("HCC"), and HERITAGE BANK OF COMMERCE, a California banking corporation ("HBC") (each a "party" and collectively the "parties").

RECITALS

        A.    ATBancorp is a bank holding company organized under the laws of Iowa and registered as a bank holding company pursuant to the Bank Holding Company Act of 1956, as amended, having its principal place of business in Dubuque, Iowa.

        B.    UAB is a California chartered bank having its principal place of business in San Mateo, California.

        C.    HCC is a bank holding company organized under the laws of California and registered as a bank holding company pursuant to the Bank Holding Company Act of 1956, as amended, having its principal place of business in San Jose, California.

        D.    HBC is a California chartered bank having its principal place of business in San Jose, California.

        E.    The respective Boards of Directors of UAB, HCC and HBC have approved, and declared it to be advisable and in the best interests of their respective shareholders to consummate the business combination transaction provided for in this Agreement in which UAB would merge with and into HBC.

        F.     It is the intention of the parties that the merger of UAB and HBC shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.

        G.    In connection with the execution and delivery of this Agreement and as a material inducement for HCC and HBC to enter into this Agreement, each of the directors of UAB is concurrently executing and delivering to HCC a shareholder agreement in the form of Annex A (each a "Shareholder Agreement"), and a non-solicitation and confidentiality agreement in the form of Annex B (each a "Director Non-Solicitation and Confidentiality Agreement"), the Key Employees are executing and delivering to HCC a non-solicitation and confidentiality agreement in the form of Annex C (each an ("Executive Non-Solicitation and Confidentiality Agreement"), and ATB is concurrently executing and delivering to HCC a shareholder agreement in the form of Annex D ("ATB Shareholder Agreement") and a non-solicitation and confidentiality agreement in the form of Annex E ("ATB Non-Solicitation and Confidentiality Agreement").

AGREEMENT

        The parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I
THE MERGER

        Section 1.01    The Merger.     On the terms and subject to the conditions set forth in this Agreement, and pursuant to the provisions of the California General Corporation Law ("CGCL") and, to the extent applicable, the California Financial Code "(CFC") and the rules and regulations promulgated by the California Department of Business Oversight ("DBO"), at the Effective Time, UAB shall merge with and into HBC (the "Merger") and the separate corporate existence of UAB shall cease. HBC shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation").

        Section 1.02    Effective Time.     On the terms and conditions set forth in this Agreement, the Closing of the Merger (the "Closing") shall take place as soon as practicable, but in no event later than the fifth (5th) business day after which each of the conditions set forth in Article VI of this Agreement has been satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at Closing) or such other time as the parties may agree, at the offices of Buchalter, a Professional Corporation, at 10:00 a.m. Pacific time (the "Closing Date"). On or before the Closing Date, UAB and HBC will file, or cause to be filed, with the DBO and the California Secretary of State an agreement of merger in substantially the form of Annex F to this Agreement. The Merger shall become effective at the time that such agreement of merger has been filed with the DBO as provided in Section 4887(c) of the CFC (the "Effective Time").

        Section 1.03    Effect of the Merger.     Upon the consummation of the Merger, the separate corporate existence of UAB shall cease and HBC shall continue as the surviving entity under the laws of the State of California. The name of Heritage Bank of Commerce as the surviving entity of the Merger shall remain "Heritage Bank of Commerce." From and after the Effective Time, HBC, as the surviving entity of the Merger, shall possess all of the properties and rights and be subject to all of the liabilities and obligations of UAB.

        Section 1.04    Articles of Incorporation; By-laws.     The Articles of Incorporation and Bylaws of HBC as in effect immediately prior to the Effective Time shall be the Articles of Incorporation and Bylaws of the Surviving Corporation.

        Section 1.05    Directors and Executive Officers.     All the directors and officers of HCC and HBC immediately prior to the Effective Time shall be the directors of HCC and HBC after the Merger, in each case until their respective successors are duly elected or appointed and qualified.

        Section 1.06    Possible Alternative Structures.     Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time HCC shall be entitled, after consultation with UAB, to revise the structure of effecting the acquisition of UAB, provided, however, that (a) there are no adverse federal or state income tax consequences to UAB's shareholders as a result of the modification (including no impact upon the opinions of counsel related to tax matters to be delivered pursuant to this Agreement), (b) the consideration to be paid to the holders of UAB Common Stock and UAB Preferred Stock under this Agreement is not thereby changed in kind, value or reduced in amount and the delivery of such consideration will not be delayed, (c) the benefits to be received by UAB's directors, officers and employees under this Agreement are not diminished, and (d) such modification will not delay materially or jeopardize the receipt of any regulatory approvals or other consents and approvals relating to the consummation of the Merger or otherwise cause any condition to Closing set forth in Article VI not to be capable of being fulfilled. The parties agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

        Section 1.07    Additional Actions.     If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in or to or under any of the rights, privileges, powers, franchises, properties or assets of UAB, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of UAB all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of UAB, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation's right, title or interest in or to or under any of the rights, privileges, powers, franchises, properties or assets of UAB and otherwise to carry out the purposes of this Agreement.

 ARTICLE II
EFFECT OF THE MERGER ON CAPITAL STOCK

        Section 2.01    Effect of the Merger on Capital Stock.     At the Effective Time, as a result of the Merger and without any action on the part of HCC, HBC or UAB or the holder of any capital stock of HCC, HBC or UAB:

          (a)    Cancellation of Certain UAB Common Stock.    Each share of UAB Common Stock that is owned by HCC or UAB (as treasury stock or otherwise) or any of their respective direct or indirect wholly-owned subsidiaries will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

          (b)    HCC Capital Stock.    Each share of HCC Common Stock issued and outstanding immediately prior to the Effective Time, shall remain issued and outstanding and shall not be affected by the Merger.

          (c)    HBC Capital Stock.    Each share of HBC common stock, no par value, issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

          (d)    Conversion of UAB Common Stock and Preferred Stock.

              (i)  Each share of UAB Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled and retired in accordance with Section 2.01(a), and (ii) Dissenting Shares) shall, by virtue of the Merger, be converted into the right to receive 2.1644 (the "Per Share Exchange Ratio") shares of HCC Common Stock, together with any cash in lieu of fractional shares as specified in Section 2.01(g).

             (ii)  Each share of Series D Preferred issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger, be converted into the right to receive the number of shares of HCC Common Stock equal to the product of (A) the Per Share Exchange Ratio multiplied by (B) the number of Series D Common Equivalent Shares underlying each such share of Series D Preferred, together with cash in lieu of fractional shares as specified in Section 2.01(g).

            (iii)  Each share of Series E Preferred issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger, be converted into the right to receive the number of shares of HCC Common Stock equal to the product of (A) the Per Share Exchange Ratio multiplied by (B) the number of Series E Common Equivalent Shares underlying each such share of Series E Preferred, together with cash in lieu of fractional shares as specified in Section 2.01(g).

            (iv)  Each share of UAB Series A Preferred Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger, be converted into the right to receive $1,000 in cash per share.

             (v)  Each share of UAB Series B Preferred Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger, be converted into the right to receive $1,000 in cash per share.

        For purposes of this Agreement, the Per Share Exchange Ratio together with cash, and cash in lieu of fractional shares provided in clauses (i) through (v) is referred to as the "Merger Consideration."

          (e)    Dilution.    If HCC changes (or the HCC Board sets a related record date that will occur before the Effective Time for a change in) the number or kind of shares of HCC Common Stock outstanding by way of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, then the Per Share Exchange Ratio will be adjusted proportionately to account for such change to give the holders of UAB Common Stock, Series D Preferred Stock and

  Series E Preferred Stock the same economic effect contemplated by this Agreement prior to such change.

          (f)    Cancellation of Shares and Closing of UAB's Transfer Books.    At the Effective Time (i) none of the shares of UAB Common Stock or UAB Preferred Stock shall be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a valid certificate (each a "Certificate") previously representing any such shares of UAB Common Stock or UAB Preferred Stock or owner designated by a book entry previously representing a non-certificated share of UAB Common Stock or UAB Preferred Stock (a "Book-Entry Share") shall thereafter cease to have any rights with respect to such securities, except the right to receive (i) the Merger Consideration, (ii) any dividends and other distributions in accordance with Section 2.03(e), and (iii) any cash to be paid in lieu of any fractional share of HCC Common Stock in accordance with Section 2.01(g). The stock transfer books of UAB shall be closed with respect to all shares of UAB Common Stock and UAB Preferred Stock outstanding immediately prior to the Effective Time, and no further transfer of any such shares of UAB Common Stock or UAB Preferred Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, UAB Certificates or Book-Entry Shares representing such shares of UAB Common Stock or UAB Preferred Stock are presented for transfer to the Exchange Agent or to the Surviving Corporation or HCC, they shall be cancelled and shall be exchanged as provided in Section 2.03.

          (g)    No Fractional Shares.    No fractional shares of HCC Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares. Any holder of UAB Common Stock, Series D Preferred or Series E Preferred who would otherwise be entitled to receive a fraction of a share of HCC Common Stock (after aggregating all fractional shares of HCC Common Stock issuable to such holder), in lieu of such fraction of a share and, upon surrender of such holder's Certificates or Book-Entry Shares to the Exchange Agent, shall be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction of a share of HCC Common Stock multiplied by the HCC Average Closing Price.

        Section 2.02    Exchange Agent; Deposit of Merger Consideration.     Prior to the Closing Date, HCC shall select a bank or trust company to act as exchange agent in the Merger (the "Exchange Agent") and provide the Exchange Agent with appropriate instructions regarding the matters described in this Article II in form and substance reasonably acceptable to HCC and UAB, all in accordance with the provisions of an agreement executed between HCC and the Exchange Agent. HCC shall deposit, or cause to be deposited, with the Exchange Agent (by instruction to HCC's transfer agent) prior to the Effective Time (a) certificates representing the shares of HCC Common Stock issuable pursuant to Section 2.01(d)(i) , (ii) and (iii) (or make appropriate alternative arrangements if uncertificated shares of HCC Common Stock represented by a book entry will be issued), (b) cash sufficient for the amounts payable pursuant to Section 2.01(d)(iv) and (v), and (c) cash sufficient in lieu of fractional shares to be paid in accordance with Section 2.01(g). The shares of HCC Common Stock and cash amounts so deposited with the Exchange Agent are referred to collectively as the "Exchange Fund."

        Section 2.03    Exchange of Certificates and Book-Entry Shares.

          (a)   HCC shall take all steps necessary to cause the Exchange Agent, not later than five (5) business days after the Effective Time, to mail to holders of UAB Common Stock and UAB Preferred Stock of record immediately prior to the Effective Time (i) a letter of transmittal in a customary form that is reasonably acceptable to UAB ("Letter of Transmittal"), and (ii) instructions for use in effecting the surrender of such holder's Certificates and Book-Entry Shares in exchange for the Merger Consideration in exchange therefore.

          (b)   Upon surrender of a Certificate or Book-Entry Share to the Exchange Agent for exchange, together with a properly completed Letter of Transmittal and such other documents as may be reasonably required by the Exchange Agent or HCC, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor (i) a certificate representing the number of whole shares of HCC Common Stock (or uncertificated shares of HCC Common Stock represented by a book entry) to which such holders of UAB Common Stock and UAB Preferred Stock, Series D Preferred and Series E Preferred shall have become entitled in accordance with Section 2.01(d)(i), (ii) and (iii) , (ii) a check representing the amount of cash payable pursuant to Section 2.01(d)(iv) and (v), and (iii) a check representing the amount of cash in lieu of any fractional share of HCC Common Stock, if any, which such holder has the right to receive in respect of the Certificate or Book-Entry Share surrendered pursuant to Section 2.01(g). No interest will be paid or accrued on the cash in lieu of fractional shares. The Certificates or Book-Entry Shares so surrendered shall be canceled.

          (c)   If any Certificate shall have been lost, stolen, or destroyed, HCC or the Exchange Agent may in its sole discretion require the owner of such lost, stolen, or destroyed Certificate to make and deliver to HCC or the Exchange Agent an affidavit of that fact and an agreement in customary form that is reasonably satisfactory to HCC indemnifying HCC and the Surviving Corporation against any claim that may be made against HCC or the Surviving Corporation and to deliver a bond (in such sum as HCC or the Exchange Agent may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, HCC, or the Surviving Corporation with respect to such Certificate.

          (d)   If any portion of the HCC Common Stock that a person has the right to receive pursuant to the provisions of Section 2.01(d) is to be issued in a name other than that in which the Certificate or Book-Entry Share surrendered is registered, it shall be a condition to such issuance thereof that the Certificate or Book-Entry Shares surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Tax required by reason of a certificate or uncertificated book entry share, as applicable, or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

          (e)   No dividends or other distributions declared after the Effective Time with respect to HCC Common Stock and payable to the holders of record thereof shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share until the holder thereof shall surrender such Certificate or Book-Entry Share in accordance with this Article II. After the surrender of a Certificate or Book-Entry Share in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of HCC Common Stock represented by such Certificate or Book-Entry Share.

          (f)    Any portion of the Exchange Fund that remains undistributed to holders of Certificates or Book-Entry Shares as of the date twelve (12) months after the Effective Time shall be delivered to HCC upon demand, and any holders of Certificates or Book-Entry Shares who have not theretofore surrendered their Certificates or Book-Entry Shares in accordance with this Section 2.03 shall thereafter look only to HCC for satisfaction of their claims for the Merger Consideration, and any dividends or distributions with respect to HCC Common Stock, in each case without interest thereon. Notwithstanding the foregoing, none of HCC, the Surviving Corporation, ATB, UAB or the Exchange Agent or any other person shall be liable to any former holder of shares of UAB Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Law. HCC and HBC shall be entitled to rely upon the stock transfer books of UAB to establish the identity of those persons entitled to receive merger consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, HCC and HBC shall be entitled to deposit the Merger

  Consideration in respect thereof in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

          (g)   Each of the Exchange Agent, HCC, and HBC shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of UAB Common Stock or UAB Preferred Stock such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of state, local, or foreign Tax law or under any other applicable Law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

          (h)   Any portion of the HCC Common Stock made available to the Exchange Agent in respect of any Dissenting Shares shall be returned to HCC upon demand.

        Section 2.04    Dissenting Shares.     Notwithstanding any provision of this Agreement to the contrary, shares of UAB Common Stock that are outstanding immediately prior to the Effective Time and that are held by a shareholder who is entitled to demand, and who properly demands, the fair market value of such shares pursuant to, and who complies in all respects with, Chapter 13 of the CGCL (a "Dissenting Shareholder") shall not be converted into the right to receive the Merger Consideration. For purposes of this Agreement, "Dissenting Shares" means any shares of UAB Common Stock as to which a Dissenting Shareholder has properly exercised a demand for fair market value pursuant to Chapter 13 of the CGCL. At the Effective Time all Dissenting Shares shall be cancelled and retired and shall cease to exist. No Dissenting Shareholder shall be entitled to any Merger Consideration in respect of any Dissenting Shares unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder's right to demand fair market value of its Dissenting Shares under the CGCL, and any Dissenting Shareholder shall be entitled to receive only the payment provided by Chapter 13 of the CGCL with respect to the Dissenting Shares owned by such Dissenting Shareholder and not any Merger Consideration. UAB shall give HCC (a) prompt notice of any written demands for fair market value, attempted withdrawals of such demands and any other instruments served pursuant to applicable Law relating to shareholders' demands for fair market value, and (b) the opportunity to direct all negotiations and proceedings with respect to demands for fair market value under the CGCL. UAB shall not, except with the prior written consent of HCC, voluntarily make any payment with respect to any demands for fair market value of Dissenting Shares, offer to settle or settle any such demands.

        Section 2.05    Intended Tax Treatment.     It is intended that the Merger shall constitute a "reorganization" as that term is used in Section 368(a) of the Code ("Reorganization"), and that this Agreement shall constitute a "plan of reorganization" as that term is used in Sections 354 and 361 of the Internal Revenue Code of 1986, as amended (the "Code"). Until the Closing, each party hereto shall use all commercially reasonable efforts to cause the Merger to so qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a Reorganization.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF UAB

        Except as set forth in the UAB Disclosure Schedule, UAB hereby represents and warrants to HCC and HBC that the following is true and correct:

        Section 3.01    Organization; Qualification and Subsidiaries.

          (a)    Corporate Organization.    UAB is a corporation and a California chartered bank duly organized, validly existing in good standing in California. UAB is authorized by the DBO in accordance with the CFC to conduct a commercial banking business. The deposits of UAB are insured up to the applicable limits through the Deposit Insurance Fund ("DIF") as administered by Federal Deposit Insurance Corporation ("FDIC") to the fullest extent permitted by applicable Law, and all premiums and assessments required to be paid have been paid when due. No Legal Action for the termination or revocation of such insurance is pending, or to the knowledge of UAB, has any such termination or revocation been threatened. UAB has the requisite corporate power and authority to own or lease and operate all of its properties and assets and to carry on its business as is now being conducted. UAB is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to, individually or in the aggregate, have a UAB Material Adverse Effect.

          (b)    Charter Documents.    UAB has delivered or made available to HCC a correct and complete copy of the Charter Documents of UAB, as amended and currently in effect. UAB is not in violation of any of the provisions of its Charter Documents.

          (c)    Minute Books.    The minute books of UAB, in all material respects, contain accurate records of all meetings and accurately reflect all other material actions taken by the shareholders, the UAB Board and all standing committees of the UAB Board.

          (d)    Subsidiaries.    Except shares of Federal Home Loan Bank stock reflected in the UAB Financial Statements, UAB does not own, beneficially, directly or indirectly, any Subsidiary or any Equity Investment of in its securities portfolio.

        Section 3.02    Capital Structure.

          (a)    Capital Stock.    The authorized shares of stock of UAB consist of 1,500,000 shares of Common Stock, no par value ("UAB Common Stock") and 10,000,000 shares of preferred stock, of which 741,136 preferred shares have been designated as follows: (i) 8,700 shares of Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A, no par value ("Series A Preferred"), (ii) 436 shares of Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series B, no par value ("Series B Preferred"), (iii) 700,000 shares of Series C Non-Cumulative Perpetual Preferred Stock, no par value ("Series C Preferred"), (iv) 23,000 shares of Series D Non-Cumulative Perpetual Voting Preferred Stock, no par value ("Series D Preferred"), and (v) 9,000 shares of Series E Non-Cumulative Perpetual Voting Preferred Stock, no par value ("Series E Preferred"). As of the date of this Agreement and the Effective Time (i) 950,178 shares of UAB Common Stock, (ii) 8,700 shares of Series A Preferred, 435 shares of Series B Preferred, (iii) 23,000 shares of Series D Preferred, and (iv) 9,000 shares of Series E Preferred issued and outstanding. No shares of Series C Preferred are issued and outstanding. All of the UAB Preferred Stock is held of record by ATB. As of the date of this Agreement there are no and as of the Effective Time there will not be any dividends (whether cash, stock or other property) accrued or owed to any holder of UAB Common Stock or UAB Preferred Stock. UAB has no UAB Common Stock, or any other securities reserved for issuance or required to be reserved for issuance. All issued and outstanding shares of UAB Common Stock and UAB Preferred Stock are duly authorized, validly issued, fully paid, nonassessable and were not issued in violation of or subject to any preemptive rights, Lien, voting restriction, purchase option, call option, right of first refusal, subscription agreement, or any other similar right, and were issued in accordance with applicable Law.

          (b)    Voting Securities.    UAB does not have any authorized, issued or outstanding any bonds, debentures, notes, or other indebtedness which the holders thereof have the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of UAB may vote.

          (c)    UAB Stock-Based Rights.    Other than the Shareholder Agreement, UAB has no Contract obligating UAB to issue, grant, or sell any Equity Security to any person.

          (d)    Contracts.    Other than the Shareholder Agreements, there are no Contracts of UAB (i) to repurchase, redeem or otherwise acquire any shares of capital stock of UAB or any equity security of UAB or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of UAB, or (ii) pursuant to which UAB is or could be required to register shares of UAB capital stock or other securities under the Securities Act. Except for the Shareholder Agreements, there are no voting trusts, proxy, rights agreement, "poison pill" antitakeover plan or other Contract to which UAB, or, to the knowledge of UAB, any of its respective officers or directors, is a party with respect to any equity security of any class of UAB.

          (e)    Debt.    UAB has no authorized, issued or outstanding any bonds, debentures, notes, trust preferred securities or other similar obligations.

          (f)    Common Equivalents.    For purposes of Section 2.01(d)(i) and (ii), there are as of the date of this Agreement and as of the Effective Time there will be 255,555.6 Series D Common Equivalent Shares and 100,000 Series E Common Equivalent Shares entitled to the Merger Consideration.

        Section 3.03    Authority; Non-contravention; Governmental Consents.

          (a)    Authority.    UAB has full corporate power and authority to execute and deliver this Agreement and the other agreements referred to in this Agreement to which it is or will be a party, and, subject to the receipt of regulatory and shareholder approvals, to perform its obligations and consummate the transactions contemplated under this Agreement. The execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated under this Agreement (collectively, the "Contemplated Transactions") have been duly and validly approved by the Board of Directors of UAB (the "UAB Board"). The UAB Board, at a meeting duly called and held, has unanimously determined that this Agreement and the Contemplated Transactions are fair to and in the best interests of the UAB shareholders and resolved to recommend that the holders of the UAB Common Stock and the UAB Preferred Stock vote in favor of approval and adoption of this Agreement and the Contemplated Transactions, including the Merger. Except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of UAB Common Stock and each series of UAB Preferred Stock (the "Requisite UAB Vote"), no further corporate proceedings on the part of the UAB Board or the UAB shareholders (except for matters related to setting the date, time, place and record date for said meeting) are necessary in order to authorize or approve this Agreement or to consummate the Contemplated Transactions including the Merger. This Agreement has been duly and validly executed and delivered by UAB and (assuming due authorization, execution and delivery by ATB, HCC and HBC of this Agreement) this Agreement constitutes a valid and binding obligation of UAB, enforceable against UAB in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, moratorium, or other similar Law affecting the enforcement of creditors' rights generally, and subject to general principles of equity (whether considered in a proceeding whether in equity or at law). All corporate proceedings on the part of UAB necessary to consummate the Contemplated Transactions will have been taken prior to the Effective Time.

          (b)    Non-Contravention.    Subject to the receipt of the Requisite UAB Vote, the execution, delivery and performance under this Agreement and the consummation of the Contemplated Transactions by UAB, do not and will not (i) violate any provision of the Charter Documents of UAB or (ii) assuming that the consents and approvals referred to in Section 3.03(c) are duly obtained or made, (A) violate in any material respect any Law applicable to UAB, or any of its respective properties or assets, or (B) violate or conflict with, or result in a material breach of any provision of or the loss of any benefit under, constitute a material default (or an event which, with notice or lapse of time, or both, would constitute a material default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of UAB under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, and UAB Material Contract or other instrument or obligation to which UAB is a party, or by which any of its properties, assets or business activities may be bound or affected.

          (c)    Regulatory Filings and Approvals.    Except for (i) the filings of applications or notices with, and approvals or waivers by, the Board of Governors of the Federal Reserve System (the "FRB"), the FDIC and the DBO, (ii) the filing with the Securities and Exchange Commission ("SEC") and declaration of effectiveness of a registration statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") including the proxy statement/prospectus (the "Proxy Statement/Prospectus") relating to the meeting, including any adjournments or postponements thereof, of UAB shareholders to be held in connection with this Agreement and the Merger (the "UAB Meeting"), (iii) approval of the listing on the NASDAQ Global Select Market ("NASDAQ") of the HCC Common Stock to be issued in connection with the Merger, (iv) the Requisite UAB Vote, (v) the filing of the Agreement of Merger pursuant to the CGCL and the CFC, (vi) such filings and approvals as are required to be made or obtained under applicable state securities laws in connection with the issuance of the shares of HCC Common Stock pursuant to this Agreement (if required), no consents or approvals of or filings or registrations with any Governmental Entity, or with any third party are necessary in connection with (A) the execution and delivery by UAB of this Agreement, (B) the consummation by UAB of the Merger and the other Contemplated Transactions, or (C) the execution and delivery by UAB of the Agreement of Merger.

        Section 3.04    Financial Statements; Internal Controls.

          (a)    Financial Statements.    UAB has furnished to HCC correct and complete copies of (i) the unaudited balance sheets of UAB as of December 31, 2014, 2015 and 2016, and the related unaudited statements of income, shareholders' equity and cash flows for the years ended December 31, 2014, 2015 and 2016, (ii) an unaudited balance sheet of UAB as of September 30, 2017, and the related unaudited statement of income for the period ended September 30, 2017 (such balance sheets and the related statements of income and shareholders' equity and cash flows are collectively referred to herein as the "UAB Financial Statements"). The balance sheet as of September 30, 2017 is referred to herein as the "UAB Balance Sheet". The UAB Financial Statements (i) were prepared in accordance with GAAP, applied on a consistent basis throughout the periods involved, subject to normal year-end adjustments and the fact that they do not contain all of the footnote disclosures required by GAAP (the effect of which will not, individually or in the aggregate, be material) and complied in all material respects with applicable accounting requirements, (ii) fairly presented in all material respects the financial position of UAB at the respective dates thereof and the results of UAB's operations and, to the extent applicable, cash flows for the periods indicated therein, subject in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP, and (iii) are consistent with the books and records of UAB in all material respects. UAB maintains accurate books and records and in all material respects they have been, and are being maintained in the ordinary course of business and in accordance with GAAP and any other applicable Law and accounting requirements.

          (b)    Reports and Assessments.    Since December 31, 2013, UAB has filed (or furnished, as applicable) and Reports of Condition and Income or "call reports" ("UAB Report") and all other material reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto that they were required to file (or furnish, as applicable) with any Governmental Entity having jurisdiction over UAB. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each UAB Report (including the financial statements, exhibits, and schedules thereto), complied in all material respects with applicable Law, and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. There are no material violations or exceptions in any UAB Report that are unresolved as of the date of this Agreement.

          (c)    Internal Controls.

              (i)  UAB has implemented and maintains internal controls over financial reporting that are effective in providing reasonable assurance regarding the reliability of its financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP and includes policies and procedures for its own purposes that (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the material transactions and dispositions of the assets of UAB, (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of UAB are being made only in accordance with authorizations of management and directors of UAB where required by UAB's written policies or applicable Law, and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of UAB's assets that could have a material effect on its financial statements. Since December 31, 2013, UAB has not experienced or effected any material change in internal control over financial reporting.

             (ii)  Since December 31, 2013, neither UAB, nor any of its representatives has received or otherwise had or obtained knowledge of any complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies, or methods of UAB or its internal control over financial reporting, including any complaint, allegation, assertion, or claim that UAB has engaged in questionable accounting or auditing practices.

            (iii)  To the knowledge of UAB, (A) there are no significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to materially adversely affect UAB's ability to record, process, summarize and report financial information and has identified for UAB's auditors and audit committee of the UAB Board any material weakness in internal controls over financial reporting, and (B) since December 31, 2014, there is no fraud whether or not material that involves management or other employees who have a significant role in UAB's internal control over financial reporting. UAB has made available to HCC (A) a summary of any such disclosure made by management to UAB's auditors and audit committee since December 31, 2013 and (B) any material communication since December 31, 2013 made by management or UAB's auditors to the audit committee required or contemplated by the audit committee's charter or professional standards of the Public Company Accounting Oversight Board.

          (d)    Allowance for Loan Losses.    All allowances for loan and lease losses ("ALLL") of UAB, including any reserves for unfunded commitments, are, and as of the Effective Time will be made in compliance with all applicable Law in all material respects, UAB's methodology for determining the adequacy of its allowance for losses and the standards established by the Financial Accounting Standards Board in all material respects. UAB has not been notified by any Governmental Entity or by UAB's independent auditor, in writing or otherwise, that (i) such allowances are inadequate, (ii) the practices and policies of UAB in establishing such allowances and in accounting for non-performing and classified assets generally fail to comply with applicable accounting or regulatory requirements, or (iii) such allowances are inadequate or inconsistent with the historical loss experience of UAB.

          (e)    Off-balance Sheet Arrangements.    Except as disclosed in Section 3.04(e) of the UAB Disclosure Schedule, UAB is not a party to, nor has UAB made any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any "off balance sheet arrangements" (for reference, as defined in Item 303(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving or material liabilities of UAB in the UAB Financial Statements, the UAB Balance Sheet, the Closing Financial Statements, or the UAB Reports.

          (f)    Undisclosed Liabilities.    Except for (i) those liabilities that are set forth on UAB Balance Sheet, (ii) those liabilities and expenses incurred in connection with the Contemplated Transactions, (iii) liabilities incurred since the date of the UAB Balance Sheet in the ordinary course of business and that are not and would not be, individually or in the aggregate, material to the financial condition of UAB, and (iv) liabilities disclosed in Section 3.04(f) of the UAB Disclosure Schedule, UAB does not have any liabilities, which were required to be reflected on the UAB Balance Sheet under GAAP if such liability had existed on the date of the UAB Balance Sheet.

        Section 3.05    Absence of Certain Changes or Events.

          (a)    Ordinary Course of Business.    Since December 31, 2013, UAB has conducted business in the ordinary course of business, and no event has occurred or circumstances exists, that individually or in the aggregate, has had or would reasonably be expected to result in a UAB Material Adverse Effect.

          (b)    No Changes or Events.    Since December 31, 2013, UAB has not engaged in any of the following:

              (i)  incurred any obligation or liability, except deposits taken, Federal funds purchased and Federal Home Loan Bank, Federal Reserve Bank and correspondent bank borrowings and current liabilities for trade or business obligations, none of which, individually or in the aggregate, were material to the financial condition of UAB;

             (ii)  declared or made any payment of dividends or other distribution to its shareholders, or purchased, retired or redeemed, or obligated itself to purchase, retire or redeem, any of its shares of capital stock or other securities;

            (iii)  issued, reserved for issuance, granted, sold or authorized the issuance of any shares of its capital stock or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereof (except for the issuance of stock options and restricted stock under the UAB Equity Plans in the ordinary course of business);

            (iv)  acquired any capital stock or other equity securities or acquired any ownership interest in any bank, corporation, partnership or other entity (except (A) through settlement of indebtedness, foreclosure, or the exercise of creditors' remedies or (B) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such person);

             (v)  mortgaged, pledged or subjected to a Lien or restriction any of its property, business or assets, tangible or intangible, other than assets pledged to the San Francisco Federal Home Loan Bank in the ordinary course of business;

            (vi)  sold, transferred, leased to, others or otherwise disposed of any of its assets or canceled or compromised any debt or claim, or waived or released any right or claim outside the ordinary course of business;

           (vii)  terminated, canceled or surrendered, or received any notice or threat of termination or cancellation of any UAB Material Contract;

          (viii)  made any change in the rate of compensation, commission, bonus, vesting or other direct or indirect remuneration payable, paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to or for the benefit of any of their directors, officers, employees or agents, or entered into any employment or consulting contract or other agreement with any director, officer or employee or adopted, amended or terminated any plan, arrangement, program or agreement that would constitute a UAB Employer Plan, except periodic increases consistent with past practices, or as disclosed in the UAB Disclosure Schedule or specifically permitted by this Agreement;

            (ix)  made any capital expenditures in excess of an aggregate of $100,000;

             (x)  instituted, had instituted against them, settled or agreed to settle any Legal Action relating to their property other than routine collection suits instituted to collect amounts owed or suits in which the amount in controversy is less than $100,000;

            (xi)  experienced any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by UAB, whether or not covered by insurance;

           (xii)  experienced any material adverse change in relations with its employees (exclusive of the termination of any employees in accordance with their existing policies and procedures), depositors, loan customers, or correspondent banks;

          (xiii)  except for the transactions contemplated by this Agreement or as otherwise permitted under this Agreement, entered into any transaction, or entered into, modified or amended any UAB Material Contract;

          (xiv)  made any, or acquiesced with any, change in any accounting methods, principles or material practices except as required by GAAP; or

           (xv)  entered into a Contract to do any of the foregoing.

        Section 3.06    Government Authorizations.     (i) UAB holds all material Government Authorizations required for the lawful conduct of its business as presently conducted or the ownership or use of any of its properties, rights, assets, and deposits under and pursuant to applicable Law (and has paid all fees and assessments due and payable in connection therewith), (ii) UAB is in compliance in all material respects with the terms of all Government Authorizations, (iii) UAB has not received any notice or other communication (whether oral or written) from any Governmental Entity regarding any failure to comply with any Governmental Authorization and (iv) no such Governmental Authorization is subject to a suspension or cancellation, and to the knowledge of UAB, no suspension or cancellation of any such Governmental Authorization is threatened.

        Section 3.07    Compliance with Law.

          (a)    Compliance.    UAB is, and all times since December 31, 2013 has, conducted its business and has been in compliance (after giving effect to any non-compliance and cure) in all material respects with each Law that is or was applicable to any of it or to the conduct or operation of its business as presently conduced, or the ownership or use of any of its properties, rights, assets and deposits, including (i) the Bank Secrecy Act, Title III of the U.S. Patriot Act and all other applicable state or federal bank secrecy and anti-money-laundering Laws, (ii) consumer lending, deposit and savings and related operations Laws, including the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Truth in Lending Act, applicable regulations promulgated by the Consumer Financial Protection Bureau, the Fair Debt Collection Practices Act and all other applicable fair lending Laws and other Laws restricting discriminatory business practices, and (iii) extensions of credit to and transactions with officers, directors and affiliates. Since December 31, 2013, UAB has not received any notice from any Governmental Entity, asserting that UAB is not in compliance with any Law which such Governmental Entity enforces (excluding comments resulting from routine regulatory examinations that have subsequently been or are reasonably capable of being resolved to the satisfaction of the applicable Governmental Entity), and to the knowledge of UAB, no grounds for the foregoing exist. Without limiting the generality of the foregoing, since December 31, 2013, UAB has not been advised in writing of any material regulatory concerns regarding its compliance with the Bank Secrecy Act or related state or federal anti-money-laundering laws, regulations and guidelines, including those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of diligence in identifying customers. UAB has adopted such procedures and policies as are necessary or appropriate, to comply with Title III of the U.S. Patriot Act. No matter described in Section 3.07(a) of the UAB Disclosure Schedule, individually or in the aggregate, had or would reasonably be expected to have a UAB Material Adverse Effect.

          (b)    Community Reinvestment Act.    UAB is in compliance with the applicable provisions of the Community Reinvestment Act of 1977 ("CRA") and the regulations promulgated thereunder and has received a CRA rating of "satisfactory" or higher in its most recently completed exam, and UAB has no knowledge that UAB's compliance under the CRA should constitute grounds for either the denial by any Governmental Entity of any application to consummate the Contemplated Transactions or the imposition of a materially burdensome condition in connection with the approval of any such application, or the existence of any fact or circumstance or set of facts or circumstances which would reasonably be expected to result in UAB having its current rating lowered. UAB has not received a written notice from any third-party group representing community interests raising concerns or objections with respect to its policies or practices in its relations or practices with customers, vendors or clients. UAB has not received any complaints as to CRA compliance since its last CRA regulatory examination.

          (c)    Bank Secrecy Act.    Since December 31, 2013, UAB has not been advised in writing of any supervisory concerns regarding its compliance with the Bank Secrecy Act (31 U.S.C. §5322, et seq.) or related state or federal anti-money laundering Laws, including (i) those provisions of the United States Code providing penalties for the laundering of monetary instruments (18 U.S.C. §1956) or engaging in monetary transactions in property derived from specified unlawful activity (18 U.S.C. §1957) and (ii) any "Know Your Customer" regulations, guidelines or supervisory policies and examination requirements.

          (d)    Fiduciary Accounts.    Since December 31, 2013, UAB has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable Law. Neither UAB nor any director, officer or employee of UAB, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are correct and complete and accurately reflect the assets of such fiduciary account.

        Section 3.08    Regulatory Matters.     Neither UAB nor any of its respective properties is directly or indirectly a party or subject to any Order which restricts the conduct of its business, imposes any requirements or procedures, or in any material manner relates to its capital adequacy, its liquidity and funding policies and practices, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its operations or business. UAB has not received at any time since December 31, 2013, any notice or other communication from any Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Order. To the knowledge of UAB, there are no formal or informal investigations relating to any regulatory matter pending before any Governmental Entity with respect to UAB, that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any Order. Except for normal examinations conducted by a Governmental Entity in the ordinary course of the business of UAB, no Governmental Entity has initiated since December 31, 2013, or has pending any Legal Action before, or, to the knowledge of UAB, any inquiry, examination or investigation by, any Governmental Entity into the business or operations, policies, practices or disclosures of UAB, or to the knowledge of UAB, threatened any of the foregoing. There is no unresolved violation, criticism, matter requiring attention, or exception by any Governmental Entity with respect to any report or statement relating to any examination of UAB. UAB has not been informed that its status as "well-capitalized," or "well managed" will change within the next 12 months. No matter described in Section 3.08 the UAB Disclosure Schedule, individually or in the aggregate, had or would reasonably be expected to have a UAB Material Adverse Effect.

        Section 3.09    Legal Proceedings.     No Legal Action is pending, or to the knowledge of UAB, threatened against UAB or any of its respective properties or assets (or for which UAB is obligated to indemnify a third party) or, to the knowledge of UAB, against any executive officer, or director of UAB in its capacities as such. To the knowledge of UAB, there is no reasonable basis for and no event has occurred or circumstance exists that (with or without notice or lapse of time or both) would reasonably be expected to give rise to or serve as a basis for, constitute or result in, any material Legal Action against UAB. No matter described in Section 3.9 of the UAB Disclosure Schedule, individually or in the aggregate, had or would reasonably be expected to have a UAB Material Adverse Effect.

        Section 3.10    Trust Administration.     UAB does not presently exercise trust powers, including, but not limited to, trust administration, and has not exercised such trust powers prior to the date of this Agreement. The term "trusts" includes (a) any and all common law or other trusts between an individual, corporation or other entities and UAB, as trustee or co-trustee, including, without limitation, pension or other qualified or nonqualified employee benefit plans, compensation, testamentary, inter vivos, charitable trust indentures, (b) any and all decedents' estates where UAB is serving or has served as a co-executor or sole executor, personal representative or administrator, administrator de bonis non, administrator de bonis non with will annexed, or in any similar fiduciary capacity, (c) any and all guardianships, conservatorships or similar positions where UAB is serving or has served as a co-grantor or a sole grantor or a conservator or a co-conservator of the estate, or any similar fiduciary capacity, and (d) any and all agency and/or custodial accounts and/or similar arrangements, including plan administrator for employee benefit accounts, under which UAB is serving or has served as an agent or custodian for the owner or other party establishing the account with or without investment authority.

        Section 3.11    Employee Benefit Plans.

          (a)    Schedule.    Section 3.11(a) of the UAB Disclosure Schedule contains a complete and correct list, as of the date of this Agreement, of each plan, program, policy, agreement, collective bargaining agreement or other arrangement providing for compensation, severance, supplemental executive retirement, deferred compensation, performance awards, stock or stock-based awards, fringe, retirement, retention, change of control, split dollar insurance or supplemental life insurance benefits, death, disability or medical benefits or other employee benefits or remuneration of any kind, in each case whether written or unwritten or otherwise, funded or unfunded, including each "employee benefit plan," within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, which is or has been sponsored, maintained, contributed to, or required to be contributed to, by UAB or any trade or business (whether incorporated or not) that together with

  UAB would be treated as a single employer within the meaning of ERISA section 4001(b)(1) or Code section 414(b), (c) or (m) (an "ERISA Affiliate") for the benefit of any current or former employee, independent contractor, consultant or director of UAB or ERISA Affiliate (each, a "UAB Employee"), or with respect to which UAB has or may have any liability (each a "UAB Employee Plan" and collectively, the "UAB Employee Plans"). Neither UAB nor its ERISA Affiliates have any commitment to create any additional UAB Employee Plan or to materially modify, change or renew any existing UAB Employee Plan (any modification or change that increases the cost of such plans would be deemed material), except as required to maintain the qualified status thereof.

          (b)    Documents.    UAB has made available to HCC correct and complete copies (or, if a plan is not written, a written description) of all UAB Employee Plans and amendments thereto, and, to the extent applicable (i) all related trust agreements, funding arrangements and insurance contracts, (ii) the three most recent annual reports (Form 5500), together with all schedules, as required, filed with the IRS or Department of Labor (the "DOL"), as applicable, and any financial statements and opinions required by Section 103(e)(3) of ERISA with respect to each UAB Employee Plan, (iii) for each UAB Employee Plan which is a "top-hat" plan, a copy of filings with the DOL, (iv) the most recent determination letter or sponsor opinion letter issued by the IRS for each UAB Employee Plan that is intended to be "qualified" under Section 401(a) of the Code, (v) the most recent summary plan description and any summary of material modifications, as required, for each UAB Employee Plan, (vi) the most recent actuarial report, if any, relating to each UAB Employee Plan, (vii) the most recent actuarial valuation, study or estimate of any retiree medical and life insurance benefits plan or supplemental retirement benefits plan, and (viii) the most recent summary annual report for each UAB Employee Plan required to provide summary annual reports by Section 104 of ERISA.

          (c)    UAB Employee Plan Compliance.    Each UAB Employee Plan has been established, administered, and maintained in all material respects in accordance with its terms and the provisions of all documents, contracts or agreements pursuant to which such UAB Employee Plan is maintained and is in material compliance with applicable Law, including ERISA and the Code. Each UAB Employee Plans that is intended to be qualified under Section 401(a) of the Code have received favorable determination letters or is the subject of a favorable opinion letter from the IRS and, as of the date of this Agreement, no such determination or opinion letter has been revoked nor, to the knowledge of UAB, has any such revocation been threatened, and to the knowledge of UAB, as of the date of this Agreement, no circumstance exists that is likely to result in the loss of such qualified status under Section 401(a) of the Code. UAB, where applicable, has timely made all material contributions and other material payments required by and due under the terms of each UAB Employee Plan and applicable Law, and all benefits accrued under any unfunded UAB Employee Plan have been paid, accrued or otherwise adequately reserved to the extent required by and in accordance with GAAP. Except to the extent limited by applicable Law, each UAB Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms without material liability to HCC, the Surviving Corporation or UAB (other than ordinary administration expenses and in respect of accrued benefits thereunder). There are no Legal Actions pending or, to the knowledge of UAB, threatened against UAB with respect to any UAB Employee Plan (in each case, other than routine claims for benefits). There are no matters pending before the IRS, DOL or other Governmental Entity with respect to any UAB Employee Plan. No UAB Employee Plan or related trust is the subject of an audit, investigation or examination by a Governmental Entity. To the knowledge of UAB, UAB has not engaged in a transaction that is reasonably likely to subject UAB to a Tax or penalty imposed by either Section 4975 or 4976 of the Code or Section 502(i) or 502(l) of ERISA. UAB has not incurred or reasonably expects to incur either directly or indirectly any material liability under Title I or

  Title IV of ERISA, or related provisions of the Code or any other applicable Law relating to employee benefit plans.

          (d)    Certain UAB Employee Plans.    With respect to each UAB Employee Plan (i) no such plan is a "multiemployer plan" within the meaning of Section 3(37) of ERISA or a "multiple employer plan" within the meaning of Section 413(c) of the Code, and neither UAB nor any UAB ERISA Affiliate has at any time contributed to or had any liability or obligation in respect of any such multiemployer plan or multiple employer plan, (ii) no Legal Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan, (iii) no "reportable event" as defined in Section 4043 of ERISA has occurred with respect to any such plan. No liability under Title IV of ERISA has been or is expected to be incurred by UAB with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by UAB or any ERISA Affiliate. All contributions required to be made and premiums required to be paid under the terms of any UAB Employee Plan have been timely made. No single-employer plan of UAB or any ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and neither UAB nor any ERISA Affiliate has an outstanding funding waiver. Each single-employer plan of UAB or any of its ERISA Affiliates has satisfied the requirements of Section 436 and Section 401(a)(29) of the Code and no lien has been imposed on UAB under Section 430(k) of the Code. No UAB Employee Plan is or has been funded by, associated with, or related to a "voluntary employee's beneficiary association" within the meaning of Section 501(c)(9) of the Code, a "welfare benefit fund" within the meaning of Section 419 of the Code, a "qualified asset account" within the meaning of Section 419A of the Code or a "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA.

          (e)    Post-Employment Obligations.    No UAB Employee Plan provides post-termination or retiree welfare benefits to any UAB Employee or other person (including health insurance, disability insurance or death benefits) ("Retiree Welfare Benefits") for any reason, except as may be required by COBRA or other applicable Law, and neither UAB nor any ERISA Affiliate has any liability (or made any representations to any UAB Employee) to provide post-termination or Retiree Welfare Benefits to any UAB Employee or other person, except to the extent required by COBRA or other applicable Law.

          (f)    Audits.    No UAB Employee Plan has within the three (3) years prior to the date of this Agreement, been the subject of an examination or audit by a Governmental Entity or is the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Entity.

          (g)    Section 409A Compliance.    Each UAB Employee Plan that is subject to Section 409A of the Code has been operated in compliance in all material respects with such section and all applicable regulatory guidance (including, without limitation, proposed regulations, notices, rulings, and final regulations).

          (h)    Health Care Compliance.    UAB complies in all material respects with the applicable requirements of COBRA or any similar state statute with respect to each UAB Employee Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code or such state statute. No event or condition exists with respect to a UAB Employee Plan that could subject UAB to a material tax under Sections 4980B, 4980D, 4980H, or 5000 of the Code.

          (i)    Effect of Transaction.    Except as set forth in Section 3.11(i) of the UAB Disclosure Schedule, neither the execution of this Agreement, nor the consummation of the Contemplated Transactions, will (either alone or upon the occurrence of any additional or subsequent events) (i) entitle any current or former director, employee, contractor or consultant of UAB to severance pay or any other payment, (ii) accelerate the time of payment, funding, or vesting, or increase the amount of compensation due to any such individual, (iii) limit or restrict the right of UAB to merge, amend or terminate any UAB Employee Plan, (iv) increase the amount payable or result in any other material obligation pursuant to any UAB Employee Plan, or (v) result in "excess parachute payments" within the meaning of Section 280G(b) of the Code.

        Section 3.12    Labor and Employment Matters.

          (a)    Employees.    Section 3.12(a) of the UAB Disclosure Schedule contains a complete and correct list, as of the date of this Agreement, of the name of each employee, job description, job location, title, current annual base salary, other compensation and wage and hour exemption status of UAB and a summary of all Contracts or commitments by UAB to increase the compensation or to modify the conditions or terms of employment. All persons who have been treated as independent contractors by UAB for tax purposes have met the criteria to be so treated under applicable Law. No executive or group of employees has informed UAB of his, her or their intent to terminate employment with UAB.

          (b)    Labor Organizations.    There is no collective bargaining or other labor union contract applicable to any person employed by UAB to which UAB is a party (each a "UAB Collective Bargaining Agreement") and, to the knowledge of UAB, no labor union, or other collective bargaining representative represents any person employed by UAB in connection with such employment. No UAB Collective Bargaining Agreement is being negotiated by UAB. There is no pending, or to the knowledge of UAB, threatened strike, work stoppage, or other material labor dispute against UAB and no such disputes have occurred within the past three (3) years. To the knowledge of UAB, no labor union or labor organization is organizing or seeking to organize any employees of UAB and no such organizing activities have occurred within the past three (3) years.

          (c)    Compliance.    UAB has complied and is in material compliance with all applicable Laws relating to labor, employment, termination of employment or similar matters, including Laws relating to discrimination, disability, classification of workers, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not engaged in any unfair labor practices or similar prohibited practices. There are no complaints of Legal Actions pending or, to the knowledge of UAB, threatened against UAB brought by or on behalf of any applicant for employment, any current or former employee, any person alleging to be a current or former employee, any class of the foregoing, or any Governmental Entity, relating to any such Law, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship. UAB is not a party to or otherwise bound by any consent decree with or citation by any Governmental Entity relating to employees or employment practices.

          (d)    Agreements and Trade Secrets.    To the knowledge of UAB, no employee of UAB is a party to or is otherwise bound by any Contact, including any confidentiality, non-competition, or proprietary rights agreement, between such person and any other person that could reasonably be expected to prohibit the performance by such person of his or her duties for or on behalf of UAB; or adversely affect the ability of UAB to conduct its primary business. No person has claimed, or to the knowledge of UAB, no employee or former employee of UAB (i) is in violation of any material term of any employment agreement, confidentiality agreement, non-competition agreement or any restrictive covenant with such person, (ii) has disclosed or utilized any trade secret, confidential or proprietary information or documentation belonging to such person in connection with employment with UAB, or (iii) has interfered in the employment relationship with such person and any of its present or former employees in violation of any Law or Contract between such person and the applicable employee.

          (e)    Facility Closings.    UAB is in compliance with all notice and other requirements under the WARN Act, California Labor Code section 1400 et seq., and any other similar applicable Laws to facility closings and layoffs.

          (f)    Policies.    UAB has made available to HCC prior to the date of this Agreement a copy of all material written policies and procedures related to the employees of UAB and a written description of all material unwritten policies and procedures related to the employees of UAB.

        Section 3.13    Environmental Matters.

          (a)    Compliance.    UAB and any property which UAB owns or leases, and to the knowledge of UAB, any Loan Property, is in compliance with all Environmental Laws in all material respects.

          (b)    Authorizations.    UAB possesses and has obtained and is in compliance with all material Governmental Authorizations required under Environmental Laws for the operation of their respective businesses or the occupation of their facilities as currently conducted and occupied.

          (c)    Notifications.    UAB has not received any written notice or report alleging any violation of or liability under any Environmental Law other than those that have been fully and finally resolved with no future or continuing obligations.

          (d)    Legal Actions; Orders.    There is no Legal Action pending or, to the knowledge of UAB, threatened against UAB or any Loan Property under applicable Environmental Laws or seeking to impose any material financial responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance (whether or not occurring at or on a site owned, leased or operated by UAB) under applicable Environmental Laws. Neither UAB nor any Loan Property is subject to any Order or Contract by or with any Governmental Entity or third party imposing any liability or obligation with respect to any of the foregoing. To the knowledge of UAB, there is no reasonable basis for and no event has occurred or circumstances exist that would reasonably be expected to give rise to or serve as the basis for, constitute or result in, any such material Legal Action or result in any material restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any UAB Loan Property or property of UAB.

          (e)    Contamination.    To the knowledge of UAB, during the period of UAB's ownership or operation of any of its respective properties or UAB's participation in the management of any Loan Property, there has been no contamination by or release of Hazardous Materials affecting such properties (including soil, ground water or surface water on, or under the properties, and buildings thereon) other than in amounts permitted under applicable Environmental Laws. To the knowledge of UAB, prior to the period of UAB's ownership or operation of any of its respective current properties, or UAB's participation in the management of any Loan Property, there was no contamination by or release of Hazardous Materials affecting such properties (including soil, ground water or surface water on, or under the properties, and buildings thereon) other than in amounts permitted under applicable Environmental Laws. To the knowledge of UAB, UAB has no liability for any Hazardous Substance disposal or contamination on any third party property.

          (f)    Reports.    UAB has provided or made available to HCC all material reports, assessments, audits, citations, notices, surveys, studies and investigations in the possession, custody or control of UAB concerning compliance with or liability or obligation under Environmental Laws or the release or threatened release of Hazardous Materials, including those concerning any property which UAB owns or leases, or any Loan Property. There has been no written environmental site assessment assessing the presence, potential presence, release or threatened release of Hazardous Materials located on, under or affecting any property owned or leased or, to UAB's knowledge, any Loan Property that is within the possession or control of UAB as of the date of this Agreement, which has not been delivered to HCC prior to the date of this Agreement.

          (g)    Foreclosed Properties.    UAB has not foreclosed upon or taken a deed or title to any real estate (other than single-family residential properties) without complying in all material respects with all applicable FDIC environmental due diligence standards (including FDIC Bulletin FIL-14-93, and update FIL-98-2006) or foreclosed upon or taken a deed or title to any such real estate if the environmental assessment indicates the liabilities under Environmental Laws are likely in excess of the asset's value.

        Section 3.14    Loan Portfolio.

          (a)   Section 3.14(a) of the UAB Disclosure Schedule sets forth a complete and correct list of (i) each Loan of UAB that as of September 30, 2017 (A) contractually past due 90 days or more in the payment of principal or interest, (B) on non-accrual status, (C) classified as "substandard," "doubtful," "loss," "classified," "criticized," "credit risk assets," "concerned loans," "watch list," "impaired" or "special mention" (or words of similar import) by UAB, or any Governmental Entity, (D) as to which a reasonable doubt exists as to the timely future collectability of principal or interest, whether or not interest is still accruing or the Loans are less than 90 days past due, (E) where the interest rate terms have been reduced or the maturity dates have been extended subsequent to the Loan Documentation under which the Loan was originally advanced due to concerns regarding the borrower's ability to pay in accordance with such initial terms, (F) where a specific reserve allocation exists in connection therewith, or (G) which is required to be accounted for as a troubled debt restructuring in accordance with ASC 310-40, and (ii) each asset of UAB that as of September 30, 2017 was classified as "other real estate owned," "other repossessed assets" or as an asset to satisfy Loans, and the book value thereof as of such date. For each loan identified in accordance with the immediately preceding sentence, Section 3.14 of the UAB Disclosure Schedule sets forth the outstanding balance, including accrued and unpaid interest, on each such Loan and the identity of the borrower thereunder as of September 30, 2017.

          (b)   Each Loan of UAB (i) arose out of bona-fide arm's-length transaction in the ordinary course of business, (ii) is evidenced by Loan Documentation that is correct and complete in all material respects, and (iii) represents the legal, valid and binding obligation of the maker, co-maker, guarantor, endorser or debtor (such persons referred to as an "Obligor") thereunder and is enforceable against the Obligor named therein, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar Law affecting the enforcement of creditors' rights generally, and subject to general principals of equity (whether considered in a proceeding whether in equity or at law). The Loan Documentation with respect to each outstanding Loan was in material compliance with applicable Law or governmental programs at the time of origination or purchase by UAB. For the purposes of this Agreement, "Loan Documentation" means all Loan files and all documents included in UAB's file or imaging system with respect to a Loan, including loan applications, notes, security agreements, deeds of trust, collectors notes, appraisals, credit reports, disclosures, titles to collateral, verifications (including employment verification, deposit verification, etc.), mortgages, loan agreements, including building and loan agreements, guarantees, pledge agreements, financing statements, inter-creditor agreements, participation agreements, sureties and insurance policies (including title insurance policies) and all modifications, waivers and consents relating to any of the foregoing.

          (c)   Each outstanding Loan (including Loans held for resale to investors) of UAB was solicited and originated or purchased and is and has been administered and serviced (to the extent administered and serviced by UAB), and during the period of time in which such Loan was originated, held or serviced by UAB, the relevant Loan Documentation was maintained, in accordance with UAB's underwriting and servicing standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and customary industry practices and with applicable Law or governmental programs in all material respects. All such Loans are and at the Effective Time will be free and clear of any Lien and contains customary and enforceable provisions such that the rights and remedies of the holder thereof shall be adequate for practical realization against any collateral therefor. There are no oral modifications or amendments or additional Loan Documentation related to the Loans that are not reflected in the UAB records. To the knowledge of UAB, no claim of defense as to the enforcement of any Loan has been asserted, and there are no acts or omissions that would give rise to any claim or right of rescission, set off, counterclaim or defense.

          (d)   With respect to each Loan of UAB that is secured, UAB has a valid and enforceable Lien (which have been perfected) on the collateral described in the documents relating to such Loan, and each such Lien is assignable and has the priority described in the Loan Documentation (except as may be limited by applicable bankruptcy, insolvency, moratorium or similar Law affecting the enforcement of creditors' rights generally, and subject to general principals of equity (whether considered in a proceeding whether in equity or at law)).

          (e)   None of the Contracts pursuant to which UAB has sold or is servicing Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein, or entitle the buyer of such Loans or pool of Loans or participation in Loans or pools of Loans or any other person to pursue any other form of recourse against UAB. There has not been any claim made by any such buyer or other person for repurchase or other similar form of recourse against UAB.

          (f)    Section 3.14(f) of the UAB Disclosure Schedule sets forth a complete and correct list of all Loans as of the date of this Agreement by UAB to any directors, officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215)) of UAB. There are no employee, officer, director or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was not in compliance with Regulation O, and all such Loans are and were originated in compliance in all material respects with applicable Law.

          (g)   Section 3.14(g) of the UAB Disclosure Schedule sets forth a list of all Loans (i) providing for a below-market rate of interest at the time such Loan was made or below-market fees or other "teaser" rates or fees or their equivalents, (ii) as to which UAB has waived its right to collect interest or (iii) providing for an interest rate that is not consistent with UAB's written policies with respect to Loan pricing in effect as of the date of this Agreement.

          (h)   Neither UAB is now, nor has it ever been since December 31, 2013 subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale or servicing of mortgage or consumer Loans or Loans guaranteed by any Governmental Entity.

          (i)    Since December 31, 2013, UAB has complied with, and all documentation in connection with the origination, processing, underwriting and credit approval of any mortgage loan originated by UAB satisfied, in all material respects, (i) all applicable Laws with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, loan modification, loss mitigation or filing of claims in connection with such mortgage loans, including, to the extent applicable, all Laws relating to real estate settlement procedures, consumer credit protection, truth in lending Laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, in each case applicable as of the time of such origination, processing, underwriting or credit approval, (ii) the responsibilities and obligations relating to such mortgage loans set forth in any agreement or understanding between UAB and any Governmental Entity, loan investor or insurer, (iii) the applicable Laws, guidelines, procedures, handbooks and other requirements of any Governmental Entity, loan investor or insurer, in each case applicable as of the time of such origination, processing, underwriting or credit approval, and (iv) the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each such mortgage loan; in each case applicable as of the time of such origination, processing, underwriting or credit approval.

          (j)    Since December 31, 2016, no customer of UAB has indicated in writing to UAB that it has terminated or intends to terminate its relationship with UAB for poor performance, poor loan service or concern with respect to UAB's compliance with Laws.

          (k)   Since December 31, 2013, UAB has not engaged in, and, to the knowledge of UAB, no third-party vendors (including outside law firms and other third-party foreclosure services providers) used by UAB has engaged in, directly or indirectly, (i) any foreclosures in violation of any applicable Law, including but not limited to the Servicemembers Civil Relief Act, or in breach of any binding regulatory agreement, or (ii) the conduct referred to as "robo-signing" or any other similar conduct of approving or notarizing documents relating to mortgage loans that do not comply with any applicable Law.

          (l)    Since December 31, 2013, UAB has not foreclosed upon, managed or taken a deed or title to, any real estate (other than single-family residential properties) without complying with all applicable FDIC environmental due diligence standards (including FDIC Bulletin FIL-14-93, and update FIL-98-2006) or foreclosed upon, managed or taken a deed or title to, any such real estate if the environmental assessment indicates the liabilities under Environmental Laws are likely in excess of the asset's value.

          (m)  All guarantees of indebtedness owed to UAB, including but not limited to those of the Federal Housing Administration, the Small Business Administration, and other state and federal agencies, are valid and enforceable in accordance with its terms.

          (n)   The information with respect to each Loan set forth in the data storage disk produced by UAB from its management information systems regarding the Loans and delivered to HCC prior to the date of this Agreement (the "Loan Data"), and, to the knowledge of UAB, any third-party information set forth in the Loan Data is complete and correct in all material respects as of the dates specified therein, or, if no such date is indicated therein, as of September 30, 2017.

        Section 3.15    Investment Portfolio.     UAB has good and marketable title to all securities held by it free and clear of any Lien, except to the extent that such securities are pledged in the ordinary course of business consistent with prudent business practices to secure obligations of UAB. Such securities are valued on UAB Balance Sheet and classified as "held to maturity" and "available for sale" in accordance with GAAP.

        Section 3.16    Risk Management Instruments.     UAB is not a party to nor has it agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on UAB Balance Sheet and is a derivatives contract (including various combinations thereof) (each, a "Derivatives Contract") or owns securities that (a) are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives," or (b) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

        Section 3.17    Properties.

          (a)    Schedule.    Section 3.17(a) of the UAB Disclosure Schedule lists as of the date of this Agreement, all real property leased by UAB. UAB has delivered to HCC correct and complete copies, together with all amendments thereto of all Real Property Leases. As of the date of this Agreement, UAB does not own any real property except real property that is "other real estate owned" ("OREO") set forth on the UAB Balance Sheet.

          (b)    Title and Use.    UAB has a good and marketable leasehold estate in and to the Leased Real Estate, free and clear of all Liens, except for Permitted Liens. UAB has the right to occupy, use, and possess the Leased Real Estate, and is in sole possession of the properties purported to be leased thereunder, subject and pursuant to the terms of the Real Property Leases. None of the Leased Real Estate, in whole or in part, has been condemned or otherwise taken by eminent domain, or to UAB's knowledge is the subject of a pending, threatened or contemplated condemnation or taking which has not been consummated. The Leased Real Estate is not subject to any current or potential interests of third parties or other restrictions or limitations that would impair or be inconsistent in any material respect with the current use of such property by UAB, as applicable. UAB has the benefit of a non-disturbance agreement from the holder or beneficiary of any mortgage, deed of trust or other security instrument that provides that UAB's use and enjoyment of the real property subject to such lease will not be disturbed as a result of the landlord's default under any such mortgage, deed of trust or other security instrument, provided UAB is not in default of any of its obligations pursuant to any such lease beyond the expiration of any notice and cure periods. No person other than UAB has (or will have, at Closing) any right to use or occupy any portion of the Leased Real Estate. UAB has not received any notice that the owner of the Leased Real Estate has made any assignment, mortgage, pledge or hypothecation of such Leased Real Estate or the rents due thereunder.

          (c)    Condition.    The Leased Real Estate, including all buildings, structures, fixtures and appurtenances comprising part of the Leased Real Estate and all systems located thereon (including, without limitation, the mechanical, electrical and HVAC systems) are in good operating condition and have been well maintained, reasonable wear and tear excepted, and are in all material respects adequate and sufficient for the purposes to which they are used in the conduct of the business of UAB, as applicable. UAB does not use in its business any real property other than the Leased Real Estate.

          (d)    Deposits.    All rents, deposits and additional rents due pursuant to the Real Property Leases have been paid in full and no security deposit or portion thereof has been applied in respect of a breach or default under the Real Property Leases that has not been re-deposited in full.

          (e)    Operation.    UAB has operated the Leased Real Estate, and the continued operation of the Leased Premises in the manner it is used in UAB's business will be, in accordance in all material respects with all applicable Law. None of the Leased Real Estate, or the leasing, occupancy or use of the Leased Premises, is in material violation of any Law, including, without limitation, any building, zoning, Environmental Law or other Law. UAB, as applicable, has obtained all Governmental Authorizations necessary its operation and use of the Leased Real Estate.

          (f)    Personal Property.    (i) UAB has good, valid and marketable title to, or a valid leasehold interest in, all of the tangible personal property or assets of UAB used in the conduct of its business (including, without limitation, trade fixtures, shelving, furniture, on-premises ATMs, equipment, security systems, safe deposit boxes (exclusive of contents), vaults, sign structures and supplies), excluding any items consumed or disposed of, but including new items acquired or obtained, in the ordinary course of the operation of the business of UAB, free and clear of all Liens, and (ii) each of the leases under which UAB leases such personal property is valid, and in full force and effect, without default thereunder by the lessee or, to the knowledge of UAB, the lessor. All material items of equipment and other tangible assets owned by or leased to UAB is sufficient for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted), and are sufficient for the conduct of the business of UAB in the manner in which such business is currently being conducted.

        Section 3.18    Intellectual Property.

          (a)    UAB Owned IP.    Section 3.18(a) of the UAB Disclosure Schedule contains a complete and correct list as of the date of this Agreement of all UAB Owned IP, and for each of the foregoing, the official registration number, the legal owner, the jurisdiction in which such Intellectual Property subsists, has been issued or registered or in which any application for such issuance and registration has been filed, and any actions, annuities, maintenance fees, or proceedings that must be paid or undertaken within the first ninety (90) days after the Closing Date in order to preserve, perfect, or maintain such Intellectual Property.

          (b)    Right to Use; Title.    UAB owns all right, title, and interest in or have the valid right to use all of the UAB IP, free and clear of all Liens, and there are no obligations or covenants to, or restrictions from any other persons affecting the use, enforcement, transfer, or licensing of the UAB Owned IP by UAB. UAB is the sole and exclusive beneficial owner, and, with respect to applications and registrations, record owners, of all the UAB Owned IP. UAB IP constitutes all the Intellectual Property necessary to conduct the businesses of UAB. The UAB Owned IP and, to the knowledge of UAB, the UAB Licensed IP, is valid, subsisting, and enforceable. None of UAB IP is being licensed, enforced, or otherwise used in a manner that would result in the abandonment, cancellation, or unenforceability of such Intellectual Property.

          (c)    Non-Infringement.    Use by UAB of any UAB IP and the conduct of its business does not infringe, misappropriate, or otherwise violate any rights of any person, and no proceeding is pending or, to the knowledge of UAB, has been threatened or asserted against UAB with regard to the ownership, use, infringement, misappropriation, violation, validity, or enforceability of any UAB IP. To the knowledge of UAB, UAB has not infringed, misappropriated, or otherwise violated any Intellectual Property of any third party. To the knowledge of UAB, no person is infringing, misappropriating, or otherwise violating any rights of UAB in or to any UAB IP. No Legal Action is pending or, has been threatened or asserted by UAB against any person with regard to the ownership, use, infringement, misappropriation, violation, validity, or enforceability of any UAB IP.

          (d)    Protection of Trade Secrets.    UAB has taken all reasonable actions to protect the confidentiality of their UAB IP and Trade Secrets and other confidential information including by maintaining appropriate confidentiality policies and agreements. All material use, disclosure or appropriation of UAB IP and Trade Secrets owned by UAB by or to a third party has been pursuant to the terms of an agreement or other legal obligation between UAB and such third party pursuant to which the third party undertakes to protect and not disclose such Trade Secrets. Neither UAB nor, to the knowledge of UAB, any person under the control of UAB has materially breached any confidentiality policy or agreement that such person is subject to, and, to the knowledge of UAB, no other party to any such confidentiality agreement is in material breach thereof.

          (e)    No Adverse Effect.    The consummation of the Contemplated Transactions, and compliance by UAB with the provisions of this Agreement, will not result in the termination,

  cancellation, loss, or impairment of, nor require the payment of additional amounts or the consent of any person in respect of, or result in the creation of any Lien in or upon, any UAB IP.

        Section 3.19    Information Technology; Security and Privacy.

          (a)    IT Systems.    To the knowledge of UAB, all IT Systems have been properly maintained by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with standards prudent in the industry, to ensure proper operation, monitoring and use. UAB has reasonable disaster recovery plans, procedures and facilities for its business and has taken reasonable steps to safeguard the IT Systems. The IT Systems are in good working condition to effectively perform all information technology operations necessary to the business of UAB in accordance with their documentation and functional specifications in all material respects and otherwise as required by UAB in connection with its business. UAB has not experienced within the past three (3) years any material disruption to or material interruption in its conduct of its business attributable to a defect, bug, breakdown or other failure or deficiency of the IT Systems. UAB has taken reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of its business (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to or material interruption in the conduct of its business. UAB is not in material breach of any Contract related to any IT Systems. To the knowledge of UAB, no person has gained unauthorized access to the IT Systems.

          (b)    Security and Privacy.    Since December 31, 2015, UAB has at all times complied in all material respects with applicable Law relating to privacy, data protection and the collection and use of personal information gathered or accessed in the course of its operations. UAB has at all times complied in all material respects with all rules, policies and procedures it has established with respect to the foregoing. No claims are pending and, to the knowledge of UAB, Since December 31, 2015, no claims have been asserted or threatened against UAB and no basis exists for the assertion against UAB by any person alleging a violation of such person's privacy, personal or confidentiality rights under any such Laws, policies or procedures. The consummation of the Contemplated Transactions will not breach or otherwise cause any violation of any such Laws, policies or procedures. With respect to all personal information described in this Section 3.19(b), UAB has taken steps consistent with industry standards (including implementing and monitoring compliance with measures with respect to technical and physical security) to protect the information in a manner consistent with such Laws, rules, policies or procedures. To the knowledge of UAB, there has been no unauthorized access to or other misuse of that information.

        Section 3.20    Material Contracts.

          (a)    Material Contracts.    For purposes of this Agreement, "UAB Material Contract" shall mean the following to which UAB is a party or any of the respective assets are bound:

              (i)  any employment or consulting Contract;

             (ii)  any Contract pursuant to which UAB is or may become obligated to make any retirement, severance, termination, bonus or similar payment to any current or former officer, director or employee;

            (iii)  any Contract, arrangement or understanding pursuant to which any payment (whether severance pay or otherwise) became or may become due upon a change of control to any director, officer or employee of UAB upon execution of this Agreement or upon or following consummation of the Contemplated Transactions (either alone or in connection with the occurrence of any additional acts or events);

            (iv)  any Contract that would restrict HCC, HBC or any of their respective Subsidiaries after the Effective Time from engaging or competing in any line of business or competing with any person or prohibiting UAB from soliciting customers, clients or employees or using or employing the services of any person;

             (v)  any lease of personal property providing for annual lease payments in excess of $25,000 per annum or aggregate payments over the term of the lease in excess of $25,000;

            (vi)  any mortgage, pledge, conditional sales contract, security agreement, option, or any other similar Contract with respect to any interest of UAB (other than as mortgagor or pledgor in the ordinary course of its banking business or as mortgagee, secured party or deed of trust beneficiary in the ordinary course of business) in personal property having a value of $50,000 or more;

           (vii)  any Contract to acquire equipment or any commitment to make capital expenditures of $50,000 or more;

          (viii)  any Contract for the sale of any property or assets in which UAB has an ownership interest or for the grant of any preferential right to purchase any such property or asset;

            (ix)  any Contract (including any trust indenture, mortgage, promissory note, loan agreement) for the borrowing of any money, any currency exchange, hedging arrangement, or any leasing arrangement of the type required to be capitalized in accordance with GAAP (other than deposits, repurchase agreements, the Federal Reserve Bank advances, bankers' acceptances, and transactions in "Federal funds" in each case established in the ordinary course of business);

             (x)  any Contract of guarantee, support or indemnification by UAB, assumption or endorsement by UAB of, or any similar commitment by UAB with respect to, the obligations, liabilities or indebtedness of any other person other than letters of credit issued in the ordinary course of business;

            (xi)  any Real Property Lease;

           (xii)  any Contract of participation with any person in any Loan entered into, amended or modified by UAB subsequent to December 31, 2013, or any sales of assets of UAB with recourse of any kind to UAB, or any Contract providing for the sale or servicing of any loan or other asset which constitutes a "recourse arrangement" under applicable regulation or policy promulgated by a Governmental Entity (except for agreements for the sale of guaranteed portions of loans guaranteed in part by the U.S. Small Business Administration and related servicing agreements);

          (xiii)  any Contract for data processing, software programming and similar services, which involves future payments or receipts or performances of services or delivery of items requiring aggregate payments of $50,000 or more by UAB;

          (xiv)  any License Agreement under which UAB is obligated to make payment or incur costs in excess of $25,000 in the aggregate;

           (xv)  any supply, maintenance or landscape Contract not terminable by UAB without penalty on thirty (30) days or less notice and which provides for payments in excess of $25,000 in the aggregate;

          (xvi)  any partnership, joint venture, limited liability company or similar Contract;

         (xvii)  any advertising, brokerage, licensing, dealership representative or agency relationship Contract under which provides for payments in excess of $25,000 in the aggregate;

        (xviii)  any Contract providing for the indemnification of any officer or director;

          (xix)  any Contract with any Affiliate of UAB including ATB;

           (xx)  any other Contract under which UAB is obligated to make payment or incur costs in excess of $25,000 in the aggregate in any year and which is not otherwise described in clauses (i)-(xix) above; or

          (xxi)  any Contract which is not otherwise described in clauses (i)-(xx) above that is material to UAB, and listed on Section 3.20(b) of the UAB Disclosure Schedule.

          (b)    Schedule of Material Contracts; Documents.    Section 3.20(b) of the UAB Disclosure Schedule sets forth a complete and correct list as of the date of this Agreement of all UAB Material Contracts. UAB has made available to HCC correct and complete copies of all UAB Material Contracts, including any amendments, modifications, supplements, waivers and side letters thereof.

          (c)    Enforceability; No Breach.    Each UAB Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, moratorium, or other similar Law affecting the enforcement of creditors' rights generally, and subject to general principles of equity (whether considered in a proceeding whether in equity or at law). To the knowledge of UAB, UAB has not violated or breached in any material respect or committed any material default under any UAB Material Contract. To the knowledge of UAB, no other person has violated or breached in any material respect, or committed any material default under, any UAB Material Contract. To the knowledge of UAB, no event has occurred and no circumstance exists, that (with or without notice or lapse of time) has or would reasonably be expected to (i) result in a violation or breach, in any material respect, of any of the provisions of any UAB Material Contract, (ii) give any person the right to declare a default or exercise any remedy under any UAB Material Contract, (iii) give any person the right to receive or require a material rebate, chargeback, penalty, or change in delivery schedule under any UAB Material Contract, (iv) give any person the right to accelerate the maturity or performance of any UAB Material Contract, or (v) give any person the right to cancel, terminate, or modify in any material respect any UAB Material Contract. UAB has not received any notice or other communication regarding any actual or possible material violation or breach of, or default under, any UAB Material Contract. No party to any UAB Material Contract will have the right to terminate any or all of the provisions of any such UAB Material Contract as a result of this Agreement or the Contemplated Transactions.

        Section 3.21    Insurance.     UAB has in effect policies of insurance underwritten by insurers of recognized financial responsibility with respect to their assets and business against such casualties and contingencies and in such types and in the amounts (with deductibles as are customary for companies in the same or similar businesses) that UAB reasonably believes are adequate for its respective business, operations, properties and assets, and is sufficient for compliance with all material requirements of any Governmental Entity or Contracts to which UAB is a party (with deductibles as are customary for companies in the same or similar businesses). UAB has made available to HCC copies of all policies of insurance and bonds carried and owned by UAB as of the date of this Agreement, which copies are complete and accurate (collectively, "UAB Insurance Policies") and all written correspondence relating to any material claims made since December 31, 2013). All of UAB Insurance Policies are in full force and effect, and the premiums due and payable thereon have been or will be timely paid through the Closing Date. There is no material breach or default (and no condition exists or event has occurred which, with the giving of notice or lapse of time or both, would constitute such a material breach or default) by UAB under any of UAB Insurance Policies or, to the knowledge of UAB, by any other party to UAB Insurance Policies. UAB has not received any written notice of cancellation or non-renewal of any UAB Insurance Policy nor, to the knowledge of UAB, has the termination of any such policies been threatened.

        Section 3.22    Governmental Approvals and Other Conditions.     UAB has not taken nor intends to take any action, and does not have knowledge of any fact or circumstance that would materially impede or delay the consummation of the Contemplated Transactions, or the ability of the parties to obtain any approval of any Governmental Entity required for the Contemplated Transactions or to perform its covenants and agreements under this Agreement. To the knowledge of UAB, no event has occurred and no circumstances exists related to UAB that is or are reasonably likely to (a) cause the approvals that are required to be obtained from any Governmental Entity having approval authority in connection with the Contemplated Transactions not to be granted, (b) cause such Governmental Entity approvals would to be subject to a condition which would differ from conditions customarily imposed by a Governmental Entity in orders approving acquisitions of the type contemplated by this Agreement, or (c) make any of the conditions precedent to the obligations of UAB to consummate the Contemplated Transactions are unlikely to be fulfilled within the applicable time period or periods required for satisfaction of such condition or conditions.

        Section 3.23    Opinion of Financial Advisor.     The UAB Board has received the verbal opinion of Sandler O'Neill & Partners, L.P., to be confirmed in writing as of such date, to the effect that, as of such date, and based on the assumptions, qualifications, and limitations contained therein, the Per Share Exchange Ratio is fair to the holders of UAB Common Stock from a financial point of view. As of the date of this Agreement such opinion has not been withdrawn, revoked or modified.

        Section 3.24    Brokers.     Except for Sandler O'Neill & Partners, L.P., no broker, finder, investment banker, or other person is or may be entitled to any brokerage, finder's, or other fee or commission in connection with the Contemplated Transactions based upon arrangements or authorizations made by or on behalf of UAB. UAB has heretofore furnished or made available to HCC copies of all Contracts between UAB and Sandler O'Neill & Partners, L.P. pursuant to which such firm would or may be entitled to any payment relating to the Contemplated Transactions.

        Section 3.25    UAB Information.     The information provided by UAB relating to UAB that is to be contained in the Registration Statement, the Proxy Statement/Prospectus, any filings or approvals under applicable state securities laws, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Entity in connection with the matters set forth in this Section 3.25, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The representations and warranties contained in this Article III, and no statement by UAB in any certificate, agreement, schedule or other document furnished or to be furnished in connection with the Contemplated Transactions, was or will be inaccurate, incomplete or incorrect in any material respect as of the date furnished or contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make such representation, warranty or statement not misleading.

        Section 3.26    Regulatory Reports and Filings.     UAB agrees that through the Effective Time, the UAB Reports and other filings and the reports and filings required to be filed with any Governmental Entity will comply in all material respects with all of the applicable Law of such Governmental Entity with which it will be filed and none of the UAB Reports or other filings will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading. Any financial statement contained in any such report, or other filing that is intended to present the financial position of UAB will fairly present in all material respects the financial position of UAB, and will be prepared in accordance with GAAP. Notwithstanding anything to the contrary set forth in this Section 3.26, UAB makes no representation or warranty with respect to any information supplied by HCC or HBC for inclusion in such reports.

        Section 3.27    Related Party Transactions.     Section 3.27 of the UAB Disclosure Schedule sets forth (i) each related party transaction direct or indirect that exists between or among UAB and ATB since December 31, 2012, and (ii) each relationship direct or indirect that exists between or among UAB, on the one hand, and any director, officer, or Affiliate of UAB on the other hand. No Affiliate of UAB has any interest in any property or asset used in the conduct of the business of UAB. UAB has not engaged in any transactions with Affiliates other than ATB within the meaning of Sections 23A and 23B of the Federal Reserve Act.

        Section 3.28    Operating Losses.     Section 3.28 of the UAB Disclosure Schedule sets forth any Operating Loss that has occurred at UAB during the period after December 31, 2015, to the date of this Agreement. Except as set forth on Section 3.28 of the UAB Disclosure Schedule, to its knowledge, no event has occurred, and no action has been taken or omitted to be taken by any employee of UAB that has resulted in the incurrence by UAB of an Operating Loss or that might reasonably be expected to result in the incurrence by UAB of an Operating Loss after the date of this Agreement, which, net of any insurance proceeds payable in respect thereof, exceeds, or would exceed $25,000 individually or when aggregated with all other Operating Losses, $50,000 during such period. For purposes of this Agreement, "Operating Loss" means any individual loss resulting from cash shortages, lost or misposted items, disputed clerical and accounting errors, forged checks, payment of checks over stop payment orders, counterfeit money, wire transfers made in error, theft, robberies, defalcations, check kiting, fraudulent use of credit cards or electronic teller machines, civil money penalties, fines, litigation, claims, arbitration awards or other similar acts or occurrences.

        Section 3.29    Takeover Laws.     The UAB Board has approved this Agreement and the Contemplated Transactions as required to render inapplicable to such agreements and transactions any "moratorium," "control share," "fair price," "takeover" or "interested shareholder" Law (such laws, collectively "Takeover Provisions").

        Section 3.30    Transaction Expenses.     Section 3.30 of the UAB Disclosure Schedule sets forth a complete and correct list as of the date of this Agreement and, which shall be as updated pursuant to Section 6.16, of the reasonably anticipated Transaction Expenses.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF ATB

        Except as set forth in the ATB Disclosure Schedule, ATB hereby represents and warrants to HCC and HBC that the following are true and correct:

        Section 4.01    Corporate Organization.     ATB is a corporation duly incorporated, validly existing and in good standing under the laws of Iowa, and is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. ATB has the requisite corporate power and authority to own or lease and operate all of its properties and assets and to carry on its business as is now being conducted. ATB is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to, individually or in the aggregate, have an ATB Material Adverse Effect.

        Section 4.02    Authority.     ATB has full corporate or other power and authority to execute and deliver this Agreement and the other agreements referred to in this Agreement to which it is or will be a party, and to consummate the Contemplated Transactions. The execution and delivery of this Agreement and the consummation of the Contemplated Transactions has been duly and validly approved by the Board of Directors of ATB. All corporate proceedings on the part of ATB necessary to consummate the Contemplated Transactions will have been taken prior to the Effective Time. This Agreement has been duly and validly executed and delivered by ATB (assuming due authorization, execution and delivery by UAB, HCC and HBC) constitutes a valid and binding obligation of ATB, enforceable against ATB in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, moratorium, or other similar Law affecting the enforcement of creditors' rights generally, and subject to general principles of equity (whether considered in a proceeding whether in equity or at law).

        Section 4.03    Non-Contravention.     The execution, delivery and performance under this Agreement and the consummation of the Contemplated Transactions by ATB, do not and will not (a) violate any provision of the Charter Documents of ATB or (b) (i) violate in any material respect any Law applicable to ATB, or any of its respective properties or assets, or (ii) violate or conflict with, or result in a material breach of any provision of or the loss of any benefit under, constitute a material default (or an event which, with notice or lapse of time, or both, would constitute a material default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of ATB under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, and material Contract or other instrument or obligation to which ATB is a party, or by which any of its properties, assets or business activities may be bound or affected.

        Section 4.04    Regulatory Filings and Approvals.     Except as set forth on Section 4.04 of the ATB Disclosure Schedule, no consents or approvals of or filings or registrations with any Governmental Entity, or with any third party are necessary in connection with (a) the execution and delivery by ATB of this Agreement, (b) the consummation by UAB of the Merger and the other Contemplated Transactions, or (c) the execution and delivery by ATB of the Agreement of Merger.

        Section 4.05    UAB Financial Statements.     The UAB Financial Statements (i) were prepared in accordance with GAAP, applied on a consistent basis throughout the periods involved, subject to normal year-end adjustments and the fact that they do not contain all of the footnote disclosures required by GAAP (the effect of which will not, individually or in the aggregate, be material) and complied in all material respects with applicable accounting requirements, (ii) fairly presented in all material respects the financial position of UAB at the respective dates thereof and the results of UAB's operations and, to the extent applicable, cash flows for the periods indicated therein, subject in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP, and (iii) are consistent with the books and records of UAB in all material respects. UAB maintains accurate books and records and in all material respects they have been, and are being maintained in the ordinary course of business and in accordance with GAAP (without notes) and any other applicable Law and accounting requirements.

        Section 4.06    Taxes.

          (a)    Tax Returns.    All Tax Returns required to be filed by, on behalf of, or with respect to the income or assets of UAB or an ATB Affiliated Group have been duly and timely filed (taking into account any valid extensions). Each such Tax Return is true, correct, complete and accurately reflects or will accurately reflect all liability for Taxes. Neither ATB, UAB or an ATB Affiliated Group is currently the beneficiary of any extension of time within which to file any Tax Return.

          (b)    Liability for Taxes.    All Taxes of ATB, UAB and each ATB Affiliated Group (whether or not shown on any tax return) have been timely paid except for Taxes that are both being contested in good faith and adequately reserved against and included as an identifiable tax liability (in accordance with GAAP) on the Financial Statements and the UAB Balance Sheet. UAB does not have any liability for taxes in excess of the amount reserved or provided for in the Financial Statements or UAB Balance Sheet (but excluding, for this purpose only, any liability reflected thereon for deferred taxes to reflect timing differences between tax and financial accounting methods).

          (c)    Availability of Tax Returns.    ATB has made available to HCC any governmental audit report issued relating to any Taxes of UAB or an ATB Affiliated Group. UAB has made available to HCC (i) complete and accurate copies of each income Tax Return of ATB with respect to a taxable period ended on or after December 31, 2011 or other open taxable period, (ii) all federal, state, local and foreign income and franchise Tax Returns filed by or on behalf of an ATB Affiliated Group with respect to a taxable period ended on or after December 31, 2011 or other open taxable period, (iii) any governmental audit report issued relating to any Taxes of UAB or an ATB Affiliated Group, and (iv) all books and records of UAB and each Affiliated Group pursuant to which Taxes have been determined.

          (d)    Withholding.    All Taxes required to be withheld, collected or deposited by or with respect to UAB have been timely withheld, collected or deposited, as the case may be, and to the extent required by applicable Law, have been paid to the relevant Governmental Entity. UAB has in all complied with all information reporting and backup withholding provisions of applicable Law, including the collection, review and retention of any required withholding certificates or comparable documents (including with respect to deposits) and any notice received pursuant to Section 3406(a)(1)(B) or (C) of the Code.

          (e)    Liens.    There are no Liens for Taxes with respect to any of the assets of UAB other than for statutory Liens for Taxes not yet due and payable.

          (f)    Tax Deficiencies and Audits.    No deficiency for any Taxes that have been proposed, asserted or assessed in writing against UAB or an ATB Affiliated Group is currently unresolved. There is no waiver or extension of the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax with respect to UAB or an ATB Affiliated Group, which waiver or extension is currently in effect. Neither UAB nor an ATB Affiliated Group is contesting any Tax liability. No federal, state, local or non-U.S. Tax examinations, audits or administrative or judicial proceedings are being conducted with respect to a Tax Return of UAB or an ATB Affiliated Group. No written or, to the knowledge of ATB or UAB, unwritten notice of such an audit or examination by any Governmental Entity has been received by ATB or UAB. Any assessments for Taxes due with respect to any completed and settled examinations or any concluded litigation have been fully paid. Since December 31, 2011, neither ATB nor UAB has entered into any settlement or compromise of any Tax. Section 4.06(f) of the ATB Disclosure Schedule lists each Tax Return of UAB and each income Tax Return of an ATB Affiliated Group, in each case, that has been the subject of an audit, examination or inquiry with respect to Taxes, since December 31, 2011.

          (g)    Tax Jurisdictions.    No claim has been made by any Governmental Entity authority in a jurisdiction where UAB or any ATB Affiliated Group does not file Tax Returns with respect to UAB that ATB and/or UAB is or may be subject to Tax in that jurisdiction with respect to UAB.

          (h)    Tax Rulings.    Neither UAB, ATB nor any ATB Affiliated Group has requested nor is the subject of or bound by any private letter ruling, technical advice memorandum or similar ruling or memorandum with any Governmental Entity with respect to any Taxes, and no such request is pending. No position has been taken on any Tax Return of UAB or an ATB Affiliated Group or otherwise with respect to the business or operations of UAB or ATB that is contrary to any publicly announced position of a Governmental Entity, or that is substantially similar to any position that a Governmental Entity has successfully challenged in the course of an audit, investigation or examination of a Tax Return of UAB or any ATB Affiliated Group, or to the knowledge of ATB or UAB, an audit, investigation or examination of any other person.

          (i)    Consolidated Groups, Transferee Liability and Tax Agreements.    Except as set forth on Section 4.06(i) of the ATB Disclosure Schedule:

              (i)  UAB has not been a member of a group filing Tax Returns on a consolidated, combined, unitary or similar basis.

             (ii)  UAB has no liability for Taxes of any person (other than UAB) under Treasury Regulation Section 1.1502-6 (or any comparable provision of local, state or foreign Law) as a transferee or successor, by Contract or otherwise.

            (iii)  UAB is not a party to, bound by or has any liability under any Tax Sharing Agreement.

          (j)    Change in Accounting Method.    Neither UAB nor any ATB Affiliated Group has agreed to make, nor is either required to make, any adjustment under Section 481(a) of the Code or any comparable state, local or non-U.S. Tax Law by reason of a change in accounting method. Neither the IRS nor any other Governmental Entity has initiated or proposed any such adjustment or change in accounting method, and is there any application pending with any Governmental Entity requesting permission for any changes in accounting methods that relate to the business or operations of ATB or UAB.

          (k)    Post-Closing Tax Items.    Neither the Surviving Corporation (by reason of the Merger) nor UAB will be required to include any material item of income in or exclude any material item of deduction from taxable income for any taxable period (or portion thereof) as a result of any (i) "closing agreement" as described in Section 7121 of the Code (or any comparable provision of state, local or non-U.S. Tax Law) executed on or prior to the Closing Date, (ii) installment sale or open transaction disposition made on or prior to the Closing Date, (iii) prepaid amount received on or prior to the Closing Date, (iv) any item having been reported on the complete contract method of accounting or the percentage of completion method of accounting, (v) election under Section 108(i) of the Code, or (vi) any other action taken prior to the Closing Date. UAB is not currently receiving any material Tax benefit, credit, or other favorable material tax treatment that will not be extended and available to the Surviving Corporation after the Closing Date.

          (l)    Ownership Changes.    Without regard to this Agreement, except with respect to ATB's acquisition of control of UAB, neither ATB nor UAB has undergone an "ownership change" within the meaning of Section 382(g) of the Code.

          (m)    Section 355.    Except with respect to ATB's acquisition of control of UAB, neither ATB nor UAB has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock under Section 355 of the Code.

          (n)    Reportable Transactions.    Neither ATB nor UAB has been a party to or a promoter of a "reportable transaction" within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

          (o)    Listed Transactions.    Neither ATB nor UAB has engaged in any "listed transaction" within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

          (p)    Real Estate Holding Company.    UAB has not been a United States real property holding corporation within the meaning of the Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

          (q)    Power of Attorney.    UAB has not granted any power of attorney which will remain in force after the Effective Time with respect to any Tax or Tax Return.

          (r)    Qualifying Reorganization.    Neither ATB nor UAB has taken or agreed to take any action or is aware of any fact or circumstance that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

        Section 4.07    Absence of Litigation.     There is no Legal Action pending or, to the knowledge of ATB, threatened against or affecting ATB or any of its Affiliates before or by any Governmental Entity that could reasonably be expected to materially impair the ability of ATB to perform its obligations under this Agreement or to consummate the Contemplated Transactions.

        Section 4.08    Governmental Approvals and Other Conditions.     ATB has not taken nor intends to take any action, and does not have knowledge of any fact or circumstance that would materially impede or delay the consummation of the Contemplated Transactions, or the ability of the parties to obtain any approval of any Governmental Entity required for the Contemplated Transactions or to perform its covenants and agreements under this Agreement. To the knowledge of ATB, no event has occurred and no circumstances exists related to UAB or ATB that is or are reasonably likely to (a) cause the approvals that are required to be obtained from any Governmental Entity having approval authority in connection with the Contemplated Transactions not to be granted, (b) cause such Governmental Entity approvals would to be subject to a condition which would differ from conditions customarily imposed by a Governmental Entity in orders approving acquisitions of the type contemplated by this Agreement, or (c) make any of the conditions precedent to the obligations of ATB or UAB to consummate the Contemplated Transactions are unlikely to be fulfilled within the applicable time period or periods required for satisfaction of such condition or conditions.

        Section 4.09    Regulatory Matters.     To the knowledge of ATB, neither UAB nor any of its respective properties is directly or indirectly a party or subject to any Order which restricts the conduct of its business, imposes any requirements or procedures, or in any material manner relates to its capital adequacy, its liquidity and funding policies and practices, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its operations or business. ATB has not received at any time since December 31, 2013, any notice or other communication from any Governmental Entity that it is considering issuing, initiating, ordering or requesting any Order related to UAB. To the knowledge of ATB, there are no formal or informal investigations relating to any regulatory matter pending before any Governmental Entity with respect to UAB, that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any Order. Except for normal examinations conducted by a Governmental Entity in the ordinary course of the business of UAB, to the knowledge of ATB no Governmental Entity has initiated since December 31, 2013, or has pending any Legal Action before, or, to the knowledge of ATB, any inquiry, examination or investigation by, any Governmental Entity into the business or operations, policies, practices or disclosures of UAB, or to the knowledge of ATB, threatened any of the foregoing. To the knowledge of ATB no matter described in Section 3.08 the UAB Disclosure Schedule, individually or in the aggregate, had or would reasonably be expected to have a UAB Material Adverse Effect.

        Section 4.10    UAB Securities.     As of the date of this Agreement and the Effective Date ATB is and will be the sole beneficial owner or record holder of the following of: (a) 721,276 shares of UAB Common Stock, (b) 8,700 shares of Series A Preferred, 435 shares of Series B Preferred, (c) 23,000 shares of Series D Preferred, and (d) 9,000 shares of Series E Preferred ("UAB Securities"). The UAB Securities held by ATB are not subject to any Liens or to any rights of first refusal of any kind, and ATB has not granted any rights to purchase the UAB Securities to any other person. ATB has the sole right to exchange the UAB Securities in the Merger for the Merger Consideration. The ATB Securities constitute all of the UAB securities owned, beneficially or of record, by ATB, and ATB has no options, warrants or other rights to acquire UAB securities.

 ARTICLE V
REPRESENTATIONS AND WARRANTIES OF HCC AND HBC

        Except as set forth in the HCC Disclosure Schedule, each of HCC and HBC hereby represents and warrant to UAB that the following are true and correct:

        Section 5.01    Organization; Qualification; Subsidiaries.

          (a)    HCC.    HCC is a corporation duly incorporated, validly existing and in good standing under the laws of California, and is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. HCC has the requisite corporate power and authority to own or lease and operate all of its properties and assets and to carry on its business as is now being conducted. HCC is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to, individually or in the aggregate, have a HCC Material Adverse Effect.

          (b)    HBC.    HBC is a corporation and a California chartered bank duly organized, validly existing in good standing in California. HBC is authorized by the DBO in accordance with the CFC to conduct a commercial banking business. The deposits of HBC are insured up to the applicable limits (or fully insured if there is no limit) through the DIF as administered by FDIC to the fullest extent permitted by applicable Law, and all premiums and assessments required to be paid have been paid when due. No Legal Action for the termination or revocation of such insurance is pending, or to the knowledge of HCC, has any such termination or revocation been threatened. HBC is a member bank in good standing of the Federal Home Loan Bank of San Francisco and owns the requisite amount of stock therein. HBC is a member bank in good standing of the Federal Reserve Bank of San Francisco and owns the requisite amount of stock therein

          (c)    Subsidiaries.    HCC has no Subsidiaries except for HBC, which is a wholly-owned subsidiary of HCC as disclosed in the HCC Reports. HBC has no Subsidiaries except for CSNK Working Capital Finance Corp, a California corporation, and Almaden Boulevard Investments, LLC, a California limited liability company, both of which are wholly-owned Subsidiaries of HBC.

          (d)    Charter Documents.    HCC has delivered or made available to UAB a correct and complete copy of the Charter Documents, as amended and currently in effect, of HCC and HBC. Neither HCC nor HBC is in violation of any of the provisions of its Charter Documents.

        Section 5.02    Capitalization.     As of the date of this Agreement, the authorized capital stock of HCC consists of 60,000,000 shares of HCC common stock, no par value ("HCC Common Stock") and 10,000,000 shares of preferred stock, no par value ("HCC Preferred Stock"). As of the date of this Agreement (a) 38,200,883 shares of HCC Common Stock are issued and outstanding (and no shares of HCC Common Stock are held in treasury), of which 181,185 are restricted shares, subject to risk of forfeiture during certain periods of vesting, (b) no shares of HCC Preferred Stock are issued and outstanding, (c) 1,602,732 shares of HCC Common Stock are reserved for issuance upon the exercise of outstanding stock options ("HCC Stock Options") granted pursuant to the HCC Equity Plans, and (d) 1,528,099 shares of HCC Common Stock are reserved for issuance pursuant to equity awards authorized under the HCC Equity Plans, but not currently granted. As of the date of this Agreement, except for the HCC Stock Options and the terms of the Agreement and Plan of Merger and Reorganization by and among HCC, HBC and Tri-Valley Bank, a California chartered bank, dated December 20, 2017, there are no options, stock appreciation rights, warrants, Contracts relating to the issued or unissued capital stock of HCC, or obligating HCC to issue, grant, or sell any shares of capital stock of or other equity interests in or securities convertible into equity interests in HCC. All of the issued and outstanding shares of HCC Common Stock are duly authorized, validly issued, fully paid and nonassessable, and have been issued in in compliance with applicable Law.

        Section 5.03    Authority; Non-contravention; Governmental Consents.

          (a)    Authority.

              (i)  HCC has full corporate power and authority to execute and deliver this Agreement and the other agreements referred to in this Agreement to which it is or will be a party, and, subject to the receipt of regulatory and shareholder approvals, to perform its obligations and consummate Contemplated Transactions. The execution and delivery of this Agreement and the consummation of the Merger and the other Contemplated Transactions have been duly and validly approved by the Board of Directors of HCC (the "HCC Board"). The HCC Board, at a meeting duly called and held, has determined unanimously that this Agreement and the Contemplated Transactions are fair to and in the best interests of the HCC shareholders. No further corporate proceedings are necessary in order to authorize or approve this Agreement or to consummate the Contemplated Transactions, including the Merger. This Agreement has been duly and validly executed and delivered by HCC and (assuming due authorization, execution and delivery by UAB) this Agreement constitutes a valid and binding obligation of HCC, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, moratorium, or other similar Law affecting the enforcement of creditors' rights generally, and subject to general principles of equity (whether considered in a proceeding whether in equity or at law). All corporate proceedings on the part of HCC necessary to consummate the Contemplated Transactions will have been taken prior to the Effective Time.

             (ii)  HBC has full corporate or other power and authority to execute and deliver this Agreement and the other agreements referred to in this Agreement to which it is or will be a party, and, subject to the receipt of regulatory and shareholder approvals, to consummate the Contemplated Transactions. The execution and delivery of the this Agreement and the consummation of the Contemplated Transactions has been duly and validly approved by the Board of Directors of HBC and by HCC as the sole shareholder of HBC. All corporate proceedings on the part of HBC and by HCC as sole shareholder of HBC necessary to consummate the Contemplated Transactions will have been taken prior to the Effective Time. This Agreement has been duly and validly executed and delivered by HBC (assuming due authorization, execution and delivery by UAB) constitutes a valid and binding obligation of HBC, enforceable against HBC in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, moratorium, or other similar Law affecting the enforcement of creditors' rights generally, and subject to general principles of equity (whether considered in a proceeding whether in equity or at law).

          (b)    Non-Contravention.    The execution, delivery and performance under this Agreement and the consummation of the Contemplated Transactions by HCC and HBC, do not and will not (i) violate any provision of the Charter Documents of HCC, HBC or any of its Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 5.03(c) are duly obtained or made, (A) violate any Law applicable to HCC, HBC or any of their Subsidiaries or any of their respective properties or assets, or (B) violate or conflict with, result in a material breach of any provision of or the loss of any benefit under, constitute a material default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of HCC, HBC or any of its Subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, material contract or other instrument or obligation to which the HCC or HBC or its Subsidiaries is a party, or by which they or any of their respective properties, assets or business activities may be bound or affected.

          (c)    Regulatory Filings and Approvals.    Except for (i) the filings of applications or notices with, and approvals or waivers by, the FRB, the FDIC and the DBO, (ii) the filing with the SEC and declaration of effectiveness of the Registration Statement under the Securities Act, including the Proxy Statement/Prospectus related to the UAB Meeting, (iii) approval of the listing on the NASDAQ of the HCC Common Stock to be issued in connection with the Merger, (iv) the Requisite UAB Vote, (v) the filing of the Agreement of Merger pursuant to the CGCL and the CFC, and (vi) such filings and approvals as are required to be made or obtained under applicable state securities laws in connection with the issuance of the shares of HCC Common Stock pursuant to this Agreement, no consents or approvals of or filings or registrations with any Governmental Entity, or with any third party are necessary in connection with (A) the execution and delivery by HCC of this Agreement, (B) the consummation by HCC of the Merger and the other Contemplated Transactions, (C) the execution and delivery by HCC and HBC of the Agreement of Merger.

        Section 5.04    HCC SEC Reports; NASDAQ.

          (a)    SEC Reports.    HCC has timely filed all forms, reports, schedules and documents required to be filed by it with the SEC since December 31, 2013. Except to the extent available in full without redaction on the SEC's website through the Electronic Data Gathering, Analysis and Retrieval System ("EDGAR") two (2) business days prior to the date of this Agreement, HCC has delivered to UAB copies in the form filed with the SEC (including the full text of any document filed subject to a request for confidential treatment) of all forms, reports, registration statements, and other documents (other than preliminary materials if the corresponding definitive materials have been provided to UAB pursuant to this Section 5.04) filed by HCC with the SEC since December 31, 2013 (such forms, reports, schedules, registration statements, and other documents, whether or not available through EDGAR, are collectively referred to herein as the "HCC SEC Reports").

          (b)    Compliance.    Each of the HCC SEC Reports (i) as of the date of the filing of such report complied in all material respects with the requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002, and the rules and regulations thereunder, and (ii) as of its filing date (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, on the date of such filing) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

          (c)    NASDAQ.    HCC is in compliance in all material respects with the applicable listing rules and corporate governance rules and regulations of NASDAQ.

        Section 5.05    Financial Statement Reports.

          (a)    Financial Statements.    Each of the financial statements (including, in each case, any notes thereto) contained or incorporated by reference in the HCC SEC Reports complied with the rules and regulations of the SEC in all material respects as of the date of the filing of such reports, was prepared in accordance with GAAP and fairly presents in all material respects the financial condition and the results of operations, changes in shareholders' equity, and cash flow of HCC and its Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of interim financial statements, to (a) the omission of notes to the extent permitted by Regulation S-X (that, in the case of interim financial statements included in the HCC SEC Reports since HCC's most recent annual report on Form 10-K, would not differ materially from the notes to the financial statements included in such annual report), and (b) normal, recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material). The financial statements referred to in this Section 5.05(a) are consistent with the books and records of HCC in all material respects. HCC maintains accurate books and records and in all material respects they have been, and are being maintained in the ordinary course of business and in accordance with GAAP and any other applicable Law and accounting requirement.

          (b)    Reports and Assessments.    Since December 31, 2011, HCC and each of its Subsidiaries have filed (or furnished, as applicable) all material reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto ("HCC Reports"), that they were required to file (or furnish, as applicable) with any Governmental Entity having jurisdiction over HCC or any of its Subsidiaries. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each HCC Report (including the financial statements, exhibits, and schedules thereto), complied in all material respects with applicable Law, and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. There are no material violations or exceptions in any HCC Report that are unresolved as of the date of this Agreement.

        Section 5.06    Taxes.     HCC and each of its Subsidiaries have (a) filed all material Tax Returns that they are required to have filed, and all such Tax Returns are accurate, correct and complete in all material respects, and (b) paid all material Taxes that they are required to have paid, other than Taxes (i) currently payable without penalty or interest, or (ii) are being contested in good faith by appropriate proceedings.

        Section 5.07    Material Changes.     Since the date of the latest audited financial statements included within the SEC Reports, except as disclosed in subsequent SEC Reports filed prior to the date of this Agreement, there have been no events, occurrences or developments that have had or would reasonably be expected to have or result in, either individually or in the aggregate, a HCC Material Adverse Effect.

        Section 5.08    Regulatory Matters.     Neither HCC, HBC nor any of their respective Affiliates nor any of their respective properties (i) is a party to or is subject to any Order from any Governmental Entity or (ii) neither HCC nor HBC has received any written notice that there is any formal or informal investigation relating to any regulatory matter pending before any Governmental Entity with respect to HCC or HBC, or that such Governmental Entity is contemplating issuing or requesting any Order.

        Section 5.09    Community Reinvestment Act.     HBC had a rating of "satisfactory" or better as of its most recent CRA compliance examination and it has no knowledge of any facts that may result in not receiving a rating of "satisfactory" or better at its next CRA compliance examination or have any basis to believe that any Governmental Entity may seek to restrain, delay or prohibit the Contemplated Transactions as a result of any act or omission of HBC under the CRA.

        Section 5.10    Litigation.     There is no Legal Action pending, or to the knowledge of the HCC, threatened against HCC or any of its Subsidiaries or any of their respective properties or assets or, to the knowledge of HCC, against any executive officer or director of HCC or any of its Subsidiaries in their capacities as such. To the knowledge of HCC, there is no reasonable basis for and no event has occurred or circumstance exists that (with or without notice or lapse of time or both) would reasonably be expected to give rise to or serve as a basis for, constitute or result in, any material Legal Action against HCC or any of its Subsidiaries. No matter described in Section 5.10 of the HCC Disclosure Schedule, individually or in the aggregate, had or would reasonably be expected to have a HCC Material Adverse Effect.

        Section 5.11    No Brokers.     Other than HCC's engagement of Keefe, Bruyette & Woods, Inc., whose fees and costs will be borne by HCC, no action has been taken by HCC, or HBC that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated hereby.

        Section 5.12    HCC Information.     The information provided by HCC relating to HCC, HBC and their Subsidiaries that is to be contained in the Registration Statement, the Proxy Statement/Prospectus, any filings or approvals under applicable state securities laws, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Entity in connection with the matters set forth in this Section 5.12, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading and will comply in all material respects with the provisions of the Securities Act, the Exchange Act, the rules and regulations thereunder, and any other Laws, as applicable. The representations and warranties contained in this Article IV, and no statement by HCC or HBC in any certificate, agreement, schedule or other document furnished or to be furnished in connection with the Contemplated Transactions, was or will be inaccurate, incomplete or incorrect in any material respect as of the date furnished or contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make such representation, warranty or statement not misleading.

        Section 5.13    Regulatory Reports and Filings.     HCC agrees that through the Effective Time, each of its reports and other filings and the reports and filing of HBC and its Subsidiaries required to be filed with any Governmental Entity will comply in all material respects with all of the applicable Law of such Governmental Entity with which it will be filed and none of the reports or other filings will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading. Any financial statement contained in any such report, or other filing that is intended to present the financial position of HCC or HBC and its Subsidiaries (or as on a consolidated basis) will fairly present in all material respects the financial position of HCC and HBC and their Subsidiaries (or as on a consolidated basis) and will be prepared in accordance with GAAP. Notwithstanding anything to the contrary set forth in this Section 5.13. HCC makes no representation or warranty with respect to any information supplied by UAB for inclusion in any such reports.

        Section 5.14    Governmental Approvals And Other Conditions.     Neither HCC nor any of its Subsidiaries has taken or intend to take any action, nor does HCC have knowledge of any fact or circumstance that would materially impede or delay the consummation of the Contemplated Transactions, or the ability of the parties to obtain any approval of any Governmental Entity required for the Contemplated Transactions or to perform its covenants and agreements under this Agreement. To the knowledge of HCC, no event has occurred and no circumstances exists that are reasonably likely to (a) cause the approvals that are required to be obtained from any Governmental Entity having approval authority in connection with the Contemplated Transactions not be granted, (b) cause such Governmental Entity approvals to be subject to a condition which would differ from conditions customarily imposed by a Governmental Entity in orders approving acquisitions of the type contemplated by this Agreement, or (c) make any of the conditions precedent to the obligations of HCC and its Subsidiaries to consummate the Contemplated Transactions unlikely to be fulfilled within the applicable time period or periods required for satisfaction of such condition or conditions.

        Section 5.15    Labor.     To the knowledge of HCC and HBC, each have complied and are in compliance in all material respects with applicable Law with respect to employment, termination of employment, and terms, practices, conditions and classification of employment (including applicable Law regarding family and medical leave, disability, labor relations, workers compensation, wage and hour requirements, immigration, discrimination, employee health and safety, employee scheduling, occupational safety and health and the WARN Act), and have not engaged in any unfair labor practices or similar prohibited practices that would reasonably be expected to have a HCC Material Adverse Effect.

ARTICLE VI
COVENANTS

        Section 6.01    Operation of Business.

          (a)   During the period from the date of this Agreement through the Effective Time or the earlier termination of this Agreement in accordance with Article VII (the "Pre-Closing Period") (except with the prior written consent of HCC) UAB shall (i) conduct its business in the ordinary course of business, (ii) maintain its business relationship and Contracts with ATB in the ordinary course of business, (iii) comply in all material respects with all applicable Law, (iv) perform its obligations under all UAB Material Contracts, (v) use reasonable best efforts to preserve its business organization intact, keep available the services of their current officers and employees, and maintain their relations and goodwill with all suppliers, customers, depositors,borrowers, landlords, creditors, licensors, licensees, employees, and other persons having business relationships with UAB, (vi) maintain and keep its properties in as good repair and condition as presently maintained, except for obsolete properties and for deterioration due to ordinary wear and tear, (vii) maintain in full force and effect insurance comparable in amount and scope of coverage to that now maintained by it, (viii) maintain the ALLL in accordance with past practices and methodologies and GAAP (providing however, that any changes in practices or methodology shall be attributable solely to changes in GAAP or as directed by a Governmental Entity), (ix) charge off all Loans and other assets, or portions thereof, deemed uncollectible or classified as "loss" in accordance with GAAP and applicable Law or as directed by a Governmental Entity, and (x) maintain loan classification policies and procedures in accordance with industry best practices consistent with past practice.

          (b)   During the Pre-Closing Period (except with the prior written consent of HCC at its sole and absolute discretion, as contemplated by this Agreement or as required by applicable Law), UAB shall not:

              (i)  (A) declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock, or property) in respect of any capital stock or other equity or voting interests (including the UAB Common Stock and UAB Preferred Stock), (B) split, combine, or reclassify any of its capital stock or other equity or voting interests, or issue or authorize the issuance of any other securities in respect of or in substitution for shares of its capital stock or other equity or voting interests (including the UAB Common Stock and UAB Preferred Stock), (C) purchase, redeem, or otherwise acquire any shares of capital stock or any other securities of UAB or any options, warrants, calls, or rights to acquire any such shares or other securities (including the UAB Common Stock and UAB Preferred Stock), or (D) take any action that would result in any change of any term (including any conversion price thereof) of any debt security of UAB;

             (ii)  (A) issue, deliver, sell, pledge, or otherwise encumber any shares of its capital stock, any other equity or voting interests or any securities convertible into or exchangeable for or exercise into or any options, warrants, calls, or rights to acquire or receive, any such shares, interests, or securities or any stock appreciation rights, phantom stock awards, or other rights that are linked in any way to the price of the UAB Common Stock or the value of UAB or any part thereof, or (B) enter into any Contract with respect to the voting of its capital stock;

            (iii)  amend or propose to amend its Charter Documents;

            (iv)  (A) permit the commencement of any construction of new structures or facilities upon, or purchase or lease or sublease any real property in respect of any branch or other facility, or file any application, or otherwise take any action, to establish, relocate or terminate the operation of any banking office of UAB, or (B) terminate any lease or sublease of real property (whether as lessor, sub lessor, lessee, or sublessee) or fail to exercise any right to renew any lease or sublease of real property;

             (v)  (A) acquire direct or indirect control over any other person, whether by stock purchase, merger, consolidation or otherwise, or (B) make any other investment either by purchase of securities, contributions to capital, property transfers or purchase of any property or assets of any other person, except, in either instance, in connection with a foreclosure of collateral or conveyance of such collateral in lieu of foreclosure taken in connection with collection of a Loan in the ordinary course of business and with respect to Loans made to third parties who are not Affiliates of UAB;

            (vi)  make or commit to make any capital expenditures, or incur any obligations or liabilities in connection therewith, except pursuant to Contracts existing on the date of this Agreement and which are not in excess of $50,000 individually or $100,000 in the aggregate;

           (vii)  sell, lease, sublease, transfer, mortgage, encumber or otherwise dispose of any of its properties, leasehold interests (whether as lessor or lessee) or other assets, except (A) the disposition of assets which are inoperable or that are replaced in the ordinary course of business, or (B) sales of OREO at a price that is no less than its carrying value;

          (viii)  introduce any marketing campaigns or any new sales compensation or incentive programs or arrangements, other than in the ordinary course of business;

            (ix)  (A) create or incur any indebtedness for borrowed money (other than acceptance of deposits, Federal Home Loan Bank advances for a term less than ninety (90) days, purchases of Federal funds, sales of certificates of deposit, issuances of commercial paper and entering into repurchase agreements, each in the ordinary course of business, including with respect to prices, terms and conditions), or (B) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, except in the case of this clause (B), in connection with presentation of items for collection in the ordinary course of business;

             (x)  enter into any Derivatives Contract or any structured finance transaction;

            (xi)  (A) enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which UAB is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment by UAB of an amount which exceeds $50,000 in excess of amounts contributed by insurance and/or would impose any material restriction on the business of UAB, (B) waive, release, grant, or transfer any right of material value, or (C) commence any Legal Action, except in the ordinary course of business;

           (xii)  (A) enter into a new material line of business or introduce any new material products or services, (B) implement or adopt any change in its interest rate and other risk management policies, procedures or practices, (C) fail to comply in any material respect with its existing policies or practices with respect to managing its exposure to interest rate and other risks, (D) fail to use reasonable efforts to avoid any material increase in its aggregate exposure to interest rate risk, or (E) change its investment, underwriting, or asset liability management, hedging or other banking or operating policies or practices, including policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service Loans, except in each cause (B) through (E) as required by any applicable Law or a Governmental Entity;

          (xiii)  materially change its investment securities portfolio other than in the ordinary course of business;

          (xiv)  acquire or otherwise invest in or dispose of (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business) any debt security, mortgage-backed or mortgage-related security or equity investment other than federal funds or United States Government securities, United States Government agency securities and U.S. Government sponsored agencies, except in the ordinary course of business consistent with past practice;

           (xv)  increase the rate of interest paid on interest-bearing deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with past practices and otherwise consistent with general economic and competitive conditions in UAB's market area;

          (xvi)  (A) make, renew or otherwise modify any Loan, in a manner that is inconsistent with UAB's ordinary course of business or inconsistent with UAB's lending policies and procedures in effect as of the date of this Agreement, (B) take any action that would result in any discretionary release of collateral or guarantees, or otherwise restructure the respective amounts set forth in clause (A) above, (C) make or commit to make any Loan to, or enter into any loan transaction with, any director, officer, employee or any Affiliate of UAB, or (D) enter into any Loan securitization or create any special purpose funding entity, provided, however, that for any new credit originated or to be originated by UAB in an amount in excess of $1.0 million and for any renewal, modification, extension or amendment of any classified loan in excess of $500,000, prior to committing to transaction, UAB shall provide HBC with a copy of the loan underwriting analysis and credit memo of UAB and shall consult with HBC respecting such credit and the basis of UAB's credit decision, and shall consider any comments raised by HBC within two (2) business days of receipt of such information;

         (xvii)  make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business);

        (xviii)  enter into any transaction with or modify or amend (or agree to the foregoing) any Contract, with ATB or with a director, officer or employee or of UAB or ATB other than financial and banking transactions in the ordinary course of business and on terms no more favorable than made available to non-related third parties; provided, however, that (A) no loans or extensions of credit shall be advanced to any employee; (B) no loan, extension of credit shall exceed $2 million for any director; and (C) no services or similar agreement shall be entered into with any director;

          (xix)  (A) enter into, modify, amend, sell or acquire any Contract of participation with any person in any Loan, or (B) purchase or sell any Loan (including any mortgage under existing agreements between UAB and American Trust and Savings Bank);

           (xx)  other than as required by GAAP, reduce any material accrual or reserve, including ALLL, any contingency reserve, litigation reserve, or tax reserve, or change the methodology by which such accounts generally have been maintained in accordance with past practices;

          (xxi)  enter into, cancel, fail to renew or terminate any Material Contract, amend or modify in any material respect any of its existing Material Contracts or waive, release, relinquish or assign any Material Contract (or any rights thereunder), other than (A) as otherwise permitted under this Agreement, or (B) to replace any existing contractual arrangement on substantially the same terms as the original agreement, including with respect to pricing and termination;

         (xxii)  adopt or enter into any collective bargaining agreement or other labor union Contract applicable to the employees of UAB;

        (xxiii)  (A) hire any new employee at the level of having title of senior vice president or more senior, (B) hire any new employee at an annual rate of compensation in excess of $100,000, (C) promote any employee except in order to fill a position vacated after the date of this Agreement, or (D) engage any independent contractor whose engagement may not be terminated by UAB without penalty on thirty (30) days' notice or less, provided, however, that UAB may hire at-will, employees to fill vacancies that may from time to time arise in the ordinary course of business;

        (xxiv)  except as set forth in Section 6.01(b)(xxiv) of the UAB Disclosure Schedule or as required under applicable Law or any Contract or UAB Employee Plan in effect on the date of this Agreement (and disclosed in Section 3.11 or Section 3.20 of the UAB Disclosure Schedule), (A) enter into or amend or renew (other than pursuant to any contractual term providing for an automatic renewal) any employment, consulting, severance, change in control, bonus, salary continuation or other similar agreements or arrangements with any current or former director, officer or employee of UAB or grant any salary or wage increase or award any incentive or other bonus payment or increase any employee benefit (including incentive or bonus payments), (B) pay to any employee, officer, director, or independent contractor of UAB any compensation bonus or benefit not provided for under any Contract or UAB Employee Plan in effect on the date of this Agreement, (C) grant any awards under any UAB Employee Plan (including the grant of any Equity Security or the removal of existing restrictions in any Contract or UAB Employee Plan or awards made thereunder), (D) take any action to fund any future payment of or in any other way secure the payment of compensation or benefits under any Contract or UAB Employee Plan, or (E) take any action to accelerate the vesting or payment of any compensation or benefit under any Contract, Equity Security, or UAB Employee Plan (except as permitted under the terms this Agreement);

          (xxv)  enter into, establish, adopt, amend or terminate (except (i) as may be required by applicable law or (ii) to satisfy contractual obligations or plan provisions existing as of the date of this Agreement set forth in Section 6.01(b)(xxv)) of the UAB Disclosure Schedule any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of UAB;

        (xxvi)  (A) fail to accrue a reserve in its books and records and financial statements in accordance with past practice for Taxes payable by UAB, (B) settle or compromise any Legal Action relating to any Tax, (C) make, change, or revoke any Tax election, (D) file or amend any Tax Return, or (E) prepare any Tax Return in a manner materially inconsistent with the past practices of ATB or UAB with respect to treatment of items on such Tax Returns;

       (xxvii)  change its fiscal year, revalue any of its assets, or make or adopt any changes in financial accounting methods, principles, or practices or systems of internal controls, except as required by GAAP or this Agreement;

      (xxviii)  take any action that would cause this Agreement or the Contemplated Transactions to be subject to the provisions of any state antitakeover law or state or territorial law that purports to limit or restrict business combinations or the ability to acquire or vote shares or to exempt or make not subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any person (other than HCC or HBC) or any action taken thereby, which person or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom;

         (xxix)  take or fail to take any action (A) that is intended or may reasonably be expected to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time or (ii) any of the conditions to the Contemplated Transactions set forth in this Agreement not being satisfied, (B) that would reasonably be expected to materially and adversely impair or delay consummation of the Contemplated Transactions beyond the time period contemplated by this Agreement, or (C) that would or is reasonably likely to prevent or impede the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code;

          (xxx)  enter into any contract with respect to, or otherwise agree, authorize or commit to take, or publicly recommend, propose or announce an intention to take, any of the foregoing actions.

          HCC and UAB intend that prior to the Effective Time, UAB shall exercise, consistent with the terms and conditions this Agreement, complete control and supervision over its business, assets and operations, and nothing contained in this Agreement shall give HCC or HBC directly or indirectly the right to control or direct the operation of UAB operations prior to the Effective Time.

          (c)   During the Pre-Closing Period (except with the prior written consent of HCC at its sole and absolute discretion, as Contemplated by this Agreement or as required by applicable Law), ATB shall not:

              (i)  (A) fail to accrue a reserve in its books and records and financial statements in accordance with past practice for Taxes, (B) settle or compromise any Legal Action relating to any UAB Tax liability, (C) make, change, or revoke any Tax election related to ATB, (D) file or amend any material Tax Return, or (E) prepare any material Tax Return in a manner materially inconsistent with the past practices of ATB with respect to treatment of items on such Tax Returns;

             (ii)  take or fail to take any action (A) that is intended or may reasonably be expected to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time or (ii) any of the conditions to the Contemplated Transactions set forth in this Agreement not being satisfied, (B) that would reasonably be expected to materially and adversely impair or delay consummation of the Contemplated Transactions beyond the time period contemplated by this Agreement, or (C) that would or is reasonably likely to prevent or impede the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

        Section 6.02    Forbearances of HCC and HBC.     Except as expressly contemplated or permitted by this Agreement or as required by applicable Law, neither HCC nor HBC shall (a) take any action or fail to take any action which would reasonably be expected (i) to materially and adversely impair or delay consummation of the Contemplated Transactions, (b) take or fail to take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (c) take any action that would prevent or impede or could reasonably be expected to prevent or impede the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code, (d) take any action that is intended to, would or would be reasonably likely to result in any of the conditions set forth in Article VI not being satisfied or unduly delayed,

(e) conduct its business other than in the ordinary and usual course consistent with past practice, (f) fail to use commercially reasonable efforts to preserve its business organization and preserve for itself and UAB the goodwill of the customers of HCC and HBC and others with whom business relations exist or (g) authorize, commit, resolve, or agree to take any of the foregoing actions.

        Section 6.03    Access to Information; Confidentiality.

          (a)   During the Pre-Closing Period, UAB shall authorize and permit HCC and its Representatives, to have reasonable access during normal business hours, to all properties, books, records, branch operating reports, branch audit reports, operating instructions and procedures, Tax Returns, contracts and documents, and all other information with respect to its business affairs, financial condition, assets and liabilities as HCC may from time to time reasonably request. ATB and UAB agree to continue to respond to and cooperate with HCC and its advisers with respect to the due diligence requests of HCC. UAB shall permit HCC and its Representatives to make copies of such books, records and other documents and to discuss the business affairs, condition (financial and otherwise), assets and liabilities of UAB with such third persons, including its directors, officers, employees, accountants, counsel and creditors, as is necessary or reasonably appropriate for the purposes of familiarizing itself with the businesses and operations of UAB, obtaining any necessary Orders, consents or approvals of the Contemplated Transactions by any Governmental Entity and conducting an evaluation of the assets and liabilities of UAB. Upon reasonable request by HCC, UAB shall make its chief credit officer and controller and ATB shall make its chief financial officer available to discuss with HCC and its Representatives HCC's ongoing due diligence of UAB's operations. ATB will cause its independent outside auditors to make available to HCC and its accountants, counsel and other agents, such personnel, work papers and other documentation of such firm relating to its work papers and its audits of the books and records of UAB as may be reasonably requested by HCC in connection with its review of the foregoing matters. ATB and UAB shall not be required to provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney-client privilege or contravene any applicable Law, agreement or fiduciary duty, or violate the rights, interests or confidence of any customer (it being agreed that the parties shall use their reasonable commercial efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention). No investigation shall affect UAB's or ATB's representations and warranties contained herein, or limit or otherwise affect the remedies available to HCC pursuant to this Agreement.

          (b)   HCC and UAB shall, and cause their respective Representatives to, comply with all of their respective obligations under the Confidentiality Agreements, which shall survive the termination of this Agreement in accordance with the terms set forth therein.

        Section 6.04    No Solicitation.

          (a)   Subject to Section 6.04(b) and Section 6.04(f), ATB and UAB shall not and shall cause its Representatives not to, directly or indirectly (i) solicit, initiate, encourage, induce, or facilitate any inquiries, offers or the making or announcement of any proposal or other action designed to facilitate any inquires or proposals that constitutes or may reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any information regarding UAB or provide any access to the properties, books and records of UAB to any person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that may reasonably be expected to lead to an Acquisition Proposal, (iii) initiate, engage or participate in discussions (except for the limited purposes of notifying such person of the existence of the provisions of this Section 6.04(a)) or negotiations with any person with respect to any Acquisition Proposal or that may reasonably be expected to lead to an Acquisition Proposal, (iv) approve, endorse, or recommend, or enter into any agreement, arrangement or understanding (including any letter of intent, letter of interest, term sheet, agreement in principle, memorandum of understanding, merger agreement, asset purchase agreement, share exchange agreement, option agreement or other similar agreement (whether binding or not)) constituting or related to or intended to, or that may reasonably be expected to lead to, an Acquisition Proposal (other than a confidentiality agreement referred to in or permitted by Section 6.04(b) ), or that is intended or that may reasonably be expected to result in the abandonment, termination or failure to consummate the Merger. Without limiting the generality of the foregoing, ATB and UAB acknowledge and agree that any violation of or the taking of any action inconsistent with any of the restrictions set forth in the preceding sentence by any Representative of ATB or UAB, whether or not such Representative is purporting to act on behalf of UAB, shall be deemed to constitute a breach of this Section 6.04 by UAB or ATB, as applicable.

          (b)   Prior to the adoption of this Agreement by the Requisite UAB Vote, Section 6.04(a) shall not prohibit UAB from furnishing nonpublic information regarding UAB to or entering into negotiations or discussions with any person in response to a bona fide, unsolicited written Acquisition Proposal that the UAB Board concludes in good faith (after consultation with its financial advisor and its outside legal counsel) constitutes a Superior Proposal that is submitted to UAB by such person (and not withdrawn prior to the furnishing of such information or such discussions) if (i) neither UAB nor any Representative of UAB shall have violated any of the restrictions set forth in Section 6.04(b), (ii) the UAB Board concludes in good faith, after having obtained and taken into account the advice of its outside legal counsel, that such action is required in order for the UAB Board to comply with its fiduciary obligations to UAB's shareholders under applicable Law, (iii) prior to furnishing any such nonpublic information to or entering into discussions with such person UAB gives HCC written notice of UAB's intention to furnish nonpublic information to or enter into discussions with such person, and UAB receives from such person an executed Acceptable Confidentiality Agreement, and (iv) upon furnishing any such nonpublic information to such person UAB furnishes such nonpublic information to HCC (to the extent such nonpublic information has not been previously furnished by UAB to HCC).

          (c)   UAB or ATB, as appropriate, shall notify HCC promptly (but in no event later than twenty-four hours after receipt of (i) any inquiry or indication of interest that may lead to an Acquisition Proposal, (ii) an Acquisition Proposal (including or any modification of or an amendment to any Acquisition Proposal), or (iii) any request for nonpublic information relating to UAB (including access to the properties, books or records of UAB) by any person that has made, or to the knowledge of ATB or UAB, may be considering making, an Acquisition Proposal. Such notice to HCC shall be made orally and in writing, and shall indicate the identity of the person submitting any of the foregoing, and the terms of any such Acquisition Proposal (or modification or amendment), inquiry, indication or request. UAB or ATB shall keep HCC fully informed on a current basis of any additional information requested or provided by UAB and any changes in the status and any changes or modifications in the terms of any such Acquisition Proposal, inquiry, indication or request.

          (d)   ATB and UAB shall instruct and cause its Representatives to, immediately cease and terminate any existing activities, discussions or negotiations with any persons (other than HCC) conducted prior to the date of this Agreement with respect to the possibility or consideration of any Acquisition Proposal. ATB and UAB shall request all persons (other than HCC and its Representatives and UAB's Representatives) who have been furnished confidential information regarding UAB in connection with the solicitation of or discussions regarding an Acquisition Proposal within the twelve (12) months prior to the date of this Agreement to promptly return or destroy such information (and provide certification thereof). ATB and UAB has cancelled access to any third party which has been granted access to any virtual or other data room maintained by or on behalf of ATB or UAB other than HCC, HBC and its Representatives.

          (e)   Neither ATB nor UAB shall not (i) release any person from and agrees to take all commercially reasonable efforts to enforce the confidentiality, standstill non-solicitation or similar provisions of any agreement to which ATB or UAB is a party with respect to an Acquisition Proposal that remains in effect as of the date of this Agreement, and (ii) shall immediately take all steps necessary to terminate any approval that may have been given prior to the date of this Agreement under any such provisions authorizing any person to make an Acquisition Proposal.

          (f)    ATB and UAB acknowledge that this Section 6.04 is a significant inducement for HCC and HBC to enter into this Agreement and the absence of such provision would have resulted in either (i) a material reduction in the consideration to be paid to shareholders of UAB in the Merger, or (ii) a failure to induce HCC and HBC to enter into this Agreement.

        Section 6.05    Registration Statement; Proxy Statement/Prospectus; NASDAQ Listing.

          (a)   As promptly as practicable, by in any event no later than forty-five (45) days from the date of this Agreement, UAB and HCC shall jointly cause the Registration Statement to be prepared, and HCC shall cause the Registration Statement (in which the Proxy Statement/Prospectus will be included with respect to the issuance of HCC Common Stock in the Merger) to be filed with the SEC. UAB and HCC shall each timely furnish all information concerning it and the holders of its capital stock as the other may reasonably request in connection with the preparation of the Registration Statement (including the Proxy Statement/Prospectus) and any amendment or supplement thereto. HCC and UAB shall each use their respective reasonable commercial efforts to cause the Registration Statement and Proxy Statement/Prospectus to comply with the rules and regulations promulgated by the SEC, to respond timely to any comments of the SEC or its staff, and to have the Registration Statement declared effective under the Securities Act as reasonably as practicable after it is filed with the SEC. HCC and UAB shall notify each other timely of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to Registration Statement or for additional information and shall supply each other with copies of all correspondence between such party or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to Registration Statement or the Merger. HCC shall also file and use reasonable commercial efforts to cause to become effective as promptly as possible any amendment to the Registration Statement, including the Proxy Statement/Prospectus and, if required, UAB shall mail to its shareholders any such amendment that becomes necessary after the date the Registration Statement is declared effective. If at any time prior to the Effective Time either UAB or HCC becomes aware of any event or circumstance which is required to be set forth in an amendment or supplement to the Registration Statement or Proxy Statement/Prospectus, it shall promptly inform the other party. Each of HCC and UAB will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment thereto has been filed, the issuance of any stop order, or any request by the staff of the SEC for amendment of the Registration Statement or Proxy Statement/Prospectus or comments thereon or responses thereto.

          (b)   Each of HCC and UAB shall use reasonable commercial efforts to cause all documents that it is responsible for filing with the SEC in connection with the Contemplated Transactions to comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as applicable.

          (c)   Prior to the Effective Time, HCC shall use reasonable commercial efforts to qualify the HCC Common Stock under the securities or the "blue sky" laws of such jurisdictions as may be required; provided, however, that HCC shall not be required to (i) qualify to do business as a foreign corporation in any jurisdiction in which it is not now so qualified, (ii) file a general consent to service of process in any jurisdiction, or (iii) subject itself to taxation in any jurisdiction in which it is not so subject.

          (d)   HCC shall use reasonable commercial efforts to have the shares of HCC Common Stock to be issued in the Merger listed on the NASDAQ Global Select Market as of the Closing Date upon notice of issuance.

        Section 6.06    UAB Shareholder Meeting.

          (a)   UAB shall take all action necessary and appropriate and in accordance with applicable Law and its Charter Documents to duly call, give notice of, convene and, as soon as practicable but not later than forty-five (45) days after the Registration Statement is declared effective, hold the UAB Meeting and, take such other actions necessary to obtain the relevant shareholder approvals for the purpose of obtaining the Requisite UAB Vote. UAB (in consultation with HCC) shall set a single date for persons entitled to notice of and to vote at the UAB Meeting.

          (b)   Subject to Section 6.06(d) and (e), the UAB Board shall at all times prior to and during the UAB Meeting recommend approval of this Agreement and the Merger and shall use its reasonable best efforts to solicit such approval by its shareholders (the "UAB Board Recommendation"). Without limiting the generality of the foregoing, unless this Agreement has terminated in accordance with Section 8.01, this Agreement and the Merger shall be submitted to the shareholders of UAB at the UAB Meeting whether or not (i) the UAB Board shall have effected an Change of Recommendation or (ii) any Acquisition Proposal shall have been publicly proposed or announced or otherwise submitted to UAB or any of its advisors. In addition to the foregoing, UAB shall not submit to the vote of its shareholders at or prior to the UAB Meeting any proposal (including an Acquisition Proposal) other than the Merger without the approval of HCC.

          (c)   UAB shall cooperate and keep HCC informed on a reasonably current basis regarding its solicitation efforts and voting results following the dissemination of the Proxy Statement/Prospectus to the shareholders of UAB. HCC may, after consultation with UAB, require UAB to adjourn, delay or postpone the UAB Meeting once for a period not to exceed thirty (30) days (but prior to the date that is two (2) business days prior to the End Date) to solicit additional proxies necessary to obtain the Requisite UAB Vote. UAB shall not, without the prior written consent of HCC, adjourn or postpone the UAB Meeting; provided, however, that UAB may, without the prior written consent of HCC, adjourn or postpone the UAB Meeting (i) if on the date initially scheduled for the UAB, UAB notifies HCC that it has not received proxies representing a sufficient number of shares of UAB Common Stock to obtain the Requisite UAB Vote, UAB shall adjourn the UAB Meeting until such date as shall be mutually agreed upon by UAB and HCC, which date shall not be less than five (5) business days nor more than ten (10) business days after the date of adjournment, and subject to the terms and conditions of this Agreement shall continue to use all reasonable best efforts, together with its proxy solicitor, to assist in the solicitation of proxies from shareholders relating to the Requisite UAB Vote, or (ii) after consultation with HCC, if the failure to adjourn or postpone the UAB Meeting would reasonably be expected to be a violation of applicable Law for the distribution of any required supplement or amendment to the Proxy Statement. Once UAB has established the record date for determining shareholders of UAB entitled to vote at the UAB Meeting, UAB shall not change such record date or establish a different record date for the UAB Meeting without the prior written consent of HCC, unless required to do so by applicable Law or the UAB Charter Documents. During any such period of adjournment, delay or postponement, UAB shall continue in all respects to comply with its obligations under this Section 6.06 and, shall in good faith use reasonable best efforts (including engaging a proxy solicitor) to obtain the Requisite UAB Vote.

          (d)   Subject to Section 6.06(e), neither the UAB Board nor any committee thereof shall (i) withdraw, modify, amend or qualify the UAB Board Recommendation in a manner adverse to HCC (it being understood that the failure of the UAB Board Recommendation to be unanimous shall constitute a withdrawal, modification, amendment or qualification that is adverse to HCC), (ii) adopt a resolution to withdraw, amend or qualify the UAB Board Recommendation in a manner adverse to HCC, (iii) take any other action that is or becomes disclosed publicly and which can reasonably be interpreted to indicate that the UAB Board or any committee thereof does not support the Merger and this Agreement or does not believe that the Merger and this Agreement are in the best interests of UAB's shareholders (it being understood that taking a neutral position or no position with respect to any Acquisition Proposal shall constitute an adverse modification), (iv) publicly announce its intention to withdraw, modify, amend or qualify the UAB Board Recommendation in a manner adverse to HCC, (v) fail to reaffirm without qualification the UAB Board Recommendation, or fail to state publicly without qualification that the Merger and this Agreement are in the best interests of UAB's shareholders, within five (5) business days after HCC requests in writing that such action be taken, (vi) fail to announce publicly, within ten (10) business days after a tender offer or exchange offer relating to securities of UAB shall have been commenced, that the UAB Board recommends rejection of such tender or exchange offer, (vii) fail to issue, within ten (10) business days after an Acquisition Proposal is publicly announced, a press release announcing its opposition to such Acquisition Proposal, (viii) approve, endorse, or recommend any Acquisition Proposal, or (ix) resolve or propose to take any action described in clauses (i) through (viii) of this sentence (each of the foregoing actions described in clauses (i) through (viii) of this sentence being referred to as a "Change in Recommendation").

          (e)   Notwithstanding anything to the contrary in Section 6.06(d), at any time prior to, but not after obtaining the Requisite UAB Vote, the UAB Board may effect a Change of Recommendation or terminate this Agreement pursuant to Section 8.01(h), if (i) UAB has not breached its obligations under Section 6.04 and 6.06(a), (b) and (c) and is not otherwise in material breach of this Agreement, (ii) UAB receives an unsolicited bona fide, written Acquisition Proposal from any person that is not withdrawn, and (iii) (A) a majority of the entire UAB Board determines in good faith, (after consultation with its independent financial advisors and outside legal counsel), that such Acquisition Proposal constitutes a Superior Proposal and after consultation with its outside legal counsel, that the failure of the UAB Board to take such action on the Acquisition Proposal would or would more likely than not result in a violation of its fiduciary duties to the shareholders of UAB under applicable Law, and (B) (1) UAB provides HCC prior written notice at least three (3) business days (or such longer period as it may be extended upon the modification or amendment of the Acquisition Proposal as contemplated below) ("Notice of Superior Proposal") prior to taking such action, which notice shall state that the UAB Board has received a Superior Proposal and, absent any revision to the terms and conditions of this Agreement, the UAB Board has resolved to effect a Change of Recommendation or to terminate this Agreement pursuant to Section 8.01(h), as applicable, which notice include a copy of the proposed agreement or agreements to effect the Superior Proposal and the identity of the person making the Superior Proposal (it being understood that the Notice of Superior Proposal shall not in and of itself be deemed a Change of Recommendation or termination); (2) during such three (3) business day period (as it may be extended upon the modification or amendment of the Acquisition Proposal as contemplated below), UAB negotiates in good faith (including by making its officers, directors and its financial and legal advisors reasonably available to negotiate) with HCC (to the extent that HCC wishes to negotiate) to enable HCC to make an improved offer that is favorable to the shareholders of UAB so that such Acquisition Proposal would cease to constitute a Superior Proposal; and (3) at the end of such three (3) business day period (as it may be extended upon the modification or amendment of the Acquisition Proposal as contemplated below, or such earlier time that HCC advises UAB in writing that it no longer wishes to negotiate to amend this

  Agreement), a majority of the entire UAB Board, after taking into account any modifications to the terms of this Agreement and the Merger agreed to by HCC after receipt of the Notice of Superior Proposal, continues to believe (after consultation with its independent financial advisors and outside legal counsel) that such Acquisition Proposal constitutes a Superior Proposal and, after consultation with its outside legal counsel, that the failure to accept the Acquisition Proposal would or would more likely than not result in a violation of its fiduciary duties to the shareholders of UAB under applicable Law. In the event of any revisions to the terms of an Acquisition Proposal that are material to such Acquisition Proposal and made after the start of the three (3) business day period of clause (iii)(B)(1), such revisions shall be deemed a new Acquisition Proposal and UAB shall be required to deliver a new written notice as required by clause (iii)(B)(1) to HCC and to comply with the requirements of this Section 6.06(e) with respect to such new Acquisition Proposal.

          (f)    Nothing in Section 6.06(e) shall be interpreted to excuse UAB and the UAB Board from complying with its unqualified obligation to submit this Agreement to its shareholders at the UAB Meeting and UAB shall not submit to the vote of its shareholders at or prior to the UAB Meeting any Acquisition Proposal other than the Merger. Without limiting the foregoing, if the UAB Board has withdrawn or modified the UAB Board Recommendation as permitted by Section 6.06(e), then, unless this Agreement has been terminated in accordance with Section 8.01, the UAB Board shall submit this Agreement to UAB's shareholders without recommendation (although the resolutions adopting this Agreement as of the date of this Agreement may not be rescinded or amended), in which event the UAB Board may communicate the basis for its lack of a recommendation to UAB's shareholders in Proxy Statement/Prospectus or an appropriate amendment or supplement thereto to the extent required by applicable Law.

        Section 6.07    Approvals.

          (a)   Upon the terms and subject to the conditions set forth in this Agreement (including those contained in this Section 6.07), each of HCC, HBC and UAB shall use its reasonable best efforts to take or cause to be taken all actions, and to do or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, and to satisfy all conditions to the Contemplated Transactions, including (i) obtaining all necessary Governmental Authorizations, and the making all necessary registrations and filings (including filings with Governmental Entities, which shall be made within forty-five (45) days of the date of this Agreement) and the taking of all steps as may be necessary or advisable to obtain an approval or waiver from or to avoid an action or proceeding by any Governmental Entity, (ii) obtaining all necessary consents or waivers from or providing notice to third parties (including actions required in order to continue any UAB Material Contract (including any Contract entered into following the date of this Agreement that would have been a UAB Material Contract at the time this Agreement was entered into) following the Closing or to avoid any penalty or other fee under such UAB Material Contract, in each case arising in connection with the Contemplated Transactions, and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement. Subject to applicable Law, UAB and HCC shall promptly cooperate and coordinate with the other in the taking of the actions contemplated by clauses (i), (ii) and (iii) immediately above and supply the other with any information that may be reasonably required in order to effectuate the taking of such actions. Each party hereto shall promptly inform the other party of any communication from any Governmental Entity regarding any of the Contemplated Transactions, except to the extent prohibited by applicable Laws related to the exchange of information. If UAB or HCC receives a request for additional information or documentary material from any Governmental Entity with respect to Contemplated Transactions, then it shall use reasonable commercial efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. Neither HCC, HBC nor UAB shall commit to or agree with any Governmental Entity to stay, toll or extend any applicable waiting period under any applicable Law without the prior written consent of the other. In the event that any party shall fail to obtain any such third party consent as required in clause (ii), that party shall use reasonable commercial efforts, and shall take any such actions reasonably requested by the other party, to minimize any adverse effect on the consummation of the Merger on the Surviving Corporation businesses and financial condition resulting, or that would be reasonably likely to result after the Effective Time, from the failure to obtain such consent.

          (b)   Subject to applicable Law relating to the exchange of information, HCC and UAB shall upon request furnish each other with all information concerning HCC, HBC, UAB and their respective directors, officers and shareholders and such other matters as may be reasonably necessary in connection with any statement, filing, notice or application made by or on behalf of HCC, HBC, or UAB to any Governmental Entity in connection with the Contemplated Transactions. HCC and UAB shall have the right to review in advance and, to the extent practicable, each will consult the other on, in each case subject to applicable Law relating to the exchange of information, any filing made or proposed to be made with, or written materials submitted or proposed to be submitted to, any third party or any Governmental Entity in connection with the Contemplated Transactions.

          (c)   Notwithstanding anything set forth in this Agreement, under no circumstances shall HCC, HBC or UAB be required, and any other party be permitted (without the other parties' written consent in its sole discretion), to take any action or commit to take any action, or agree to any condition, restriction or requirement, involving any of them pursuant to this Section 6.07 or otherwise in connection with obtaining the foregoing Government Authorizations, that would, or would be reasonably likely to, individually or in the aggregate, materially reduce the financial benefits of the Merger to such a degree that HCC, HBC or UAB, as applicable would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date of this Agreement (a "Burdensome Condition"); provided, however, that if requested by HCC, then UAB will take or commit to take any such action, or agree to any such condition or restriction, so long as such action, commitment, agreement, condition or restriction is binding on UAB only in the event the Closing occurs and, provided further, that such action, commitment, agreement, condition or restriction (i) does not create an adverse federal or state income tax consequences to UAB's shareholders (including no impact upon the opinions of counsel related to tax matters to be delivered pursuant to this Agreement), (ii) does not change the kind, amount or the consideration to be paid to the holders of UAB Shares under this Agreement, or the delay the delivery of such consideration, (iii) does not diminish the benefits to be received by UAB's directors, officers and employees under this Agreement, any UAB Plan or Contract to which UAB is a party and (iv) does not delay materially or jeopardize the receipt of any regulatory approvals or other consents and approvals relating to the consummation of the Merger or otherwise cause any condition to Closing set forth in Article VI not to be capable of being fulfilled.

          (d)   Subject to applicable Law (including applicable Law relating to the exchange of information), UAB and HCC shall keep each other apprised of the status of matters relating to the completion of the Contemplated Transactions. Without limiting the generality of the foregoing (i) each of HCC, HBC and UAB shall timely furnish the other with copies of notices or other communications received by it (or written summaries of communications received orally), from any third party or Governmental Entity with respect to the Contemplated Transactions, (ii) each of HCC, HBC and UAB shall provide the other a reasonable opportunity to review in advance, and to the extent practicable accept the reasonable comments of the other in connection with any proposed non-confidential written communication to, including any filings with, any Governmental Entity, and (iii) UAB and HCC shall consider in good faith the other party's views with respect to and confer in good faith with each other to resolve any disagreement as to strategy with respect to any communication by UAB, HCC or HBC with any Governmental Entity or third party relating to the Contemplated Transactions.

          (e)   In the event that any Legal Action is instituted (or threatened to be instituted) by a Governmental Entity challenging the Contemplated Transactions, UAB and HCC shall cooperate in all respects with each other and each of UAB and HCC shall use its reasonable commercial efforts to contest and resist any such Legal Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Contemplated Transactions.

        Section 6.08    Current Information and Reports.     During the Pre-Closing Period:

          (a)   UAB shall, upon the request of HCC, cause one or more of its designated Representatives to confer on a monthly or more frequent basis with representatives of HCC regarding its financial condition, operations and business and matters relating to the completion of the Contemplated Transactions, and will provide such access and support as is reasonably necessary for HCC to perform audits of the financial condition, operations and business of HCC and its Subsidiaries.

          (b)   UAB and HCC shall promptly notify the other party, and in any event not later than three (3) business days of (i) any Legal Action commenced, or to such party's knowledge threatened against it, (ii) any event which may materially and adversely affect the ordinary course of business, and (iii) any event, change or effect during the Pre-Closing Period which causes or is reasonably likely to cause the failure of the conditions set forth in Article VI.

          (c)   During the Pre-Closing Period, (i) UAB shall furnish HCC, as soon as practicable, and in any event within five (5) business days after it is prepared, or concurrent with distribution to the UAB Board or any committees thereof if prepared for such purpose, a copy of any report, package, materials, or agenda submitted to the UAB Board or any of its committees and access to the working papers and materials related thereto prepared for and distributed to the UAB Board, whether prior to, at or subsequent to a meeting, provided, however, that UAB need not furnish any materials relating to deliberations of the UAB Board, with respect to (A) this Agreement, or the Contemplated Transaction, or the exercise of any rights thereunder, by UAB, (B) communications of legal counsel of UAB with the UAB Board or officers of UAB regarding UAB's rights against or obligations to HCC or HBC under this Agreement, or (C) books, records and documents covered by the attorney-client privilege or which are attorneys' work product, (ii) as soon as reasonably practicable after they become available, and in no event later than fifteen (15) days after the end of each calendar month ending after the date of this Agreement, (A) financial statements (including balance sheets, statements of operations and stockholders' equity) of UAB prepared in accordance with current accounting practices, (B) internal management reports showing actual financial performance against plan, and (C) to the extent permitted by applicable Law, any reports provided to the UAB Board or any committee thereof relating to the financial performance and risk management, (iii) as reasonably practical after they become available, and in no event forty-five (45) days after the year ended December 31, 2017, ending after the unaudited balance sheet of UAB for the year ended as of December 31, 2017 and the related unaudited statements of income, shareholders' equity and cash flows for the year ended December 31, 2017 prepared in accordance with the standards set forth in the third sentence of Section 3.02(a) (as if restated herein), (iv) as soon as available, all letters and communications sent by UAB to its shareholders and all reports filed by UAB with the DBO and FDIC and any other Governmental Entity, and (v) such other reports, financial data, and loan reports as HCC may reasonably request relating to UAB, provided however, that UAB shall not be required to provide access to or disclose information where such access or disclosure would violate the protection of attorney-client privilege or contravene any applicable Law, agreement or fiduciary duty, or violate the rights, interests or confidence of any customer (it being agreed that the parties shall use their reasonable commercial efforts to cause such information to be provided in a manner that would not result in such violation or contravention).

        Section 6.09    Certain Loans and Other Extensions of Credit by UAB.     During the Pre Closing Period:

          (a)   UAB will furnish HCC a list of all Loans, which when aggregated with all other Loans outstanding or committed to each customer and its Affiliates would exceed $250,000 for such customer and its Affiliates, scheduled to be considered by the UAB Loan Committee and, within five (5) business days following such meetings, a copy of the related credit authorization documentation.

          (b)   UAB will furnish to HCC, as soon as reasonably practicable, and in any event not later than fifteen (15) days after the end of each month schedules including a listing of (i) Loans charged off during the previous month showing with respect to each such Loan, the credit type and office, (ii) Loans subject to write down or change to risk rating during the previous month, including, with respect to each Loan, the original amount, the write-off amount, credit type and office, Loans that have been classified by any Governmental Entity or by any internal review by UAB as "Substandard," "Doubtful," "Loss" or any comparable classification, (providing with respect to each such credit the aggregate dollar amount, the classification category, credit type and office), (iii) other real estate or assets owned, (iv) a reconciliation of the ALLL, identifying specifically the amount and sources of all additions and reductions to the ALLL, (v) all new Loans, and (vi) any standby letters of credit issued by UAB. UAB will promptly provide to HCC (and not later than five (5) business days after delivery) reports and other documents provided to the Loan Committee and the ALCO Committee (or similar committee) of the UAB Board.

        Section 6.10    Supplemental Disclosure Schedules and Notification.     During the Pre-Closing Period:

          (a)   UAB and HCC will promptly supplement or amend its disclosure schedule after the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such disclosure schedule or which is necessary to correct any information in such disclosure schedule which has been rendered inaccurate thereby. No supplement or amendment to such disclosure schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Section 7.02(a) or Section 7.02(b) (in the case of HCC) or Section 7.03(a) or Section 7.03(b) (in the case of UAB) or otherwise affect the respective rights, obligations, representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

          (b)   Each party shall give prompt notice to the other parties of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in a UAB Material Adverse Effect or HCC Material Adverse Effect, as applicable, with respect to such party, (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein, or (iii) could reasonably be expected to lead to litigation or regulatory action that would delay or prevent the consummation of the Contemplated Transactions.

        Section 6.11    Employees; Benefit Plans.

          (a)   HCC and HBC shall have the right but not the obligation to offer employment immediately following the Effective Time to any and all persons who are UAB employees immediately before the Effective Time (employees of UAB who will be employed by HCC or HBC are referred to as "Continuing Employees"). UAB will provide HCC with information regarding such persons' current employment arrangements with UAB and will otherwise assist HCC and HBC in making such offers. Continuing Employees shall be offered salary or wage levels at least equal to the salary or wage levels to which such employees were entitled to immediately prior to the Closing Date. Subject to the provisions of this Section 6.11, as soon as administratively practicable after the Effective Time, HCC shall take all reasonable action so that Continuing Employees shall be entitled to participate in each employee benefit plan, program or arrangement of HCC and HBC of general applicability (the "HCC Benefit Plans") to the same extent as similarly-situated employees of HCC and HBC (it being understood that inclusion of Continuing Employees in HCC Benefit Plans may occur at different times with respect to different plans), provided, however, that coverage shall be continued under corresponding benefit plans of UAB (to the extent such UAB plans have not been terminated) until such employees are permitted to participate in the HCC Benefit Plans and, provided further, that Continuing Employees shall not have the opportunity to participate in the HBC 2005 Amended and Restated Supplemental Executive Retirement Plan ("SERP"). Accordingly, HCC and HBC shall use reasonable efforts to ensure that from the Closing Date through the next open enrollment date for a HCC or HBC group health, dental, and vision, Continuing Employees shall continue to be covered by UAB's group health, dental, and vision.

          (b)   To the extent that a Continuing Employee becomes eligible to participate in an employee benefit plan maintained by HCC or HBC, HCC or HBC, as applicable, shall cause such employee benefit plan to recognize the service of such Continuing Employee with UAB for purposes of eligibility, participation, vesting and benefit accrual under such employee benefit plan of HCC or HBC, to the same extent that such service was recognized immediately prior to the Effective Time under a corresponding UAB Benefit Plan in which such Continuing Employee was eligible to participate immediately prior to the Effective Time; provided, however, that such recognition of service shall not (i) operate to duplicate any benefits of a Continuing Employee with respect to the same period of service, (ii) apply for purposes of any retiree medical plans, (iii) apply for purposes of the HCC Employee Stock Ownership Plan, (iv) apply for any benefit accrual under the SERP or (v) apply for purposes of any plan, program or arrangement (A) under which similarly situated employees of HCC and HBC do not receive credit for prior service or (B) that is grandfathered or frozen, either with respect to level of benefits or participation.

          (c)   If any Continuing Employee becomes eligible to participate in any HCC Benefit Plan that provides medical, hospitalization or dental benefits, HCC or HBC, as applicable, shall request from the appropriate sponsor or provider that (i) any pre-existing condition limitations or eligibility waiting periods under such HCC Benefit Plan be waived with respect to such Continuing Employee and his or her covered dependents to the extent such limitation would have been waived or satisfied under a UAB employee benefit plan in which such Continuing Employee participated immediately prior to the Effective Time, and (ii) recognize any health expenses incurred by such Continuing Employee and his or her covered dependents in the year that includes the Closing Date (or, if later, the year in which such Continuing Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such HCC Benefit Plan.

          (d)   HCC in its sole discretion, may elect to terminate the UAB 401(k) Plan or to discontinue contributions to the UAB 401(k) Plan anytime following the Effective Time, to cause UAB to terminate the 401(k) Plan to be effective at the Effective Time, or to merge the UAB 401(k) Plan with and into the HBC 401(k) Plan after the Effective Time. In no event shall the UAB 401(k) Plan be merged with and into the HBC 401(k) Plan, unless HCC determines in its reasonable judgment that (i) the UAB 401(k) Plan is a qualified plan under Section 401(a) of the Code, both as to the form of the UAB 401(k) Plan and as to its operation, and (ii) there are no facts in existence that would be reasonably likely to adversely affect the qualified status of the UAB 401(k)

  Plan. If HCC determines in its sole discretion not to merge the UAB 401(k) Plan into the HBC 401(k) Plan and that the UAB 401(k) Plan should be terminated prior to the Effective Time, UAB agrees to take all action necessary to have the UAB 401(k) Plan terminated prior to the Effective Time.

          (e)   As of the Effective Time, HCC and HBC will assume the UAB Change in Control Severance Plan dated August 22, 2017 and the UAB Executive Change in Control Severance Plan dated August 22, 2017.

          (f)    Without limiting the generality of Section 9.09, the provisions of this Section 6.11 are solely for the benefit of the parties to this Agreement, and no current or former employee or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement. In no event shall the terms of this Agreement be deemed to (i) establish, amend or modify any UAB Benefit Plan or any "employee benefit plan" as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by HCC, HBC, or UAB, (ii) alter or limit the ability of HCC or HBC to amend, modify or terminate any UAB Benefit Plan or HCC Benefit Plan, employment agreement or any other benefit or employment plan, program, agreement or arrangement after the Closing Date, or (iii) confer upon any current or former employee, officer, director or consultant any right to employment or continued employment or continued service with HCC or HBC, or constitute or create an employment agreement with any employee.

          (g)   UAB will not send any written notices or other written communication materials to its employees without the prior written consent of HCC with respect to matters described in this Section 6.11.

        Section 6.12    Directors' and Officers' Indemnification and Insurance.

          (a)   From and after the Effective Time, HCC shall indemnify and hold harmless each person who is now, or who has been at any time before the date of this Agreement, or who becomes before the Effective Time, an officer or director of UAB (each an "UAB Indemnified Party" and collectively, "UAB Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorneys' fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of HCC) of or in connection with any claim, action, suit, proceeding, investigation or other legal proceeding, whether civil, criminal, administrative or investigative or investigation (each, a "Claim"), in which an UAB Indemnified Party is, or is threatened to be made, a party or witness, arising out of, in whole or in part, the fact that such person is or was a director or officer of UAB if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including the Merger and the other Contemplated Transactions), regardless of whether such Claim is asserted or claimed before or after the Effective Time, to the fullest extent permitted under UAB's Charter Documents and applicable Law. HCC shall advance and pay reasonable expenses (including reasonable attorneys' fees) to the extent permissible under applicable Law upon receipt of an undertaking to repay such payments if he or she shall be adjudicated or determined to be not entitled to indemnification under this Section 6.12.

          (b)   Any UAB Indemnified Party wishing to claim indemnification under Section 6.12(a), upon learning of any Claim, shall promptly notify HCC thereof; provided, however, that failure to so notify will not affect the obligations of HCC under Section 6.12(a) unless and to the extent that HCC is actually prejudiced as a consequence. In the event of any such Legal Action (whether arising before or after the Effective Time), (i) HCC shall have the right to assume the defense thereof and HCC shall not be liable to such UAB Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if HCC elects not to assume such defense or if counsel for any of the UAB Indemnified Parties advises HCC that there are issues which raise conflicts of interest between the Indemnifying Party and any of the UAB Indemnified Parties that make joint representation inappropriate, the UAB Indemnified Parties may retain counsel which is reasonably satisfactory to the UAB Indemnified Parties, and HCC shall pay all reasonable fees and expenses of such counsel for UAB Indemnified Parties promptly as statements therefor are received; provided, however, that HCC shall be obligated pursuant to this Section 6.12(b) to pay for only one firm of counsel for all of the UAB Indemnified Parties in any jurisdiction, (ii) the UAB Indemnified Parties will cooperate in the defense of any such Claim, and (iii) HCC shall not be liable for any settlement effected without its prior written consent; and provided, further, that HCC shall not have any obligation hereunder to any UAB Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated under Section 6.12(a) is prohibited by applicable Law.

          (c)   Prior to the Effective Time, HCC and UAB shall cause the persons serving as officers and directors of UAB immediately prior to the Effective Time to be covered by a directors' and officers' liability insurance tail policy obtained from UAB's current insurance carrier (the "Tail Insurance Policy") of substantially the same coverage and amounts containing terms and conditions which are generally not less advantageous than UAB's current policy with respect to acts or omissions occurring prior to the Effective Time that were committed by such officers and directors in their capacity as such for a period of six (6) years; provided, however, that in no event shall the cost of the Tail Insurance Policy be more than two hundred seventy-five percent (275%) of the current amount expended on an annual basis by UAB for its current policy; provided, further, that if the Tail Insurance Policy cannot be obtained as provided by this Section 6.12(c), HCC shall use its commercially reasonable efforts to obtain as much comparable insurance as is available for a premium amount up to such limit; provided, further, that officers and directors of UAB may be required to make application and provide customary representations and warranties to an insurance carrier for the purpose of obtaining the Tail Insurance Policy.

          (d)   This Section 6.12 shall survive the Effective Time and is intended to benefit each Indemnified Person and his or her heirs and representatives (each of whom shall be entitled to enforce this Section 6.12 against HCC) and shall be binding on all successors and assigns of HCC.

        Section 6.13    Human Resources Issues.

          (a)    Communication with Employees.    Prior to making any initial written or oral communications to the employees of UAB concerning the Merger, UAB will consult in good faith with HCC regarding the nature and content of any formal presentation of the Merger to employees of UAB and will, if requested by HCC, include a HCC representative in any group presentation or any formal group meeting at which the transaction is explained or discussed, under an arrangement that is mutually satisfactory to the parties. UAB and HCC agree to work in good faith with each other to facilitate the timely and accurate dissemination of information to employees of UAB regarding matters related to the Merger in such a manner as to cause minimal disruption of the business of UAB and its relationships with its employees and to facilitate the transition of such relationships to HCC and HBC. In addition, UAB shall advise HCC of any material informal communications to UAB, its officers or employees, pertaining to compensation or benefit matters that are affected by the Contemplated Transactions; provided, however, that such communications must be consistent with pre-agreed to talking points prepared by UAB and HCC. UAB shall provide HCC with a copy of any intended communication, and will consult respecting the contents of any oral communications, in order to maintain a message consistent with the pre-agreed to talking points. HCC and UAB shall cooperate in providing any such mutually agreeable communication.

          (b)    Training.    HCC and HBC shall have the right, but not the obligation, within thirty (30) business days prior to the Closing Date, to provide training to employees of UAB who will become employees of HCC or HBC. Such training shall be at the expense of HCC and HBC and shall be conducted during normal business hours. At the request of UAB, HCC shall compensate employees, in accordance with UAB's customary policies and practices, for the employee's time being trained by HCC and HBC. UAB shall cooperate with HCC to make such employees available for such training prior to Closing.

          (c)   Nothing in this Section 6.13 is intended, nor shall it be construed, to confer any rights or benefits upon any persons other than HCC, HBC or UAB.

        Section 6.14    Transition.

          (a)   Commencing following the date of this Agreement, and in all cases subject to applicable Law, ATB and UAB shall cooperate with HCC and HBC to facilitate the integration of the parties and their respective businesses. Without limiting the generality of the foregoing, during the Pre-Closing Period and consistent with the performance of their day-to-day operations and the continuous operation of UAB in the ordinary course of business, UAB shall cause the employees and officers of UAB to cooperate with HCC and HBC in performing tasks reasonably required in connection with such integration, including requesting reasonable support from its outside contractors and vendors. ATB and UAB shall cooperate with HCC and HBC in minimizing the extent to which any contracts will continue in effect following the Effective Time.

          (b)   Without limiting the generality of Section 6.14(a), ATB and UAB shall use all reasonable efforts to provide data processing, item processing and other processing support or outside contractors to assist HCC and HBC performing all tasks reasonably required to result in a successful conversion of the data and other files and records of UAB to the production environment of HCC and HBC, when requested by HCC and in such a manner sufficient to ensure that a successful conversion will occur at the time (on or after the Effective Time) designated by HCC; provided, however, that if requested by HCC, ATB and UAB shall take all steps reasonably necessary to allow HCC and HBC to convert to UAB's existing production environment. Among other things, ATB and UAB shall (i) cooperate with HCC and HBC to establish a mutually agreeable project plan to effectuate the conversion, (ii) use its commercially reasonable efforts to have UAB's outside contractors continue to support both the conversion effort and its on-going needs until the conversion can be established, (iii) provide, or use its commercially reasonable efforts to obtain from any outside contractors, all data or other files and layouts requested by HCC or HBC for use in planning the conversion, as soon as reasonably practicable, (iv) provide reasonable access to the personnel and facilities of UAB and, with the consent of its outside contractors, its outside contractors' personnel and facilities, to enable the conversion effort to be completed on schedule, and (v) give notice of termination, conditioned upon the completion of the Merger and the transactions contemplated by this Section 6.14, of the Contracts of outside data, item and other processing contractors or other third-party vendors when directed to do so by HCC. HCC agrees that (x) all actions taken pursuant to this Section 6.14 shall be taken in a manner intended to minimize disruption to the customary business activities of UAB and (y) UAB shall not be obligated to take any action pursuant to this Section 6.14 that would obligate UAB or ATB to pay, or become committed to pay any amounts prior to the Effective Time unless conditioned upon the completion of the Merger.

        Section 6.15    Pre-Closing Policies and Actions.     At or before the Closing Date, provided, however, that all of the conditions in Article VI are satisfied or waived (other than those conditions that, by their nature, would be satisfied at or as of the Closing):

          (a)   UAB shall, consistent with GAAP and applicable banking laws and regulations, to the extent requested by HCC, modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of HCC and HBC.

          (b)   UAB shall (i) make such accounting entries or adjustments as HCC shall direct as a result of its on-going review of UAB that are consistent with GAAP in order to implement its plans following the Closing or to reflect expenses and costs related to the Merger, and (ii) shall, consistent with GAAP, the rules and regulations of the SEC and the rules and regulations of any bank regulatory agency and applicable Law, modify or change its loan, OREO, accrual, reserve, Tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of HCC.

          (c)   Unless the recording adjustments pursuant to Section 6.15(a) or (b) or modification or changes pursuant to this Section 6.15 would otherwise be necessary to be consistent with applicable Law or with regulatory accounting principles or GAAP, no such adjustment or modification or change shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred, or as an admission or acknowledgement by UAB that any such adjustment or modification or change is appropriate or required or that any financial statement or information previously provided by UAB was incorrect in any respect.

          (d)   UAB shall fully correct, remedy and otherwise resolve any fact or circumstance to the knowledge of UAB, that has resulted, or could reasonably be expected to result, in any Loan that (i) is not evidenced by Loan Documentation that is correct and complete, (ii) does not represent the valid and legally binding obligation of the Obligor thereunder, or (iii) is not enforceable against the Obligor in accordance with its terms (except as may be limited by applicable bankruptcy, insolvency, moratorium, or other similar Law affecting the enforcement of creditors' rights generally, and subject to general principles of equity (whether considered in a proceeding whether in equity or at law)), such that the applicable Loan or Loan Documentation fully complies with Section 3.14.

        Section 6.16    Expense Report; Transaction Expenses.     UAB shall have caused its attorneys, accountants, auditors and investment bankers which rendered services to UAB in connection with the Contemplated Transactions (collectively, the "Advisors") to have submitted to UAB estimates of their fees and expenses for all services rendered in any respect in connection with the Contemplated Transactions and their reasonable estimates of the amounts of the fees and expenses they expect to incur up to and including the Closing Date at least five (5) business days prior to the Closing Date. UAB shall have prepared and submitted to HCC no later than five (5) business days prior to the Closing Date a final calculation of all Transaction Expenses, certified by UAB's Principal Accounting Officer with support for all items therein in a form and substance reasonably acceptable to HCC. Based on such summary, UAB shall have prepared and submitted a final calculation of such fees and expenses, and UAB, shall have accrued and paid the amount of such fees and expenses as calculated above. UAB shall have caused the Advisors to submit their final bills for such fees and expenses to UAB for services rendered prior to the Closing Date and such Advisors shall have released UAB, HCC and the Surviving Corporation from liability, or shall have advised them in writing that, upon payment in full of such amounts, they shall have no liability for any fees or expenses to such Advisors.

        Section 6.17    Closing Financial Statements.     At least five (5) business days prior to the Closing Date, UAB shall deliver the unaudited balance sheet of UAB in form and substance satisfactory to HCC, as of the close of business on the last business day of the calendar month ended immediately preceding the Closing Date or, if the Closing Date occurs during the first five business days of the month, as of the close of business on the last business day of the second month immediately preceding the Closing Date (the "Closing Balance Sheet Date") and UAB's unaudited statement of income for the period January 1, 2017 through the close of business on the Closing Balance Sheet Date (together with the Closing Balance Sheet, the "Closing Financial Statements"). The Closing Financial Statements shall (a) fairly present in all material respects the assets, liabilities and tangible common equity of UAB as of the date of the Closing Financial Statements, (b) be prepared in a manner consistent with the balance sheets included in UAB Financial Statements, in accordance with either GAAP or regulatory accepted accounting procedures, as applicable, consistently applied, and (c) be prepared from, and be in accordance with, the books and records of UAB provided, however, that for purposes of the Closing Financial Statements any OREO shall be written down to zero. The Closing Financial Statements shall be accompanied by a certificate of UAB's Principal Accounting Officer, dated as of the Effective Time, to the effect that such financial statements continue to reflect accurately, as of the date of the certificate, the financial condition of UAB in all material respects.

        Section 6.18    Shareholder Litigation.     ATB and UAB shall promptly advise HCC orally and in writing of any shareholder litigation against ATB or UAB or its respective directors relating to this Agreement, the Merger or the other Contemplated Transactions to which ATB or UAB has knowledge and shall keep HCC fully informed regarding any such shareholder litigation, including providing all relevant documentation. ATB and UAB shall consult with HCC and give good faith consideration of its comments and advice and give HCC the opportunity to participate in the defense or settlement of any such litigation at HCC's expense. No settlement shall be agreed to without HCC's prior written consent.

        Section 6.19    ATB Auditor Cooperation.     ATB shall cooperate, and use its commercially reasonable efforts to cause ATB's independent auditor to cooperate, at ATB's expense, with HCC and its independent auditor in order to enable HCC and HBC to prepare financial statements, including, without limitation, pro forma financial information, for UAB that may be required by HCC or HBC in connection with the filing of regulatory applications with Governmental Entities or otherwise required in connection with the Contemplated Transactions. Without limiting the generality of the foregoing, ATB and UAB agree that they will (a) consent to the use or incorporation of such audited and/or reviewed financial statements in any registration statement, periodic report or other document that it is required to be delivered to shareholders of HCC or filed by HCC or HBC and (b) execute and deliver, and cause its officers to execute and deliver (including former officers of ATB after the Closing), such "representation" letters as are customarily delivered in connection with audits and as the independent auditors or UAB or HCC may respectively reasonably request under the circumstances.

        Section 6.20    Third Party Consents; Estoppel.     UAB shall use its reasonable best efforts to obtain and deliver to HCC prior to the Effective Time:

          (a)   The consents, approvals or waivers required to be obtained from any third-parties in connection with the Merger and the other Contemplated Transactions (in such form and content as is approved in writing by HCC) promptly after the date of this Agreement, including, without limitation, the waiver, approval or consents to assignment for all the Real Estate Leases and any UAB Material Contracts. UAB shall cooperate with HCC in minimizing the extent to which any Contracts will continue in effect following the Effective Time, in addition to complying with Section 6.01(a)(iii) and (b)(xxi);

          (b)   Lessor estoppel certificates in the form reasonably satisfactory to HCC relative to the Leased Real Estate dated not earlier than twenty (20) days prior to the Closing Date;

          (c)   Nondisturbance agreements for each Real Estate Lease in a form reasonably satisfactory to HCC; and

          (d)   Any fees and charges or other consideration, however designated, that are payable in connection with any approval, consent, nondisturbance agreement or estoppel letter required by this Section 6.20 shall be promptly paid by, and shall be the sole responsibility of UAB.

        Section 6.21    Assignment of Insurance Policies.

          (a)   Prior to the Effective Time, UAB shall use its reasonable best efforts to obtain consents to the partial or complete assignments of any of its respective insurance policies if requested to do so by HCC, to the extent necessary to maintain the benefits to HCC and the Surviving Corporation of such policies as they apply to UAB. UAB shall also inform HCC no later than five (5) business days prior to the Closing Date of any material unfiled insurance claims to the knowledge of UAB, and for which it believes coverage exists.

          (b)   Prior to the Effective Time, UAB and HCC shall cooperate to determine the most appropriate methodology to obtain "tail" insurance coverage at such limits, mutually agreeable to the parties, for Errors and Omissions, Bankers and Blanket Bond coverage and any other insurance policies of UAB as mutually agreed.

        Section 6.22    Takeover Provisions.     No party shall take any action that would cause the Contemplated Transactions to be subject to requirements imposed by any Takeover Provisions, and each party shall, if any Takeover Provision becomes applicable to this Agreement and the Contemplated Transactions, take all necessary steps within its control to exempt (or ensure the continued exemption of) those transactions from or if necessary challenge the validity or applicability of any applicable Takeover Provision as now or hereafter in effect.

        Section 6.23    Customer Notices and Communications.     On and after the later of the date of receipt of all Requisite Regulatory Approvals (disregarding any statutory waiting periods) and the date the Requisite UAB Vote has been obtained, UAB shall permit HBC to provide one or more written notices (which may be joint notices from UAB) to customers of UAB describing the proposed Merger, the effect on customers, planned transition procedures and similar information. UAB shall have the right to review and approve the substance any such communications, provided however, that UAB shall not unreasonably withhold, delay or condition its approval. HBC shall consult with UAB, and UAB upon request shall assist HBC, with respect to sending necessary or appropriate customer notifications and communications as prepared by HBC, to advise such customers of the impending transaction and of HBC's plans following the Effective Time.

        Section 6.24    Tax Matters.

          (a)   HCC, ATB and UAB shall not take any action prior to Effective Time that could reasonably be expected to potentially cause the Merger not to qualify as a reorganization under Section 368(a) of the Code. HCC, ATB and UAB shall use their respective reasonable commercial efforts to cause counsel to HCC and counsel to UAB to render opinions that the Merger qualifies as a reorganization with the meaning of Section 368(e) of the Code, provided, however, that such counsel shall have received representation letters executed and delivered by the appropriate executive officers of UAB, ATB and HCC acceptable to such counsel described in Section 7.02(e).

          (b)   UAB shall cause the provisions of any Tax Sharing Agreement to which UAB is a party to be terminated prior to the Effective Time.

          (c)   From and after the Closing Date, except as set forth in the next sentence, ATB shall control the conduct, through counsel of its own choosing, of any audit, claim for refund, or administrative or judicial proceeding involving any asserted Tax liability or refund with respect to UAB (each, a "contest"). In the case of a contest after the Closing Date that involves a liability or disputed Tax of UAB, ATB shall control the conduct of such contest, but HCC shall have the right to participate in such contest at its own expense. ATB shall promptly deliver to HCC copies of all relevant notices and documents (including court papers) received by ATB in connection with any such contests, and shall not enter into a settlement, compromise or concede any portion of any contest that could affect a UAB Tax liability without the prior written consent of HCC, which consent shall not be unreasonably be denied or timely delivered.

          (d)   From and after the Closing Date, ATB shall not make any IRS elections or take any actions to prevent the UAB loss carryovers from leaving the consolidated group with UAB from and after the Closing Date.

        Section 6.25    Contract Assumptions and Terminations.     ATB and UAB will enter into agreements requested by HCC on terms reasonably acceptable to HCC to permit HCC or HBC to assume or terminate Contracts to which ATB and UAB or UAB and American Trust and Savings Bank are parties.

        Section 6.26    Resignation of Directors.     UAB shall obtain and deliver to HCC prior to the Closing Date (to be effective as of the Effective Time) the resignation of each director of UAB (in their capacities as directors, and not as employees).

        Section 6.27    Public Announcement.     The initial press release with respect to this Agreement and the Contemplated Transactions shall be a release mutually agreed to by UAB and HCC. Thereafter, each of UAB, HCC and HBC agree that no public release or announcement concerning the Contemplated Transactions shall be issued by any party without the prior written consent of the other party, except as required by applicable Law or the rules or regulations of any applicable United States securities exchange or Governmental Entity to which the relevant party is subject, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

        Section 6.28    Further Assurances.     Each party covenants that it will use its reasonable efforts to consummate the Contemplated Transactions as soon as practicable. Each of the parties hereto agrees to use all reasonable efforts to take or cause to be taken all action, and to do or cause to be done all things necessary, proper or advisable under applicable Law to consummate and make effective the Contemplated Transactions at the earliest practicable time.

        Section 6.29    Confidentiality.     All information disclosed by one party to any other party to this Agreement, whether prior or subsequent to the date of this Agreement including, without limitation, any information obtained pursuant to this Agreement or the negotiations relating to this Agreement, shall be kept confidential by such other party and shall not be used by such other party otherwise as herein contemplated. In the event that this Agreement is terminated, each party shall return all documents furnished hereunder, shall destroy all documents or portions thereof prepared by such other party that contain information furnished by another party pursuant hereto and, in any event, shall hold all information confidential unless or until such information is or becomes a matter of public knowledge other than as a result of a violation of the Confidentiality Agreement. The Confidentiality Agreements shall remain in full force and effect following the Effective Time or termination of this Agreement.

ARTICLE VII
CONDITIONS

        Section 7.01    Conditions to Each Party's Obligation to Effect the Merger.     The respective obligations of each party to this Agreement to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

          (a)    Shareholder Approval.    The Requisite UAB Vote shall have been obtained.

          (b)    Regulatory Approvals.    All regulatory Governmental Authorizations that are necessary or advisable to consummate the Contemplated Transactions (including the Merger), shall have been obtained and shall remain in full force and effect or, in the case of waiting periods, shall have expired or been terminated ("Requisite Regulatory Approvals"), and no such Governmental

  Authorizations shall contain or shall have resulted in, or would likely be expected to result in the imposition of, any Burdensome Condition.

          (c)    No Injunctions or Restraints; Illegality.    No Order issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the Merger or the other Contemplated Transactions shall be in effect. No Law or Order shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger.

          (d)    Registration Statement.    The Registration Statement shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

          (e)    NASDAQ.    The shares of HCC Common Stock to be issued in the Merger upon consummation of the Merger shall be approved for listing on the NASDAQ Global Select Market.

        Section 7.02    Conditions to Obligations of HCC and HBC.     The obligations of HCC and HBC to effect the Merger are also subject to the satisfaction or waiver by HCC and HBC on or prior to the Closing Date of the following conditions:

          (a)    Representations and Warranties.    The representations and warranties of ATB and UAB set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (unless any such representation and warranty by its terms speak specifically as of the date of this Agreement or another date than true and correct as of such date) individually and in the aggregate in all material respects, provided, however, that the representations and warranties of ATB or UAB set forth in Sections 3.01(a) and (d), 3.02, 3.03(a), (b)(i) and (ii)(A), Sections 3.24, 3.25, 4.02, 4.07 and 4.09 shall be true and correct in all respects) and; provided further, that for purposes of determining whether a representation or warranty is true and correct for purposes of this Section 7.02(a) any qualification or exception for, or reference to, materiality (including the terms "material," "materially," "in all material respects," "Material Adverse Effect" or similar terms or phrases) in any such representation or warranty shall be disregarded.

          (b)    Performance of Obligations of ATB and UAB.    ATB and UAB shall have performed in all material respects all obligations required to be performed by each of them under this Agreement at or prior to the Effective Time.

          (c)    UAB Material Adverse Effect.    Since the date of this Agreement, no event shall have occurred or circumstance arisen that, individually or taken together with all other facts, circumstances or events, has had or would reasonably be expected to have a UAB Material Adverse Effect.

          (d)    Officers Certificate.    HCC shall have received a certificate, signed on behalf of ATB by its Chief Executive Officer and UAB by its Chief Executive Officer, stating that the conditions set forth in Section 7.02(a), Section 7.02(b) and Section 7.02(c) have been satisfied; provided that (i) UAB's Chief Executive Officer shall not make any certification with respect to ATB's representations and warranties or the performance of ATB's obligations and (ii) ATB's Chief Executive Officer shall not make any certification with respect to UAB's representations and warranties or the performance of UAB's obligations.

          (e)    Opinion of Tax Counsel.    HCC shall have received an opinion from Buchalter, A Professional Corporation, legal counsel to HCC, dated as of the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. In rendering its opinion, Buchalter, A Professional Corporation, may require and rely upon representations contained in letters from each of HCC, ATB and UAB. Each of HCC, ATB and UAB shall have delivered to such counsel a certificate acceptable to Buchalter, A Professional Corporation, dated as of the Closing Date, signed on its behalf by an appropriate executive officer.

          (f)    Closing Date Financial Statements.    UAB shall have delivered to HCC the Closing Financial Statements in accordance with the terms and conditions of Section 6.17.

          (g)    Target Equity.    The tangible shareholders' equity as of the date of Closing Financial Statements shall equal or exceed the Target Equity.

          (h)    Nonperforming Assets.    As of date of the Closing Financial Statements, nonperforming assets, shall not exceed $2.5 million as reflected on the Closing Financial Statements, as determined in accordance with GAAP and regulatory requirements and after taking into account the adjustment to OREO described in Section 6.17 of this Agreement.

          (i)    Directors' Resignations.    HCC shall have received the written resignation of each director of UAB (in such director's capacity as a director) effective as of the Effective Time.

          (j)    Dissenting Shareholders.    Holders of not in excess of 10% of the outstanding shares of UAB Common Stock shall have duly exercised their dissenters' rights under Chapter 13 of the CGCL.

          (k)    Shareholder Agreements and Non-Solicitation and Confidentiality Agreements.    Each of the directors of UAB and the Key Employees shall have executed and delivered to HCC their respective Shareholder Agreement and Non-Solicitation and Confidentiality Agreement, as applicable, and such agreements shall be in full force and effect and no breach of any of their respective terms shall have occurred. ATB shall have executed and delivered to HCC a Shareholder Agreement in the form of Annex D and a non-solicitation and confidentiality agreement in the form of Annex E, and such agreements shall be in force and effect and no breach of any of their respective terms shall have occurred. Each UAB employee receiving a severance or Change In Control Payment shall execute and deliver to HCC a release agreement in the form reasonably satisfactory to HCC and such agreement shall be in full force effect and no breach of their respective terms shall have occurred.

          (l)    UAB/ATB Agreements.    UAB and ATB, as applicable, shall have executed and delivered to HBC the agreements substantially in the forms set forth on the Closing Schedule; such agreements shall be in full force and effect and no breach of any of its respective terms shall have occurred.

          (m)    FIRPTA Certificate.    UAB shall have delivered to HCC a properly executed statement from UAB that meets the requirements of Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h)(1), dated as of the Closing Date in a form and substance reasonably to HCC.

          (n)    Nondisturbance Agreements.    HBC shall have confirmed that with respect to UAB's leased premises for its Half Moon Bay and San Mateo branch offices, UAB is not required to subordinate its leasehold interest to the lien of any mortgage or deed of trust encumbering the property on which the leases premises are located unless the landlord provides UAB with a commercially reasonable non-disturbance agreement (except where the failure to deliver any such nondisturbance agreements would not likely have a HCC Material Adverse Effect following the Merger).

          (o)    Regulatory Actions.    Neither HCC nor HBC shall be, as a result of the Merger (as a successor or otherwise), subject to any memorandum of understanding, cease and desist order regulatory resolution or other agreement with any Governmental Entity ("Regulatory Actions"). In the event that UAB is subject to any Regulatory Action that is not terminated before or in connection with the Merger, the condition contemplated by this provision shall be deemed to have not been satisfied.

          (p)    Estoppel Letters and Consents.    UAB and ATB shall have delivered to HCC fully executed consents and estoppel letters as provided in Section 6.20 (except where the failure to deliver any such estoppel letters would not likely have a HCC Material Adverse Effect following the Merger).

          (q)    UAB and ATB Contracts.    UAB and ATB shall have performed its obligations under Section 6.24(b) and Section 6.25 in a manner reasonably satisfactory to HCC.

          (r)    Termination of Contracts.    The ATB Contracts listed on Section 7.02(r) of the UAB Disclosure Schedule shall be terminated without expense or surviving obligations to HCC on or prior the Closing Date.

          (s)    Closing Proceedings and Documents.    All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to HCC and to HCC's counsel, and they shall each have received all such counterpart originals and certified or other copies of such documents as they may reasonably request. Such documents shall include (but not be limited to) a copy of the resolutions of the UAB Board and the shareholders of UAB evidencing the requisite approval of this Agreement, the Merger, and the other Contemplated Transactions and certified by the Secretary of UAB as true and correct copies thereof as of the Closing, which resolutions shall be in full effect.

        Section 7.03    Conditions to Obligation of ATB and UAB.     The obligation of UAB to effect the Merger is also subject to the satisfaction or waiver by ATB and UAB on or prior to the Closing Date of the following conditions:

          (a)    Representations and Warranties.    The representations and warranties of HCC and HBC set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (unless any such representation and warranty by its terms speak specifically as of a date of this Agreement or another date then true and correct as of such date) provided, however, that no representation or warranty of HCC or HBC (other than the representations and warranties set forth in (i) Sections 5.05 and 5.06 which shall be true and correct in all material respects, and (ii) Section 5.01(a), (b), 5.02, 5.03(a) and (b)(i) and (ii)(A), and 5.11, which shall be true and correct in all respects) shall be deemed untrue or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of HCC or HBC has had or would reasonably be expected to result in a HCC Material Adverse Effect; provided further, that for purposes of determining whether a representation or warranty is true and correct for purposes of this Section 7.03(a) any qualification or exception for, or reference to, materiality (including the terms "material," "materially," "in all material respects," "Material Adverse Effect" or similar terms or phrases) in any such representation or warranty shall be disregarded.

          (b)    Performance of Obligations of HCC and HBC.    HCC and HBC shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

          (c)    HCC Material Adverse Effect.    Since the date of this Agreement, no event shall have occurred or circumstance arisen that, individually or taken together with all other facts, circumstances or events, has had or would reasonably be expected to have an HCC Material Adverse Effect.

          (d)    Officer's Certificate.    UAB shall have received a certificate signed on behalf of HCC by its Chief Executive Officer and Chief Financial Officer stating that the conditions specified in Section 7.03(a), Section 7.03(b) and Section 7.03(c) have been satisfied.

          (e)    Opinion of Tax Counsel.    UAB shall have received an opinion from Sheppard, Mullin, Richter & Hampton, LLP, legal counsel to UAB, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. In rendering its opinion Sheppard, Mullin, Richter & Hampton, LLP may require and reply upon representations contained in letters from each of HCC, ATB and UAB. Each of HCC and UAB shall have delivered to such counsel a certificate acceptable to Sheppard, Mullin, Richter & Hampton, LLP, dated as of the Closing Date, signed on behalf of each of HCC, ATB and UAB by an appropriate executive officer.

          (f)    Closing Proceedings and Documents.    All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to UAB and to UAB's counsel, and they shall each have received all such counterpart originals and certified or other copies of such documents as they may reasonably request. Such documents shall include (but not be limited to) the following a copy of the resolutions of the Boards of Directors of HCC and HBC evidencing the requisite approval of this Agreement, the Merger, and the other Contemplated Transactions, certified by the Secretary of HCC as true and correct copies thereof as of the Closing.

ARTICLE VIII
TERMINATION

        Section 8.01    Termination.     This Agreement may be terminated prior to the Effective Time (whether before or after adoption of this Agreement by UAB's shareholders):

          (a)   by mutual written consent of HCC and UAB;

          (b)   by HCC or UAB if the Merger shall not have been consummated by 11:59 p.m. Pacific Time on or before October 1, 2018 (the "End Date"); provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(b) shall not be available to a party whose failure to perform any obligation required to be performed by such party was the primary cause of, or resulted in the failure of the Merger to be consummated on or before the End Date;

          (c)   (i) by either HCC or UAB if any Governmental Entity which must grant a Requisite Regulatory Approval has denied such approval and such denial has become final and nonappealable, (ii) by either HCC or UAB if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable Order enjoining or otherwise prohibiting the consummation of the Contemplated Transactions, unless such denial or Order shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement, or (iii) by HCC if any Regulatory Approval includes, or will not be issued without, the imposition of a Burdensome Condition;

          (d)   by either HCC or UAB if the UAB Meeting (including any postponements or adjournments thereof) shall have been held and the Requisite UAB Vote shall have not been obtained; provided, however, that the party seeking to terminate this Agreement under this Section 8.01(d) shall have complied with its obligations under Section 6.06 (including by complying with an adjournment or postponement request under Section 6.06(c)); provided further, however, that the right to terminate this Agreement under this Section 8.01(d) will not be available to a party where the failure to obtain the approval of its shareholders has been caused by (i) its breach of this Agreement, or (ii) in the case of UAB a breach of one or more of the Shareholder Agreements or the ATB Shareholder Agreement;

          (e)   by HCC if (i) the UAB Board effects a Change in Recommendation or (ii) ATB, UAB, or any of their Representatives, shall have violated, breached, or taken any action inconsistent with any of the provisions set forth in Section 6.04 or Section 6.06;

          (f)    by HCC (if HCC is not otherwise in material breach of this Agreement) (i) if (A) ATB or UAB breaches any of its representations and warranties made on the date of this Agreement, or any such representations and warranties shall become untrue after the date of this Agreement, in each case such that the conditions set forth in Section 7.02(a) would not be satisfied, and (B) such inaccuracy, if capable by its nature or timing, of cure has not been cured by UAB within thirty (30) days after its receipt of written notice of such breach, or (ii) if ATB or UAB breaches any of its covenants contained in this Agreement such that the condition set forth in Section 7.02(b) would not be satisfied and such breach is curable by its nature or timing shall not have been cured within thirty (30) days following receipt of written notice from HCC of such breach;

          (g)   by UAB (if UAB is not otherwise in material breach of this Agreement) (i) if (A) HCC or HBC breaches any of its representations and warranties made on the date of this Agreement, or any such representations and warranties shall become untrue after the date of this Agreement, in each case such that the condition set forth in Section 7.03(a) would not be satisfied, and (B) such inaccuracy, if capable of cure by its nature or timing, has not been cured by HCC or HBC, as the case may be, within thirty (30) days after its receipt of written notice of such breach, or (ii) if HCC or HBC breaches any of its covenants contained in this Agreement such that the condition set forth in Section 7.03(b) would not be satisfied and such breach if curable by its nature or timing shall not have been cured within thirty (30) days following HCC's receipt of written notice from UAB of such breach; or

          (h)   by UAB, if prior to the receipt of the Requisite UAB Vote, UAB (i) has not breached Sections 6.04 and 6.06 and is not otherwise in material breach of this Agreement, (ii) receives an unsolicited bona fide written Superior Proposal from any person that is not withdrawn, (iii) pays HCC the Termination Fee in immediately available funds and (iv) simultaneously or substantially simultaneously with such termination UAB enters into a definitive acquisition, merger or similar agreement to effect the Superior Proposal.

          Any termination pursuant to this Section 8.01 (other than pursuant to Section 8.01(a)) shall be effected by written notice from the terminating party to the other party.

        Section 8.02    Effect of Termination.     In the event of the termination of this Agreement as provided in Section 8.01, this Agreement shall be of no further force or effect; provided, however, that (a) Section 6.03(b), this Section 8.02, Section 8.03, and Article VIII shall survive the termination of this Agreement and shall remain in full force and effect, and (b) the termination of this Agreement shall not relieve any party from any liability for fraud, or any willful material inaccuracy in or willful material breach of any representation, or any willful material breach of any warranty, covenant, or other provision contained in this Agreement.

        Section 8.03    Expenses; Termination Fees.

          (a)   Except as set forth in this Section 8.03, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

          (b)   UAB agrees to pay HCC an amount equal to $2.0 million (the "Termination Fee") if this Agreement is terminated:

              (i)  by HCC pursuant to Section 8.01(e);

             (ii)  by UAB pursuant to Section 8.01(h); or

            (iii)  (A) by HCC or UAB pursuant to Section 8.01(b), (B) by HCC or UAB pursuant to Section 8.01(d) or (C) by HCC pursuant to Section 8.01(f) and, in any case of clause (A), (B) or (C), (x) on or before the date of any such termination an Acquisition Proposal shall have been announced, disclosed, or otherwise made known to the UAB shareholders, the senior management of UAB or the UAB Board and not withdrawn, and (y) UAB enters into a definitive agreement with respect to such Acquisition Proposal, or such Acquisition Proposal is consummated or UAB enters into any letter of intent, agreement in principle, acquisition agreement or similar contract with respect to an Acquisition Proposal within twelve (12) months following termination of this Agreement. The term "Acquisition Proposal" for purposes of this Section 8.03(b)(iii) shall have the meaning set forth in Section 9.14, except that all references to 10% shall be deemed references to 50%.

          The parties acknowledge that the agreements contained in this Section 8.03 are an integral part of the Contemplated Transactions and that, without these agreements, the parties would not enter into this Agreement. The parties further acknowledge and agree that the remedies set forth in this Section 8.03(b) shall be the sole and exclusive remedies for any losses or damages incurred by HCC or HBC arising from the termination of this Agreement pursuant to any Section giving rise to an obligation to pay such amount, except that payment of the fees described in this Section 8.03(b), shall not be in lieu of liability pursuant to Section 8.02(b).

          (c)   A Termination Fee required to be paid pursuant to Section 8.03(b)(i) shall be paid within two (2) business days after termination of this Agreement. A Termination Fee required to be paid pursuant to Section 8.03(b)(ii) shall be paid on or prior to the date of termination. Any Termination Fee payable pursuant to Section 8.03(b)(iii) shall be paid within two (2) business days after the event giving rise to such payment.

          (d)   If UAB fails to pay when due any amount payable under this Section 8.03, then (i) UAB shall reimburse the other for all reasonable, documented costs and expenses (including the reasonable fees of outside counsel) incurred in connection with the enforcement of its right to payment under this Section 8.03, along with (ii) interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid in full) at a rate per annum equal to 3% over the "prime rate" (as published in The Wall Street Journal) in effect on the date such overdue amount was originally required to be paid.

ARTICLE IX
MISCELLANEOUS PROVISIONS

        Section 9.01    Amendment.     This Agreement may be amended at any time prior to the Effective Time by the parties (by action taken or authorized by their respective boards of directors), whether before or after the Requisite UAB Vote is obtained; provided, however, that after any such shareholder approval of this Agreement, no amendment shall be made to this Agreement that applicable Law requires further approval or authorization by the shareholders of UAB without such further approval or authorization. This Agreement may not be amended, except by a written instrument signed by or on behalf of each of the parties.

        Section 9.02    Remedies Cumulative; Waiver.

          (a)   The rights and remedies of the parties are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable Law (i) no waiver that may be given by a party will be applicable except in the specific instance for which it is given, and (ii) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

          (b)   At any time prior to the Effective Time, HCC (with respect to UAB) and UAB (with respect to HCC), may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of such party, (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or any document delivered pursuant to this Agreement, and (iii) waive compliance with any covenants, obligations, or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

        Section 9.03    No Survival.     The representations, warranties and covenants in this Agreement shall terminate at the Effective Time, provided, however, that those covenants and agreements contained herein that by their terms apply, or that are to be performed in whole or part, after the Effective Time, shall survive the consummation of the Merger until fully performed.

        Section 9.04    Entire Agreement.     This Agreement, together with the Confidentiality Agreements, the UAB Disclosure Statement, and Annexes constitute the entire agreement among the parties and supersede all other prior or contemporaneous agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter this Agreement and thereof.

        Section 9.05    Execution of Agreement; Counterparts.

          (a)   The Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties; it being understood that all parties need not sign the same counterpart.

          (b)   The exchange of signed copies of this Agreement or of any other document contemplated by this Agreement (including any amendment or any other change thereto) by any electronic means intended to preserve the original graphic and pictorial appearance of a document shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of an original Agreement or other document for all purposes. Signatures of the parties transmitted by any electronic means referenced in the preceding sentence shall be deemed to be original signatures for all purposes.

        Section 9.06    Governing Law.     This Agreement and the agreements, instruments, and documents contemplated hereby, shall be governed by, and construed in accordance with, the laws of the State of California, without regard to any applicable principles of conflicts of law that might require the application of the laws of any other jurisdiction.

        Section 9.07    Exclusive Jurisdiction; Venue.     In any action or proceeding between any of the parties arising out of or relating to this Agreement, each of the parties (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the State Court of the State of California or the United States District Court for the Northern District of California,

(b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 9.07, (c) waives any objection to laying venue in any such action or proceeding in such courts, (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party, and (e) agrees that service of process upon such party in any such action or proceeding shall be effective if such process is given as a notice in accordance with Section 9.10 of this Agreement.

        Section 9.08    Assignments and Successors.     No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties. Any attempted assignment of this Agreement or of any such rights or delegation of obligations without such consent shall be void and of no effect. This Agreement will be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties and their respective successors and permitted assigns.

        Section 9.09    No Third-Party Rights.     Nothing in this Agreement, express or implied, is intended to or shall confer upon any person (other than the parties) any right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement other than the provisions of Section 6.12(a) (which are intended to be for the benefit of those persons covered thereby, but whose consent shall not be required to amend any provision of this Agreement).

        Section 9.10    Notices.     All notices and other communications hereunder shall be in writing and shall be delivered by hand, by facsimile, or by overnight courier service (except for notices specifically required to be delivered orally). Such communications shall be deemed given to a party (a) at the time and on the date of delivery, if delivered by hand or by facsimile (with, in the case of delivery by facsimile, confirmation of date and time of transmission by the transmitting equipment, and such delivery by facsimile subsequently confirmed with a copy delivered as provided in clause (b) on the next business day); and (b) at the end of the first business day following the date on which sent by overnight service by a nationally recognized courier service (costs prepaid).

        Such communication in each case shall be delivered to the following addresses or facsimile numbers and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, or person as a party may designate by notice to the other parties):

ATBancorp:	ATBancorp 895 Main Street Dubuque, Iowa 52001
	Attention:	Nicholas J. Schrup, III President and Chief Executive Officer
	Fax no.:	(563) 589-0825
with a copy to (which shall not constitute notice hereunder):
Barack Ferrazzano Kirschbaum & Nagelberg LLP 200 W. Madison Street, Suite 3900 Chicago, Illinois 60606
	Attention:	John E. Freechack Robert M. Fleetwood
	Fax no.:	(312) 984-3150
UAB:	United American Bank 101 South Ellsworth Avenue San Mateo, CA 94401
	Attention:	John C. Schrup President
	Fax no.:	(650) 579-1501

with a copy to (which shall not constitute notice hereunder):
Sheppard, Mullin, Richter & Hampton, LLP Four Embarcadero Center, 17th Floor San Francisco, CA 94111
	Attention:	David Gershon
	Fax no.:	(415) 434-3947
HCC and HBC:	Heritage Commerce Corp 150 Almaden Blvd. San Jose, CA 95113
	Attention:	Walter T. Kaczmarek Chief Executive Officer
	Fax no.:	(408) 792-4004
with a copy to (which shall not constitute notice hereunder):
Buchalter, A Professional Corporation 1000 Wilshire Boulevard Suite 1500 Los Angeles, California 90017-2457
	Attention:	Mark A. Bonenfant, Esq.
	Fax no.:	(213) 896-0400

        Section 9.11    Construction; Usage.

          (a)   In this Agreement, unless a clear contrary intention appears:

              (i)  the singular number includes the plural number and vice versa;

             (ii)  reference to any person includes such person's successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a person in a particular capacity excludes such person in any other capacity or individually;

            (iii)  reference to any gender includes each other gender;

            (iv)  reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

             (v)  reference to any Law means such Law as amended, modified, codified, replaced, or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Law means that provision of such Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement, or reenactment of such section or other provision;

            (vi)  "hereunder," "hereto," "herein," and words of similar import shall be deemed references to this Agreement as a whole and not to any particular section or other provision;

           (vii)  "including" (and with correlative meaning "include") means including without limiting the generality of any description preceding such term;

          (viii)  all exhibits or schedules annexed hereto or referred to herein are hereby incorporated herein and made a part of this Agreement as if set forth in full herein;

            (ix)  "or" is used in the inclusive sense of "and/or;"

             (x)  with respect to the determination of any period of time, "from" means "from and including" and "to" means "to but excluding;"

            (xi)  references to documents, instruments, or agreements shall be deemed to refer as well to all addenda, exhibits, schedules, or amendments thereto (but only to the extent, in the case of documents, instruments, or agreements that are the subject of representations and warranties set forth herein, copies of all addenda, exhibits, schedules, or amendments have been provided on or prior to the date of this Agreement to the party to whom such representations and warranties are being made);

           (xii)  any reference to the consent of a party means a consent not unreasonably withheld or delayed unless otherwise specified.

          (b)   This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation this Agreement.

          (c)   The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement, and shall not be referred to in connection with the construction or interpretation of this Agreement.

        Section 9.12    Enforcement of Agreement.     The parties agree that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached (including failing to take such actions as are required of them hereunder to consummate this Agreement). Accordingly, in addition to any other remedies a party may have, each of the parties shall be entitled to specific performance of the terms of this Agreement, including an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any California Court, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

        Section 9.13    Severability.     If any provision of this Agreement is held invalid, illegal, or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect, so long as the economic or legal substance of the Contemplated Transactions is not affected in any manner materially adverse to any party.

        Section 9.14    Definitions.     For purposes of this Agreement, the following terms will have the following meanings:

        "Acceptable Confidentiality Agreement" means an agreement that is either (a) in effect as of the execution and delivery of this Agreement, or (b) executed, delivered and effective after the execution of this Agreement, in either case containing provisions that require any counterparty(ies) thereto (and any of its (their) Representatives named therein) that receive material non-public information of or with respect to UAB to keep such information confidential; provided, however, that in the case of clause (b) that such agreement shall (i) not prohibit UAB from providing information to HCC or require UAB to negotiate on an exclusive basis with such counterparty(ies) thereto (and any of its (their) Representatives named therein) and (ii) contains such terms and conditions that are at least as protective of UAB's confidential information as those contained in the Confidentiality Agreement.

        "Acquisition Proposal" means any proposal, offer, indication of interest or inquiry from any person or group for, whether in one transaction or a series of related transactions, or relating to any (a) merger, consolidation, share exchange or business combination involving more than 10% of the total voting power of any class of the capital stock of UAB, (b) sale, lease, exchange, mortgage, transfer or other disposition, directly or indirectly, by merger, consolidation, combination, reorganization, share exchange or any similar transaction, of any assets of UAB representing 10% or more of the consolidated assets of UAB, measured either by book value or fair market value, (c) issuance, sale or other disposition by UAB of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 10% or more of the votes associated with the outstanding voting of any class of equity securities of UAB, (d) tender offer or exchange offer in which any person or "group" (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 10% or more of the outstanding UAB Common Stock or any class of equity securities of UAB, (e) recapitalization, liquidation, dissolution or other similar type of transaction with respect to UAB which would result in any person or group acquiring 10% or more of the fair market value of the assets of UAB taken as a whole, or (f) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term "Acquisition Proposal" shall not include the Merger, any of the other Contemplated Transactions or any transaction that constitutes a ATB Change of Control Transaction. For the avoidance of doubt, if any material change is made to any Acquisition Proposal, such altered Acquisition Proposal shall be considered a separate and distinct Acquisition Proposal.

        "Affiliate" means, with respect to any person, any other person that directly or indirectly controls, is controlled by or is under common control with such first person. For the purposes of this definition, "control" (including, the terms "controlling," "controlled by" and "under common control with"), as applied to any person, means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities by Contract or otherwise. Neither UAB nor any of its Affiliates shall be deemed an Affiliate of HCC, HBC or any of their respective Subsidiaries for purposes of this Agreement prior to the Effective Time and neither HCC, HBC nor any of their respective Affiliates shall be deemed an Affiliate of UAB for purposes of this Agreement prior to the Effective Time.

        "Affiliated Group" means any affiliated group within the meaning of Section 1504(a) of the Code or any affiliated, consolidated, combined or unitary group defined under state, local or non-U.S. Laws.

        "ATB Change in Control Transaction" means any agreement, proposal, offer, indication of interest or inquiry from any person or group for, whether in one transaction or a series of related transactions, or relating to any (a) merger, consolidation, share exchange or business combination involving more than 50% of the total voting power of any class of the capital stock of ATB, (b) sale, lease, exchange, mortgage, transfer or other disposition, directly or indirectly, by merger, consolidation, combination, reorganization, share exchange or any similar transaction, of any assets of ATB representing 50% or more of the consolidated assets of ATB, measured either by book value or fair market value, (c) issuance, sale or other disposition by ATB of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 10% or more of the votes associated with the outstanding voting of any class of equity securities of ATB, (d) tender offer or exchange offer in which any person or "group" (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 50% or more of the outstanding shares of any class of equity securities of ATB, (e) recapitalization, liquidation, dissolution or other similar type of transaction with respect to ATB which would result in any person or group acquiring 50% or more of the fair market value of the assets of ATB taken as a whole, or (f) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided however, that the term "ATB Change in Control Transaction" shall not include the Merger or any of the other Contemplated Transactions.

        "ATB Contract" means any Contract between UAB and ATB listed on Section 3.20(b) of the UAB Disclosure Schedule.

        "ATB Disclosure Schedule" means the confidential disclosure schedule delivered by ATB to HCC concurrently with the execution of this Agreement, which disclosure schedule is arranged in paragraphs corresponding to the numbered and lettered sections contained in Article IV of this Agreement to which it relates (unless and to the extent relevance to other representations and warranties is readily apparent from the actual text of the disclosure), and each of which disclosures shall also be deemed to be representations and warranties made by ATB to HCC and HBC under Article IV.

        "ATB Material Adverse Effect" means any Effect that, individually or in the aggregate, (a) is, or is reasonably expected to be, materially adverse to the business, condition, capitalization, assets, liabilities, operations, or financial performance, of ATB and its Subsidiaries, taken as a whole, or (b) prevents or materially delays, or its reasonably likely to prevent or materially delay the ability of the ATB and UAB to perform their respective obligations under this Agreement or to consummate the Merger or the other Contemplated Transactions on a timely basis; provided, however, an ATB Material Adverse Effect shall not be deemed to include an Effect arising out of relating to or resulting from, (i) changes generally affecting the economy, financial or securities markets, (ii) the announcement of the Merger and the other Contemplated Transactions, (iii) any outbreak or escalation of war or hostilities or any act of terrorism, (iv) changes in the trading price or trading volume of the ATB common stock in and of itself, but not including the underlying causes thereof, or (v) general conditions in the financial industry, including changes in laws, regulations rules, GAAP or regulatory accounting requirements; provided further, however, that any Effect referred to in clauses (i), (iii) or (v) immediately above shall be taken into account in determining whether an ATB Material Adverse Effect has occurred or is reasonably be expected to occur to the extent that Effect has a disproportionate effect on ATB and its Subsidiaries, taken as a whole, compared to other participants in the financial industries in which ATB and its Subsidiaries conduct their businesses.

        "business day" means any day, other than Saturday, Sunday or any day on which banking institutions located in San Jose, California are authorized or required by applicable Law or other governmental action to close.

        "Change In Control Payments" means pursuant to a Contract any amount paid, payable or reasonably expected to become payable by UAB as of the Effective Date resulting from a change of control as defined in such Contract pursuant to the terms of any Contract existing prior to or concurrently with the execution of this Agreement.

        "Charter Documents" means certificate or articles of incorporation (including certificates of designation), by-laws, and other organizational documents, as amended, and as currently in effect.

        "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

        "Confidentiality Agreements" means the confidentiality agreement entered into by and among HCC, ATB and UAB dated as of October 27, 2017 and the confidentiality agreement entered into by and between HCC and UAB on August 11, 2017.

        "Contract" means any legally binding and enforceable written or oral agreement, contract, understanding, instrument, arrangement, commitment or undertaking of any nature.

        "DTA Shortfall" means a reduction in the computation of UAB's deferred tax assets associated with federal and state net operating and capital loss carryforwards solely due to changes in the Code, Treasury Regulations or California state tax laws.

        "Effect" means any effect, event, fact, development, condition, change, occurrence or circumstance.

        "Environmental Laws" means any applicable Law, and any Order or binding agreement with any Governmental Entity as in effect on or prior to the date of this Agreement relating to (a) the protection, preservation or restoration of the environment (including air, noise, odor, wetlands, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), (b) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release, threatened release or disposal of Hazardous Substances, and (c) the contamination or any injury to persons or property from exposure to any Hazardous Substances. The term Environmental Law includes (i) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601, et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq., the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq., the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001, et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq., the Occupational Safety and Health Act, as amended, 29 USC 651 et seq. and all comparable state and local laws, and (ii) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Hazardous Substance as in effect on or prior to the date of this Agreement.

        "Equity Investment" means (a) an Equity Security, (b) an ownership interest in any company or other entity or a membership interest that includes a voting right in any company or other entity, and (c) any investment or transaction which in substance falls into any of these categories even though it may be structured as some other form of investment or transaction.

        "Equity Security" means any capital stock, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, or voting-trust certificate; any security convertible or exercisable into such a security; any security or Contract including any option, warrant or right to acquire a UAB security or to subscribe to or purchase any such security; and any certificate of interest or participation in, temporary or interim certificate for, or receipt for any of the foregoing.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "GAAP" means United States generally accepted accounting principles applied period to period applicable to banks or banking holding companies for the period in question.

        "Governmental Authorization" means any (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification, or authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Entity or pursuant to applicable Law (including any filing, application or registration required to obtain or maintain any of the foregoing), or (b) right under any Contract with any Governmental Entity.

        "Governmental Entity" means any (a) nation, state, commonwealth, province, territory, county, municipality, district, or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign, or other government, or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, board, commission, instrumentality, official, organization, unit or body and any court or other tribunal) or (d) any Regulatory Agency.

        "Hazardous Substance" means any (a) substance, chemical, waste, product, pollutants, contaminants, derivative, compound, material, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import, (b) petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls, and (c) any other materials regulated under Environmental Laws.

        "HCC Average Closing Price" means the aggregate volume weighted average per share price of the closing prices of HCC Common Stock on the NASDAQ Global Select Market for the twenty (20) consecutive trading days ending on the fifth (5th) business day immediately before the Closing Date (rounded to two decimal places) whether or not trades occurred on those days (subject to adjustment as provided below, provided, however, that if no trades of HCC Common Stock occur on a given trading day than the closing price on the next preceding day when a trade shall have occurred shall be deemed to be the closing price on such day for the purposes this Agreement). In the event HCC pays, declares or otherwise effects a stock split, reverse stock split, reclassification or stock dividend or stock distribution with respect to HCC Common Stock between the date of this Agreement and the Closing Date, appropriate adjustments will be made to the HCC Average Closing Price.

        "HCC Disclosure Schedule" means the confidential disclosure schedule delivered by HCC to UAB concurrently with the execution of this Agreement, which disclosure schedule is arranged in paragraphs corresponding to the numbered and lettered sections contained in Article V of this Agreement to which it relates (unless and to the extent relevance to other representations and warranties is readily apparent from the actual text of the disclosure), and each of which disclosures shall also be deemed to be representations and warranties made by HCC to UAB under Article V.

        "HCC Equity Plans" means the Amended and Restated 2004 Equity Plan and the 2013 Equity Incentive Plan.

        "HCC Material Adverse Effect" means any Effect that, individually or in the aggregate, (a) is, or is reasonably expected to be, materially adverse to the business, condition, capitalization, assets, liabilities, operations, or financial performance, of HCC and its Subsidiaries, taken as a whole, or (b) prevents or materially delays, or its reasonably likely to prevent or materially delay the ability of the HCC and its Subsidiaries to perform their respective obligations under this Agreement or to consummate the Merger or the other Contemplated Transactions on a timely basis; provided, however, a HCC Material Adverse Effect shall not be deemed to include an Effect arising out of relating to or resulting from, (i) changes generally affecting the economy, financial or securities markets, (ii) the announcement of the Merger and the other Contemplated Transactions, (iii) any outbreak or escalation of war or hostilities or any act of terrorism, (iv) changes in the trading price or trading volume of the HCC Common Stock in and of itself, but not including the underlying causes thereof, or (v) general conditions in the financial industry, including changes in laws, regulations rules, GAAP or regulatory accounting requirements; provided further, however, that any Effect referred to in clauses (i), (iii) or (v) immediately above shall be taken into account in determining whether a HCC Material Adverse Effect has occurred or is reasonably be expected to occur to the extent that Effect has a disproportionate effect on HCC and its Subsidiaries, taken as a whole, compared to other participants in the financial industries in which HCC and its Subsidiaries conduct their businesses.

        "Intellectual Property" means collectively, all intellectual property and other similar proprietary rights in any jurisdiction throughout the world, whether owned, used, or held for use under license, whether registered or unregistered, including such rights in and to (a) trademarks, and the goodwill associated therewith, (b) patents and inventions, invention disclosures, discoveries, and improvements, whether or not patentable (c) trade secrets, and confidential information and rights to limit the use or disclosure thereof by any person, (d) all works of authorship (whether copyrightable or not), copyrights, and databases (or other collections of information, data works, or other materials), (e) software, including data files, source code, object code, firmware, mask works, application programming interfaces, computerized databases, and other software-related specifications and documentation, (f) designs and industrial designs, (g) Internet domain names, and (h) rights of publicity and other rights to use the names and likeness of individuals, and (i) claims, causes of action, and defenses relating to the past, present, and future enforcement of any of the foregoing; in each case of (a) to (h) above, including any registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any Governmental Entity in any jurisdiction.

        "IRS" means the United States Internal Revenue Service.

        "IT Systems" means, with respect to any person, the computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data, data communications lines, and all other related or similar information technology equipment, and all associated documentation owned by such person or such person's Subsidiaries.

        "Key Employee(s)" means John C. Schrup, Frank Bartaldo, Glen A. Nissen and Patricia A. Torres.

        "knowledge" means facts and other information which as of the date of this Agreement the president, chief executive officer, the chief financial officer, the chief operating officer or the chief credit officer of a party knows or reasonably should know as a result of the performance of his or her duties, and includes such diligent inquiry as is reasonable under the circumstances.

        "Law" or "Laws" means any domestic or foreign laws, common law, statutes, ordinances, rules, regulations, codes, publicly available written regulatory guidelines and policies, Orders or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered or applied by any Governmental Entity.

        "Leased Real Estate" means all real property that UAB leases, subleases or otherwise uses or occupies, or has the right to use or occupy, pursuant to a Real Property Lease.

        "Legal Action" means any complaint, action, suit, litigation, grievance, arbitration, mediation, proceeding (including any civil, criminal, administrative, investigative, or appellate proceeding), hearing, inquiry, audit, examination, or investigation commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Entity or any arbitrator or arbitration panel.

        "liability" (or "liabilities") means any liability, indebtedness or obligation of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP).

        "License Agreement" means any Contract, whether written or oral, and any amendments thereto (including license agreements, sub-license agreements, consulting agreements, research agreements, development agreements, distribution agreements, consent to use agreements, customer or client contracts, coexistence, nonassertion or settlement agreements), pursuant to which any interest in, or any right to use or exploit, any Intellectual Property has been granted.

        "Lien" means any lien, pledge, hypothecation, charge, mortgage, security interest, lien, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest, or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset, and any restriction on the possession, exercise, or transfer of any other attribute of ownership of any asset).

        "Loan" means any loan, loan agreement, note, extension of credit, advance, borrowing arrangement including leases, letter of credit, credit enhancements, commitments, and guarantees, and any modification, renewal or extension thereof.

        "Loan Property" means any property in which UAB presently holds a direct or indirect security interest securing a Loan or other extension of credit made by them.

        "Order" means any order, decision, writ, assessment, citation, injunction ruling, decree, cease-and-desist, order, regulatory directive, judgment, consent, agreement, mandatory board resolution, memorandum of understanding, regulatory agreement, extraordinary supervising letter or similar arrangement with or similar submission to, or from any Governmental Entity, whether temporary, preliminary or permanent.

        "ordinary course of business" means any action taken by UAB that is consistent in nature, scope and magnitude with the past practices of UAB and is taken in the ordinary course of the normal, day-to-day operations, policies and methodologies of UAB.

        "Permitted Liens" with respect to any person, shall mean (a) statutory Liens securing payments not yet due, (b) Liens for real property Taxes not yet due and payable, and (c) easements, rights of way, imperfections or irregularities of title and other similar encumbrances that do not adversely affect the value or affect the use of the properties or assets subject thereto or affected thereby or otherwise impair business operations at such properties as bank facilities.

        "person" means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity and other entity and group (which term will include a "group" as such term is defined in Section 13(d)(3) of the Exchange Act).

        "Principal Accounting Officer" means UAB's vice president, controller.

        "Professional Expenses" means the fees and expenses of all attorneys, accountants, investment bankers and other advisors and agents for services rendered in connection with or in contemplation of this Agreement and the Contemplated Transactions.

        "Real Property Lease" means all leases, subleases and other agreements under which UAB leases, uses or occupies, or has the right to use or occupy, any real property.

        "Representatives" means officers, directors, employees, managers, agents, attorneys, accountants, advisors, and representatives.

        "Series D Common Equivalent Shares" means the shares of UAB Common Stock that a holder of Series D Preferred would be entitled to receive as if the holder thereof converted the Series D Preferred into UAB Common Stock.

        "Series E Common Equivalent Shares" means the shares of UAB Common Stock that a holder of Series E Preferred would be entitled to receive as if the holder thereof converted the Series E Preferred into UAB Common Stock.

        "Subsidiary" (or "Subsidiaries") means, when used with respect to any party, any corporation or other organization, whether incorporated or unincorporated, a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

        "Superior Proposal" means bona fide, unsolicited written Acquisition Proposal that (a) is obtained not in breach of this Agreement, on terms that the UAB Board determines in its good faith judgment (after consultation with outside legal counsel and a financial advisor of nationally recognized reputation and after taking into account all the terms and conditions of the Acquisition Proposal and this Agreement (including any then-existing proposal by HCC to adjust the terms and conditions of this Agreement)), including any break-up fees, expense reimbursement provisions, conditions to and expected timing and risks of consummation, the form of consideration offered and the ability of the person making such proposal to obtain any required financing for such Acquisition Proposal, and after taking into account all other legal, financial, strategic, regulatory and other aspects of such proposal, including the identity of the person making such proposal, and this Agreement are more favorable from a financial point of view to its shareholders than the Merger, (b) is reasonably likely to receive all necessary regulatory approvals and be consummated, and (c) does not contain any condition to closing or similar contingency related to the ability of the person making such proposal to obtain financing unless any financing required to consummate the transaction contemplated by such offer is committed or is reasonably capable of being obtained by such person. For purposes of this definition, the term "Acquisition Proposal" shall have the meaning set forth in the above definition of Acquisition Proposal, except that all references to 10% shall be deemed references to 100%.

        "Target Equity" means $30,641,000 excluding (a) any unrealized gains or unrealized losses in the UAB securities portfolio due to mark to market adjustments, (b) any preclosing adjustments pursuant to Section 5.15 and Section 5.17 (unless such adjustments are required to be consistent with applicable Law, regulatory accounting principles or GAAP), (c) Transaction Expenses paid or accrued on the Closing Financial Statements not to exceed $6,215,062, and (d) a DTA Shortfall.

        "Taxes" means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, use, value added withholding, payroll, employment, unemployment, social security (or similar) estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, whether disputed or not.

        "Tax Returns" means any return, declaration, report, form claim for refund, information return or statement or other document required to be filed with or provided to any taxing authority in respect of Taxes, including any elections, declarations, disclosures, schedules, estimates and information returns, and including any amendment thereof.

        "Tax Sharing Agreement" means any Contract, agreement or arrangement that provides for the sharing, allocation or indemnification of Taxes and/or related Liabilities, duties and responsibilities or any similar arrangement (including any advance pricing agreement or closing agreement).

        "Trade Secrets" means all secrets and other confidential information, ideas, knowledge, concepts know-how, techniques, secret processes, improvements, discoveries, methods, inventions, sales, financial information, customers, lists of customers and prospective customers, broker lists, potential brokers, rate sheets, market studies, marketing plans, business plans, concepts, strategies or products, computer software and data base technologies, systems, structures (as well as all documents, reports, drawings, designs, plans, and proposals otherwise pertaining to same), and any other information, however documented, that is a trade secret within the meaning of the applicable trade-secret protection Law.

        "Transaction Expenses" means the following expenses, costs and fees paid or to be paid in connection with consummation of the Contemplated Transactions described herein (a) any contract termination fees payable to vendors as to which UAB has provided its agreement to terminate as of the Effective Time or such other time as may be appropriate including the costs and expenses of terminating data processing licenses and contracts indicated in Section 3.30 of the UAB Disclosure Schedule, (b) Change in Control Payments, (c) UAB legal, advisory and other professional fees and professional expenses rendered solely in connection with the Contemplated Transactions, (d) UAB's accounting and valuation fees and expenses rendered solely in connection with the Contemplated Transactions, (e) D&O Insurance premiums and costs, and (f) UAB's costs of printing and mailing the Proxy Statement/Prospectus and soliciting the Requisite UAB Vote.

        "Treasury Department" means the United States Department of Treasury.

        "Treasury Regulations" means all temporary and final regulations promulgated under the Code by the U.S. Department of the Treasury.

        "UAB Affiliated Group" means an Affiliated Group of which ATB or UAB (or any predecessor of ATB or UAB) is or was a member at any time on or prior to the Closing Date.

        "UAB Disclosure Schedule" means the confidential disclosure schedule delivered by UAB to HCC concurrently with the execution of this Agreement, which disclosure schedule is arranged in paragraphs corresponding to the numbered and lettered sections contained in Article III of this Agreement to which it relates (unless and to the extent relevance to other representations and warranties is readily apparent from the actual text of the disclosure), and each of which disclosures shall also be deemed to be representations and warranties made by UAB to HCC and HBC under Article III.

        "UAB ERISA Affiliate" means, with respect to any person, any other person that, together with such first person, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

        "UAB IP" means all Intellectual Property owned, used, held for use, or exploited by UAB, including all UAB Owned IP and UAB Licensed IP.

        "UAB Licensed IP" means the Intellectual Property owned by a third party that UAB has a right to use or exploit by virtue of a License Agreement.

        "UAB Material Adverse Effect" means an Effect that, individually or in the aggregate, (a) is, or is reasonably expected to be, materially adverse to the business, condition, capitalization, assets, liabilities, operations, or financial performance, of UAB, taken as a whole, or (b) prevents or materially delays, or is reasonably likely to prevent or materially delay, the ability of UAB to perform its obligations under this Agreement or to consummate the Merger or the other Contemplated Transactions on a timely basis; provided, however a UAB Material Adverse Effect shall not be deemed to include an Effect arising out of relating to or resulting from, (i) changes generally affecting the economy, financial or securities markets, (ii) the announcement of the Merger and the other Contemplated Transactions, (iii) any outbreak or escalation of war or hostilities or any act of terrorism, (iv) changes in the trading price or trading volume of the UAB Common Stock in and of itself, but not including the underlying changes thereof, (v) general conditions in the financial industry, including changes in laws, regulations rules, GAAP or regulatory accounting requirements or (vi) any changes made or actions taken or not taken by UAB at the request or with the consent of HCC; provided further, however, that any Effect referred to in clauses (i), (iii) or (v) immediately above shall be taken into account in determining whether a UAB Material Adverse Effect has occurred or is reasonably expected to occur to the extent that such Effect has a disproportionate effect on UAB, taken as a whole, compared to other participants in the financial industry in which UAB conducts its businesses.

        "UAB Owned IP" means the Intellectual Property that is owned by UAB.

        "UAB Preferred Stock" means the Series A Preferred, Series B Preferred, Series D Preferred and Series E Preferred.

        "WARN Act" means the Worker Adjustment Retraining and Notification Act of 1989, as amended, 29 U.S.C. §§ 2101-2109.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger and Reorganization to be executed as of the date first written above by their respective officers thereunto duly authorized.

ATBANCORP
By:	/s/ NICHOLAS J. SCHRUP, III Nicholas J. Schrup, III President
UNITED AMERICAN BANK
By:	/s/ JOHN C. SCHRUP John C. Schrup President
HERITAGE COMMERCE CORP
By:	/s/ WALTER T. KACZMAREK Walter T. Kaczmarek President and Chief Executive Officer
HERITAGE BANK OF COMMERCE
By:	/s/ WALTER T. KACZMAREK Walter T. Kaczmarek Chief Executive Officer

ANNEX A

FORM OF SHAREHOLDER AGREEMENT

        This SHAREHOLDER AGREEMENT ("Agreement") is made and entered into as of January 10, 2018 by and among Heritage Commerce Corp, a California corporation ("HCC"), United American Bank, a California banking corporation ("UAB"), and the undersigned shareholder of UAB ("Shareholder").

Recitals

        A.    HCC, Heritage Bank of Commerce, a California banking corporation ("HBC"), and UAB are entering into an Agreement and Plan of Merger and Reorganization (and as it may be amended, the "Merger Agreement"), dated as of the date of this Agreement, pursuant to which UAB will merge with and into HBC (the "Merger") on the terms and conditions set forth therein and, in connection therewith, each share of UAB Common Stock and UAB Preferred Stock will be converted into the right to receive the consideration set forth in the Merger Agreement. Unless otherwise indicated, capitalized terms used and not defined herein shall have the meanings set forth in the Merger Agreement.

        B.    As a condition to its willingness to enter into the Merger Agreement, HCC has required that each director of the UAB, solely in his or her capacity as a current or potential shareholder and beneficial owner or record holder of UAB Common Stock, enter into, and Shareholder has agreed to enter into, this Agreement.

        NOW, THEREFORE, in consideration of the foregoing, for good and valuable consideration, the parties hereby agree as follows:

        1.    Representations and Warranties of Shareholder.     Shareholder hereby represents and warrants to HCC as follows:

          (a)    Authority; No Violation.    Shareholder has all necessary power and authority to enter into and perform all of Shareholder's obligations hereunder. The execution, delivery and performance of this Agreement by Shareholder will not violate any other agreement to which Shareholder is a party, including any voting agreement, shareholders' agreement, trust agreement or voting trust, any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject. This Agreement has been duly and validly executed and delivered by Shareholder (and Shareholder's spouse, if the Shares (as defined below) constitute community property) and constitutes a valid and binding agreement of Shareholder and such spouse, enforceable against Shareholder and Shareholder's spouse in accordance with its terms.

          (b)    Ownership of Shares.    Shareholder is the beneficial owner or record holder of the number of shares of UAB Common Stock indicated under Shareholder's name on the signature page hereto (the "Existing Shares", and together with any shares of UAB Common Stock acquired by Shareholder after the date of this Agreement, the "Shares") and, as of the date of this Agreement, the Existing Shares constitute all the shares of UAB Common Stock owned of record or beneficially by Shareholder. With respect to the Existing Shares, subject to applicable community property laws, Shareholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Section 2 of this Agreement, sole power of disposition, sole power to demand appraisal rights and sole power to engage in actions set forth in Section 2 of this Agreement, with no restrictions on the voting rights, rights of disposition or otherwise, subject to applicable laws and the terms of this Agreement. For purposes of this Agreement, the term "beneficial ownership" shall be interpreted in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

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          (c)    Consents and Approvals.    Shareholder has taken all actions necessary to approve the actions contemplated by this Agreement. The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations under this Agreement and the consummation by him, her or it of the transactions contemplated hereby will not, require Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entity.

          (d)    Absence of Litigation.    There is no suit, action, investigation or proceeding pending or, to the knowledge of Shareholder, threatened against or affecting Shareholder or any of his, her or its Affiliates before or by any Governmental Entity that could reasonably be expected to materially impair the ability of Shareholder to perform his, her or its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

        2.    Voting Agreement; Agreement Not to Transfer.

          (a)   Shareholder agrees that at any meeting of the shareholders of UAB, or in connection with any written consent of the shareholders of UAB, which relates to or may impact, either directly or indirectly, the Merger or the Merger Agreement, Shareholder will (i) appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum; and (ii) vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering all the Shares that are owned of record or beneficially by Shareholder or as to which Shareholder has, directly or indirectly, the right to vote or direct the voting: (A) in favor of adoption and approval of the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement; (B) against any action or agreement that could be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of UAB or Shareholder under this Agreement or the Merger Agreement, and (C) except with the prior written consent of HCC, against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (1) any extraordinary corporate transactions, such as a merger, consolidation or other business combination involving UAB; (2) any sale, lease or transfer of a material amount of the assets of UAB; (3) any change in the majority of the board of UAB; (4) any material change in the present capitalization of UAB; (5) any amendment of UAB's Charter Documents; (6) any other material change in UAB's corporate structure or business; or (7) any other action which is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or materially adversely affect the Merger. Shareholder shall not enter into any agreement or understanding with any Person prior to the date of termination of this Agreement in accordance with Section 8 to vote or give instructions after the date of termination of this Agreement in accordance with Section 8 in any manner inconsistent with clauses (i) or (ii) of the preceding sentence.

          (b)   Until the earlier of the termination of this Agreement or the Effective Time, Shareholder will not, directly or indirectly (i) sell, transfer, exchange, pledge, assign, hypothecate, encumber, tender or otherwise dispose of (collectively, a "Transfer"), or enforce or permit execution of the provisions of any redemption, share purchase or sale, recapitalization or other agreement with UAB or any other Person or enter into any contract, option or other agreement, arrangement or understanding with respect to the Transfer of, directly or indirectly, any of the Shares or any securities convertible into or exercisable for Shares, any other capital stock of UAB or any interest in any of the foregoing with any Person, (ii) enter into swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Shares, (iii) take any action that would make any of Shareholder's representations or warranties contained in this Agreement untrue or incorrect in any material respect or have the effect of preventing or disabling Shareholder from performing Shareholder's obligations under this Agreement, or (iv) deposit any Shares in a voting trust or grant any proxy (other than to the proxyholder(s) named in the Proxy Statement/Prospectus mailed to shareholders

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  of UAB in connection with the UAB Meeting) or enter into any voting agreement or similar agreement or arrangement with respect to any of the Shares; provided, however, that this Agreement shall not prohibit Shareholder from transferring and delivering Shares to UAB to effect the exercise of an option to purchase UAB Common Stock.

        3.    Cooperation.     Shareholder agrees that he, she or it will not directly or indirectly (i)  initiate, solicit, induce or encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which may constitute, or could reasonably be expected to lead to, an Acquisition Proposal, or (ii) participate in any discussions or negotiations regarding any Acquisition Proposal, or furnish, or otherwise afford access, to any Person (other than HCC) to any information or data with respect to UAB or otherwise relating to an Acquisition Proposal.

        4.    No Solicitation.     Shareholder hereby agrees that during the term of this Agreement he or she shall not, and shall not permit any Representative retained by him, her or it to, directly or indirectly, (a) take any of the actions specified in clauses (i)-(iv) of Section 5.04(a) of the Merger Agreement as if he, she or it were UAB, (b) agree to release, or release, any Person from any obligation under any existing standstill agreement or arrangement relating to UAB, or (c) participate in, directly or indirectly, a "solicitation" of "proxies" (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any shares of UAB Common Stock in connection with any vote or other action on any matter of a type described in Section 2(a) of this Agreement, other than to recommend that shareholders of UAB vote in favor of the adoption and approval of the Merger Agreement and the Merger and as otherwise expressly permitted by this Agreement. Shareholder agrees immediately to cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than HCC with respect to any possible Acquisition Proposal and will take all necessary steps to inform any Representative retained by him or her of the obligations undertaken by Shareholder pursuant to this Section 4.

        5.    Notice of Acquisitions; Proposals Regarding Prohibited Transactions.     Shareholder hereby agrees to notify HCC promptly (and in any event within two (2) Business Days) in writing of the number of any additional shares of UAB Common Stock or other securities of UAB of which Shareholder acquires beneficial or record ownership on or after the date of this Agreement. Shareholder will comply with the provisions of Section 5.04(c) of the Merger Agreement as if he, she or it were UAB.

        6.    Shareholder Capacity.     Shareholder is entering this Agreement in his, her or its capacity as the record or beneficial owner of Shareholder's Shares, and not in his, her or its capacity as a director of UAB or as a trustee of any UAB benefit plan, as applicable. Nothing in this Agreement shall be deemed in any manner to limit the discretion of Shareholder to take any action, or fail to take any action, in his, her or its capacity as a director of UAB, as a trustee of any UAB benefit plan or other capacity, as applicable, that may be required of Shareholder in the exercise of his, her or its fiduciary duties and responsibilities whether as a director of UAB, as a trustee of any UAB benefit plan or otherwise owed to any third party.

        7.    Stop Transfer Order.     In furtherance of this Agreement, Shareholder hereby authorizes and instructs UAB to enter a stop transfer order with respect to all of Shareholder's Shares for the period from the date of this Agreement through the date this Agreement is terminated in accordance with Section 8. UAB agrees that it shall comply with such stop transfer instructions.

        8.    Term of Agreement; Termination.     The term of this Agreement shall commence on the date hereof and terminate at the Effective Time. If the Merger is not consummated and the Merger Agreement is terminated in accordance with its terms (other than as a result of a breach of this Agreement), this Agreement shall be null and void.

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        9.    Specific Performance.     Shareholder acknowledges that it is a condition to the willingness of HCC to enter into the Merger Agreement that Shareholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to HCC if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, HCC will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy is the appropriate remedy for any such failure and will not oppose the granting of such relief by a court of competent jurisdiction on the basis that HCC has an adequate remedy at law. Shareholder further agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with UAB's seeking or obtaining such equitable relief. Such injunctive and other equitable remedies are cumulative and shall be HCC's sole remedy under this Agreement, unless HCC shall have sought and been denied by a court of competent jurisdiction injunctive or other equitable remedies and such denial is other than by reason of violation of this Agreement by HCC.

        10.    Confidentiality.     Shareholder agrees (a) to hold any and all information regarding this Agreement, the Merger and the Merger Agreement in strict confidence, and (b) not to divulge any information regarding this Agreement, the Merger or the Merger Agreement to any third party (other than Representative's legal counsel or tax advisors who owe Representative a legal duty of confidentiality with respect to such information), until such time as the Merger has been publicly announced by HCC and UAB, at which time Shareholder may only divulge such information as has been publicly disclosed by HCC and UAB.

        11.    Miscellaneous.

          (a)    Entire Agreement.    This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

          (b)    Attorney's Fees.    If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to attorneys' fees, costs and disbursements, in addition to any other relief to which the prevailing party is entitled.

          (c)    Severability.    If any provision of this Agreement shall be held by a court of competent jurisdiction to be unreasonable as to duration, activity or subject, it shall be deemed to extend only over the maximum duration, range of activities or subjects as to which such provision shall be valid and enforceable under applicable Law. If any provision of this Agreement shall, for any reason, be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

          (d)    Notices.    All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) four (4) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with an internationally recognized overnight courier, specifying next business day delivery, with written verification of receipt. All communications shall

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  be sent to the respective parties at their address as set forth below, or to such facsimile number or address as subsequently modified by written notice given in accordance with this Section 11(d).

If to HCC:
Heritage Commerce Corp 150 Almaden Boulevard San Jose, California 95133
Attn.:	Walter T. Kaczmarek Chief Executive Officer
Fax Number:	(408) 792-4004
with a copy to (which shall not constitute notice hereunder):
Buchalter A Professional Corporation 1000 Wilshire Boulevard, Suite 1500 Los Angeles, California 90017-2457
Attn:	Mark A. Bonenfant, Esq.
Fax Number:	(213) 630-5664
If to UAB:
United American Bank 101 South Ellsworth, Suite 110 San Mateo, California 94401
Attention:	John C. Schrup President
Fax Number:
with a copy to (which shall not constitute notice hereunder):
Sheppard Mullin Richter & Hampton LLP Four Embarcadero Center, 17th Floor San Francisco, CA 94111
Attention:	David Gershon, Esq.
Fax Number:	(415) 403-6091
If to Shareholder, to the address noted on the signature page hereto.

          (e)    Binding Effect; Assignment.    This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Shareholder and UAB shall each not be entitled to assign his, her or its obligations hereunder without the prior written consent of HCC, and any purported assignment without such consent shall be null and void. HCC may assign its rights under this Agreement to any Person or its Affiliates.

          (f)    Governing Law.    This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the state of California, without regard to the conflict of laws rules thereof. The Superior Courts of the California counties of San Mateo and Santa Clara and the United States District Court for the Central District of California shall have exclusive jurisdiction over any and all disputes between the parties hereto, whether in law or equity, arising out of or relating to this Agreement and the agreements, instruments and documents contemplated hereby and the parties consent to and agree to submit to the jurisdiction

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  of such courts. Each of the parties hereby waives and agrees not to assert in any such dispute, to the fullest extent permitted by applicable Law, any claim that (i) such party is not personally subject to the jurisdiction of such courts, (ii) such party and such party's property is immune from any legal process issued by such courts or (iii) any litigation or other proceeding commenced in such courts is brought in an inconvenient forum. The parties hereby agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 11(d), or in other manner as may be permitted by law, shall be valid and sufficient service thereof and hereby waive any objections to service accomplished in the manner herein provided.

          (g)    Independent Review and Advice.    Shareholder represents and warrants that he or she has carefully read this Agreement; that Shareholder executes this Agreement with full knowledge of the contents of this Agreement, the legal consequences thereof, and any and all rights which any party may have with respect to the other parties; that Shareholder has had the opportunity to receive independent legal advice with respect to the matters set forth in this Agreement and with respect to the rights and asserted rights arising out of such matters. Shareholder expressly agrees that there are no expectations contrary to this Agreement and no usage of trade or regular practice in the industry shall be used to modify this Agreement. The parties agree that this Agreement shall not be construed for or against either party in any interpretation thereof.

          (h)    Headings.    The descriptive headings of the Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

          (i)    Execution and Counterparts.    Signatures sent by facsimile or electronically shall have the same force an effect as manual signed originals. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party hereto and delivered to each party hereto.

          (j)    Certain Events.    Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Shares owned by Shareholder and shall be binding upon any Person to which legal ownership of such Shares shall pass, whether by operation of law or otherwise, including, without limitation, Shareholder's heirs, executors, guardians, administrators, trustees or successors. Notwithstanding any Transfer of such Shares by Shareholder, Shareholder or, as applicable, Shareholder's heirs, executors, guardians, administrators, trustees or successors, shall remain liable for the performance of all obligations under this Agreement.

[Signature page follows]

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        IN WITNESS WHEREOF, the parties hereto have executed this Shareholder Agreement as of the date first above written.

HERITAGE COMMERCE CORP
By:	/s/ WALTER T. KACZMAREK Walter T. Kaczmarek Chief Executive Officer and President
UNITED AMERICAN BANK
By:	/s/ JOHN C. SCHRUP John C. Schrup President

SHAREHOLDER:
Name:
Number of Shares:
Address for Notices:
Fax Number:

[Signature Page to Shareholder Agreement]

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ANNEX B

FORM OF NON-SOLICITATION, NON-COMPETITION AND
CONFIDENTIALITY AGREEMENT

        This NON-SOLICITATION, NON-COMPETITION AND CONFIDENTIALITY AGREEMENT (this "Agreement"), dated as of January 10, 2018, is made by and among Heritage Commerce Corp, a California corporation ("HCC"), Heritage Bank of Commerce, a California state-chartered bank and wholly-owned subsidiary of HCC ("HBC"), and the undersigned director ("Representative") of United American Bank, a California banking corporation ("UAB"). The Agreement shall become effective at the Effective Time as defined in the Merger Agreement (described below).

Recitals

        A.    HCC, HBC and UAB are entering into an Agreement and Plan of Merger and Reorganization (and as it may be amended, the "Merger Agreement"), dated the date of this Agreement, pursuant to which UAB shall merge with and into HBC (the "Merger") on the terms and conditions set forth therein and, in connection therewith, each share of UAB common stock ("UAB Common Stock") and UAB preferred stock will be converted into the right to receive the consideration set forth in the Merger Agreement. Unless otherwise indicated, capitalized terms used and not defined herein shall have the meanings set forth in the Merger Agreement.

        B.    Representative owns shares of UAB Common Stock and, as a result, Representative has a material economic interest in the consummation of the Merger.(1)

        C.    Following the Merger, the business and operations of HCC, HBC and UAB could be irreparably injured if Representative were to undertake certain activities competitive with HCC, HBC or UAB.

        D.    In order to induce HCC and HBC to enter into the Merger Agreement and consummate the Merger, Representative has agreed to enter into and perform this Agreement.

        NOW, THEREFORE, in consideration of the transactions contemplated by the Merger Agreement and the benefits to be derived, directly or indirectly, by Representative under the Merger Agreement, and in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

        1.    Acknowledgments by Representative; Support.

          (a)   Representative acknowledges that by virtue of his or her positions with UAB, he or she has developed considerable expertise in the business operations of UAB and has access to extensive confidential information with respect to UAB and has access to Confidential Information (as defined below). Representative recognizes that HCC and HBC would be irreparably damaged, and HCC's and HBC's substantial investment as a result of the acquisition of UAB in the Merger would be materially impaired, if Representative were to (i) disclose or make unauthorized use of any Confidential Information, (ii) take certain actions relative to employees of UAB, or (iii) solicit current or prospective clients, customers, suppliers, agents or certain other Persons. Accordingly, Representative expressly acknowledges that he or she is voluntarily entering into this Agreement and that the terms and conditions of this Agreement are fair and reasonable to Representative in all respects.

(1)
This recital to be omitted from agreements signed by directors who own no shares of UAB Common Stock.

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          (b)   Representative agrees during the Applicable Period (as defined below) to support and refrain from (i) disparaging the goodwill of HCC, HBC and UAB, and (ii) harming the customer and client relationships of UAB as of the Effective Time of the Merger. For purposes of this Agreement, "Applicable Period" shall mean the period commencing on the Effective Time and ending on the later of: (i) two (2) years from and after the Effective Time, or (ii) one (1) year from and after the date on which Representative is no longer a director or employee of HCC or HBC.

        2.    Non Solicitation.

          (a)   In order that HCC and HBC may have and enjoy the full benefit of ownership of UAB and the business it conducts, including its goodwill, following the Effective Time of the Merger, Representative agrees that during the Applicable Period, (i) Representative will not take any affirmative action directly or indirectly attempt to hire, contact or solicit (other than general solicitations through newspapers or other media of general circulation not specifically targeted at such employees) with respect to hiring, any Person who was an employee of UAB at the Effective Time of the Merger and who becomes an employee of HCC, HBC or any of their respective Subsidiaries in connection with the Merger, or induce or otherwise counsel, advise or knowingly encourage any such Person to leave the employ of HCC, HBC or any of their respective Subsidiaries, and (ii) Representative will not directly or indirectly (A) induce, persuade, encourage or influence or attempt to induce, persuade, encourage or influence any Person who had a business relationship with UAB as of the Effective Time of the Merger and who continues to have a business relationship with HBC, HCC or any of its respective Subsidiaries on or after the Effective Time of the Merger, to discontinue, reduce or restrict such relationship or (B) solicit or target the deposits, loans or other products and services from or to Persons who were depositors, borrowers or customers of UAB as of the Effective Time of the Merger, whether by personal contact, by telephone, by facsimile, by mail or other form of solicitation or communication, or in any other way except for general solicitations that are directed to the general public and not directed specifically to Persons who were depositors, borrowers or customers of UAB as of the Effective Time of the Merger, [provided however, that the foregoing clause (ii) shall not prohibit Representative from soliciting the purchase of insurance or fixed annuities by any Person.](2)

          (b)   Representative acknowledges and agrees that the business conducted by UAB is highly competitive, a significant portion of UAB's competitiveness and its value as a going enterprise is derived from its workforce and business relationships, and that the covenants made by Representative in this Section 2 are made in consideration of the Merger Consideration Representative will receive in exchange for Representative's UAB Common Stock outstanding immediately prior to the Merger, and as a necessary inducement for HCC and HBC to enter into the Merger Agreement and consummate the transactions contemplated thereby. It is the desire and intent of the parties to this Agreement that the provisions of this Section 2 shall be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought. It is expressly understood and agreed that, although Representative, HCC and HBC each consider the restrictions contained in this Section 2 to be reasonable, if a final determination is made by a court of competent jurisdiction or an arbitrator that any restriction contained in this Section 2 is unenforceable against any party, the provisions of this Section 2 shall be deemed amended to apply to the maximum extent as such court may judicially determine or indicate to be enforceable. Representative acknowledges that breach of this Section 2 may cause HCC and HBC irreparable harm and that they may be entitled to the entry of an injunction without bond in the event Representative breaches or threatens to breach this Section 2.

(2)
To be included in Mr. Bland's agreement only.

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        3.    Non-Competition.     Without the prior written consent of HCC, which may be withheld in HCC's sole and absolute discretion, during the Applicable Period, [with the exception of director positions with each of Tri-Valley Bank, First Banks, Inc., and Medley Management, Inc.,](3) Representative shall not, directly or indirectly, own, manage, operate, control, engage in or have any interest in any Person, firm, corporation or business (whether as an employee, officer, director, agent, security holder, or consultant, provided that Representative shall not be prohibited from making a passive investment not to exceed 5% of the outstanding shares of any class of security or of the total outstanding equity of any company) that engages, in any manner, in the provision of Commercial Banking Services (as defined below) in the Counties of Alameda, Contra Costa, Santa Clara or San Mateo, in the State of California. For purposes of this Agreement, "Commercial Banking Services" shall mean services that include both (i) the origination of secured or unsecured commercial, real estate, residential, construction and SBA loans, together with (ii) the solicitation and provision of deposits.(4)

        4.    Confidential Information; Trade Names and Styles.

          (a)   Without limiting the generality of Section 2 above, other than for the benefit of UAB, HCC, HBC or their respective Subsidiaries, Representative (i) shall make no use of Confidential Information , or any part thereof, and (ii) shall not disclose Confidential Information , or any part thereof, to any other Person, and (iii) shall, upon the request of HCC or HBC, deliver all documents, reports, drawings, designs, plans, proposals and other tangible evidence of Confidential Information now possessed or hereafter acquired by Representative to HCC and HBC. For purposes of this Agreement, "Confidential Information "shall mean (a) all secrets and other confidential information, trade secrets, ideas, concepts, knowledge, know-how, techniques, secret processes, improvements, discoveries, methods, inventions, sales information, financial information, lists of customers and prospective customers, broker lists, potential brokers, rate sheets, market studies, marketing plans, business plans, concepts, strategies or products, as well as all documents, reports, drawings, designs, plans, and proposals otherwise pertaining to same, with respect to UAB, (b) any non-public personal information on any present or past customer or client of UAB, and (c) any other information, however documented, that is a trade secret within the meaning applicable trade secret protection Law. Notwithstanding the foregoing, "Confidential Information "shall not include any (i) information which is or has become available from an independent third party who learned the information independently and is or was not bound by a confidentiality agreement with UAB, HCC or HBC with respect to such information, (ii) information which Representative independently develops or has developed without reference to such information, or (iii) information readily ascertainable from public, trade or other non-confidential sources (other than as a result, directly or indirectly, of disclosure or other dissemination in violation of an obligation or duty of confidentiality owed to UAB, HCC or HBC)

          (b)   Notwithstanding any provision of this Agreement to the contrary, Representative may disclose or reveal any information, whether including in whole or part any Confidential Information, that:

              (i)  Representative is required to disclose or reveal under applicable Law; provided, however, that Representative makes a good faith request that the confidentiality of the Confidential Information be preserved and, to the extent not prohibited by applicable Law and gives, HCC and HBC prompt advance notice of such requirement.

(3)
To be included in Mr. Rounseville's agreement only.

(4)
Section 3 to be omitted from agreements signed by directors who own no shares of UAB Common Stock.

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             (ii)  Representative is otherwise required to disclose or reveal by any Governmental Entity; provided, however, that Representative makes a good faith request that the confidentiality of the Confidential Information be preserved and, to the extent not prohibited by applicable Law, gives HCC and HBC prompt advance notice of such requirement.

            (iii)  In the written opinion of Representative's legal counsel, Representative is compelled to disclose or else stand liable for contempt or suffer other censure or penalty imposed by any Governmental Entity; provided, however, that Representative makes a good faith request that the confidentiality of the Confidential Information be preserved and, to the extent not prohibited by applicable Law, gives HCC and HBC prompt advance notice of such requirement.

          (c)   Pursuant to 18 U.S.C. 1833(b), an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (X) files any document containing the trade secret under seal; and (Y) does not disclose the trade secret, except pursuant to court order.

          (d)   Representative acknowledges and agrees that any and all trade names and styles used by UAB, including, but not limited to, the terms "United American Bank" and all trademarks, visual designs and logos under which UAB did business (collectively, the "Marks"), are valuable trade names and service marks, the ownership of which will remain with UAB upon the Merger. The undersigned agrees that use by any entity, other than HCC or HBC or one of their respective Subsidiaries, of the Marks in the Counties of Alameda, Contra Costa, Marin, San Benito, San Francisco, San Mateo, and Santa Clara in the State of California would both cause public and customer confusion, and dilute the value of HCC's and HBC's investment. Therefore, Representative unconditionally agrees that after the date hereof, he or she will not enter into any business arrangement or agreement, whether formal or informal, directly or indirectly, where the term "United American Bank" or any other Mark, is used.

        5.    Confidentiality.     Representative agrees (a) to hold any and all information regarding this Agreement, the Merger and the Merger Agreement in strict confidence, and (b) not to divulge any information regarding this Agreement, the Merger or the Merger Agreement to any third person (other than Representative's legal counsel or tax advisors who owe Representative a legal duty of confidentiality with respect to such information), until such time as the Merger has been publicly announced by HCC and UAB, at which time Representative may only divulge such information as has been publicly disclosed by HCC and UAB.

        6.    Independence of Obligations.     The covenants of Representative set forth in this Agreement shall be construed as independent of any other agreement or arrangement between Representative, on the one hand, and HCC and HBC, or their respective Subsidiaries on the other; and the existence of any claim or cause of action by Representative against HCC, HBC, or their respective Subsidiaries shall not constitute a defense to the enforcement of such covenants against Representative.

        7.    Termination.     This Agreement shall terminate automatically without further action in the event that the Merger Agreement is terminated prior to the Effective Time in accordance with its terms. Unless sooner terminated under the immediately preceding sentence, the obligations of Representative under Section 4(a) of this Agreement shall survive the termination of this Agreement, and the

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obligations of Representative under Sections 1(b), 2, and 3 of this Agreement shall terminate at the end of the Applicable Period.

        8.    Specific Performance.     Representative acknowledges and agrees that irreparable injury will result to HCC and HBC in the event of a breach of any of the provisions of this Agreement and that HCC and HBC will have no adequate remedy at law with respect thereto. Accordingly, in the event of a material breach of this Agreement, and in addition to any other legal or equitable remedy HCC or HBC may have, HCC and HBC shall be entitled to seek the entry of a preliminary injunction and a permanent injunction (including, without limitation, specific performance) by a court of competent jurisdiction, to restrain the violation or breach thereof by Representative or any affiliates, agents or any other Persons acting for or with Representative in any capacity whatsoever, and Representative submits to the jurisdiction of such court in any such action. In addition, after discussing the matter with Representative, HCC and HBC shall have the right to inform any third party that HCC and HBC reasonably believes to be, or to be contemplating, participating with Representative or receiving from Representative assistance in violation of this Agreement, of the terms of this Agreement and of the rights of HCC and HBC hereunder, and that participation by any such Persons with Representative in activities in violation of Representative's agreement with HCC and HBC set forth in this Agreement may give rise to claims by HCC and HBC against such third party.

        9.    Entire Agreement.     This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

        10.    Attorneys' Fees.     If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements, in addition to any other relief to which the prevailing party is entitled.

        11.    Severability.     If any provision of this Agreement shall be held by a court of competent jurisdiction to be unreasonable as to duration, activity or subject, it shall be deemed to extend only over the maximum duration, range of activities or subjects as to which such provision shall be valid and enforceable under applicable Law. If any provision of this Agreement shall, for any reason, be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

        12.   Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) four (4) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with an internationally recognized overnight courier, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their

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address as set forth below, or to such facsimile number or address as subsequently modified by written notice given in accordance with this Section 12.

If to HCC or HBC:
Heritage Commerce Corp 150 Almaden Boulevard San Jose, California 95133
Attn.:	Walter T. Kaczmarek Chief Executive Officer
Fax Number: (408) 792-4004
With a copy to (which does not constitute notice):
Buchalter 1000 Wilshire Boulevard, Suite 1500 Los Angeles, California 90017-2457
Attn:	Mark A. Bonenfant, Esq.
Fax Number: (213) 630-5664
If to Representative, at the address of Representative appearing on the signature page of this Agreement.

        13.    Binding Effect; Assignment.     This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Representative shall not be entitled to assign his or her obligations hereunder without the prior written consent of HCC and HBC, and any purported assignment without such consent shall be null and void. HCC and HBC may each assign its rights under this Agreement to any Person or its/their Affiliates.

        14.    Governing Law.     This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of California applicable to contracts made and entirely to be performed within such state, without regard to any applicable conflicts of law principles that would require the application of the laws of any other jurisdiction. The Superior Courts of the California counties of San Mateo and Santa Clara and the United States District Court for the Central District of California shall have exclusive jurisdiction over any and all disputes between the parties hereto, whether in law or equity, arising out of or relating to this Agreement and the agreements, instruments and documents contemplated hereby and the parties consent to and agree to submit to the jurisdiction of such courts. Each of the parties hereby waives and agrees not to assert in any such dispute, to the fullest extent permitted by applicable Law, any claim that (i) such party is not personally subject to the jurisdiction of such courts, (ii) such party and such party's property is immune from any legal process issued by such courts or (iii) any litigation or other proceeding commenced in such courts is brought in an inconvenient forum. The parties hereby agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 12, or in other manner as may be permitted by law, shall be valid and sufficient service thereof and hereby waive any objections to service accomplished in the manner herein provided.

        15.    Independent Review and Advice.     Representative represents and warrants that he or she has carefully read this Agreement; that Representative executes this Agreement with full knowledge of the contents of this Agreement, the legal consequences thereof, and any and all rights which any party may have with respect to the other parties; that Representative has had the opportunity to receive independent legal advice with respect to the matters set forth in this Agreement and with respect to

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the rights and asserted rights arising out of such matters. Representative expressly agrees that there are no expectations contrary to this Agreement and no usage of trade or regular practice in the industry shall be used to modify this Agreement. The parties agree that this Agreement shall not be construed for or against either party in any interpretation thereof.

        16.    Headings.     The descriptive headings of the Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

        17.    Execution and Counterparts.     Signatures sent by facsimile or electronically shall have the same force an effect as manual signed originals. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party hereto and delivered to each party hereto.

[Signature page follows]

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        IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

HERITAGE COMMERCE CORP
By:	/s/ WALTER T. KACZMAREK Walter T. Kaczmarek President and Chief Executive Officer
HERITAGE BANK OF COMMERCE
By:	/s/ WALTER T. KACZMAREK Walter T. Kaczmarek Chief Executive Officer
REPRESENTATIVE
Name:
Address:

[Signature Page to Non-Solicitation, Non-Competition and Confidentiality Agreement]

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ANNEX C

FORM OF NON-SOLICITATION AND CONFIDENTIALITY AGREEMENT

        This NON-SOLICITATION AND CONFIDENTIALITY AGREEMENT (this "Agreement"), dated as of January 10, 2017, is made by and among Heritage Commerce Corp, a California corporation ("HCC"), Heritage Bank of Commerce, a California state-chartered bank and wholly-owned subsidiary of HCC ("HBC"), and the undersigned executive ("Representative") of United American Bank, a California banking corporation ("UAB"). The Agreement shall become effective at the Effective Time as defined in the Merger Agreement (described below).

Recitals

        A.    HCC, HBC and UAB are entering into an Agreement and Plan of Merger and Reorganization (and as it may be amended, the "Merger Agreement"), dated the date of this Agreement, pursuant to which UAB shall merge with and into HBC (the "Merger") on the terms and conditions set forth therein and, in connection therewith, each share of UAB common stock ("UAB Common Stock") and UAB preferred stock will be converted into the right to receive the consideration set forth in the Merger Agreement. Unless otherwise indicated, capitalized terms used and not defined herein shall have the meanings set forth in the Merger Agreement.

        B.    Representative owns shares of UAB Common Stock and, as a result, Representative has a material economic interest in the consummation of the Merger.

        C.    Following the Merger, the business and operations of HCC, HBC and UAB could be irreparably injured if Representative were to undertake certain activities competitive with HCC, HBC or UAB.

        D.    In order to induce HCC and HBC to enter into the Merger Agreement and consummate the Merger, Representative has agreed to enter into and perform this Agreement.

        NOW, THEREFORE, in consideration of the transactions contemplated by the Merger Agreement and the benefits to be derived, directly or indirectly, by Representative under the Merger Agreement, and in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

        1.    Acknowledgments by Representative; Support.

          (a)   Representative acknowledges that by virtue of his or her positions with UAB, he or she has developed considerable expertise in the business operations of UAB and has access to extensive confidential information with respect to UAB and has access to Confidential Information (as defined below). Representative recognizes that HCC and HBC would be irreparably damaged, and HCC's and HBC's substantial investment as a result of the acquisition of UAB in the Merger would be materially impaired, if Representative were to (i) disclose or make unauthorized use of any Confidential Information, (ii) take certain actions relative to employees of UAB, or (iii) solicit current or prospective clients, customers, suppliers, agents or certain other Persons. Accordingly, Representative expressly acknowledges that he or she is voluntarily entering into this Agreement and that the terms and conditions of this Agreement are fair and reasonable to Representative in all respects.

          (b)   Representative agrees during the Applicable Period (as defined below) to support and refrain from (i) disparaging the goodwill of HCC, HBC and UAB, and (ii) harming the customer and client relationships of UAB as of the Effective Time of the Merger. For purposes of this Agreement, "Applicable Period" shall mean the period commencing on the Effective Time and ending on the later of: (i) two (2) years from and after the Effective Time, or (ii) one (1) year

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  from and after the date on which Representative is no longer a director or employee of HCC or HBC.

        2.    Non Solicitation.

          (a)   In order that HCC and HBC may have and enjoy the full benefit of ownership of UAB and the business it conducts, including its goodwill, following the Effective Time of the Merger, Representative agrees that during the Applicable Period, (i) Representative will not take any affirmative action directly or indirectly to attempt to hire, contact or solicit (other than general solicitations through newspapers or other media of general circulation not targeted at such employees) with respect to hiring, any Person who was an employee of UAB at the Effective Time of the Merger and who becomes an employee of HCC, HBC or any of their respective Subsidiaries in connection with the Merger, or induce or otherwise counsel, advise or knowingly encourage any such Person to leave the employ of HCC, HBC or any of their respective Subsidiaries, and (ii) Representative will not directly or indirectly (A) induce, persuade, encourage or influence or attempt to induce, persuade, encourage or influence any Person who had a business relationship with UAB as of the Effective Time of the Merger and who continues to have a business relationship with HBC, HCC or any of its respective Subsidiaries on or after the Effective Time of the Merger, to discontinue, reduce or restrict such relationship or (B) solicit or target the deposits, loans or other products and services from or to Persons who were depositors, borrowers or customers of UAB as of the Effective Time of the Merger, whether by personal contact, by telephone, by facsimile, by mail or other form of solicitation or communication, or in any other way except for general solicitations that are directed to the general public and not directed specifically to Persons who were depositors, borrowers or customers of UAB as of the Effective Time of the Merger.

          (b)   Representative acknowledges and agrees that the business conducted by UAB is highly competitive, a significant portion of UAB's competitiveness and its value as a going enterprise is derived from its workforce and business relationships, and that the covenants made by Representative in this Section 2 are made in consideration of the Merger Consideration Representative will receive in exchange for Representative's UAB Common Stock, and as a necessary inducement for HCC and HBC to enter into the Merger Agreement and consummate the transactions contemplated thereby. It is the desire and intent of the parties to this Agreement that the provisions of this Section 2 shall be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought. It is expressly understood and agreed that, although Representative, HCC and HBC each consider the restrictions contained in this Section 2 to be reasonable, if a final determination is made by a court of competent jurisdiction or an arbitrator that any restriction contained in this Section 2 is unenforceable against any party, the provisions of this Section 2 shall be deemed amended to apply to the maximum extent as such court may judicially determine or indicate to be enforceable. Representative acknowledges that breach of this Section 2 may cause HCC and HBC irreparable harm and that they may be entitled to entry of an injunction without bond in the event Representative breaches or threatens to breach this Section 2.

        3.    Confidential Information; Trade Names and Styles.

          (a)   Without limiting the generality of Section 2 above, other than for the benefit of UAB, HCC, HBC or their respective Subsidiaries, Representative (i) shall make no use of Confidential Information, or any part thereof, and (ii) shall not disclose Confidential Information, or any part thereof, to any other Person, and (iii) shall, upon the request of HCC or HBC, deliver all documents, reports, drawings, designs, plans, proposals and other tangible evidence of Confidential Information now possessed or hereafter acquired by Representative to HCC and HBC. For purposes of this Agreement, "Confidential Information" shall mean (a) all secrets and other

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  confidential information, trade secrets, ideas, concepts, knowledge, know-how, techniques, secret processes, improvements, discoveries, methods, inventions, sales information, financial information, lists of customers and prospective customers, broker lists, potential brokers, rate sheets, market studies, marketing plans, business plans, concepts, strategies or products, as well as all documents, reports, drawings, designs, plans, and proposals otherwise pertaining to same, with respect to UAB, (b) any non-public personal information on any present or past customer or client of UAB, and (c) any other information, however documented, that is a trade secret within the meaning applicable trade secret protection Law. Notwithstanding the foregoing, "Confidential Information" shall not include any (i) information which is or has become available from an independent third party who learned the information independently and is or was not bound by a confidentiality agreement with UAB, HCC or HBC with respect to such information, (ii) information which Representative independently develops or has developed without reference to such information, or (iii) information readily ascertainable from public, trade or other non-confidential sources (other than as a result, directly or indirectly, of disclosure or other dissemination in violation of an obligation or duty of confidentiality owed to UAB, HCC or HBC).

          (b)   Notwithstanding any provision of this Agreement to the contrary, Representative may disclose or reveal any information, whether including in whole or part any Confidential Information, that:

              (i)  Representative is required to disclose or reveal under applicable Law; provided, however, that Representative makes a good faith request that the confidentiality of the Confidential Information be preserved and, to the extent not prohibited by applicable Law and gives, HCC and HBC prompt advance notice of such requirement.

             (ii)  Representative is otherwise required to disclose or reveal by any Governmental Entity; provided, however, that Representative makes a good faith request that the confidentiality of the Confidential Information be preserved and, to the extent not prohibited by applicable Law, gives HCC and HBC prompt advance notice of such requirement.

            (iii)  In the written opinion of Representative's legal counsel, Representative is compelled to disclose or else stand liable for contempt or suffer other censure or penalty imposed by any Governmental Entity; provided, however, that Representative makes a good faith request that the confidentiality of the Confidential Information be preserved and, to the extent not prohibited by applicable Law, gives HCC and HBC prompt advance notice of such requirement.

          (c)   Pursuant to 18 U.S.C. 1833(b), an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (X) files any document containing the trade secret under seal; and (Y) does not disclose the trade secret, except pursuant to court order.

          (d)   Representative acknowledges and agrees that any and all trade names and styles used by UAB, including, but not limited to, the terms "United American Bank" and all trademarks, visual designs and logos under which UAB did business (collectively, the "Marks"), are valuable trade names and service marks, the ownership of which will remain with UAB upon the Merger. The undersigned agrees that use by any entity, other than HCC or HBC or one of their respective Subsidiaries, of the Marks in the Counties of Alameda, Contra Costa, Marin, San Benito, San

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  Francisco, San Mateo, and Santa Clara in the State of California would both cause public and customer confusion, and dilute the value of HCC's and HBC's investment. Therefore, Representative unconditionally agrees that after the date hereof, he or she will not enter into any business arrangement or agreement, whether formal or informal, directly or indirectly, where the term "United American Bank" or any other Mark, is used.

        4.    Confidentiality.    Representative agrees (a) to hold any and all information regarding this Agreement, the Merger and the Merger Agreement in strict confidence, and (b) not to divulge any information regarding this Agreement, the Merger or the Merger Agreement to any third person (other than Representative's legal counsel or tax advisors who owe Representative a legal duty of confidentiality with respect to such information), until such time as the Merger has been publicly announced by HCC and UAB, at which time Representative may only divulge such information as has been publicly disclosed by HCC and UAB.

        5.    Independence of Obligations.    The covenants of Representative set forth in this Agreement shall be construed as independent of any other agreement or arrangement between Representative, on the one hand, and HCC and HBC, or their respective Subsidiaries on the other; and the existence of any claim or cause of action by Representative against HCC, HBC, or their respective Subsidiaries shall not constitute a defense to the enforcement of such covenants against Representative.

        6.    Termination.    This Agreement shall terminate automatically without further action in the event that the Merger Agreement is terminated prior to the Effective Time in accordance with its terms. Unless sooner terminated under the immediately preceding sentence, the obligations of Representative under Section 3(a) of this Agreement shall survive the termination of this Agreement, and the obligations of Representative under Sections 1(b) and 2 of this Agreement shall terminate at the end of the Applicable Period.

        7.    Specific Performance.    Representative acknowledges and agrees that irreparable injury will result to HCC and HBC in the event of a breach of any of the provisions of this Agreement and that HCC and HBC will have no adequate remedy at law with respect thereto. Accordingly, in the event of a material breach of this Agreement, and in addition to any other legal or equitable remedy HCC or HBC may have, HCC and HBC shall be entitled to seek the entry of a preliminary injunction and a permanent injunction (including, without limitation, specific performance) by a court of competent jurisdiction, to restrain the violation or breach thereof by Representative or any affiliates, agents or any other Persons acting for or with Representative in any capacity whatsoever, and Representative submits to the jurisdiction of such court in any such action. In addition, after discussing the matter with Representative, HCC and HBC shall have the right to inform any third party that HCC and HBC reasonably believes to be, or to be contemplating, participating with Representative or receiving from Representative assistance in violation of this Agreement, of the terms of this Agreement and of the rights of HCC and HBC hereunder, and that participation by any such Persons with Representative in activities in violation of Representative's agreement with HCC and HBC set forth in this Agreement may give rise to claims by HCC and HBC against such third party.

        8.    Entire Agreement.    This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

        9.    Attorneys' Fees.    If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements, in addition to any other relief to which the prevailing party is entitled.

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        10.    Severability.    If any provision of this Agreement shall be held by a court of competent jurisdiction to be unreasonable as to duration, activity or subject, it shall be deemed to extend only over the maximum duration, range of activities or subjects as to which such provision shall be valid and enforceable under applicable Law. If any provision of this Agreement shall, for any reason, be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

        11.    Notices.    All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) four (4) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with an internationally recognized overnight courier, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth below, or to such facsimile number or address as subsequently modified by written notice given in accordance with this Section 11.

    If to HCC or HBC:

      Heritage Commerce Corp
      150 Almaden Boulevard
      San Jose, California 95133
      Attn.:    Walter T. Kaczmarek
                    Chief Executive Officer
      Fax Number:    (408) 792-4004

    With a copy to (which does not constitute notice):

      Buchalter
      1000 Wilshire Boulevard, Suite 1500
      Los Angeles, California 90017-2457
      Attn:    Mark A. Bonenfant, Esq.
      Fax Number:    (213) 630-5664

    If to Representative, at the address of Representative appearing on the signature page of this Agreement.

        12.    Binding Effect; Assignment.    This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Representative shall not be entitled to assign his or her obligations hereunder without the prior written consent of HCC and HBC, and any purported assignment without such consent shall be null and void. HCC and HBC may each assign its rights under this Agreement to any Person or its/their Affiliates.

        13.    Governing Law.    This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of California applicable to contracts made and entirely to be performed within such state, without regard to any applicable conflicts of law principles that would require the application of the laws of any other jurisdiction. The Superior Courts of the California counties of San Mateo and Santa Clara and the United States District Court for the Central District of California shall have exclusive jurisdiction over any and all disputes between the parties hereto, whether in law or equity, arising out of or relating to this Agreement and the agreements, instruments and documents contemplated hereby and the parties consent to and agree to submit to the jurisdiction of such courts.

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Each of the parties hereby waives and agrees not to assert in any such dispute, to the fullest extent permitted by applicable Law, any claim that (i) such party is not personally subject to the jurisdiction of such courts, (ii) such party and such party's property is immune from any legal process issued by such courts or (iii) any litigation or other proceeding commenced in such courts is brought in an inconvenient forum. The parties hereby agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 11, or in other manner as may be permitted by law, shall be valid and sufficient service thereof and hereby waive any objections to service accomplished in the manner herein provided.

        14.    Independent Review and Advice.    Representative represents and warrants that he or she has carefully read this Agreement; that Representative executes this Agreement with full knowledge of the contents of this Agreement, the legal consequences thereof, and any and all rights which any party may have with respect to the other parties; that Representative has had the opportunity to receive independent legal advice with respect to the matters set forth in this Agreement and with respect to the rights and asserted rights arising out of such matters. Representative expressly agrees that there are no expectations contrary to this Agreement and no usage of trade or regular practice in the industry shall be used to modify this Agreement. The parties agree that this Agreement shall not be construed for or against either party in any interpretation thereof.

        15.    Headings.    The descriptive headings of the Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

        16.    Execution and Counterparts.    Signatures sent by facsimile or electronically shall have the same force an effect as manual signed originals. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party hereto and delivered to each party hereto.

[Signature page follows]

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        IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

HERITAGE COMMERCE CORP
By:	/s/ WALTER T. KACZMAREK Walter T. Kaczmarek President and Chief Executive Officer
HERITAGE BANK OF COMMERCE
By:	/s/ WALTER T. KACZMAREK Walter T. Kaczmarek Chief Executive Officer

REPRESENTATIVE
Name:
Address:

[Signature Page to Non-Solicitation and Confidentiality Agreement]

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ANNEX D

FORM OF SHAREHOLDER AGREEMENT

        This SHAREHOLDER AGREEMENT ("Agreement") is made and entered into as of January 10, 2018 by and among Heritage Commerce Corp, a California corporation ("HCC"), United American Bank, a California banking corporation ("UAB"), and ATBancorp, Inc., an Iowa corporation ("Shareholder").

Recitals

        A.    HCC, Heritage Bank of Commerce, a California banking corporation ("HBC"), and UAB are entering into an Agreement and Plan of Merger and Reorganization (and as it may be amended, the "Merger Agreement"), dated as of the date of this Agreement, pursuant to which UAB will merge with and into HBC (the "Merger") on the terms and conditions set forth therein and, in connection therewith, each share of UAB Common Stock, Series A Preferred, Series B Preferred, Series D Preferred and Series E Preferred will be converted into the right to receive the consideration set forth in the Merger Agreement. Unless otherwise indicated, capitalized terms used and not defined herein shall have the meanings set forth in the Merger Agreement.

        B.    As a condition to its willingness to enter into the Merger Agreement, HCC has required that Shareholder enter into, and Shareholder has agreed to enter into, this Agreement.

        NOW, THEREFORE, in consideration of the foregoing, for good and valuable consideration, the parties hereby agree as follows:

        1.    Representations and Warranties of Shareholder.     Shareholder hereby represents and warrants to HCC as follows:

          (a)    Authority; No Violation.    Shareholder has all necessary power and authority to enter into and perform all of Shareholder's obligations hereunder. The execution, delivery and performance of this Agreement by Shareholder will not violate any other agreement to which Shareholder is a party, including any voting agreement, shareholders' agreement, trust agreement or voting trust, any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject. This Agreement has been duly and validly executed and delivered by Shareholder and constitutes a valid and binding agreement of Shareholder, enforceable against Shareholder in accordance with its terms.

          (b)    Ownership of Shares.    Shareholder is the beneficial owner or record holder of the number of shares of UAB Common Stock, Series A Preferred, Series B Preferred, Series D Preferred Stock and Series E Preferred Stock indicated under Shareholder's name on the signature page hereto (the "Existing Shares", and together with any shares of UAB Common Stock, Series A Preferred, Series B Preferred, Series D Preferred Stock and Series E Preferred Stock acquired by Shareholder after the date of this Agreement, the "Shares") and, as of the date of this Agreement, the Existing Shares constitute all the shares of UAB Common Stock, Series A Preferred, Series B Preferred, Series D Preferred Stock and Series E Preferred Stock owned of record or beneficially by Shareholder. With respect to the Existing Shares, subject to applicable community property laws, Shareholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Section 2 of this Agreement, sole power of disposition, sole power to demand appraisal rights and sole power to engage in actions set forth in Section 2 of this Agreement, with no restrictions on the voting rights, rights of disposition or otherwise, subject to applicable laws and the terms of this Agreement. For purposes of this Agreement, the term "beneficial ownership" shall be interpreted in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

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          (c)    Consents and Approvals.    Shareholder has taken all actions necessary to approve the actions contemplated by this Agreement. The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of its obligations under this Agreement and the consummation by it of the transactions contemplated hereby will not, require Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entity.

          (d)    Absence of Litigation.    There is no suit, action, investigation or proceeding pending or, to the knowledge of Shareholder, threatened against or affecting Shareholder or any of its Affiliates before or by any Governmental Entity that could reasonably be expected to materially impair the ability of Shareholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

        2.    Voting Agreement and Agreement Not to Transfer.

          (a)   Shareholder agrees that at any meeting of the shareholders of UAB which relates to or may impact, either directly or indirectly, the Merger or the Merger Agreement, or in connection with any written consent of the shareholders of UAB, Shareholder will (i) appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum; and (ii) vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering all the Shares that are owned of record or beneficially by Shareholder or as to which Shareholder has, directly or indirectly, the right to vote or direct the voting: (A) in favor of adoption and approval of the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement; (B) against any action or agreement that could be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of UAB or Shareholder under this Agreement or the Merger Agreement, and (C) except with the prior written consent of HCC, against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (1) any extraordinary corporate transactions, such as a merger, consolidation or other business combination involving UAB; (2) any sale, lease or transfer of a material amount of the assets of UAB; (3) any change in the majority of the board of UAB; (4) any material change in the present capitalization of UAB; (5) any amendment of UAB's Charter Documents; (6) any other material change in UAB's corporate structure or business; or (7) any other action which is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or materially adversely affect the Merger. Shareholder shall not enter into any agreement or understanding with any Person prior to the date of termination of this Agreement in accordance with Section 7 to vote or give instructions after the date of termination of this Agreement in accordance with Section 7 in any manner inconsistent with clauses (i) or (ii) of the preceding sentence.

          (b)   Until the earlier of the termination of this Agreement or the Effective Time, Shareholder will not, directly or indirectly (i) sell, transfer, exchange, pledge, assign, hypothecate, encumber, tender or otherwise dispose of (collectively, a "Transfer"), or enforce or permit execution of the provisions of any redemption, share purchase or sale, recapitalization or other agreement with UAB or any other Person or enter into any contract, option or other agreement, arrangement or understanding with respect to the Transfer of, directly or indirectly, any of the Shares or any securities convertible into or exercisable for Shares, any other capital stock of UAB or any interest in any of the foregoing with any Person, (ii) enter into swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Shares, (iii) take any action that would make any of Shareholder's representations or warranties contained in this Agreement untrue or incorrect in any material respect or have the effect of preventing or disabling Shareholder from performing Shareholder's obligations under this Agreement, or (iv) deposit any Shares in a voting trust or grant any proxy (other than to the proxyholder(s) named in the Proxy Statement/Prospectus mailed to shareholders

A-D-2

  of UAB in connection with the UAB Meeting) or enter into any voting agreement or similar agreement or arrangement with respect to any of the Shares; provided, however, that this Agreement shall not prohibit Shareholder from transferring and delivering Shares to UAB to effect the exercise of an option to purchase UAB Common Stock. Shareholder entering into an agreement with another entity that upon consummation would result in an ATB Change in Control Transaction shall not be deemed to be a "Transfer."

        3.    Cooperation.     Shareholder agrees that it will not directly or indirectly (i) initiate, solicit, induce or encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which may constitute, or could reasonably be expected to lead to, an Acquisition Proposal, or (ii) participate in any discussions or negotiations regarding any Acquisition Proposal, or furnish, or otherwise afford access, to any Person (other than HCC) to any information or data with respect to UAB or otherwise relating to an Acquisition Proposal.

        4.    No Solicitation.     Shareholder hereby agrees that during the term of this Agreement it shall not, and shall not permit any Representative retained by it to, directly or indirectly, (a) take any of the actions specified in clauses (i)-(iv) of Section 5.04(a) of the Merger Agreement as if it were UAB, (b) agree to release, or release, any Person from any obligation under any existing standstill agreement or arrangement relating to UAB, or (c) participate in, directly or indirectly, a "solicitation" of "proxies" (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any shares of UAB Common Stock in connection with any vote or other action on any matter of a type described in Section 2(a) of this Agreement, other than to recommend that shareholders of UAB vote in favor of the adoption and approval of the Merger Agreement and the Merger and as otherwise expressly permitted by this Agreement. Shareholder agrees immediately to cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than HCC with respect to any possible Acquisition Proposal and will take all necessary steps to inform any Representative retained by it of the obligations undertaken by Shareholder pursuant to this Section 4.

        5.    Notice of Acquisitions; Proposals Regarding Prohibited Transactions.     Shareholder hereby agrees to notify HCC promptly (and in any event within two (2) business days) in writing of the number of any additional shares of UAB Common Stock, Series D Preferred Stock and Series E Preferred Stock or other securities of UAB of which Shareholder acquires beneficial or record ownership on or after the date of this Agreement. Shareholder will comply with the provisions of Section 5.04(c) of the Merger Agreement as if it were UAB.

        6.    Stop Transfer Order.     In furtherance of this Agreement, Shareholder hereby authorizes and instructs UAB to enter a stop transfer order with respect to all of Shareholder's Shares for the period from the date of this Agreement through the date this Agreement is terminated in accordance with Section 7. UAB agrees that it shall comply with such stop transfer instructions.

        7.    Term of Agreement; Termination.     The term of this Agreement shall commence on the date hereof and terminate at the Effective Time. If the Merger is not consummated and the Merger Agreement is terminated in accordance with its terms (other than as a result of a breach of this Agreement), this Agreement shall be null and void.

        8.    Specific Performance.     Shareholder acknowledges that it is a condition to the willingness of HCC to enter into the Merger Agreement that Shareholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to HCC if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, HCC will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy is the appropriate remedy for any such failure and will not oppose the granting of such relief by a court of competent jurisdiction on the basis that HCC has an adequate remedy at law. Shareholder further agrees that Shareholder will not seek, and agrees to waive any requirement

A-D-3

for, the securing or posting of a bond in connection with UAB's seeking or obtaining such equitable relief. Such injunctive and other equitable remedies are cumulative and shall be HCC's sole remedy under this Agreement, unless HCC shall have sought and been denied by a court of competent jurisdiction injunctive or other equitable remedies and such denial is other than by reason of violation of this Agreement by HCC.

        9.    Confidentiality.     Shareholder agrees (a) to hold any and all information regarding this Agreement, the Merger and the Merger Agreement in strict confidence, and (b) not to divulge any information regarding this Agreement, the Merger or the Merger Agreement to any third party, until such time as the Merger has been publicly announced by HCC and UAB, at which time Shareholder may only divulge such information as has been publicly disclosed by HCC and UAB.

        10.    Miscellaneous.

          (a)    Entire Agreement.    This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

          (b)    Attorney's Fees.    If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to attorneys' fees, costs and disbursements, in addition to any other relief to which the prevailing party is entitled.

          (c)    Severability.    If any provision of this Agreement shall be held by a court of competent jurisdiction to be unreasonable as to duration, activity or subject, it shall be deemed to extend only over the maximum duration, range of activities or subjects as to which such provision shall be valid and enforceable under applicable Law. If any provision of this Agreement shall, for any reason, be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

          (d)    Notices.    All notices and other communications hereunder shall be in writing and shall be delivered by hand, by facsimile, or by overnight courier service (except for notices specifically required to be delivered orally). Such communications shall be deemed given to a party (a) at the time and on the date of delivery, if delivered by hand or by facsimile (with, in the case of delivery by facsimile, confirmation of date and time of transmission by the transmitting equipment, and such delivery by facsimile subsequently confirmed with a copy delivered as provided in clause (b) on the next business day); and (b) at the end of the first business day following the date on which sent by overnight service by a nationally recognized courier service (costs prepaid).

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        Such communication in each case shall be delivered to the following addresses or facsimile numbers and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, or person as a party may designate by notice to the other parties):

If to HCC:
Heritage Commerce Corp 150 Almaden Boulevard San Jose, California 95133
Attn.:	Walter T. Kaczmarek Chief Executive Officer
Fax Number: (408) 792-4004
with a copy to (which shall not constitute notice hereunder):
Buchalter A Professional Corporation 1000 Wilshire Boulevard, Suite 1500 Los Angeles, California 90017-2457
Attn:	Mark A. Bonenfant, Esq.
Fax Number: (213) 630-5664

If to UAB:
United American Bank 101 South Ellsworth, Suite 110 San Mateo, California 94401
Attention:	John C. Schrup President
Fax Number:
with a copy to (which shall not constitute notice hereunder):
Sheppard Mullin Richter & Hampton LLP Four Embarcadero Center, 17th Floor San Francisco, CA 94111
Attention:	David Gershon, Esq.
Fax Number:	(415) 403-6091
If to Shareholder, to the address noted on the signature page hereto.

          (e)    Binding Effect; Assignment.    This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Shareholder and UAB shall each not be entitled to assign its obligations hereunder without the prior written consent of HCC, and any purported assignment without such consent shall be null and void. HCC may assign its rights under this Agreement to any Person or its Affiliates.

          (f)    Governing Law.    This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the state of California, without regard to the conflict of laws rules thereof. The state or federal courts located within the state of California shall have exclusive jurisdiction over any and all disputes between the parties hereto, whether in law or equity, arising out of or relating to this Agreement and the agreements, instruments and documents contemplated hereby and the parties consent to and agree to submit to

A-D-5

  the jurisdiction of such courts. Each of the parties hereby waives and agrees not to assert in any such dispute, to the fullest extent permitted by applicable Law, any claim that (i) such party is not personally subject to the jurisdiction of such courts, (ii) such party and such party's property is immune from any legal process issued by such courts or (iii) any litigation or other proceeding commenced in such courts is brought in an inconvenient forum. The parties hereby agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10(d), or in other manner as may be permitted by law, shall be valid and sufficient service thereof and hereby waive any objections to service accomplished in the manner herein provided.

          (g)    Independent Review and Advice.    Shareholder represents and warrants that it has carefully read this Agreement; that Shareholder executes this Agreement with full knowledge of the contents of this Agreement, the legal consequences thereof, and any and all rights which any party may have with respect to the other parties; that Shareholder has had the opportunity to receive independent legal advice with respect to the matters set forth in this Agreement and with respect to the rights and asserted rights arising out of such matters. Shareholder expressly agrees that there are no expectations contrary to this Agreement and no usage of trade or regular practice in the industry shall be used to modify this Agreement. The parties agree that this Agreement shall not be construed for or against either party in any interpretation thereof.

          (h)    Headings.    The descriptive headings of the Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

          (i)    Execution and Counterparts.    Signatures sent by facsimile or electronically shall have the same force an effect as manual signed originals. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party hereto and delivered to each party hereto.

          (j)    Certain Events.    Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Shares owned by Shareholder and shall be binding upon any Person to which legal ownership of such Shares shall pass, whether by operation of law or otherwise, including, without limitation, Shareholder's heirs, executors, guardians, administrators, trustees or successors. Notwithstanding any Transfer of such Shares by Shareholder, Shareholder or, as applicable, Shareholder's heirs, executors, guardians, administrators, trustees or successors, shall remain liable for the performance of all obligations under this Agreement.

[Signature page follows]

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        IN WITNESS WHEREOF, the parties hereto have executed this Shareholder Agreement as of the date first above written.

HERITAGE COMMERCE CORP
By:	/s/ WALTER T. KACZMAREK Walter T. Kaczmarek Chief Executive Officer and President
UNITED AMERICAN BANK
By:	/s/ JOHN C. SCHRUP John C. Schrup President

SHAREHOLDER:
ATBANCORP
By:	/s/ NICHOLAS J. SCHRUP, III
	Name:	Nicholas J. Schrup, III
	Title:	President and Chief Executive Officer

Number of Shares:	721,276—UAB Common Stock 8,700—Series A Preferred Stock 435—Series B Preferred Stock 23,000—Series D Preferred Stock 9,000—Series E Preferred Stock
Address for Notices:	895 Main Street Dubuque, Iowa 52001
Fax Number:	(563) 589-0825

[Signature Page to ATBancorp—Shareholder Agreement]

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ANNEX E

FORM OF NON-SOLICITATION, NON-COMPETITION AND CONFIDENTIALITY AGREEMENT

        This NON-SOLICITATION, NON-COMPETITION AND CONFIDENTIALITY AGREEMENT (this "Agreement"), dated as of January 10, 2018, is made by and among Heritage Commerce Corp, a California corporation ("HCC"), Heritage Bank of Commerce, a California state-chartered bank and wholly-owned subsidiary of HCC ("HBC"), and ATBancorp, Inc., an Iowa corporation ("Shareholder"). The Agreement shall become effective at the Effective Time as defined in the Merger Agreement (described below).

Recitals

          A.    HCC, HBC and United American Bank, a California banking corporation ("UAB"), are entering into an Agreement and Plan of Merger and Reorganization (and as it may be amended, the "Merger Agreement"), dated the date of this Agreement, pursuant to which UAB shall merge with and into HBC (the "Merger") on the terms and conditions set forth therein. Unless otherwise indicated, capitalized terms used and not defined herein shall have the meanings set forth in the Merger Agreement.

          B.    Shareholder owns 721,276 shares of UAB Common Stock, 8,700 shares of Series A Preferred, 435 shares of Series B Preferred, 23,000 shares of Series D Preferred and 9,000 shares of Series E Preferred, which will be converted into the right to receive the consideration set forth in the Merger Agreement, and, as a result, Shareholder has a material economic interest in the consummation of the Merger.

          C.    Following the Merger, the business and operations of HCC, HBC and UAB could be irreparably injured if Shareholder were to undertake certain activities competitive with HCC, HBC or UAB.

          D.    In order to induce HCC and HBC to enter into the Merger Agreement and consummate the Merger, Shareholder has agreed to enter into and perform this Agreement.

        NOW, THEREFORE, in consideration of the transactions contemplated by the Merger Agreement and the benefits to be derived, directly or indirectly, by Shareholder under the Merger Agreement, and in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

        1.    Acknowledgments by Shareholder; Support.

          (a)   Shareholder acknowledges that by virtue of its relationship with UAB, it has considerable expertise in the business operations of UAB and has access to extensive confidential information with respect to UAB and has access to Trade Secrets (as defined below). Shareholder recognizes that HCC and HBC would be irreparably damaged, and HCC's and HBC's substantial investment as a result of the acquisition of UAB in the Merger would be materially impaired, if Shareholder were to (i) disclose or make unauthorized use of any Trade Secrets, (ii) take certain actions relative to employees of UAB, or (iii) solicit current or prospective clients, customers, suppliers, agents or certain other Persons. Accordingly, Shareholder expressly acknowledges that it is voluntarily entering into this Agreement and that the terms and conditions of this Agreement are fair and reasonable to Shareholder in all respects.

          (b)   Shareholder agrees during the Applicable Period (as defined below) to support and refrain from (i) disparaging the goodwill of HCC, HBC and UAB, (ii) harming the customer and client relationships of HCC, HBC and UAB, and (iii) disparaging the business or banking

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  reputation of HCC, HBC and UAB. For purposes of this Agreement, "Applicable Period" shall mean the period commencing on the Effective Time and ending two (2) years from and after the Effective Time.

        2.    Non Solicitation.

          (a)   In order that HCC and HBC may have and enjoy the full benefit of ownership of UAB and the business it conducts, including its goodwill, following the Effective Time of the Merger, Shareholder agrees that during the Applicable Period, (i) Shareholder will not take any affirmative action directly or indirectly to hire, attempt to hire, contact or solicit (other than general solicitations through newspapers or other media of general circulation not targeted at such employees) with respect to hiring, any Person who was an employee of UAB prior to the Effective Time of the Merger and who becomes an employee of HCC, HBC or any of their respective Subsidiaries in connection with the Merger, or induce or otherwise counsel, advise or knowingly encourage any such Person to leave the employ of HCC, HBC or any of their respective Subsidiaries, and (ii) Shareholder will not directly or indirectly (A) induce, persuade, encourage or influence or attempt to induce, persuade, encourage or influence any Person having a business relationship with HBC, HCC or any of its respective Subsidiaries, to discontinue, reduce or restrict such relationship or (B) solicit or target the deposits, loans or other products and services from or to Persons who were depositors, borrowers or customers of UAB on the date of this Agreement, and/or as of the Closing Date, whether by personal contact, by telephone, by facsimile, by mail or other form of solicitation or communication, or in any other way except for general solicitations that are directed to the general public and not directed specifically to Persons who were depositors, borrowers or customers of UAB on the date of this Agreement, or as of the Closing Date.

          (b)   Shareholder acknowledges and agrees that the business conducted by UAB is highly competitive, a significant portion of UAB's competitiveness and its value as a going enterprise is derived from its workforce and business relationships, and that the covenants made by Shareholder in this Section 2 are made in consideration of the Merger Consideration Shareholder will receive in exchange for Shareholder's UAB Common Stock, Series D Preferred Stock and Series E Preferred Stock, and as a necessary inducement for HCC and HBC to enter into the Merger Agreement and consummate the transactions contemplated thereby. It is the desire and intent of the parties to this Agreement that the provisions of this Section 2 shall be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought. It is expressly understood and agreed that, although Shareholder, HCC and HBC each consider the restrictions contained in this Section 2 to be reasonable, if a final determination is made by a court of competent jurisdiction or an arbitrator that any restriction contained in this Section 2 is unenforceable against any party, the provisions of this Section 2 shall be deemed amended to apply to the maximum extent as such court may judicially determine or indicate to be enforceable. Shareholder acknowledges that breach of this Section 2 would cause HCC and HBC irreparable harm and consents to the entry of an injunction without bond in the event Shareholder breaches or threatens to breach this Section 2.

        3.    Non-Competition.     Without the prior written consent of HCC, which may be withheld in HCC's sole and absolute discretion, during the Applicable Period, Shareholder shall not, directly or indirectly, own, manage, operate, control, engage in or have any interest in any Person, firm, corporation or business (whether as an employee, officer, director, agent, security holder, creditor, consultant or otherwise and other than in the form of a passive investment not to exceed 5% of the outstanding shares of any class of security or of the total outstanding equity of any company) that engages, in any manner, in the provision of Financial Services (as defined below) in the Counties of Alameda, Contra Costa, Marin, San Benito, San Francisco, San Mateo, and Santa Clara in the State of California. For purposes of this Agreement, "Financial Services" shall mean the origination, purchasing,

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selling and servicing of secured or unsecured commercial, real estate, residential, construction, SBA and consumer loans and the solicitation and provision of deposit and investment services and services related thereto; provided, however, that Financial Services shall not include fiduciary and trust services.

        4.    Trade Secrets; Trade Names and Styles.

          (a)   Without limiting the generality of Section 2 above, other than for the benefit of UAB, HCC, HBC or their respective Subsidiaries, Shareholder (i) shall make no use, directly or indirectly, of Trade Secrets, or any part thereof, and (ii) shall not disclose Trade Secrets, or any part thereof, to any other Person, and (iii) shall, upon the request of HCC or HBC, deliver all documents, reports, drawings, designs, plans, proposals and other tangible evidence of Trade Secrets now possessed or hereafter acquired by Shareholder to HCC and HBC. For purposes of this Agreement, "Trade Secrets" shall mean (a) all secrets and other confidential information, ideas, concepts, knowledge, know-how, techniques, secret processes, improvements, discoveries, methods, inventions, sales information, financial information, lists of customers and prospective customers, broker lists, potential brokers, rate sheets, market studies, marketing plans, business plans, concepts, strategies or products, as well as all documents, reports, drawings, designs, plans, and proposals otherwise pertaining to same, with respect to UAB, (b) any non-public personal information on any present or past customer or client of UAB, and (c) any other information, however documented, that is a trade secret within the meaning applicable trade secret protection Law. Notwithstanding the foregoing, "Trade Secrets" shall not include any (i) information which is or has become available from an independent third party who learned the information independently and is or was not bound by a confidentiality agreement with respect to such information, or (ii) information readily ascertainable from public, trade or other non-confidential sources (other than as a result, directly or indirectly, of disclosure or other dissemination in violation of an obligation or duty of confidentiality).

          (b)   Notwithstanding any provision of this Agreement to the contrary, Shareholder may disclose or reveal any information, whether including in whole or part any Trade Secrets, that:

              (i)  Shareholder is required to disclose or reveal under applicable Law; provided, however, that Shareholder makes a good faith request that the confidentiality of the Trade Secrets be preserved and, to the extent not prohibited by applicable Law and gives, HCC and HBC prompt advance notice of such requirement.

             (ii)  Shareholder is otherwise required to disclose or reveal by any Governmental Entity; provided, however, that Shareholder makes a good faith request that the confidentiality of the Trade Secrets be preserved and, to the extent not prohibited by applicable Law, gives HCC and HBC prompt advance notice of such requirement.

            (iii)  In the written opinion of Shareholder's legal counsel, Shareholder is compelled to disclose or else stand liable for contempt or suffer other censure or penalty imposed by any Governmental Entity; provided, however, that Shareholder makes a good faith request that the confidentiality of the Trade Secrets be preserved and, to the extent not prohibited by applicable Law, gives HCC and HBC prompt advance notice of such requirement.

          (c)   Shareholder acknowledges and agrees that any and all trade names and styles used by UAB, including, but not limited to, the terms "United American Bank" and all trademarks, visual designs and logos under which UAB did business (collectively, the "Marks"), are valuable trade names and service marks, the ownership of which will remain with UAB upon the Merger. The undersigned agrees that use by any entity, other than HCC or HBC or one of their respective Subsidiaries, of the Marks in the Counties of Alameda, Contra Costa, Marin, San Benito, San Francisco, San Mateo, and Santa Clara in the State of California would both cause public and customer confusion, and dilute the value of HCC's and HBC's investment. Therefore, Shareholder

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  unconditionally agrees that after the date hereof, it will not enter into any business arrangement or agreement, whether formal or informal, directly or indirectly, where the term "United American Bank" or any other Mark, is used.

        5.    Release.

          (a)   Shareholder acknowledges that it is aware of no existing claim or defense, personal or otherwise, or rights of set off whatsoever that Shareholder has against HCC, HBC and/or UAB, except as expressly provided herein. For and in consideration of the consummation of the Merger and the other transactions contemplated by the Merger Agreement, including the Bank Merger, Shareholder, for itself and on behalf of its predecessors, successors, assigns, officers, directors, employees, agents and servants, attorneys and accountants (the "Releasing Parties"), releases, acquits and forever discharges HCC, HBC and UAB and their respective predecessors, successors, assigns, officers, directors, employees, agents and servants, attorneys and accountants, and all persons, natural or corporate, in privity with them or any of them, from any and all known claims or causes of action of any kind whatsoever, at common law, statutory or otherwise, which the Releasing Parties, or any of them, has now existing or that may hereafter arise in respect of any and all agreements and obligations incurred on or prior to the date of this Agreement, or in respect of any event occurring or circumstances existing on or prior to the date of this Agreement; provided, however, that HCC, HBC and UAB shall not be released from any obligations to Shareholder under or arising out of this Agreement or the Merger Agreement (the "Excluded Claims").

          (b)   Shareholder further releases HCC, HBC and UAB from any unknown or unanticipated damages arising from the matters set forth in this Agreement (other than the Excluded Claims). Shareholder acknowledges that Shareholder is familiar with, and hereby waives, all rights recognized the provisions of Section 1542 of the California Civil Code, which provides as follows:

  A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

        Being so familiar and aware, Shareholder expressly waives the effects of California Civil Code §1542, as well as any analogous state or federal statute or regulation. Thus notwithstanding the provisions of California Civil Code §1542, and for the purpose of effecting a full and complete release, Shareholder expressly acknowledges that, except for claims arising out of this Agreement (and the Excluded Claims), this Agreement is intended to include in its effect, without limitation, any and all claims or causes of action that Shareholder does not know of or suspect to exist in Shareholder's favor as of the date of this Agreement and that this Agreement contemplates that all such claims and causes of action will be extinguished.

          (c)   Shareholder shall execute and deliver to HCC and HBC a release of Shareholder with the same provisions as set forth in this Section 5 from the date of this Agreement through the Effective Time if requested to do so by HCC or HBC at or after the Effective Time.

          (d)   It is expressly understood and agreed that the terms hereof are contractual and not merely recitals, and that the agreements herein contained and the consideration herein transferred is to compromise doubtful and disputed claims, and that no releases made or other consideration given hereby or in connection herewith shall be construed as an admission of liability, all liability being expressly denied by HCC, HBC and UAB. Shareholder hereby represents and warrants that the consideration hereby acknowledged for entering into this Agreement and the transactions contemplated hereby is greater than the value of all claims, demands, actions and causes of action herein relinquished, released, renounced, abandoned, acquitted, waived and/or discharged, and that

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  this Agreement is in full settlement, satisfaction and discharge of any and all such claims, demands, actions, and causes of action that Shareholder may have or be entitled to against HCC, HBC and UAB and their respective predecessors, assigns, legal representatives, officers, directors, employees, attorneys and agents except as set forth in this Section 5.

        6.    Confidentiality.     Shareholder agrees (a) to hold any and all information regarding this Agreement, the Merger and the Merger Agreement in strict confidence, and (b) not to divulge any information regarding this Agreement, the Merger or the Merger Agreement to any third person, until such time as the Merger has been publicly announced by HCC and UAB, at which time Shareholder may only divulge such information as has been publicly disclosed by HCC and UAB.

        7.    Independence of Obligations.     The covenants of Shareholder set forth in this Agreement shall be construed as independent of any other agreement or arrangement between Shareholder or its Subsidiaries, on the one hand, and HCC and HBC, or their respective Subsidiaries on the other; and the existence of any claim or cause of action by Shareholder against HCC, HBC, or their respective Subsidiaries shall not constitute a defense to the enforcement of such covenants against Shareholder.

        8.    Extension of Term of Restrictive Covenant.     If Shareholder violates any restrictive covenant contained in Sections 1 through 4, and if any action to specifically enforce or enjoin the violation of a restrictive covenant contained in Sections 1 through 4 is pending in a court of competent jurisdiction, then the term of such restrictive covenant will be extended by adding to it the number of days that Shareholder's violation continues and the number of days during which such court action is pending only if and when the court grants specific performance or injunctive relief to the party seeking such relief; provided, however, that the maximum aggregate number of days which may be added to the term of the restrictive covenant as a result of the foregoing is 365 days. If there are both a violation and a pending court action, then the number of days that each continues will be added to the term of such restrictive covenants, but days on which both continue will be counted only once.

        9.    Termination.     This Agreement shall terminate automatically without further action in the event that the Merger Agreement is terminated prior to the Effective Time in accordance with its terms. Unless sooner terminated under the immediately preceding sentence, the obligations of Shareholder under Section 4(a) of this Agreement shall survive the termination of this Agreement, and the obligations of Shareholder under Sections 1(b), 2, and 3 of this Agreement shall terminate at the end of the Applicable Period.

        10.    Specific Performance.     Shareholder acknowledges and agrees that irreparable injury will result to HCC and HBC in the event of a breach of any of the provisions of this Agreement and that HCC and HBC will have no adequate remedy at law with respect thereto. Accordingly, in the event of a material breach of this Agreement, and in addition to any other legal or equitable remedy HCC or HBC may have, HCC and HBC shall be entitled to the entry of a preliminary injunction and a permanent injunction (including, without limitation, specific performance) by a court of competent jurisdiction, to restrain the violation or breach thereof by Shareholder or any affiliates, agents or any other Persons acting for or with Shareholder in any capacity whatsoever, and Shareholder submits to the jurisdiction of such court in any such action. In addition, after discussing the matter with Shareholder, HCC and HBC shall have the right to inform any third party that HCC and HBC reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of HCC and HBC hereunder, and that participation by any such Persons with Shareholder in activities in violation of Shareholder's agreement with HCC and HBC set forth in this Agreement may give rise to claims by HCC and HBC against such third party.

        11.    Entire Agreement.     This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended,

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supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

        12.    Attorneys' Fees.     If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements, in addition to any other relief to which the prevailing party is entitled.

        13.    Severability.     If any provision of this Agreement shall be held by a court of competent jurisdiction to be unreasonable as to duration, activity or subject, it shall be deemed to extend only over the maximum duration, range of activities or subjects as to which such provision shall be valid and enforceable under applicable Law. If any provision of this Agreement shall, for any reason, be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

        14.    Notices.     All notices and other communications hereunder shall be in writing and shall be delivered by hand, by facsimile, or by overnight courier service (except for notices specifically required to be delivered orally). Such communications shall be deemed given to a party (a) at the time and on the date of delivery, if delivered by hand or by facsimile (with, in the case of delivery by facsimile, confirmation of date and time of transmission by the transmitting equipment, and such delivery by facsimile subsequently confirmed with a copy delivered as provided in clause (b) on the next business day); and (b) at the end of the first business day following the date on which sent by overnight service by a nationally recognized courier service (costs prepaid).

        Such communication in each case shall be delivered to the following addresses or facsimile numbers and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, or person as a party may designate by notice to the other parties):

If to HCC or HBC:
Heritage Commerce Corp 150 Almaden Boulevard San Jose, California 95133
Attn.:	Walter T. Kaczmarek Chief Executive Officer
Fax Number:	(408) 792-4004
With a copy to (which does not constitute notice):
Buchalter 1000 Wilshire Boulevard, Suite 1500 Los Angeles, California 90017-2457
Attn:	Mark A. Bonenfant, Esq.
Fax Number:	(213) 630-5664
If to Shareholder, at the address of Shareholder appearing on the signature page of this Agreement.

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        15.    Binding Effect; Assignment.     This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors, assigns, heirs, executors, administrators and other legal Shareholders. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Shareholder shall not be entitled to assign its obligations hereunder without the prior written consent of HCC and HBC, and any purported assignment without such consent shall be null and void. HCC and HBC may each assign its rights under this Agreement to any Person or its/their Affiliates.

        16.    Governing Law.     This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of California applicable to contracts made and entirely to be performed within such state, without regard to any applicable conflicts of law principles that would require the application of the laws of any other jurisdiction. The state or federal courts located within the state of California shall have exclusive jurisdiction over any and all disputes between the parties hereto, whether in law or equity, arising out of or relating to this Agreement and the agreements, instruments and documents contemplated hereby and the parties consent to and agree to submit to the jurisdiction of such courts. Each of the parties hereby waives and agrees not to assert in any such dispute, to the fullest extent permitted by applicable Law, any claim that (i) such party is not personally subject to the jurisdiction of such courts, (ii) such party and such party's property is immune from any legal process issued by such courts or (iii) any litigation or other proceeding commenced in such courts is brought in an inconvenient forum. The parties hereby agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 14, or in other manner as may be permitted by law, shall be valid and sufficient service thereof and hereby waive any objections to service accomplished in the manner herein provided.

        17.    Independent Review and Advice.     Shareholder represents and warrants that it has carefully read this Agreement; that Shareholder executes this Agreement with full knowledge of the contents of this Agreement, the legal consequences thereof, and any and all rights which any party may have with respect to the other parties; that Shareholder has had the opportunity to receive independent legal advice with respect to the matters set forth in this Agreement and with respect to the rights and asserted rights arising out of such matters. Shareholder expressly agrees that there are no expectations contrary to this Agreement and no usage of trade or regular practice in the industry shall be used to modify this Agreement. The parties agree that this Agreement shall not be construed for or against either party in any interpretation thereof.

        18.    Headings.     The descriptive headings of the Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

        19.    Execution and Counterparts.     Signatures sent by facsimile or electronically shall have the same force an effect as manual signed originals. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party hereto and delivered to each party hereto.

[Signature page follows]

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        IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

HERITAGE COMMERCE CORP
By:	/s/ WALTER T. KACZMAREK Walter T. Kaczmarek President and Chief Executive Officer

HERITAGE BANK OF COMMERCE
By:	/s/ WALTER T. KACZMAREK Walter T. Kaczmarek Chief Executive Officer

SHAREHOLDER
ATBANCORP
By:	/s/ NICHOLAS J. SCHRUP, III
	Name:	Nicholas J. Schrup, III
	Title:	President and Chief Executive Officer
	Address:	895 Main Street Dubuque, Iowa 52001

[Signature Page to ATBancorp Non-Solicitation, Non-Competition and Confidentiality Agreement]

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ANNEX F

Form of Merger Agreement

AGREEMENT OF MERGER

        THIS AGREEMENT OF MERGER, dated as of [    •    ], 2018 (this "Agreement"), is made and entered into by and between Heritage Bank of Commerce, a California banking corporation ("HBC"), and United American Bank, a California banking corporation ("UAB").

        WHEREAS, HBC is a wholly-owned subsidiary of Heritage Commerce Corp, a California Corporation ("HCC");

        WHEREAS, ATBancorp, an Iowa corporation ("ATB") owns a majority of the capital stock of UAB; and

        WHEREAS, the Boards of Directors of HBC and UAB have approved, and deem it advisable and in the best interests of HBC, UAB and their respective shareholders, that HBC and UAB consummate the business transaction provided for in this Agreement in which UAB would merge with and into HBC (the "Merger") as contemplated in that certain Agreement and Plan of Merger and Reorganization dated as of January 10, 2018 by and among HCC, HBC, UAB and ATB (the "Plan of Merger"), providing, among other things, for the execution and filing of this Agreement and the consummation of the Merger.

        NOW, THEREFORE, in consideration of the promises and mutual agreements contained in this Agreement, the parties to this Agreement hereby agree that UAB shall be merged with and into HBC in accordance with the provisions of the laws of the State of California upon the terms and subject to the conditions set forth as follows:

        Section 1.    The Merger.

          (a)    Effective Time.    The Merger shall become effective on the date and at the time that this Agreement of Merger, as certified by the California Secretary of State, is filed with the California Department of Business Oversight—Division of Financial Institutions, or as set forth in such filing as provided under Section 4887(b) of the California Commercial Code (the "Effective Time").

          (b)    Effect of the Merger.    At the Effective Time, UAB shall be merged with and into HBC and the separate corporate existence of UAB shall cease. HBC shall be the surviving corporation (the "Surviving Corporation") in the Merger. The Surviving Corporation shall thereupon succeed, without other transfer, to all rights and properties of, and shall be subject to all the debts and liabilities of, UAB and the separate existence of Surviving Corporation as a California corporation, with all its purposes, objects, rights, powers, privileges and franchises, shall continue unaffected and unimpaired by the Merger.

          (c)    Name of Surviving Corporation.    The name of the Surviving Corporation shall be "Heritage Bank of Commerce".

          (d)    Offices.    All branch offices of HBC and UAB which were in lawful operation immediately prior to the Effective Time shall continue to be the branch offices of the Surviving Corporation upon consummation of the Merger, subject to the opening or closing of any offices which may be authorized by HBC or UAB and applicable regulatory authorities after the date of this Agreement.

          (e)    Further Actions.    UAB shall execute and deliver any documents and instruments and take all action, as requested by the Surviving Corporation, necessary or desirable to evidence or carry out the Merger.

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        Section 2.    Corporate Governance Matters.

          (a)    Articles of Incorporation and Bylaws.    From and after the Effective Time and until thereafter amended as provided by law, the Articles of Incorporation and Bylaws of HBC as in effect immediately prior to the Effective Time shall be and continue to be the Articles of Incorporation and Bylaws of the Surviving Corporation.

          (b)    Board of Directors and officers.    The directors and officers of HBC at the Effective Time will be the directors and officers of the Surviving Corporation until they are removed or their successors are elected and qualified.

        Section 3.    Effect of the Merger on Capital Stock.     At the Effective Time, as a result of the Merger and without any action on the part of HCC, HBC or UAB or the holder of any capital stock of HCC, HBC or UAB:

          (a)    Cancellation of Certain UAB Common Stock.    Each share of UAB common stock, no par value ("UAB Common Stock") that is owned by HCC or UAB (as treasury stock or otherwise) or any of their respective direct or indirect wholly-owned subsidiaries will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

          (b)    HBC Capital Stock.    Each share of HBC common stock, no par value, issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

          (c)    Conversion of UAB Common Stock and Preferred Stock.

              (i)  Each share of UAB Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled and retired in accordance with Section 3(a), and shares that are "dissenting shares" within the meaning of Chapter 13 of the California General Corporation Law ("GCL")) shall, by virtue of the Merger, be converted into the right to receive the number of shares of HCC common stock, no par value, ("HCC Common Stock") equal to 2.1644 (the "Per Share Exchange Ratio") shares of HCC Common Stock, together with any cash in lieu of fractional shares.

             (ii)  Each share of Series D Non-Cumulative Perpetual Voting Preferred Stock, no par value ("Series D Preferred"), issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger, be converted into the right to receive the number of shares of HCC Common Stock equal to the product of (A) the Per Share Exchange Ratio multiplied by (B) the number of Series D Common Equivalent Shares (as defined below) underlying each such share of Series D Preferred, together with cash in lieu of fractional shares.

            (iii)  Each share of Series E Non-Cumulative Perpetual Voting Preferred Stock, no par value, ("Series E Preferred") issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger, be converted into the right to receive the number of shares of HCC Common Stock equal to the product of (A) the Per Share Exchange Ratio multiplied by (B) the number of Series E Common Equivalent Shares (as defined below) underlying each such share of Series E Preferred, together with cash in lieu of fractional shares.

            (iv)  Each share of Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A, no par value, ("Series A Preferred"), issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger, be converted into the right to receive $1,000 in cash per share.

             (v)  Each share of Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series B, no par value, ("Series B Preferred"), issued and outstanding immediately prior to the Effective

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    Time shall, by virtue of the Merger, be converted into the right to receive $1,000 in cash per share.

        For purposes of this Agreement:

        "Series D Common Equivalent Shares" means the shares of UAB Common Stock that a holder of Series D Preferred would be entitled to receive as if the holder thereof converted the Series D Preferred into UAB Common Stock.

        "Series E Common Equivalent Shares" means the shares of UAB Common Stock that a holder of Series E Preferred would be entitled to receive as if the holder thereof converted the Series E Preferred into UAB Common Stock.

        Section 4.    Conditions Precedent.     The obligations of the parties under this Agreement of Merger shall be subject to the satisfaction or waiver at or prior to the closing of the Merger of all of the conditions to the Merger set forth herein and in the Plan of Merger.

        Section 5.    Procurement of Approvals.     HBC and UAB shall use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement of Merger, subject to and in accordance with the applicable provisions of the Plan of Agreement, including without limitation the preparation and submission of such applications or other filings for approval of the Merger to the governmental authorities as may be required by applicable laws and regulations.

        Section 6.    Termination and Amendment.

          (a)    Termination.    Notwithstanding the approval of this Agreement by the shareholders of UAB or HBC, this Agreement shall terminate prior to the Effective Time in the event that the Plan of Merger shall be terminated as therein provided.

          (b)    Amendment.    This Agreement may be amended by HBC and UAB at any time prior to the Effective Time without the approval of the shareholders of HBC or UAB with respect to any of its terms except any change in its principal terms, the terms relating to the form or amount of consideration to be delivered to UAB shareholders in the Merger or as may otherwise be required by the Plan of Merger or by law. This Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties hereto.

          (c)    Counterparts.    This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, and all of which shall be deemed but one and the same instrument.

[Continued and to be signed on following page]

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        IN WITNESS WHEREOF, the parties have duly executed this Merger Agreement as of the date first written above.

HERITAGE BANK OF COMMERCE
By:	/s/ WALTER T. KACZMAREK Walter T. Kaczmarek Chief Executive Officer
By:	/s/ DEBBIE REUTER Debbie Reuter Corporate Secretary
UNITED AMERICAN BANK
By:	/s/ JOHN C. SCHRUP John C. Schrup President
By:	/s/ JOHN W. MARSHALL John W. Marshall Corporate Secretary

[Signature Page to Merger Agreement]

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DISCLOSURE SCHEDULES

Closing Schedule

Section 7.02(1)
Forms of Ancillary Agreements

1

Appendix B

January 10, 2018

Board of Directors
United American Bank
101 South Ellsworth Avenue, Suite 110
San Mateo, CA 94401

Ladies and Gentlemen:

        United American Bank ("UAB"), ATBancorp ("ATB"), Heritage Commerce Corp ("HCC") and Heritage Bank of Commerce, a wholly-owned subsidiary of HCC ("HBC"), are proposing to enter into an Agreement and Plan of Merger and Reorganization (the "Agreement") pursuant to which UAB will merge with and into HBC with HBC being the surviving entity (the "Merger"). Pursuant to the terms and conditions of the Agreement, at the Effective Time, each share of common stock, no par value, of UAB ("UAB Common Stock") issued and outstanding immediately prior to the Effective Time, except for certain shares of UAB Common Stock as specified in the Agreement, will be converted into the right to receive 2.1644 shares (the "Exchange Ratio") of common stock, no par value, of HCC ("HCC Common Stock"). Capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of UAB Common Stock.

        Sandler O'Neill & Partners, L.P. ("Sandler O'Neill", "we" or "our"), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) a draft of the Agreement, dated January 10, 2018; (ii) certain publicly available financial statements and other historical financial information of UAB that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of HCC that we deemed relevant; (iv) certain internal financial projections for UAB for the years ending December 31, 2017 through December 31, 2021, as provided by the senior management of UAB; (v) publicly available consensus mean analyst earnings per share estimates for HCC for the years ending December 31, 2018 and December 31, 2019, as adjusted by the senior management of HCC for certain tax rate changes, as well as a long-term earnings per share growth rate for the years thereafter and dividend payout ratio, as provided by the senior management of HCC; (vi) the pro forma financial impact of the Merger on HCC based on certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as well as certain assumptions relating to the retirement of the preferred stock issued by UAB pursuant to the Troubled Asset Relief Program Capital Purchase Program and HCC's currently pending acquisition of Tri-Valley Bank, as provided by the senior management of HCC, as well as internal financial projections for UAB for the years ending December 31, 2018 through December 31, 2021, as provided by the senior management of UAB and adjusted by the senior management of HCC; (vii) the publicly reported historical price and trading activity for HCC Common Stock, including a comparison of certain stock market information for HCC Common Stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded;

(viii) a comparison of certain financial information for UAB and HCC with similar financial institutions for which information is publicly available; (ix) the financial terms of certain recent business combinations in the banking industry (on a nationwide and regional basis), to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the management of UAB and its representatives the business, financial condition, results of operations and prospects of UAB and held similar discussions with certain members of the management of HCC and its representatives regarding the business, financial condition, results of operations and prospects of HCC.

        In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by us from public sources, that was provided to us by UAB or HCC or their respective representatives, or that was otherwise reviewed by us, and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have relied on the assurances of the respective managements of UAB and HCC that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of UAB or HCC or any of their respective subsidiaries, nor have we been furnished with any such evaluations or appraisals. We render no opinion or evaluation on the collectability of any assets or the future performance of any loans of UAB or HCC. We did not make an independent evaluation of the adequacy of the allowance for loan losses of UAB or HCC, or of the combined entity after the Merger, and we have not reviewed any individual credit files relating to UAB or HCC. We have assumed, with your consent, that the respective allowances for loan losses for both UAB and HCC are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

        In preparing its analyses, Sandler O'Neill used certain internal financial projections for UAB for the years ending December 31, 2017 through December 31, 2021, as provided by the senior management of UAB. In addition, Sandler O'Neill used publicly available consensus mean analyst earnings per share estimates for HCC for the years ending December 31, 2018 and December 31, 2019, as adjusted by the senior management of HCC for certain tax rate changes, as well as a long-term earnings per share growth rate for the years thereafter and dividend payout ratio, as provided by the senior management of HCC. Sandler O'Neill also received and used in its pro forma analyses certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as well as certain assumptions relating to the retirement of the preferred stock issued by UAB pursuant to the Troubled Asset Relief Program Capital Purchase Program and HCC's currently pending acquisition of Tri-Valley Bank, as provided by the senior management of HCC, as well as internal financial projections for UAB for the years ending December 31, 2018 through December 31, 2021, as provided by the senior management of UAB and adjusted by the senior management of HCC. With respect to the foregoing information, the respective managements of UAB and HCC confirmed to us that such information reflected (or, in the case of the publicly available consensus mean analyst estimates referred to above, were consistent with) the best currently available projections, estimates and judgments of those respective managements as to the future financial performance of UAB and HCC, respectively, and the other matters covered thereby, and we assumed that the future financial performance reflected in such information would be achieved. We express no opinion as to such information, or the assumptions on which such information is based. We have also assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of UAB or HCC since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that UAB and HCC will remain as going concerns for all periods relevant to our analysis.

        We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on UAB, HCC or the Merger or any related transaction, (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements, and (iv) the Merger will qualify as a tax-free reorganization for federal income tax purposes. Finally, with your consent, we have relied upon the advice that UAB has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement. We express no opinion as to any such matters.

        Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading value of HCC Common Stock at any time or what the value of HCC Common Stock will be once it is actually received by the holders of UAB Common Stock.

        We have acted as UAB's financial advisor in connection with the Merger and will receive a fee for our services. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the transaction fee which will become payable to Sandler O'Neill on the day of closing of the Merger. UAB has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. We have not provided any other investment banking services to UAB in the two years preceding the date of this opinion. In the two years preceding the date hereof we have provided certain investment banking services to, and received fees from, HCC. Most recently, Sandler O'Neill acted as lead book-running manager in connection with HCC's offer and sale of subordinated debt, which transaction occurred in May 2017. In addition, in the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to HCC and its affiliates. We may also actively trade the equity and debt securities of HCC and its affiliates for our own account and for the accounts of our customers.

        Our opinion is directed to the Board of Directors of UAB in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of UAB as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Agreement and the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Exchange Ratio to the holders of UAB Common Stock and does not address the underlying business decision of UAB to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for UAB or the effect of any other transaction in which UAB might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any officer, director or employee of UAB or HCC, or any class of such persons, if any, relative to the compensation to be received in the Merger by any other shareholder. This opinion has been approved by Sandler O'Neill's fairness opinion committee. This opinion shall not be reproduced without Sandler O'Neill's prior written consent; provided, however, Sandler O'Neill will provide its consent for the opinion to be included in regulatory filings to be completed in connection with the Merger.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to holders of UAB Common Stock from a financial point of view.

Very truly yours,

Appendix C

Excerpt from Chapter 13 of the California Corporations Code

CALIFORNIA CORPORATIONS CODE
TITLE 1. CORPORATIONS
DIVISION 1. GENERAL CORPORATION LAW
CHAPTER 13. Dissenters' Rights

1300.
(a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day of, and immediately prior to, the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed reorganization or short-form merger, as adjusted for any stock split, reverse stock split, or share dividend that becomes effective thereafter.

            (b)       As used in this chapter, "dissenting shares" means shares to which all of the following apply:

              (1)       That were not, immediately prior to the reorganization or short-form merger, listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any shares where the holder of those shares is required, by the terms of the reorganization or short-form merger, to accept for the shares anything except: (A) shares of any other corporation, which shares, at the time the reorganization or short-form merger is effective, are listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100; (B) cash in lieu of fractional shares described in the foregoing subparagraph (A); or (C) any combination of the shares and cash in lieu of fractional shares described in the foregoing subparagraphs (A) and (B).

              (2)       That were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in paragraph (1), were voted against the reorganization, or were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

              (3)       That the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

              (4)       That the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

            (c)       As used in this chapter, "dissenting shareholder" means the record holder of dissenting shares and includes a transferee of record.

1301.
(a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, that corporation shall mail to each of those shareholders a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of that approval, accompanied by a copy of Sections 1300, 1302, 1303, and 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under those sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section1300, unless they lose their status as dissenting shares under Section 1309.

            (b)       Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase shares shall make written demand upon the corporation for the purchase of those shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in subdivision (b) of Section 1300, not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case, within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (h)of Section 1110 was mailed to the shareholder.

            (c)       The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what the shareholder claims to be the fair market value of those shares as determined pursuant to subdivision (a) of Section 1300. The statement of fair market value constitutes an offer by the shareholder to sell the shares at that price.

1302.
Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

1303.
(a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

            (b)       Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

1304.
(a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

            (b)       Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

            (c)       On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

1305.
(a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

            (b)       If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

            (c)       Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

            (d)       Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

            (e)       The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

1306.
To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

1307.
Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

1308.
Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

1309.
Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

            (a)       The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

            (b)       The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

            (c)       The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder.

            (d)       The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

1310.
If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

1311.
This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

1312.
(a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

            (b)       If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

            (c)       If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

1313.
A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

        The following summary is qualified in its entirety by reference to the complete text of Heritage Commerce Corp articles of incorporation, as amended, and its bylaws, as amended.

        Heritage Commerce Corp is subject to the California General Corporation Law (the "CGCL"), which provides a detailed statutory framework covering indemnification of any officer or other agent of a corporation who is made or threatened to be made a party to any legal proceeding by reason of his or her services on behalf of such corporation.

        With respect to indemnification, the CGCL provides that to the extent any officer, director or other agent of a corporation is successful "on the merits" in defense of any legal proceeding to which such person is a party or is threatened to be made a party by reason of his or her service on behalf of such corporation or in defense of any claim, issue, or matter therein, such agent shall be indemnified against expenses actually and reasonably incurred by the agent in connection therewith, but does not require indemnification in any other circumstance. The CGCL also provides that a corporation may indemnify any agent of the corporation, including officers and directors, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in a third party proceeding against such person by reason of his or her services on behalf of the corporation, provided the person acted in good faith and in a manner he or she reasonably believed to be in the best interests of such corporation. The CGCL further provides that in derivative suits a corporation may indemnify such a person against expenses incurred in such a proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and its shareholders. Indemnification is not available in derivative actions (i) for amounts paid or expenses incurred in connection with a matter that is settled or otherwise disposed of without court approval or (ii) with respect to matters for which the agent shall have been adjudged to be liable to the corporation unless the court shall determine that such person is entitled to indemnification.

        The CGCL permits the advancing of expenses incurred in defending any proceeding against a corporate agent by reason of his or her service on behalf of the corporation upon the giving of a promise to repay any such sums in the event it is later determined that such person is not entitled to be indemnified. Finally, the CGCL provides that the indemnification provided by the statute is not exclusive of other rights to which those seeking indemnification may be entitled, by bylaw, agreement or otherwise, to the extent additional rights are authorized in a corporation's articles of incorporation. The law further permits a corporation to procure insurance on behalf of its directors, officers and agents against any liability incurred by any such individual, even if a corporation would not otherwise have the power under applicable law to indemnify the director, officer or agent for such expenses.

        The bylaws of Heritage Commerce Corp provide that it shall, to the maximum extent permitted by the CGCL, have power to indemnify each of its agents against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact any such person is or was an agent of the corporation, and shall have power to advance to each such agent expenses incurred in defending any such proceeding to the maximum extent permitted by that law.

  Directors' and Officers' Liability Insurance

        Heritage Commerce Corp presently maintains a policy of directors' and officers' liability insurance that provides coverage sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933.

  Indemnification Agreements

        Heritage Commerce Corp has entered into indemnification agreements with each of its directors and certain of its senior executive officers, including Heritage's named executive officers (each, an "Indemnitee") to provide them with, among other things, indemnification against liabilities relating to their services as directors and officers of Heritage and the advancement of expenses under certain circumstances. The indemnification agreements also require Heritage to use its reasonable best efforts to purchase and maintain one or more policies of directors' and officers' liability insurance to cover liabilities asserted against, or incurred by, the Indemnitees.

Item 21.    Exhibits and Financial Statements Schedules

(a)
The following is a list of exhibits to this registration statement:

Exhibit No.	Description
2.1	Agreement and Plan of Merger and Reorganization, dated January 10, 2018, by and among Heritage Commerce Corp, Heritage Bank of Commerce, ATBancorp and United American Bank (included as Appendix A to the proxy statement/prospectus contained in Part I of this Registration Statement).
3.1	Heritage Commerce Corp Restated Articles of Incorporation (incorporated by reference to the Registrant's Annual Report on Form 10-K filed on March 16, 2009).
3.2
Certificate of Amendment of Articles of Incorporation of Heritage Commerce Corp as filed with the California Secretary of State on June 1, 2010 (incorporated by reference to the Registrant's Registration Statement on Form S-1 filed July 23, 2010).
3.3	Heritage Commerce Corp Bylaws, as amended (incorporated by reference to the Registrant's Current Report on Form 8-K filed on June 28, 2013).
5.1	Opinion of Buchalter, A Professional Corporation, as to the validity of the securities being registered.
8.1	Opinion of Sheppard, Mullin, Richter & Hampton LLP regarding certain tax matters.
8.2	Opinion of Buchalter, A Professional Corporation, regarding certain tax matters.
23.1	Consent of Crowe Horwath LLP (Heritage Commerce Corp).
23.2	Consent of Buchalter, A Professional Corporation (included in Exhibit 5.1 and Exhibit 8.2 hereto).
23.3	Consent of Sheppard, Mullin, Richter & Hampton LLP (included in Exhibit 8.1 hereto).
24.1	Power of Attorney (included on the signature page to the Registration Statement).
99.1	Consent of Sandler O'Neill & Partners, L.P.
99.2	Form of Proxy Card to be used by United American Bank.

Item 22.    Undertakings

        The undersigned registrant hereby undertakes:

          (a)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (1)   To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

            (2)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (3)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (b)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)   To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

          (d)   For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (e)   That prior to any public reoffering of the securities registered hereunder through use of a prospectus that is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (f)    That every prospectus (1) that is filed pursuant to paragraph (e) immediately preceding, or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (g)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

          (h)   To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (i)    To supply by means of a post-effective amendment all information concerning a transaction, and Heritage being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Exhibit Index

Exhibit No.	Description
2.1	Agreement and Plan of Merger and Reorganization, dated January 10, 2018, by and among Heritage Commerce Corp, Heritage Bank of Commerce, ATBancorp and United American Bank (included as Appendix A to the proxy statement/prospectus contained in Part I of this Registration Statement).
3.1	Heritage Commerce Corp Restated Articles of Incorporation (incorporated by reference to the Registrant's Annual Report on Form 10-K filed on March 16, 2009).
3.2
Certificate of Amendment of Articles of Incorporation of Heritage Commerce Corp as filed with the California Secretary of State on June 1, 2010 (incorporated by reference to the Registrant's Registration Statement on Form S-1 filed July 23, 2010).
3.3	Heritage Commerce Corp Bylaws, as amended (incorporated by reference to the Registrant's Current Report on Form 8-K filed on June 28, 2013).
5.1	Opinion of Buchalter, A Professional Corporation, as to the validity of the securities being registered.
8.1	Opinion of Sheppard, Mullin, Richter & Hampton LLP regarding certain tax matters.
8.2	Opinion of Buchalter, A Professional Corporation, regarding certain tax matters.
23.1	Consent of Crowe Horwath LLP (Heritage Commerce Corp).
23.2	Consent of Buchalter, A Professional Corporation (included in Exhibit 5.1 and Exhibit 8.2 hereto).
23.3	Consent of Sheppard, Mullin, Richter & Hampton LLP (included in Exhibit 8.1 hereto).
24.1	Power of Attorney (included on the signature page to the Registration Statement).
99.1	Consent of Sandler O'Neill & Partners, L.P.
99.2	Form of Proxy Card to be used by United American Bank.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on February 26, 2018.

HERITAGE COMMERCE CORP
By:	/s/ WALTER T. KACZMAREK Walter T. Kaczmarek President and Chief Executive Officer

POWER OF ATTORNEY

        Each person whose signature appears below has made, constituted and appointed, and does hereby make, constitute and appoint, Walter T. Kaczmarek and Lawrence D. McGovern, or any of them, as his or her true and lawful attorney-in-fact, for him or her and in his or her name, place and stead to affix his or her signature as director or officer or both, as the case may be, of the registrant, to any and all amendments and post-amendments to this registration statement, and generally to do all things in their names and in their capacities as officers and directors of the registrant to enable the registrant to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ JULIANNE BIAGINI Julianne Biagini	Director	February 26, 2018
/s/ FRANK G. BISCEGLIA Frank G. Bisceglia	Director	February 26, 2018
/s/ JACK W. CONNER Jack W. Conner	Director and Chairman of the Board	February 26, 2018
/s/ J. PHILLIP DINAPOLI J. Phillip Dinapoli	Director	February 26, 2018
Steven L. Hallgrimson	Director
/s/ WALTER T. KACZMAREK Walter T. Kaczmarek	Director and Chief Executive Officer and President (Principal Executive Officer)	February 26, 2018

/s/ LAWRENCE D. MCGOVERN Lawrence D. McGovern	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	February 26, 2018
Robert T. Moles	Director
/s/ LAURA RODEN Laura Roden	Director	February 26, 2018
/s/ RANSON W. WEBSTER Ranson W. Webster	Director	February 26, 2018